As filed with the Securities and Exchange Commission on August 23, 2012

Registration No. 333-181051

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Sears Hometown and Outlet Stores, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5311	80-0808358
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

3333 Beverly Road

Hoffman Estates, Illinois 60179

(847) 286-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert A. Riecker

Interim Financial Officer

Sears Hometown and Outlet Stores, Inc.

3333 Beverly Road

Hoffman Estates, Illinois 60179

(847) 286-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Dane A. Drobny Senior Vice President, General Counsel and Corporate Secretary Sears Holdings Corporation 3333 Beverly Road Hoffman Estates, Illinois 60179 (847) 286-2500	Steven J. Slutzky Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

SUBJECT TO COMPLETION, DATED AUGUST 23, 2012

Sears Hometown and Outlet Stores, Inc.

Up To      Shares of Common Stock Issuable Upon the Exercise of Subscription Rights At $     Per Share

Subscription Rights to Purchase Shares of Common Stock

This prospectus is being furnished to you as a holder of common stock of Sears Holdings Corporation, or “Sears Holdings,” in connection with the planned distribution by Sears Holdings to each holder of its common stock as of the close of business on     , 2012, or the “record date,” at no charge, transferable subscription rights, or the “subscription rights,” to purchase up to an aggregate of      shares of common stock, par value $0.01 per share, of Sears Hometown and Outlet Stores, Inc., or “SHO,” at a price of $     per whole share, or the “rights offering.” Sears Holdings will distribute to each holder of its common stock as of the record date one subscription right for each full common share owned by that stockholder as of the record date, except that holders of Sears Holdings’ restricted stock that is unvested as of the record date will receive cash awards in lieu of subscription rights. Each subscription right will entitle its holder to purchase from Sears Holdings      of a share of SHO common stock. Additionally, holders of subscription rights who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights by them prior to such exercise, may also make a request to purchase additional shares of SHO common stock, through exercise of the over-subscription privilege, although we cannot assure you that any over-subscriptions will be filled.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on     , 2012. Immediately prior to the closing of the rights offering, Sears Holdings will hold all of SHO’s common stock. As a result of the rights offering, Sears Holdings will dispose of up to all of its shares of SHO common stock and SHO will become a publicly traded company independent from Sears Holdings, or the “separation.” In connection with the separation, we have entered into various agreements with Sears Holdings which, among other things, (1) govern the principal transactions relating to this offering and aspects of our relationship with Sears Holdings following the separation, (2) establish terms under which subsidiaries of Sears Holdings will provide us with services following the separation and (3) establish terms pursuant to which subsidiaries of Sears Holdings will obtain merchandise for us, collectively, the “separation transactions.”

To the extent you properly exercise your over-subscription privilege for an amount of shares of common stock that exceeds the number of the unsubscribed shares allocated to you, the subscription agent will return to you any excess subscription payments, without interest or penalty, as soon as practicable following the expiration of the rights offering. We are not requiring a minimum individual or overall subscription to complete the rights offering. We have engaged Computershare Inc. to serve as the subscription agent and Georgeson Inc. as information agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on     , 2012, the      business day following the date hereof, but Sears Holdings may extend the rights offering for additional periods ending no later than     , 2012. The rights offering is subject to the satisfaction or waiver of certain conditions. In addition, Sears Holdings has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. If Sears Holdings cancels the rights offering, the subscription agent will return all subscription payments received, without interest or penalty, as soon as practicable. See “The Rights Offering—Conditions, Withdrawal and Cancellation.”

ESL Investments, Inc. and its affiliates, including Edward S. Lampert, or, collectively, “ESL,” beneficially owns approximately 62% of the outstanding common stock of Sears Holdings as of the date hereof. Mr. Lampert, on behalf of himself and investment funds affiliated with ESL for which he has the power to direct new investments, has advised Sears Holdings that he and the investment funds affiliated with ESL for which he has the power to direct new investments intend to exercise their subscription rights and their respective over-subscription privilege in full, such that they will purchase the maximum number of shares allocated to them under the over-subscription privilege, subject to the successful completion of the separation transactions, though they have not entered into any agreement to do so. As a result, we expect that ESL will hold more than 50% of our common stock, and that we expect to qualify and elect to be a “controlled company” under the NASDAQ Marketplace rules following the completion of the rights offering. This election would allow us to rely on exemptions from certain corporate governance requirements otherwise applicable to NASDAQ-listed companies.

You should carefully consider whether to exercise your subscription rights before the rights offering expires. All exercises of subscription rights are irrevocable. The purchase of shares of our common stock involves a high degree of risk.

You should read “Risk Factors” beginning on page 29, and all other information included in this prospectus, before you decide to exercise your subscription rights. Neither Sears Holdings’ nor SHO’s board of directors is making any recommendation regarding your exercise of the subscription rights.

The subscription rights are transferable during the course of the subscription period, until                     , 2012, the fourth business day prior to the expiration of the rights offering and we have applied to list the rights for trading on the NASDAQ Capital Market under the symbol “SHOSR,” however, we cannot assure you that a market for the subscription rights will develop. We have applied to list shares of our common stock for trading on the NASDAQ Capital Market under the symbol “SHOS.” No public market currently exists for our common stock or for the subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is     , 2012

You should rely only on information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with additional or different information. Neither this prospectus nor any free writing prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any of the securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable.

For investors outside the United States and Canada: Neither we nor Sears Holdings have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States and Canada. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States and Canada.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. For a more complete understanding of our business and the rights offering, you should read this summary together with the more detailed information and financial statements appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including the “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” sections. This prospectus contains important information that you should consider when making your investment decision. Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “SHO” and the “Company” refer to Sears Hometown and Outlet Stores, Inc. and our subsidiaries.

Our Company

We are a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. As of April 28, 2012, we and our dealers and franchisees operated 1,238 stores across all 50 states and Puerto Rico, Guam and Bermuda.

In addition to merchandise, we provide our customers with access to a full suite of services, including home delivery and handling and extended service contracts.

We operate through two segments—the Sears Hometown and Hardware segment and the Sears Outlet segment. Our Sears Hometown and Hardware segment’s stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods, consumer electronics and household goods, depending on the particular store. Our Sears Outlet stores are designed to provide our customers with in-store and online access to purchase new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked and scratched and dented products, collectively, “outlet-value products,” across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, televisions, sporting goods and tools, and at prices that are significantly lower than manufacturers’ suggested retail prices.

As of April 28, 2012, the Sears Hometown and Hardware segment consists of 1,116 stores as follows:

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944 Sears Hometown Stores—Primarily independently owned stores, predominantly located in smaller communities and offering appliances, consumer electronics, lawn and garden equipment, and hardware. Most of our Sears Hometown Stores carry proprietary Sears brand products, such as Kenmore, Craftsman, and DieHard, as well as a wide assortment of other national brands.

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96 Sears Hardware Stores—Neighborhood hardware stores that carry Craftsman brand tools and lawn and garden equipment, DieHard brand batteries and a wide assortment of other national brands and other home improvement products. 93 of these locations also offer a selection of Kenmore and other national brands of home appliances.

•	76 Sears Home Appliance Showrooms—Innovative stores that have a simple, primarily appliance, showroom design that are predominantly located in metropolitan areas.

As of April 28, 2012, the Sears Outlet segment consists of 122 Sears Outlet Stores. These locations offer new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked and scratched and dented products, including home appliances, lawn and garden equipment, apparel, mattresses, televisions, sporting goods and tools at prices that are significantly lower than manufacturers’ suggested retail prices.

Of the 1,238 stores (as of April 28, 2012), we closed five Sears Hometown Stores (net of new store openings), eight Sears Hardware Stores and one Sears Outlet Store since the first quarter of 2012 and intend to close one Sears Hardware Store in the second half of 2012.

Risk Factors

Our business is subject to various risks, such as those highlighted in the section entitled “Risk Factors” beginning on page 28 of this prospectus, including:

•	our continued reliance on Sears Holdings following the separation to provide us with most key products and services for our business;

•	our ability to offer merchandise and services desirable to our customers and compete effectively in the highly competitive home appliance and hardware industries;

•	the impact on our revenues of adverse worldwide and national economic conditions and, in particular, economic factors that negatively impact the home appliance and hardware industries; and

•	our ability to manage the costs and difficulties of operating as a standalone company following the separation from Sears Holdings.

The Separation

We are a recently formed legal entity organized on April 23, 2012 that will, immediately prior to our separation from Sears Holdings, be comprised of all of the assets and liabilities of Sears Holdings’ current Sears Hometown business, Sears Outlet business and hardware stores. Currently, and at all times prior to the separation, Sears Holdings will own 100% of our common stock.

In connection with the separation transactions we expect to enter into an asset-based senior secured revolving credit facility, or the “Senior ABL Facility,” which we expect will provide for aggregate maximum borrowings (subject to availability under a borrowing base) of $250 million. Prior to the separation, we expect to draw $100 million under the Senior ABL Facility to pay a cash dividend to Sears Holdings.

Our Relationship with Sears Holdings

Prior to the closing of the rights offering, we will operate as businesses within Sears Holdings. Following the closing of this offering (1) we will be a publicly traded company independent from Sears Holdings, and (2) Sears Holdings will not retain any ownership interest in us except to the extent that the subscription rights are not exercised in full and that shares not purchased through the exercise of basic subscription rights are not purchased pursuant to the over-subscription privilege. To the extent that Sears Holdings retains ownership of shares of SHO common stock after the completion of the rights offering, Sears Holdings may dispose of its remaining shares, including through sales into the public market or otherwise.

In connection with the separation we have entered into various agreements with Sears Holdings which, among other things, (1) govern the principal transactions relating to this offering and aspects of our relationship with Sears Holdings following the separation, (2) establish terms under which subsidiaries of Sears Holdings will provide us with services following the separation, and (3) establish terms pursuant to which subsidiaries of Sears Holdings will obtain merchandise for us, collectively, the “separation transactions.” Although these agreements have been executed prior to the distribution of the subscription rights, the effectiveness of the agreements is conditioned upon the consummation of the rights offering and the completion of the separation of the Company from Sears Holdings. The terms of these agreements were agreed to in the context of a parent-subsidiary relationship and in the overall context of our separation from Sears Holdings. Accordingly, the terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated parties. For more information regarding the agreements between us and Sears Holdings, see “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings.”

Principal Stockholder

Assuming that the rights offering is subscribed in full by all holders of subscription rights, we anticipate that immediately following the completion of the rights offering ESL, which beneficially owns approximately 62% of Sears Holdings common stock as of the date hereof, will beneficially own at least approximately 62% of our outstanding common stock. However, as further described in “The Rights Offering—Principal Stockholder,” under certain circumstances, ESL may only beneficially own approximately 58% of our common shares assuming the subscription rights are exercised in full by all other holders of rights. ESL may increase its percentage beneficial ownership of SHO through its exercise of the over-subscription privilege, through open market purchases of subscription rights or SHO common stock or otherwise. As a result of ESL holding more than 50% of our common stock, we expect to qualify as a “controlled company” under the NASDAQ Marketplace rules following the completion of the rights offering and, as a result, currently intend to rely on exemptions from certain corporate governance requirements otherwise applicable to NASDAQ-listed companies.

Trademarks and Service Marks

We expect to enter into license agreements with subsidiaries of Sears Holdings for the use of, and sale of merchandise bearing, trade names and trademarks owned by subsidiaries of Sears Holdings, including SEARS®, KENMORE®, CRAFTSMAN®, DIEHARD® and SHOPYOURWAY®.

Trade names, trademarks and service marks of other companies appearing in this prospectus, including those of Sears Holdings, are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply relationships with, or endorsements of us by, these other companies.

Corporate Information

We were incorporated in Delaware on April 23, 2012 and our corporate offices are located at 3333 Beverly Road, Hoffman Estates, Illinois 60179. Our telephone number is (847) 286-2500. Our website address is www.shos.com. None of the information contained on, or that may be accessed through, our websites or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

The Rights Offering

The following summary describes the principal terms of the rights offering, but it is not intended to be a complete description of the offering. See “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the distribution of rights and the offering of SHO common shares.

Securities Offered	Sears Holdings is distributing, at no charge, to holders of shares of Sears Holdings common stock as of the record date, transferable subscription rights to purchase up to an aggregate of shares of SHO, at a price of $ per whole share. Sears Holdings will distribute to each holder of its common stock as of the record date, one subscription right for each full common share owned by that stockholder as of the record date, except that holders of Sears Holdings’ restricted stock that is unvested as of the record date will receive cash awards in lieu of subscription rights. Each subscription right will entitle its holder to purchase from Sears Holdings of a share of SHO common stock. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below. The subscription rights will expire if they are not exercised by 5:00 p.m. New York City time, on , 2012. Sears Holdings expects the gross proceeds from the rights offering and the exercise of the subscription rights will be approximately $ , assuming that the subscription rights are exercised in full.

Basic Subscription Right	The basic subscription right gives holders of the subscription rights the right to purchase from Sears Holdings, in the aggregate, shares of SHO common stock at a subscription price of $ per whole share. Sears Holdings has distributed to each stockholder of record on the record date one subscription right for every share of Sears Holdings common stock such stockholder owned at that time. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share. ESL, which beneficially owns approximately 62% of the common stock of Sears Holdings as of the date hereof, has advised Sears Holdings that it intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions, though it has not entered into any agreement to do so.

Over-subscription Privilege

If you purchase all of the shares of SHO common stock available to you pursuant to your basic subscription right, after giving effect to any purchases or sales of subscription rights by you prior to such exercise, you may also choose to subscribe for a portion of any shares of SHO common stock that other holders of subscription rights do not purchase through the exercise of their basic subscription rights. ESL, which beneficially owns approximately 62% of the common stock of Sears Holdings as of the date hereof, is also eligible to exercise the over-subscription privilege and has indicated to Sears Holdings that it intends to exercise its over-subscription privilege in full such that it will purchase the maximum number of shares allocated to it under the over-subscription privilege, though it has not entered into any agreement to do so. To the extent that shares of our common stock are available pursuant to the over-subscription privilege, ESL is expected to increase its percentage beneficial ownership in our common stock to greater than approximately 62%.

Subscription Price	$ per whole share. To be effective, any payment related to the exercise of a subscription right must be by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below. Personal checks and wire transfers will not be accepted.

Sears Holdings engaged Duff & Phelps LLC, or “Duff & Phelps,” to act as a financial advisor in connection with the separation of the SHO businesses to provide, among other things, an opinion with respect to the fair market value of the equity of SHO. In determining the subscription price, the board of directors of Sears Holdings considered, among other things, (1) the opinion of Duff & Phelps, (2) the desirability of broad participation in the rights offering by Sears Holdings’ stockholders and of the development of a trading market for both the subscription rights and the SHO common stock and (3) Sears Holdings’ liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the dividend and the rights offering if the rights offering were fully subscribed. See “Determination of Subscription Price—Determination by Sears Holdings’ Board of Directors of the Exercise Price.”

Record Date	5:00 p.m., New York City time, on , 2012.

Expiration of the Rights Offering	5:00 p.m., New York City time, on , 2012, unless Sears Holdings extends the rights offering period. Rights not exercised by the expiration time will be void, of no value and will cease to be exercisable for SHO common shares.

Use of Proceeds	SHO will not receive any proceeds from the exercise of the rights or the sale of its common shares by Sears Holdings. Assuming the subscription rights are exercised in full, Sears Holdings expects to receive cash proceeds of approximately $346.5 million as a result of the sale of SHO’s common shares. All of the gross proceeds of the sale of SHO common shares upon exercise of the rights, net of any selling expenses incurred by it, will be payable to and received by Sears Holdings. See “Use of Proceeds.”

Share Ownership	As of the record date, Sears Holdings owned 100% of the common stock of SHO. As of the date hereof, ESL beneficially owns approximately 62% of the common stock of Sears Holdings.

Assuming the subscription rights are exercised in full, Sears Holdings will dispose of all of its shares of SHO common stock as a result of the rights offering and will cease to be a stockholder of SHO. To the extent that the subscription rights are not exercised in full and that shares not purchased through the exercise of basic subscription rights are not purchased pursuant to the over-subscription privilege, Sears Holdings will retain ownership of a portion of our common stock. To the extent that Sears Holdings retains ownership of shares of SHO common stock after the completion of the rights offering, Sears Holdings may dispose of its remaining shares, including through sales into the public market or otherwise.

ESL has advised Sears Holdings that it intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions, though it has not entered into any agreement to do so. In addition, ESL has indicated to Sears Holdings that it intends to exercise its over-subscription privilege in full, such that it will purchase the maximum number of shares allocated to it under the over-subscription privilege, though it has not entered into any agreement to do so. As a result, following the completion of the rights offering, we expect ESL will beneficially own at least approximately 62% of our common shares. However, as further described in “The Rights Offering—Principal Stockholder,” under certain circumstances, ESL may only beneficially own approximately 58% of our common shares assuming the subscription rights are exercised in full by all other holders of rights. ESL may increase its percentage beneficial ownership of SHO through its exercise of the over-subscription privilege, through open market purchases of its subscription rights or SHO common stock or otherwise.

Transferability of Rights	You may transfer your subscription rights during the course of the subscription period. We have applied to list the subscription rights on the NASDAQ Capital Market under the symbol “SHOSR” and we currently expect that they will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on , 2012, the fourth business day prior to the scheduled expiration date of the rights offering (or if the offer is extended, on the fourth business day immediately prior to the extended expiration date). Although you may transfer or sell your subscription rights if you do not want to exercise them to purchase shares of SHO common stock, the subscription rights are a new issue of securities with no prior public trading market and neither we nor Sears Holdings can provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights. See “The Rights Offering—Transferability of Subscription Rights.”

No Revocation	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of SHO common stock at a price of $ per whole share.

Rights Offering Conditions	Sears Holdings’ obligation to close the rights offering and to distribute the shares of SHO’s common stock subscribed for in the rights offering is conditioned upon the satisfaction or waiver of the following conditions:

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the Sears Holdings board of directors shall have authorized and approved the separation and related transactions and not withdrawn such authorization and approval, and shall have declared the dividend of the subscription rights to Sears Holdings stockholders;

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each of the agreements to be entered into between Sears Holdings and SHO governing the separation transactions shall have been executed by each party thereto and all actions required to be performed prior to the closing of the rights offering shall have been completed;

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the Securities and Exchange Commission, or the “SEC,” shall have declared effective our Registration Statement on Form S-1, of which this prospectus forms a part, under the Securities Act of 1933, as amended, or the “Securities Act,” and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC;

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our common stock and the subscription rights shall have been accepted for listing on the NASDAQ Capital Market or another national securities exchange or quotation system approved by Sears Holdings, subject to official notice of issuance;

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no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation shall be in effect, and no other event outside the control of Sears Holdings shall have occurred or failed to occur that prevents the consummation of the separation;

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the individuals listed as members of our post-separation board of directors in this prospectus shall have been duly elected, and such individuals shall be the members of our board of directors immediately after the separation;

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prior to the separation, Sears Holdings shall deliver or cause to be delivered to SHO resignations, effective as of immediately after the separation, of each individual who will be an officer or director of SHO after the separation and who is an officer or director of Sears Holdings immediately prior to the separation; and

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immediately prior to the separation, our Certificate of Incorporation and Bylaws, each in substantially the form filed as an exhibit to the Registration Statement of which this prospectus forms a part, shall be in effect.

The fulfillment of the foregoing conditions will not create any obligation on the part of Sears Holdings to close the rights offering. In addition, Sears Holdings reserves the right to withdraw and cancel the rights offering if, at any time, the board of directors of Sears Holdings determines, in its sole discretion, that the offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. See “The Rights Offering—Conditions, Withdrawal and Cancellation.”

Material U.S. Federal Income Tax Considerations	Although the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes is not entirely clear:

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A stockholder that receives a subscription right from Sears Holdings should expect to have taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings, and

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A stockholder that allows a subscription right to expire without exercising it should expect to have short-term capital loss upon the expiration of such right in an amount equal to such stockholder’s tax basis (if any) in such right.

Because a short-term capital loss generally cannot be used to offset taxable dividend income, you may owe tax as a result of the receipt of a subscription right from Sears Holdings even if you take no action.

In certain circumstances, withholding tax or backup withholding tax may apply to the distribution by Sears Holdings of the subscription rights. If withholding tax or backup withholding tax applies to the distribution of the subscription rights to a stockholder, the stockholder’s broker (or other applicable withholding agent) will be required to remit any such withholding tax or backup withholding tax in cash to the Internal Revenue Service. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking the stockholder to provide the funds, by using funds in the stockholder’s account with the broker or by selling (on the stockholder’s behalf) all or a portion of the subscription rights or by another means (if any) available.

For a detailed discussion of the material U.S. federal income tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights, see “Material United States Federal Income Tax Considerations.” Stockholders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. income, estate and other tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights in light of their particular circumstances.

Extension and Cancellation

The rights offering is subject to the satisfaction or waiver of certain conditions. In addition, Sears Holdings has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that among other things the rights offering is not in the best interest of

Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering.

If Sears Holdings cancels the rights offering, due to the lack of satisfaction of one or more conditions to the rights offering or otherwise, the subscription rights will be void, of no value and will cease to be exercisable for SHO common shares. If Sears Holdings cancels the rights offering, any money received from subscribing stockholders will be returned, without interest or penalty, as soon as practicable. If you purchase subscription rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market and neither Sears Holdings, SHO nor the subscription agent will be under any obligation to refund to you the purchase price you paid for the purchased subscription rights, however any subscription payments received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. Sears Holdings may also extend the rights offering for additional periods ending no later than     , 2012.

Procedures for Exercising Subscription Rights	To exercise your subscription rights, you must take the following steps:

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If you are a registered holder of Sears Holdings common stock and you wish to participate in the rights offering, you must deliver payment and a properly completed and duly executed rights certificate to the subscription agent to be received before 5:00 p.m., New York City time, on     , 2012. In certain cases, you may be required to provide additional documentation or signature guarantees. Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of Sears Holdings’ common stock as of the close of business on the record date, based on the stockholder registry maintained at the transfer agent for Sears Holdings’ common stock. You may deliver the documents and payments by hand delivery, first class mail or courier service. If you use first class mail for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

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If you are a beneficial owner of shares of Sears Holdings common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather have an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Although you will not receive a rights certificate, the Depository Trust Company, or “DTC,” will electronically issue one subscription right to your nominee record holder for every share of Sears Holdings common stock that you beneficially own as of the record date. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., New York City time, on     , 2012.

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If you purchased subscription rights during the subscription period through a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, your broker, dealer, custodian bank or other nominee must exercise the subscription rights on your behalf. If you wish to exercise your subscription rights and purchase our common stock through the rights offering, you should contact your nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering. See “The Rights Offering—Method of Exercising Subscription Rights.”

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If you purchased subscription rights during the subscription period directly from a registered holder of Sears Holdings common stock, you should contact the subscription agent as soon as possible regarding the exercise of your subscription rights. Please follow the instructions of the subscription agent in order to properly exercise your subscription rights. See “The Rights Offering—Method of Exercising Subscription Rights.”

Reason for Rights Offering Structure	Sears Holdings is separating SHO through the rights offering because it believes it will provide additional liquidity to Sears Holdings and enhance the ability of Sears Holdings to focus on its core business.

In addition, Sears Holdings believes that the rights offering will give its stockholders the ability to avoid dilution by retaining their ownership percentage in the two companies. However, stockholders may wish to sell their subscription rights to fund any tax incurred upon the receipt of the subscription rights, which would decrease the amount of shares of SHO common stock available to such stockholders. If the distribution of the subscription rights to a stockholder is subject to withholding tax, the stockholder’s broker (or other applicable withholding agent) may sell all or a portion of the subscription rights to fund the withholding tax, which would decrease the number of shares of SHO common stock available to such stockholder. See “Material United States Federal Income Tax Considerations.”

Shares Outstanding Before the Rights Offering	shares of our common stock were outstanding as of , 2012. Prior to the rights offering, 100% of our common stock was held by Sears Holdings.

Shares Outstanding After Completion of the Rights Offering	No new shares of our common stock will be issued or outstanding as a result of the rights offering. All of the shares of common stock purchased as a result of the exercise of subscription rights will be purchased from Sears Holdings.

Fees and Expenses

Sears Holdings is not charging any fee or sales commission to distribute subscription rights to you or for the delivery of shares of SHO common stock to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees such intermediary may charge you.

Trading Market and Symbol	We have applied to list the subscription rights on the NASDAQ Capital Market under the symbol “SHOSR.” We have applied to list shares of our common stock for trading on the NASDAQ Capital Market under the ticker symbol “SHOS.”

Relationship with Sears Holdings After the Rights Offering	In connection with the separation, we have entered into various agreements with Sears Holdings which, among other things, (1) govern the principal transactions relating to this offering and certain aspects of our relationship with Sears Holdings following the separation, (2) establish terms under which subsidiaries of Sears Holdings will provide us with certain services following the separation and (3) establish terms pursuant to which subsidiaries of Sears Holdings will obtain certain merchandise for us. Although these agreements have been executed prior to the distribution of the subscription rights, the effectiveness of the agreements is conditioned upon the consummation of the rights offering and the completion of the separation of the Company from Sears Holdings. The terms of these agreements were agreed to in the context of a parent-subsidiary relationship and in the overall context of our separation from Sears Holdings. The terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated parties. We describe these arrangements in greater detail under “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings” and describe some of the risks of these arrangements under “Risk Factors—Risks Relating to our Separation from, and Continued Dependence on, Sears Holdings.”

No Board Recommendation Regarding Exercise of Subscription Rights	Neither the Sears Holdings nor SHO board of directors is making any recommendation regarding whether exercise of the subscription rights or the over-subscription privilege is or is not in your best interests. Stockholders who exercise subscription rights will incur investment risk on new money invested. Neither Sears Holdings nor SHO can predict the price at which shares of SHO’s common stock will trade after the completion of the rights offering. The market price for SHO’s common stock may decrease to an amount below the subscription price, and if you purchase shares of common stock at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of SHO’s business and financial condition, its prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors—Risks Relating to our Common Stock” for a discussion of some of the risks involved in investing in our common stock.

ESL beneficially owns approximately 62% of Sears Holdings outstanding shares of common stock as of the date hereof. Edward S. Lampert is the Chairman of the Board of Sears Holdings and

Chairman and Chief Executive Officer of ESL. Sears Holdings is controlled by ESL and, after completion of the rights offering, SHO is expected to be controlled by ESL. You should not view the intentions of ESL or Mr. Lampert as a recommendation or other indication, by them or any member of the Sears Holdings or SHO board of directors, regarding whether the exercise of the subscription rights is or is not in your best interests.

Risk Factors	Before you exercise your subscription rights to purchase shares of SHO common stock, you should carefully consider the risks described in the section entitled “Risk Factors,” beginning on page 29 of this prospectus.

Transfer Agent and Registrar	After the separation, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

Subscription Agent	Computershare Inc.

Information Agent	Georgeson Inc. If you have questions about the rights offering or need additional copies of the rights offering documents, please contact Georgeson Inc., our information agent, by calling (866) 695-6074 (toll-free) or, if you are a bank, broker or other nominee, (212) 440-9800.

SUMMARY HISTORICAL FINANCIAL AND OTHER DATA

The following tables provide a summary of the historical financial and other operating data for the periods indicated, reflects the combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings and is referred to herein as “our” historical financial and other operating data. The combined statements of income data set forth below for the fiscal years ended January 30, 2010, January 29, 2011 and January 28, 2012 and the combined balance sheet data as of January 29, 2011 and January 28, 2012 are derived from our audited Combined Financial Statements included elsewhere in this prospectus. The combined balance sheet data as of January 30, 2010 are derived from unaudited Combined Financial Statements that are not included in this prospectus. The combined statements of income data set forth below for the 13 weeks ended April 30, 2011 and April 28, 2012 and the combined balance sheet data as of April 30, 2011 and April 28, 2012 are derived from unaudited Condensed Combined Financial Statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of our results to be expected in any future period.

You should read this information together with “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Combined Financial Statements and the related notes, which are included elsewhere in this prospectus.

	Fiscal Year				13 Weeks Ended
thousands, except store count	2009	2010	2011		April 30, 2011	April 28, 2012
Combined Statement of Income Data (1)
Net sales	$2,329,925	$2,347,387		$2,344,199	$584,632		$621,078
Net income	$60,115	$49,756		$33,056	$7,415		$20,593
Pro Forma data (unaudited)
Pro Forma earnings per share, basic and diluted (2)			$			$
Combined Balance Sheet Data
Total assets	$629,415	$641,441		$651,838	$668,603		$670,211
Long-term debt (3)	—	—		—	—		—
Long-term capital lease obligations	$6,209	$3,998		$1,937	$3,440		$1,460
Other Financial and Operating Data
Adjusted EBITDA (4)	$108,723	$93,864		$80,919	$15,072		$36,795
Number of stores	1,166	1,205		1,274	1,210		1,238

(1)	Our fiscal year end is the Saturday closest to January 31 each year. Our first fiscal quarter end is the Saturday closest to April 30 each year.
(2)	Pro forma earnings per share for the year ended January 28, 2012 and the 13 weeks ended April 28, 2012 are provided to show the pro forma effect of shares of our common stock that will be outstanding following the separation.
(3)	The unaudited pro forma condensed combined balance sheet data as of April 28, 2012 included elsewhere in this prospectus reflects the expected borrowing of $100 million pursuant to our expected $250 million revolving credit facility to fund a dividend to Sears Holdings.
(4)	Adjusted EBITDA—In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•

other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure for each of the periods indicated:

	Fiscal Year			13 Weeks Ended
thousands	2009	2010	2011	April 30, 2011	April 28, 2012
Net income	$60,115	$49,756	$33,056	$7,415	$20,593
Income tax expense	39,037	32,492	21,727	4,927	13,454
Other income	(9)	(207)	(422)	(63)	(226)
Interest expense	588	421	913	439	669

Operating income	99,731	82,462	55,274	12,718	34,490
Depreciation	8,992	11,402	9,774	2,354	2,305
Store closing charges and severance costs (1)	—	—	15,871	—	—

Adjusted EBITDA	$108,723	$93,864	$80,919	$15,072	$36,795

(1)	See Note 7 to our Combined Financial Statements included herein.

QUESTIONS AND ANSWERS ABOUT THE COMPANY AND THE RIGHTS OFFERING

Set forth below are examples of what we anticipate will be commonly asked questions about the rights offering and the transactions contemplated thereby. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, shares of our common stock and our business.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 29 of this prospectus, and all other information in this prospectus in its entirety before you decide whether to exercise your rights.

What is the rights offering?

Sears Holdings is distributing, at no charge, to holders of shares of Sears Holdings common stock as of the record date, transferable subscription rights to purchase shares of SHO common stock that it owns. Sears Holdings is distributing to each holder of its common stock as of the record date, one subscription right for each full common share owned by that stockholder as of the record date, except that holders of Sears Holdings’ restricted stock that is unvested as of the record date will receive cash awards in lieu of subscription rights. Each subscription right will entitle its holder to purchase from Sears Holdings              of a share of SHO common stock. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege, as described below. We have applied to list the shares of SHO common stock to be issued upon exercise of the subscription rights for trading on the NASDAQ Capital Market under the ticker symbol “SHOS.”

What is Sears Hometown and Outlet Stores, Inc., or “SHO”?

We are a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. We operate through two segments—the Sears Hometown and Hardware segment and the Sears Outlet segment. Our Sears Hometown and Hardware stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods, consumer electronics and household goods, depending on the particular store. Our Sears Outlet stores are designed to provide our customers with in-store and online access to purchase new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, televisions, sporting goods and tools, and at prices that are significantly lower than manufacturers’ suggested retail prices. As of April 28, 2012, we and our dealers and franchisees operated 1,238 stores across all 50 states as well as Puerto Rico, Guam and Bermuda. Our principal executive offices are located at 3333 Beverly Road, Hoffman Estates, Illinois 60179 and our telephone number is (847) 286-2500. Our website address is www.shos.com. None of the information contained on, or that may be accessed through, our websites or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

Prior to the closing of the rights offering we operated as businesses within Sears Holdings. Following the closing of the rights offering (1) we will be a publicly traded company independent from Sears Holdings and (2) Sears Holdings will not retain any ownership interest in us except to the extent that the subscription rights are not exercised in full and that shares not purchased through the exercise of basic subscription rights are not purchased pursuant to the over-subscription privilege. To the extent that Sears Holdings retains ownership of shares of SHO common stock after the completion of the rights offering, Sears Holdings may dispose of its remaining shares, including through sales into the public market or otherwise.

Assuming the rights offering is subscribed in full by all holders of subscription rights, we anticipate that immediately following the separation, ESL, which beneficially owns approximately 62% of Sears Holdings common stock as of the date hereof, will beneficially own at least approximately 62% of our outstanding common stock. However, as further described in “The Rights Offering—Principal Stockholder,” under certain circumstances, ESL may only beneficially own approximately 58% of our common shares assuming the subscription rights are exercised in full by all other holders of rights. ESL may increase its percentage beneficial ownership of SHO through its exercise of the over-subscription privilege, through open market purchases of subscription rights or SHO common stock or otherwise. As a result of ESL holding more than 50% of our common stock, we expect to qualify as a “controlled company” under the NASDAQ Marketplace rules following the completion of the rights offering and, as a result, currently intend to rely on exemptions from certain corporate governance requirements otherwise applicable to NASDAQ-listed companies.

In connection with the separation we have entered into various agreements with Sears Holdings which, among other things, (1) govern the principal transactions relating to this offering and certain aspects of our relationship with Sears Holdings following the separation, (2) establish terms under which subsidiaries of Sears Holdings will provide us with certain services following the separation, and (3) establish terms pursuant to which subsidiaries of Sears Holdings will obtain certain merchandise for us. Although these agreements have been executed prior to the distribution of the subscription rights, the effectiveness of the agreements is conditioned upon the consummation of the rights offering and the completion of the separation of the Company from Sears Holdings. The terms of these agreements were agreed to in the context of a parent-subsidiary relationship and in the overall context of our separation from Sears Holdings. Accordingly, the terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated parties. For more information regarding the agreements between us and Sears Holdings, see “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings.”

What is the basic subscription right?

Holders of the basic subscription rights will have the opportunity to purchase from Sears Holdings, in the aggregate,              shares of SHO common stock at a subscription price of $             per whole share. Sears Holdings has granted to you, as a stockholder of record on the record date, one subscription right for every share of Sears Holdings common stock you owned at that time. Fractional shares or cash in lieu of fractional shares will not be issued in the rights offering. Instead, fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

We determined the ratio of rights required to purchase one share of SHO common stock by dividing the number of shares of SHO common stock which are to be sold by Sears Holdings pursuant to the rights offering by the number of shares of Sears Holdings common stock outstanding on the record date. Accordingly, each subscription right allows the holder thereof to subscribe for              of a share of SHO common stock at the cash price of $             per whole share. As an example, if you owned 1,000 shares of Sears Holdings common stock on the record date, you would receive 1,000 subscription rights pursuant to your basic subscription right that would entitle you to purchase              shares of our common stock (             rounded down to the nearest whole share) at a subscription price of $             per whole share. Sears Holdings determined the subscription price of $             by dividing $346.5 million, which is the aggregate exercise price for the rights offering as approved by the Sears Holdings board of directors in connection with the separation, by the total number of shares of our common stock. See “—How was the $             per share subscription price determined?”

You may exercise all or a portion of your basic subscription right or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full basic subscription right, you will not be entitled to purchase shares of common stock pursuant to the over-subscription privilege.

If you are a registered holder of Sears Holdings common stock, the number of shares of common stock you may purchase pursuant to your basic subscription right will be indicated on the rights certificate that you receive. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee who uses the services of the Depository Trust Company, or “DTC,” you will not receive a rights certificate. Instead, DTC will electronically issue one subscription right to your nominee record holder for every share of Sears Holdings common stock that you own as of the record date. If you are not contacted by your nominee, you should contact your nominee as soon as possible.

What is the over-subscription privilege and how will shares of common stock be allocated in the rights offering?

If you purchase all shares of SHO common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of common stock that other holders of subscription rights do not purchase through the exercise of their basic subscription rights. Only holders who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights prior to the time of such exercise, may participate in the over-subscription privilege. If you wish to exercise your over-subscription privilege, you must indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares of common stock you would like to purchase pursuant to your over-subscription privilege, and provide payment as described below.

ESL has indicated to Sears Holdings that it intends to exercise its over-subscription privilege in full, such that it will purchase the maximum number of shares allocated to it according to the formula described below, although it has not entered into any agreement to do so.

Shares of our common stock will be allocated in the rights offering as follows:

•	First, shares will be allocated to holders of rights who exercise their basic subscription rights at a ratio of of a share of common stock per exercised subscription right.

•

Second, any remaining shares that were eligible to be purchased in the rights offering will be allocated among the holders of rights who exercise the over-subscription privilege, in accordance with the following formula:

•

Each holder who exercises the over-subscription privilege will be allocated a percentage of the remaining shares equal to the percentage that results from dividing (i) the number of basic subscription rights which that holder exercised by (ii) the number of basic subscription rights which all holders who wish to participate in the over-subscription privilege exercised. Such percentage could result in the allocation of more or fewer over-subscription shares than the holder requested to purchase through the exercise of the over-subscription privilege.

•

For example, if Stockholder A holds 200 subscription rights and Stockholder B holds 300 subscription rights and they are the only two stockholders who exercise the over-subscription privilege, Stockholder A will be allocated 40% and Stockholder B will be allocated 60% of all remaining shares available. (Example A)

•

Third, if the allocation of remaining shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of shares of common stock than that holder subscribed for pursuant to the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

•

For example, if Stockholder A is allocated 100 shares pursuant to the formula described above but subscribed for only 40 additional shares pursuant to the over-subscription privilege, Stockholder A’s allocation would be reduced to 40 shares. (Example B)

•

Fourth, any shares of common stock that remain available as a result of the allocation described above being greater than a holder’s over-subscription request (the 60 additional shares in Example B above) will be allocated among all remaining holders who exercised the over-subscription privilege and whose initial allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available shares of our common stock have been allocated or all over-subscription requests have been satisfied in full.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares of common stock before the rights offering expires, if you wish to maximize the number of SHO shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that could be available to you at the time you exercise your basic subscription rights (i.e., the aggregate payment for both your basic subscription right and for all additional shares you desire to purchase pursuant to your over-subscription request). See “The Rights Offering—The Subscription Rights—Over-subscription Privilege.” Any excess subscription payments received by the subscription agent, including payments for additional shares you requested to purchase pursuant to the over-subscription privilege but which were not allocated to you, will be returned, without interest or penalty, promptly following the expiration of the rights offering.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. Computershare Inc., our subscription agent for the rights offering, will determine, in its sole discretion, the over-subscription allocation based on the formula described above.

Why is Sears Holdings conducting the rights offering?

Sears Holdings’ board of directors has determined that pursuing a disposition of SHO through a rights offering is in the best interests of Sears Holdings and its stockholders, and that separating SHO from Sears Holdings would provide, among other things, financial and operational benefits to both SHO and Sears Holdings, including but not limited to the following expected benefits:

•

Strategic Focus and Flexibility. Sears Holdings’ board of directors believes that following the rights offering, SHO and Sears Holdings will each have more focused businesses and be better able to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to their respective businesses in an efficient manner.

•

Additional Liquidity. The rights offering (including the expected $100 million dividend to be paid to Sears Holdings prior to the separation) is expected to provide Sears Holdings with approximately $446.5 million in gross proceeds, strengthening its balance sheet and liquidity.

•

Stockholder Flexibility to Avoid Dilution. Since the subscription rights are being distributed, at no charge, to Sears Holdings’ existing stockholders, stockholders will have the choice to hold shares in both companies or in either company separately and the opportunity to retain their existing Sears Holdings ownership percentage in the two companies. However, stockholders may wish to sell their subscription rights to fund any tax incurred upon the receipt of the subscription rights, which would decrease the amount of shares of SHO common stock available to such stockholders. If the distribution of the rights to a stockholder is subject to withholding tax, the stockholder’s broker (or other applicable withholding agent) may sell all or a portion of the subscription rights to fund the withholding tax, which would decrease the number of shares of SHO common stock available to such stockholder. See “Material United States Federal Income Tax Considerations.”

How was the $             per share subscription price determined?

Sears Holdings engaged Duff & Phelps LLC, or “Duff & Phelps,” to act as a financial advisor in connection with the separation of the SHO businesses to provide, among other things, an opinion with respect to the fair market value of the equity of SHO. In determining the subscription price, the board of directors of Sears Holdings considered, among other things, (1) the opinion of Duff & Phelps, (2) the desirability of broad participation in the rights offering by Sears Holdings’ stockholders and of the development of a trading market for both the subscription rights and the SHO common stock and (3) Sears Holdings’ liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the dividend and the rights offering if the rights offering were fully subscribed. See “Determination of Subscription Price—Determination by Sears Holdings’ Board of Directors of the Exercise Price.”

The Sears Holdings board of directors has determined that the subscription price will be $                     per whole share. There can be no assurance that our shares of common stock will trade at prices near or above the subscription price after the date of this prospectus. You should not consider the subscription price to be an indication of the price at which SHO common stock will trade following the rights offering.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights.

If you do not exercise any subscription rights, you will not receive any shares of our common stock. If you exercise all of your basic subscription rights, your ownership interest in SHO will be equivalent to the ownership interest you currently have in Sears Holdings. For example, assuming that the subscription rights are exercised in full by all holders of subscription rights, if you own 1% of Sears Holdings common stock on the record date and exercise your basic subscription rights in full you will own 1% of the common stock of SHO following the rights offering. If you choose to exercise your basic subscription rights in part, your ownership interest in SHO will be diluted by other stockholders who exercise their subscription rights in full. In addition, if you do not fully exercise all your basic subscription rights, after giving effect to any purchases or sales of subscription rights by you prior to such exercise, you will not be entitled to participate in the over-subscription privilege, and you may be subject to adverse tax consequences. See “—What are the material U.S. federal income tax consequences if I receive and do not sell or exercise the right before it expires?”

The number of shares of Sears Holdings common stock that you own, and your percentage ownership, will not change as a result of the rights offering. If you do not exercise your subscription rights to purchase shares of SHO common stock, following the separation you will no longer retain an ownership interest in the SHO businesses as the common stock of Sears Holdings that you hold will not reflect the earnings, assets or liabilities of SHO. In addition, the trading price of Sears Holdings common stock immediately following the rights offering may be higher or lower than immediately prior to the rights offering because the assets and liabilities of SHO will no longer be held by Sears Holdings, the ongoing earnings of SHO will no longer be reflected in Sears Holdings’ earnings and Sears Holdings will receive cash proceeds of approximately $446.5 million as a result of the sale of SHO’s common shares (assuming the subscription rights are exercised in full) and the expected $100 million dividend to be paid prior to the separation.

See “Risk Factors—Risks Relating to the Rights Offering—If you receive and exercise the subscription rights, you may be subject to adverse U.S. federal income tax consequences” and “Risk Factors—Risks Relating to the Rights Offering—If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences.”

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payments before the rights offering expires on         , 2012, at 5:00 p.m., New York City time. If you hold your shares in the name of a broker, dealer, custodian bank or other nominee, your nominee may establish a deadline before the expiration of the rights offering by which you must provide it with your instructions to exercise your subscription rights. Although Sears Holdings may, in its discretion, extend the expiration date of the rights offering, it currently does not intend to do so. In addition, Sears Holdings may cancel the rights offering for various reasons, see “The Rights Offering—Conditions, Withdrawal, and Cancellation.” If the rights offering is cancelled, all subscription payments received will be returned, without interest or penalty, as soon as practicable.

Although we will make reasonable attempts to provide this prospectus to Sears Holdings stockholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

Yes. The subscription rights are transferable during the course of the subscription period and we have applied to list the subscription rights for trading on the NASDAQ Capital Market under the symbol “SHOSR.” We currently expect that the subscription rights will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on          2012, the fourth business day prior to the scheduled expiration date of the rights offering (or, if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase shares of our common stock. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

If you hold your shares through a broker, custodian bank or other nominee, you may sell your subscription rights by contacting your broker, custodian bank or other nominee until the close of business on the fourth business day preceding the expiration date of this rights offering. To sell your subscription rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York City time, on         , 2012, the fourth business day prior to the expiration date of this rights offering. If you are a record holder of a subscription rights certificate, you may take your subscription rights certificate to a broker who can sell your subscription rights for you. To do so, you must deliver your properly executed subscription rights certificate, with appropriate instructions, and any additional documentation required by the broker. Commissions and applicable taxes or broker fees may apply if you sell your subscription rights. See “The Rights Offering—Transferability of Subscription Rights.”

What is the effect of transferring subscription rights?

You may transfer or sell your subscription rights if you do not want to exercise them to purchase shares of our common stock. However, if you transfer all or a portion of your subscription rights, you will be unable to purchase the shares of our common stock underlying such rights. In addition, if you transfer all or a portion of your subscription rights, you will not be entitled to exercise the over-subscription privilege with respect to the portion of your rights so transferred.

What is the effect of purchasing subscription rights?

The subscription rights are transferable during the course of the subscription period and we have applied to list the subscription rights for trading on the NASDAQ Capital Market under the symbol “SHOSR.” However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of the trading market for the subscription rights or the market value of the subscription rights after your purchase. Additionally, if Sears Holdings cancels the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for SHO common shares. If you purchase subscription rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market, however any subscription payments received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. See “Risk Factors—Risks Relating to the Rights Offering—Sears Holdings may cancel the rights offering at any time prior to the expiration of the rights offering and in such case neither Sears Holdings nor the subscription agent will have any obligation to you except to return your exercise payments.”

Have any stockholders indicated that they will exercise their rights?

Yes. ESL, which beneficially owns approximately 62% of Sears Holdings’ outstanding shares of common stock as of the date hereof, has indicated that it currently intends to exercise its rights under the basic subscription right in full, though it has not entered into any agreement to do so. As a result, following the completion of the rights offering, we expect ESL will beneficially own at least approximately 62% of our common shares. However, as further described in “The Rights Offering—Principal Stockholder,” under certain circumstances, ESL may only beneficially own approximately 58% of our common shares assuming the subscription rights are exercised in full by all other holders of rights. In addition, ESL has indicated to Sears Holdings that it intends to exercise its over-subscription privilege in full, such that it will purchase the maximum number of shares allocated to it under the over-subscription privilege, though it has not entered into any agreement to do so. ESL has not indicated whether it intends to acquire any additional rights through open market purchases.

Will ESL control SHO following the rights offering?

We expect ESL to control SHO upon completion of the rights offering. ESL will receive subscription rights on a pro rata basis with other Sears Holdings stockholders, based on its ownership of Sears Holdings on the record date. ESL beneficially owns approximately 62% of Sears Holdings’ common stock as of the date hereof which would entitle it to receive subscription rights to purchase approximately 62% of SHO. In addition, ESL may increase its percentage beneficial ownership in SHO through its exercise of the over-subscription privilege, through open market purchases of subscription rights or SHO common stock or otherwise. ESL has advised us that it intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions, though it has not entered into any agreement to do so. In addition, ESL has indicated to Sears Holdings that it intends to exercise its over-subscription privilege in full, such that it will purchase the maximum number of shares allocated to it under the over-subscription privilege, though it has not entered into any agreement to do so.

Sears Holdings is not requiring an overall minimum subscription to complete the rights offering. However, the rights offering is subject to the satisfaction or waiver of certain conditions. In addition, Sears Holdings has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering.

Are there any conditions to closing the rights offering?

Yes. Sears Holdings’ obligation to close the rights offering and to distribute the shares of our common stock subscribed for in the rights offering is conditioned upon the satisfaction or waiver of certain conditions. See “The Rights Offering—Conditions, Withdrawal and Cancellation.” In addition, Sears Holdings reserves the right to withdraw and cancel the rights offering if, at any time, the board of directors of Sears Holdings determines, in its sole discretion, that the offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering.

Can Sears Holdings cancel or extend the rights offering?

The rights offering is subject to the satisfaction or waiver of certain conditions. In addition, Sears Holdings has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. If the rights offering is cancelled, any money received from subscribing stockholders will be returned, without interest or penalty, as soon as practicable. If Sears Holdings cancels the rights offering, the subscription rights will be void, of no value and will cease to be exercisable for SHO common shares. If you purchase rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market, however any subscription payments received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable.

Sears Holdings may also extend the rights offering for additional periods ending no later than             , 2012, although it does not presently intend to do so.

You should discuss with your tax advisor the tax consequences of receiving subscription rights if Sears Holdings subsequently cancels the rights offering. See “—What are the material U.S. federal income tax consequences if I receive a subscription right from Sears Holdings and Sears Holdings subsequently cancels the rights offering.”

Will Sears Holdings’ or our officers and directors be able to exercise their subscription rights?

Sears Holdings’ and our officers and directors that hold shares of Sears Holdings’ common stock, excluding shares of Sears Holdings’ restricted stock that is unvested as of the record date, may participate in the rights offering at the same subscription price per share as all other holders of subscription rights, but none of our or their officers or directors is obligated to participate.

Holders of Sears Holdings’ restricted stock that is unvested as of the record date will receive a cash award, to be paid on the applicable vesting date, in lieu of any right such holder may have to receive subscription rights with respect to such unvested restricted stock. Such cash awards will represent the right to receive, on the applicable vesting date, a cash payment from Sears Holdings equal to the value of the subscription rights that would have been distributed to such holder had such holder’s unvested restricted stock been unrestricted shares of Sears Holdings’ common stock, calculated on the basis of the volume-weighted average trading price per subscription right for the 10 trading-day period beginning on the first day on which the subscription rights trade on the NASDAQ Capital Market. The subscription rights are expected to begin to trade on the NASDAQ Capital Market on the first business day following the distribution of the subscription rights.

Edward S. Lampert is the Chairman of the Board of Sears Holdings and Chairman and Chief Executive Officer of ESL. ESL has advised Sears Holdings that it intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions, though it has not entered into any agreement to do so. In addition, ESL has indicated to Sears Holdings that it intends to exercise its over-subscription privilege in full, such that it will purchase the maximum number of shares allocated to it under the over-subscription privilege, though it has not entered into any agreement to do so. You should not view the intentions of ESL or Mr. Lampert as a recommendation or other indication, by them or any member of the Sears Holdings or SHO board of directors, regarding whether the exercise of the subscription rights or the over-subscription privilege is or is not in your best interests. See “The Rights Offering—Principal Stockholder.”

Has the Sears Holdings board of directors made a recommendation to Sears Holdings stockholders regarding the rights offering?

No. The Sears Holdings board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. Neither we nor Sears Holdings can predict the price at which our shares of common stock will trade after the offering. The market price for our common stock may be below the subscription price, and, if you purchase shares of common stock at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the rights offering and the information contained in this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

ESL beneficially owns approximately 62% of Sears Holdings outstanding shares of common stock as of the date hereof. Edward S. Lampert is the Chairman of the Board of Sears Holdings and Chairman and Chief Executive Officer of ESL. Sears Holdings is controlled by ESL and, after completion of the rights offering, SHO is expected to be controlled by ESL. You should not view the intentions of ESL or Mr. Lampert as a recommendation or other indication, by them or any member of the Sears Holdings or SHO board of directors, regarding whether the exercise of the subscription rights is or is not in your best interests.

How do I exercise my subscription rights if I am a registered holder of Sears Holdings Common Stock?

If you are a registered holder of Sears Holdings common stock and you wish to participate in the rights offering, you must take the following steps:

•	deliver payment (as set forth below) to the subscription agent before 5:00 p.m., New York City time, on , 2012; and

•	deliver a properly completed and duly executed rights certificate to the subscription agent before 5:00 p.m., New York City time, on , 2012.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver subscription documents, the rights certificate or payment to Sears Holdings or to SHO. The risk of delivery to the subscription agent of your subscription documents, rights certificate and payment is borne by you, and not by SHO, Sears Holdings or the subscription agent. You should allow sufficient time for delivery of your subscription materials to the subscription agent so that the subscription agent receives them prior to 5:00 p.m., New York City time, on             , 2012.

You must timely pay the full subscription price in U.S. dollars for the full number of shares of SHO common stock you wish to acquire in the rights offering, including any shares you wish to acquire pursuant to the over-subscription privilege. You must deliver to the subscription agent payment in full, by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below, before the expiration of the rights offering period. Personal checks and wire transfers will not be accepted.

How do I participate in the rights offering if my shares are held in the name of a broker, dealer, custodian bank or other nominee?

If you hold your shares of Sears Holdings common stock in the name of a broker, dealer, custodian bank or other nominee, then your nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf in accordance with your instructions. If you wish to purchase our common stock through the rights offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

How do I exercise subscription rights that were purchased during the subscription period?

If you purchased subscription rights during the subscription period through a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, your broker, dealer, custodian bank or other nominee must exercise the subscription rights on your behalf. If you wish to exercise your subscription rights and purchase our common stock through the rights offering, you should contact your nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

If you purchased subscription rights during the subscription period directly from a registered holder of Sears Holdings common stock, you should contact the subscription agent as soon as possible regarding the exercise of your subscription rights. Please follow the instructions of the subscription agent in order to properly exercise your subscription rights. See “The Rights Offering—Method of Exercising Subscription Rights.”

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of Sears Holdings’ common stock as of the close of business on the record date, based on the stockholder registry maintained by the transfer agent for Sears Holdings’ common stock. If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, you will not receive an actual subscription rights certificate. Instead, the Depository Trust Company, or “DTC,” will electronically issue one subscription right to your nominee record holder for every share of Sears Holdings common stock that you beneficially own as of the record date.

What form of payment must I use to pay the subscription price?

You must timely pay the full subscription price in U.S. dollars for the full number of shares of SHO common stock you wish to acquire in the rights offering, including any shares you wish to acquire pursuant to the over-subscription privilege. You must deliver to the subscription agent payment in full, by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below, before the expiration of the rights offering period. Personal checks and wire transfers will not be accepted.

If you send a subscription payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the rights certificate or subscription documents, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares of common stock under the over-subscription privilege and the elimination of fractional shares.

If you send a subscription payment that exceeds the amount necessary to purchase the number of shares SHO common stock for which you have indicated an intention to purchase, then the remaining amount will be returned to you by the subscription agent, without interest or penalty, as soon as practicable following the expiration of the rights offering.

What is the record date for the rights offering?

Record ownership will be determined as of the close of business on             , 2012, which we refer to as the record date.

When will I receive my SHO shares?

The distribution of the shares will be made by way of direct registration in book-entry form. No share certificates will be issued. If you purchase shares of SHO common stock in the rights offering, as soon as practicable after the closing of the rights offering and the valid exercise of subscription rights pursuant to the basic subscription right and over-subscription privilege, and after all allocations and adjustments contemplated by the terms of the rights offering have been effected, the subscription agent will (i) credit your account or the account of your record holder with the number of shares of our common stock that you purchased pursuant to the basic subscription right and the over-subscription privilege and (ii) mail to each holder of subscription rights who exercises the over-subscription privilege any excess amount, without interest or penalty, received in payment of the subscription price for excess shares of our common stock that are subscribed for by such holder of subscription rights but not allocated to such holder of subscription rights pursuant to the over-subscription privilege.

After I exercise my subscription rights and send in my payment, may I withdraw or cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is cancelled, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at a price of $             per whole share.

What effect does the rights offering have on the outstanding common stock of Sears Holdings?

The issuance of SHO shares in the rights offering will not affect the number of shares of Sears Holdings common stock you own or your percentage ownership of Sears Holdings. If you do not exercise your subscription rights to purchase shares of SHO common stock, following the separation you will no longer retain an ownership interest in the SHO businesses as the common stock of Sears Holdings that you hold will not reflect the earnings, assets or liabilities of SHO. In addition, the trading price of Sears Holdings common stock immediately following the rights offering may be higher or lower than immediately prior to the rights offering because the assets and liabilities of SHO will no longer be held by Sears Holdings, the ongoing earnings of SHO will no longer be reflected in Sears Holdings’ earnings and Sears Holdings will receive cash proceeds of approximately $446.5 million as a result of the sale of SHO’s common shares (assuming the subscription rights are exercised in full) and the expected $100 million dividend to be paid prior to the separation.

What will Sears Holdings and SHO receive from the rights offering?

If all of the subscription rights are exercised in full, we estimate that the proceeds to Sears Holdings from the rights offering, before deducting estimated offering expenses, will be approximately $346.5 million. SHO will not receive any proceeds from the rights offering.

Does SHO expect to pay cash dividends?

In connection with the separation transactions we expect to enter into an asset-based senior secured revolving credit facility, or the “Senior ABL Facility,” which we expect will provide for aggregate maximum borrowings (subject to availability under a borrowing base) of $250 million. Prior to the separation, we expect to draw $100 million under the Senior ABL Facility to pay a cash dividend to Sears Holdings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Financial Condition—Financing Arrangements.”

Other than as described above, we do not currently expect to declare or pay dividends on our common stock for the foreseeable future following the separation. Instead, we intend to retain earnings to finance the growth and development of our business and for working capital and general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Uses and Sources of Liquidity.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of shares of SHO common stock. You should consider this investment as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in escrow in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable. If you own shares of Sears Holdings common stock in the name of a broker, dealer, custodian bank or other nominee, it may take longer for you to receive your subscription payment because the subscription agent will return payments through the nominee record holder of your shares. If you purchase rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market, however any subscription payments received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. See “Risk Factors—Risks Relating to the Rights Offering—Sears Holdings may cancel the rights offering at any time prior to the expiration of the rights offering and in such case neither Sears Holdings nor the subscription agent will have any obligation to you except to return your exercise payments.”

Will the rights be listed on a securities exchange?

No public market currently exists for the subscription rights. The subscription rights are transferable during the course of the subscription period and we have applied to list the subscription rights for trading on the

NASDAQ Capital Market under the symbol “SHOSR.” We currently expect that they will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on     , 2012, the fourth business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of SHO common stock through the rights offering. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

Will the common stock of SHO be listed on a securities exchange?

Currently, there is no public market for our common stock. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SHOS” and expect that trading will begin the first trading day after the completion of this offering. We cannot predict the trading prices for our common stock or whether an active trading market for our common stock will develop. See “Risk Factors—Risks Relating to our Common Stock.”

What will happen to the listing of Sears Holdings shares?

Nothing. Sears Holdings shares will continue to be traded on the NASDAQ Global Select Market under the symbol “SHLD.”

What if I want to sell my Sears Holdings common stock or my shares of SHO common stock?

You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither Sears Holdings nor SHO makes any recommendations on the purchase, retention or sale of Sears Holdings common stock or SHO common stock. In addition, the trading price of Sears Holdings common stock immediately following the rights offering may be higher or lower than immediately prior to the rights offering because the assets and liabilities of SHO will no longer be held by Sears Holdings, the ongoing earnings of SHO will no longer be reflected in Sears Holdings’ earnings and Sears Holdings will receive cash proceeds of approximately $446.5 million as a result of the sale of SHO’s common shares (assuming the subscription rights are exercised in full) and the expected $100 million dividend to be paid prior to the separation.

If you decide to sell any shares of Sears Holdings common stock before the record date, you will not receive any subscription rights described in this prospectus in respect of the shares sold. If you own Sears Holdings common stock at the close of business on the record date and sell those shares after the record date, you will still receive the subscription rights that you would be entitled to receive in respect of the Sears Holdings common stock you owned at the close of business on the record date.

What fees or charges apply if I purchase shares of common stock in the rights offering?

Sears Holdings is not charging any fee or sales commission to issue subscription rights to you or to deliver shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your intermediary may charge you.

What are the material U.S. federal income tax consequences if I receive and exercise a subscription right?

You should discuss with your tax advisor the tax consequences of receiving and exercising a subscription right, however, if you receive a subscription right and exercise that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) no additional income upon the exercise of the subscription right. You will need to fund any tax resulting from the receipt of the subscription right with cash from other sources.

For a detailed discussion, see “Material United States Federal Income Tax Considerations.”

What are the material U.S. federal income tax consequences if I receive and sell a subscription right?

You should discuss the tax consequences of receiving and selling a subscription right with your tax advisor, however, if you receive a subscription right and sell that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) short-term capital gain or loss on the sale of the subscription right equal to the difference between the proceeds received upon the sale and the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings. It is possible that the sale proceeds received upon a sale of the subscription rights will be less than any tax resulting from your receipt of the subscription right. In this event, you will generally need to fund the remaining portion of any tax with cash from other sources.

For a detailed discussion, see “Material United States Federal Income Tax Considerations.”

What are the material U.S. federal income tax consequences if I receive and do not sell or exercise the right before it expires?

You should discuss with your tax advisor the tax consequences of receiving a subscription right and neither selling nor exercising that right, however, if you receive a subscription right from Sears Holdings and do not sell or exercise that right before it expires, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) a short-term capital loss upon the expiration of such right in an amount equal to your adjusted tax basis (if any) in such right. In general, capital losses are available to offset only capital gains and may not be used to offset dividend or other income (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. stockholder). Accordingly, if you receive a subscription right from Sears Holdings and take no action, you may owe tax and need to fund that tax with cash from other sources. See “Risk Factors—Risks Relating to the Rights Offering—If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences.”

For a detailed discussion, see “Material United States Federal Income Tax Considerations.”

How will I be impacted if the distribution of rights to me is subject to withholding tax?

In certain circumstances, withholding tax or backup withholding tax may apply to the distribution by Sears Holdings of the subscription rights. If withholding tax or backup withholding tax applies to the distribution of the subscription rights to you, your broker (or other applicable withholding agent) will be required to remit any such withholding tax or backup withholding tax in cash to the Internal Revenue Service. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking you to provide the funds, by using funds in your account with the broker or by selling (on your behalf) all or a portion of the subscription rights or by another means (if any) available.

For a detailed discussion, see “Material United States Federal Income Tax Considerations.”

What are the material U.S. federal income tax consequences if I receive a subscription right from Sears Holdings and Sears Holdings subsequently cancels the rights offering?

You should discuss with your tax advisor the tax consequences of receiving a subscription right if Sears Holdings subsequently cancels the rights offering. There are limited authorities addressing the tax consequences that would apply to you in this circumstance. Certain of the authorities suggest that in this circumstance you may not have taxable dividend income upon the receipt of the subscription rights if you do not sell or otherwise dispose of the rights and if the receipt and cancellation occur in the same taxable year. However, the scope of those authorities is unclear and Sears Holdings (and any other applicable withholding agent) is likely to take the position, for information reporting and withholding purposes, that you have taxable dividend income upon the receipt of the subscription rights even if Sears Holdings subsequently cancels the rights offering. If withholding tax is withheld from you in this event, you may wish to seek a refund of such amount from the United States Internal Revenue Service.

If you do have taxable dividend income upon the receipt of a subscription right even though Sears Holdings subsequently cancels the rights offering, you should generally expect to have a short-term capital loss upon the cancellation of the subscription right in an amount equal to your adjusted tax basis (if any) in such right.

For a detailed discussion, see “Material United States Federal Income Tax Considerations.”

How do I exercise my subscription rights if I live outside of the United States and Canada or have an army post office or fleet post office address?

The subscription agent will hold rights certificates for holders of Sears Holdings common stock having an address outside the United States and Canada, or who have an Army Post Office (APO) address or Fleet Post Office (FPO) address. In order to exercise subscription rights, such stockholders must notify the subscription agent and timely follow the additional procedures described under the heading “The Rights Offering—Foreign Stockholders.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, you should send your subscription documents and subscription payment to that nominee. If you are the record holder, you should send your subscription documents, rights certificate and subscription payment by first class mail, hand delivery or courier service to:

By first class mail:	By hand or overnight courier:

Computershare Inc. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare Inc. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

The risk of delivery to the subscription agent of subscription documents, rights certificates and subscription payments is borne by the holders of subscription rights, and not by SHO, Sears Holdings or the subscription agent. You should allow sufficient time for delivery of your subscription materials to the subscription agent.

How will the rights offering affect participants of the savings plans sponsored within the Sears Holdings controlled group of corporations?

The Sears Holdings Savings Plan, the Sears Holdings Puerto Rico Savings Plan and the Lands’ End, Inc. Retirement Plan or, collectively, the “Savings Plans,” offer an employer stock fund through which participants (current and former Sears Holdings employees) may invest in Sears Holdings common stock. The applicable trust of each Savings Plan will, on behalf of each participant, receive one subscription right for each full share of Sears Holdings common stock held in the Sears Holdings stock fund under the applicable Savings Plan as of the record date. Sears Holdings has submitted a prohibited transaction exemption to the U.S. Department of Labor requesting that it grant a prohibited transaction exemption on a retroactive basis, effective as of the date of the distribution of the subscription rights, with respect to the acquisition, holding and sale or exercise of the subscription rights under the Savings Plans. The applicable fiduciary for each Savings Plan has engaged an independent fiduciary to determine whether and/or when to exercise or sell the subscription rights on behalf of the trusts of the Savings Plans, subject to the terms of the prohibited transaction exemption.

Whom should I contact if I have other questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact Georgeson Inc., our information agent, by calling (866) 695-6074 (toll-free).

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, in evaluating SHO and our common stock. The following risk factors could adversely affect our business, results of operations, financial condition and stock price.

Risks Relating to Our Separation from, and Continued Dependence on, Sears Holdings

Following the separation from Sears Holdings, we will continue to depend on Sears Holdings to provide us with most key products and services for our business. Consequently, if Sears Holdings is unwilling or unable or otherwise fails to perform these services adequately, or at all, or if Sears Holdings’ brand is impaired, we could be materially and adversely affected.

Prior to the separation from Sears Holdings, we will operate as businesses within Sears Holdings, and most key products and services required by us for the operation of our business were provided by Sears Holdings, including inventory procurement and management, home services and repair, computer systems, warehousing and logistics, merchandise acquisition and assortment, and transaction processing and financial reporting. We have or will have, prior to the completion of the separation, entered into agreements with Sears Holdings (or its subsidiaries) related to the separation including, among others, the Services Agreement. Following the separation, we will rely heavily on the products and services to be provided by Sears Holdings or its subsidiaries pursuant to these and other agreements, together the “key products and services” including:

•	inventory procurement from third-party vendors, including Kenmore, Craftsman and DieHard branded products and other products which are collectively expected to account for a majority of our revenue;

•	logistical, supply chain and inventory support services;

•	accounting and financial reporting services;

•	environmental and safety program, risk management and insurance services;

•	computer and information technology infrastructure and support;

•

human resource and other employee-related services, including the services of all the personnel who would have been our employees absent our decision to enter into the Employee Transition and Administrative Services Agreement during a transition period;

•	our websites will be hosted and maintained by a subsidiary of Sears Holdings and certain purchases made on our websites will be processed by a subsidiary of Sears Holdings;

•	certain of our store leases will be held in the name of subsidiaries of Sears Holdings until their expiration at which time we will be required to renegotiate with the landlord directly;

•	our stores will continue to use the Sears brand name, and other intellectual property owned by Sears Holdings, through our license agreements with Sears Holdings;

•	our stores will continue to participate in Sears Holdings’ Shop Your Way Rewards program, or “SYWR program” and rely on the customer data and other information provided by the SYWR program; and

•	our stores will continue to accept Sears-branded credit cards and rely on Sears Holdings to administer the allocation of revenues derived from customers use of such cards at our stores.

As a result of our ongoing dependence on Sears Holdings, we are exposed to the risk that Sears Holdings will become unable or unwilling to fulfill its contractual obligations to us. In addition, if Sears Holdings’ brand is impaired, we could be materially and adversely affected. Sears Holdings is subject to various risks and uncertainties, which could in turn adversely affect our business, results of operations and financial condition. Such risks include (1) business risks related to the retail industry, (2) risks related to worldwide economic conditions and (3) risks related to Sears Holdings’ ability to access capital markets and other financing sources.

We believe it is necessary for Sears Holdings to provide these products and services to us to facilitate the continued operation of our business as we transition to becoming a publicly traded company independent from Sears Holdings. We will, as a result, be dependent on our relationship with Sears Holdings for certain products and services following the separation. However, Sears Holdings will have no obligation to provide assistance to us other than the products and services to be provided pursuant to these agreements. Although Sears Holdings is generally obligated to provide us with these products and services until at least 2018, subject to important exceptions, these products and services may not be provided at the same level as when we were part of Sears Holdings, and we may not be able to obtain the same benefits from these products and services. Generally, we expect to need to rely on Sears Holdings for these services for the entire term of the applicable agreement. In addition, to the extent that our growth is dependent on expanding the number of stores we operate, we will need to rely on Sears Holdings to supply the same products and services in new regions or markets. When Sears Holdings is no longer obligated to provide these products and services to us, we may not be able to replace these products and services on terms and conditions, including costs, as favorable as those we will receive from Sears Holdings. See “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings.”

We are dependent on existing agreements with Sears Holdings and manufacturers to provide our inventory.

Following the separation, our Sears Hometown and Hardware and Sears Outlet businesses are expected to rely on our agreements with Sears Holdings (or its subsidiaries) for a significant portion of their inventory, including Kenmore, Craftsman and DieHard branded products. If we are unable to obtain adequate amounts and assortments of merchandise through our agreements with Sears Holdings, we may be unable to find alternative sources of supply on commercially reasonable terms, or at all. In addition, the third-party vendors from whom Sears Holdings currently obtains merchandise for us may not be willing to continue to honor those arrangements and may insist that we purchase from the third-party vendors on terms that are less favorable than the terms enjoyed by Sears Holdings. If we are unable to maintain a broad selection of merchandise for sale to our customers, it could have a material adverse effect on our business, results of operations and financial condition.

In addition, our Sears Outlet business currently relies on manufacturers with which we have existing agreements to supply a portion of its inventory. For the year ended January 28, 2012, sales of products obtained through agreements with third-party home appliance suppliers generated approximately 25% of our Sears Outlet revenue. We are dependent on our ability to continue to obtain inventory, including appliances, from these and other manufacturers in the future. Our agreements with these manufacturers do not guarantee the availability of a certain amount of merchandise at any given time, and we have no assurance that any of these agreements will be renewed on commercially reasonable terms, or at all. If these manufacturers decrease their output of merchandise or raise their prices, or both, and we are required to find one or more alternative suppliers, we may not be able to contract with them on a timely basis, on commercially reasonable terms, or at all. The lack of alternative suppliers could lead to higher prices, decreased inventory or an inability to maintain a broad selection of merchandise in our stores and could have a material adverse effect on our business, results of operations and financial condition. In addition, if we do not maintain our existing relationships or build new relationships with manufacturers, we may not be able to maintain a broad selection of merchandise, and customers may not shop at or purchase from our stores.

We expect to rely on Sears Holdings and other third parties to provide us with key products and services in connection with the administration of many critical aspects of our business and we may be required to develop our own systems quickly and cost-effectively in order to reduce such dependence.

We have entered, or will enter, into agreements with Sears Holdings, as well as with third-party service providers, to provide processing and administrative functions over a broad range of areas, and we expect to continue to do so in the future. Key products and services provided by Sears Holdings or other third parties as a part of outsourcing initiatives could be interrupted as a result of many factors, such as acts of God or contract disputes, and any failure by third parties to provide us with these key products and services on a timely basis or within our service level expectations and performance standards could result in a disruption to our business.

After the separation, we expect to continue to rely heavily on the infrastructure of Sears Holdings for a variety of key products and services. The terms of the various agreements governing the provision of these key products and services are expected to be for                      years, but we may seek to continue to rely on the infrastructure of Sears Holdings after the initial terms of these agreements expire. Our business plan depends to a significant extent on Sears Holdings’ willingness and ability to continue to provide us with these key products and services. Any failure to maintain Sears Holdings as a service provider, or any actions by Sears Holdings, when permitted under the applicable agreement, to raise the prices for which it charges us for these key products and services, could have a material adverse impact on our business and operating results.

In addition, disruptions in the computer and communications hardware and software systems provided by Sears Holdings could harm our ability to run our business, result in the compromise of confidential customer data, lead to costly litigation or damage our reputation with our customers. Any material interruption in our computer operations may have a material adverse effect on our business and results of operations. As a result of our reliance on the computer and information technology infrastructure of Sears Holdings, we will have limited control over the timing and implementation of certain upgrades to our computer and information technology systems that we may believe are integral to the successful operation of our business.

If our relationships with our vendors, including Sears Holdings, were to be impaired, it could have a negative impact on our competitive position and our business and financial performance.

We obtain our merchandise through agreements with Sears Holdings or through vendors. In 2011, merchandise acquired from subsidiaries of Sears Holdings, including Kenmore, Craftsman, DieHard and other products, accounted for approximately 90% of total purchases of all inventory from all vendors. The loss of or a reduction in the amount of merchandise made available to us by Sears Holdings could have a material adverse effect on our business and results of operations.

Pursuant to the Merchandising Agreement, subsidiaries of Sears Holdings have agreed to obtain for us Sears brand products, including Kenmore, Craftsman and DieHard products, until 2018 subject to two three-year renewal terms with respect to Kenmore, Craftsman and DieHard products, certain termination rights and other specified conditions. However, we may need to rely on Sears Holdings for our inventory beyond 2018 or, if the Merchandising Agreement is renewed for both renewal terms, 2024. If we are unable to extend, or renegotiate on comparable terms, the Merchandising Agreement beyond 2018 or, if the Merchandising Agreement is renewed for both renewal terms, 2024, we may not be able to replace the inventory provided under the Merchandising Agreement on commercially reasonable terms, or at all and any such inability could have a material adverse effect on our prospects and results of operations and our ability to operate our business could be significantly impaired, as we would have to find new sources for our inventory.

In addition, our vendor arrangements generally are not long-term agreements (other than the Merchandising Agreement) and none of them guarantee the availability of merchandise in the future. Our growth strategy depends to a significant extent on the willingness and ability of our vendors to supply us with sufficient inventory. As a result, our success depends on maintaining good relations with our existing vendors and developing relationships with new vendors. If we fail to strengthen our relations with our existing vendors or to enhance the quality of merchandise they supply us, or if we cannot maintain or acquire new vendors of favored brand name merchandise, our ability to obtain a sufficient amount and variety of merchandise at acceptable prices may be limited, which would have a negative impact on our competitive position. In addition, we may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and more expensive than those we currently purchase.

Following our separation from Sears Holdings, we will continue to rely on Sears Holdings for services related to our online business and the processing of online orders.

Following the separation from Sears Holdings, our Sears Hometown and Hardware and Sears Outlet businesses’ websites will continue to be managed by a subsidiary of Sears Holdings and require us to pay certain hosting and maintenance fees for the management of such websites. In addition, online orders placed on our

Sears Hometown and Hardware business’ websites will be processed by, and subject to a processing fee to be paid to, a subsidiary of Sears Holdings.

In addition, many of the products we sell are available through websites owned and operated by Sears Holdings. As a result, online orders placed through websites owned and operated by Sears Holdings may take market share from our businesses without any commission or other benefit to us as a business entity separate from Sears Holdings. Increasing purchases of home appliances and other products that our stores sell through online channels could adversely affect our results of operations.

Following our separation from Sears Holdings, we will license from Sears Holdings the use of our store names, domain names and certain trademarks used to brand our products.

Following the separation from Sears Holdings, we will license from Sears Holdings the use of the Sears, Kenmore, Craftsman and DieHard trademarks, the “Sears Hometown Store,” “Sears Hardware Store,” “Sears Home Appliance Showroom” and “Sears Outlet” store names, or, collectively, the “store names,” and certain of our website domain names, or the “domain names.” Pursuant to the Merchandising Agreement, our license to use the Kenmore, Craftsman and Diehard trademarks will expire in 2018 or, if renewed for both renewal terms, 2024 and pursuant to the Store License Agreements and Trademark License Agreement, our licenses to use the Sears trademark, the store names and the domain names will expire in 2029.

If the value of the Sears, Kenmore, Craftsman or Diehard trademarks, the store names or the domain names diminishes, or if we are unable to extend, renew or renegotiate the Merchandising Agreement, the Store License Agreements or the Trademark License Agreement on comparable terms, or at all, it could have a material adverse effect on our prospects and results of operations and our ability to operate our business could be significantly impaired, as it would require us to stop using one or more of the aforementioned names in both our stores and our product advertising.

Certain of our agreements with subsidiaries of Sears Holdings contain early termination provisions that are outside of our control and, if triggered, could have a material adverse effect on our ability to operate our business and our financial performance.

Our agreements with subsidiaries of Sears Holdings contain various default and termination provisions, some of which are not within our control. For example, under the Merchandising Agreement, if (i) an unaffiliated third party acquires all rights, title and interest in and to one or more (but not all) of the Kenmore, Craftsman or Diehard marks, or the “KCD marks,” then subsidiaries of Sears Holdings may terminate their obligation to sell to us the products that are branded with the KCD marks that were subject to such acquisition and (ii) if an unaffiliated third party acquires all rights, title and interest in and to all of the KCD marks, then subsidiaries of Sears Holdings may terminate the Merchandising Agreement in its entirety. Furthermore, the agreements with subsidiaries of Sears Holdings may also be terminated by either party upon a material breach if the breaching party fails to cure such breach within 30 days following written notice of such breach or, if such breach is not curable, immediately upon delivery of notice of the non-breaching party’s intention to terminate.

In addition, a number of our agreements with subsidiaries of Sears Holdings contain cross termination provisions such that if a breach of or default under one of the agreements by one party results in the termination of such agreement, the other party may terminate a number of the additional agreements between the parties. If one or more of our agreements with subsidiaries of Sears Holdings were to be terminated earlier than currently anticipated, it would have a material adverse effect on our prospects and results of operations and our ability to operate our business would be significantly impaired. For additional discussion see “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings.”

The sale of Kenmore, Craftsman and DieHard products to other retailers, including certain of our competitors, may adversely affect our results of operations.

Kenmore, Craftsman and DieHard branded products accounted for approximately 60% of our combined revenue during 2011. Recently, Sears Holdings has agreed to supply certain other retailers, including certain of our competitors, with a number of Craftsman and DieHard branded products that previously were only sold through affiliates of Sears Holdings. If Sears Holdings continues to supply other retailers, including our competitors, with Craftsman and DieHard branded products, or begins to supply other retailers with Kenmore products, our revenue may be adversely affected.

Our non-competition obligation with Sears Holdings will restrict our ability to expand into certain geographic areas.

Currently, Sears Full-line Stores, Kmart stores, and certain specialty retail stores owned by Sears Holdings have product lines that are similar to ours. In connection with the separation from Sears Holdings, we have entered into a Merchandising Agreement pursuant to which we will have a contractual obligation, subject to certain conditions, not to open new Sears Hometown and Hardware stores in specified areas. This non-competition obligation will restrict our ability to open new stores in the specified areas that we would otherwise consider as possible targets for expansion and may limit our growth potential. See “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings—Non-Competition and Exclusivity Arrangements Between Sears Holdings and SHO.”

We will not operate as a combined business prior to the separation, and the integration of the operations of Sears Hometown and Hardware and Sears Outlet may be difficult and costly, which may result in our operating less effectively than expected.

Prior to                     , 2012 the businesses of Sears Hometown and Hardware and Sears Outlet were operated by Sears Holdings as separate businesses independent of one another. On                     , 2012, Sears Holdings created SHO by combining the Sears Hometown and Hardware and Sears Outlet businesses into one combined entity. As a result, prior to                     , 2012, we had no operating history as a single combined business.

The success of our business will depend, in part, on our ability to successfully integrate the businesses of Sears Hometown and Hardware and Sears Outlet. We may face difficulties, added costs and delays in integrating these businesses including:

•	diversion of management resources from the business of the combined company; and

•	retaining and integrating management and other key employees of the combined company.

Any one or all of these factors, or currently unanticipated factors, may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. The failure to timely and efficiently integrate the Sears Hometown and Hardware and Sears Outlet businesses could have a material adverse effect on the business, financial condition and operating results of our Company.

Our historical combined financial information is not necessarily representative of the results we would have achieved either as a single combined business entity or as a publicly traded company independent from Sears Holdings and may not be a reliable indicator of our future results.

The historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been (1) operated as a single combined business entity by Sears Holdings during the periods presented or (2) a publicly traded company independent from Sears Holdings during the periods presented, or what our results of operations, financial position and cash flows will be in the future when we operate as a single combined business entity independent from Sears Holdings. This is primarily because:

•

our historical financial information reflects the results of operations, financial positions and cash flows of Sears Hometown and Hardware and Sears Outlet prior to their consolidation into SHO, which may not reflect the results of operations, financial positions and cash flows of SHO as a single combined business entity;

•

our historical financial information does not reflect changes that we expect to experience in the future as a result of the integration of Sears Hometown and Hardware and Sears Outlet into a single combined entity, including changes in the cost structure, personnel needs, financing and operation of our business;

•

our historical financial information reflects assumptions made by Sears Holdings and allocations for certain services and expenses historically provided to us by Sears Holdings. Those assumptions and allocations may not reflect the costs and expenses we would have incurred or will incur as an independent company. In addition, we may incur one-time charges as a result of changes in allocation resulting from the separation; and

•

our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from Sears Holdings, including changes in the cost structure, personnel needs, financing and operations of our business.

Following the separation, we also will be responsible for the additional costs associated with being a publicly traded company independent from Sears Holdings, including costs related to corporate governance and SEC reporting requirements. Accordingly, there can be no assurance that our historical financial information presented herein will be indicative of our future results.

For additional information about our past financial performance and the basis of presentation of our financial statements, see “Selected Historical Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus.

As a publicly traded company independent from Sears Holdings, we may experience increased costs resulting from a decrease in the purchasing power we currently have as a result of being 100% owned by Sears Holdings.

Prior to our separation from Sears Holdings, we were able to take advantage of Sears Holdings’ size and purchasing power in procuring services, including advertising, shipping and receiving, logistics, store maintenance contracts, employee benefit support, insurance, credit and debit card interchange fees and other services. Following our separation from Sears Holdings, we expect to be a smaller company than Sears Holdings and we may not have access to financial and other resources comparable to those available to us prior to the separation. Although we plan to leverage our ongoing relationship with Sears Holdings in order to obtain similar benefits in purchasing power, we may be unable to obtain goods, technology and services at prices and on terms as favorable as those available to us prior to the separation, which could increase our costs and reduce our profitability.

We may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements with Sears Holdings.

The agreements related to our separation from Sears Holdings, including the Services Agreement, Store License Agreements and the Merchandising Agreement, were agreed to in the context of a parent-subsidiary relationship and in the overall context of our separation from Sears Holdings. Accordingly, they may not represent the best terms that could have been available to us from third parties. The terms of the agreements being negotiated in the context of the separation are related to, among other things, the principal actions needed to be taken in connection with the separation, indemnification and other obligations among Sears Holdings and us and the nature of the commercial arrangements between us and Sears Holdings following the separation. In addition, in connection with the separation, we have entered into a Retail Establishment Agreement with a subsidiary of Sears Holdings to authorize us to participate in the SYWR program. See “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings.”

Conflicts may arise between Sears Holdings and us in a number of areas relating to our past and ongoing relationships, including:

•	availability and allocation of merchandise from third-party suppliers;

•	business opportunities that may be attractive to both Sears Holdings and us;

•	the nature, quality and pricing of transitional services Sears Holdings has agreed or will agree to provide to us;

•	labor, tax, employee benefit, indemnification and other matters arising from our separation from Sears Holdings;

•	major business combinations involving us;

•	employee retention and recruiting;

•	intellectual property matters;

•	competition between our stores and websites and Sears Holdings’ stores and websites; and

•	the enforcement of our agreements with Sears Holdings as described in “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings.”

The occurrence of one or more of these conflicts could materially and adversely affect our prospects and results of operations.

There may be a significant degree of difficulty in operating as a separate entity and managing that process effectively could require a significant amount of senior management’s time.

The separation from Sears Holdings could cause an interruption of, or loss of momentum in, the operation of our business. Members of our senior management may be required to devote considerable amounts of time to the separation, which will decrease the time they will have to manage their ordinary responsibilities. If our senior management is not able to manage the separation effectively, or if any significant business activities are interrupted as a result of the separation, our business and operating results could suffer.

We may be unable to achieve some or all of the benefits that we expect to achieve from our separation from Sears Holdings.

As a publicly traded company independent from Sears Holdings, we believe that our business will benefit from, among other things, allowing us to better focus our financial and operational resources on our specific business and be better positioned to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to our business in an efficient manner. We believe the separation will allow our management to design and implement corporate strategies and policies that are based primarily on the business characteristics and strategic decisions of our business, allowing us to more effectively respond to industry dynamics and allowing the creation of effective incentives for our management and employees that are more closely tied to our business performance. However, we may not be able to achieve some or all of the benefits that we expect to achieve as a company independent from Sears Holdings in the time we expect, if at all.

Becoming a public company will increase our expenses and administrative burden, in particular to bring our Company into compliance with certain provisions of the Sarbanes Oxley Act of 2002 to which we are not currently subject.

As a public company, we will incur certain legal, accounting and other expenses that we did not incur as a subsidiary of Sears Holdings. These increased costs and expenses may arise from various factors, including financial reporting, costs associated with complying with federal securities laws (including compliance with the Sarbanes-Oxley Act of 2002), tax administration, and legal and human-resources related functions. Although we expect that a number of these functions will continue to be performed for us by subsidiaries of Sears Holdings following the separation, we will be required to, among other things, create or revise the roles and duties of our board committees, adopt additional internal controls and disclosure controls and procedures, retain a transfer agent and adopt an insider trading policy in compliance with our obligations under the securities laws.

We also expect that being a public company subject to additional laws, rules and regulations will require the investment of additional resources to ensure ongoing compliance with such laws, rules and regulations. In addition, these laws, rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified executive officers and qualified persons to serve on our board of directors, particularly to serve on our audit committee.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of Sarbanes-Oxley could have a material adverse effect on our business and the market price of our common stock.

As a public company, we will be required to document and test our internal control over financial reporting in order to satisfy the requirements of Section 404 of Sarbanes-Oxley, which will require annual management assessments of the effectiveness of our internal control over financial reporting and, beginning with our annual report on Form 10-K for the year ending February 1, 2014, a report by our independent registered public accounting firm that addresses the effectiveness of internal control over financial reporting. During the course of our testing, we may identify deficiencies which we may not be able to remediate in time to meet our deadline for compliance with Section 404. Testing and maintaining internal control can divert our management’s attention from other matters that are also important to the operation of our business. We also expect that the imposition of these regulations will increase our legal and financial compliance costs and make some activities more difficult, time consuming and costly. We may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. If we are unable to conclude that we have effective internal control over financial reporting, investors could lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our common stock. In addition, if we do not maintain effective internal controls, we may not be able to accurately report our financial information on a timely basis, which could harm the trading price of our common stock, impair our ability to raise additional capital, or jeopardize our continued listing on the NASDAQ Capital Market or any other stock exchange on which our common stock may be listed.

Risks Relating to Our Business

If we fail to offer merchandise and services that our customers want, our sales may be limited, which would reduce our revenues.

In order for our business to be successful, we must identify, obtain supplies of, and offer to our customers, attractive, innovative and high-quality merchandise on a continuous basis. Our products and services must satisfy the desires of our customers, whose preferences in appliances, hardware and lawn and garden products may change in the future. If we misjudge either the demand for the products we sell or our customers’ purchasing habits and tastes, we may be faced with excess inventories of some products and missed opportunities for products we chose not to offer. In addition, our sales may decline or we may be required to sell the merchandise we have obtained at lower prices, increasing our inventory markdowns and promotional expenses. This would have a negative effect on our business and results of operations.

Our business has been and will continue to be affected by worldwide economic conditions; a failure of the economy to sustain its recovery, a renewed decline in consumer-spending levels and other conditions, including inflation, could lead to reduced revenues and gross margins, and negatively impact our results of operations.

Many economic and other factors are outside of our control, including, consumer confidence and spending levels, consumer and commercial credit availability, inflation, employment levels, housing sales and remodels, lower housing turnover, increased mortgage delinquency and foreclosure rates, consumer debt levels, fuel costs and other challenges currently affecting the global economy, the full impact of which on our business, results of operations and financial condition cannot be predicted with certainty. These economic conditions adversely affect the disposable income levels of, and the credit available to, our customers, which could lead to reduced demand for our merchandise. Also affected are our vendors, upon which we depend to provide us with inventory and services. Our vendors could seek to change the terms under which they sell inventory or other services to us which could negatively impact our financial condition. In addition, the inability of vendors to access liquidity, or the insolvency of vendors, could lead to their failure to deliver inventory or other services.

The domestic and international political situation also affects consumer confidence. The threat, outbreak or escalation of terrorism, military conflicts or other hostilities could lead to a decrease in consumer spending. Any of these events and factors could cause us to increase inventory markdowns and promotional expenses, thereby reducing our gross margins and operating results.

If we do not successfully manage our inventory levels, our operating results will be adversely affected.

We must maintain sufficient inventory levels to operate our business successfully. However, we also must avoid accumulating excess inventory as we seek to minimize out-of-stock levels across all product categories and to maintain in-stock levels. After the separation, we expect to continue to rely on and obtain significant portions of our inventory through Sears Holdings buying organizations, which obtain a significant portion of inventory from vendors located outside the United States. Some of these vendors often require us to provide, through Sears Holdings, lengthy advance notice of our requirements in order to be able to supply products in the quantities we request. This usually requires us, through Sears Holdings, to order merchandise, and enter into purchase order contracts for the purchase and manufacture of such merchandise, well in advance of the time these products will be offered for sale. As a result, we may experience difficulty in responding to a changing retail environment, which makes us vulnerable to changes in price. If we do not accurately anticipate the future demand for a particular product or the time it will take to obtain new inventory, our inventory levels will not be appropriate and our results of operations may be negatively impacted.

If we are unable to compete effectively in the highly competitive retail industry, our business and results of operations could be materially adversely affected.

The retail industry is intensely competitive and highly fragmented. In addition, there are few barriers to entry into our current markets and new competitors may enter our markets at any time. We compete with a wide variety of retailers, including department stores, discounters, mass merchandisers, hardware stores, independent dealers, home improvement stores, home appliance and consumer electronics retailers, auto service providers, specialty retailers, wholesale clubs and many other competitors operating on a national, regional or local level. Some of our competitors are actively engaged in new store expansion. Online and catalog businesses, which handle similar lines of merchandise, also compete with us.

We may not be able to compete successfully against existing and future competitors. Some of our competitors have financial resources that are substantially greater than ours and may be able to purchase inventory at lower costs and better endure the current or future economic downturns. As a result, our sales may decline if we cannot offer competitive prices to our customers or we may be required to accept lower profit margins. Our competitors may respond more quickly to new or emerging technologies and consumer preferences and may have greater resources to devote to promotion and sale of products and services.

Our existing competitors or new entrants into our industry may use a number of different strategies to compete against us, including:

•	expansion into the suburban and rural markets in which many of our stores operate;

•	lower pricing;

•	extension of credit to customers on terms more favorable than we offer; and

•	larger store size, which may result in greater operational efficiencies, or innovative store formats.

Competition from any of these sources could cause us to lose market share, sales and customers, increase expenditures or reduce prices, any of which could have a material adverse effect on our business and results of operations.

Because our operating results are tied in part to the success of our dealers and franchisees, the inability of our dealers and franchisees to continue operating their stores profitably could adversely affect our operating results.

As of April 28, 2012, the significant majority of stores in our Sears Hometown and Hardware business were operated by independent authorized dealers or franchisees who sell our inventory on a consignment basis. Our dealers’ and franchisees’ ability to continue operating their stores profitably depends on various factors, including their business abilities, financial capabilities (including their access to credit for operating capital), the negotiation of acceptable leases and general economic conditions. Many of the foregoing factors are beyond the control of both SHO and our dealers and franchisees. If our dealers and franchisees are unable to operate their stores profitably, our business and results of operations would be negatively impacted. Further, there can be no assurance our dealers and franchisees will successfully develop or operate their stores in a manner consistent with our concepts and standards. If our dealers and franchisees are unable to operate their stores in a manner consistent with our concepts and standards our reputation may be damaged which could have a material adverse effect on our business and results of operations.

In addition, if our dealers are unable to operate their stores profitably or in a manner consistent with our concepts and standards, we may be required to take over one or more stores from our dealers from time to time. Generally, at any given time, we operate approximately 5% of our Sears Hometown Stores as a result of our taking such stores over from our authorized dealers.

Our dealers and franchisees may damage our business or increase our costs by failing to comply with our operating standards or our dealer and franchise agreements.

Our authorized dealers operate their stores pursuant to a dealer agreement with us. Our franchise business is governed by franchise agreements and applicable franchise law. If our dealers and franchisees do not comply with our established operating standards or the terms in the franchise or dealer agreements, our business may be damaged. We may incur significant additional costs, including time-consuming and expensive litigation, to enforce our rights under the franchise agreements. Furthermore, as a franchisor we have obligations to our franchisees. Franchisees may challenge the performance of our obligations under the franchise agreements and subject us to costs in defending these claims and, if the claims are successful, costs in connection with their compliance.

In addition, we are subject to regulation by the Federal Trade Commission and are subject to state laws that govern the offer, sale and termination of franchises and the refusal to renew franchises. The failure to comply with these regulations in any jurisdiction or to obtain required approvals could result in a ban or temporary suspension on future franchise sales, fines or require us to make a rescission offer to franchisees, any of which could adversely affect our business and operating results.

Our sales may fluctuate for a variety of reasons, which could adversely affect our results of operations.

Our business is sensitive to customers’ spending patterns, which in turn are subject to prevailing economic conditions. Our sales and results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future. A variety of other factors affect our sales and financial performance, including:

•	actions by our competitors, including opening of new stores in our existing markets or changes to the way these competitors go to market online;

•	the availability of inventory for our stores;

•	changes in our merchandise strategy and mix;

•	real estate and maintenance costs for our existing stores;

•	changes in population and other demographics; and

•	timing and effectiveness of our promotional events.

Accordingly, our results for any one quarter are not necessarily indicative of the results to be expected for any other quarter, and comparable store sales for any particular future period may increase or decrease. For more information on our results of operations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Mr. Lampert and ESL, whose interests may be different from your interests, are expected to be able to exert substantial influence over our company.

Assuming that the offering is subscribed in full, we anticipate that immediately following the separation, ESL, which beneficially owns approximately 62% of Sears Holdings common stock as of the date hereof, will beneficially own at least approximately 62% of our outstanding common stock. However, as further described in “The Rights Offering—Principal Stockholder,” under certain circumstances, ESL may only beneficially own approximately 58% of our common shares assuming the subscription rights are exercised in full by all other holders of rights. ESL may increase its percentage beneficial ownership of SHO through its exercise of the over-subscription privilege, through open market purchases of subscription rights or SHO common stock or otherwise. ESL and its affiliates are controlled, directly or indirectly, by Mr. Lampert. Accordingly, ESL, and thus Mr. Lampert, will have substantial influence over many, if not all, actions to be taken or approved by our stockholders, and will have a significant voice in the election of directors and any transactions involving a change of control.

The interests of ESL, which has investments in other companies (including Sears Holdings), may from time to time diverge from the interests of our other stockholders. This substantial influence may have the effect of discouraging offers to acquire our Company because the consummation of any such acquisition would likely require the consent of these affiliates.

We may be subject to product liability claims if people or properties are harmed by the products we sell or the services we offer.

Some of the products we sell may expose us to product liability claims relating to personal injury, death, or property damage caused by such products, and may require us to take actions such as product recalls. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on commercially reasonable terms, or at all.

We may be subject to periodic litigation and other regulatory proceedings. These proceedings may be affected by changes in laws and government regulations or changes in the enforcement thereof.

From time to time, we may be involved in lawsuits and regulatory actions relating to our business, certain of which may be in jurisdictions with reputations for aggressive application of laws and procedures against corporate defendants. We are impacted by trends in litigation, including class-action allegations brought under various consumer protection and employment laws, including wage and hour laws. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavorable outcome could have a material adverse impact on our business, financial condition and results of operations. In addition, regardless of the outcome of any litigation or regulatory proceedings, these proceedings could result in substantial costs and may require that we devote substantial time and resources to defend our Company. Further, changes in governmental regulations in the United States could have adverse effects on our business and subject us to additional regulatory actions.

If we do not maintain the security of our customer, associate or company information, we could damage our reputation, incur substantial additional costs and become subject to litigation.

Any significant compromise or breach of customer, associate or company data security either held and maintained by SHO or our third-party providers, including Sears Holdings who will hold a significant amount of member data through the Shop Your Way Rewards program as well as from purchases made by customers using Sears-branded credit cards, could significantly damage our reputation and result in additional costs, lost sales, fines and lawsuits. The regulatory environment related to information security and privacy is increasingly rigorous, with new and constantly changing requirements applicable to our business, and compliance with those requirements could result in additional costs. There is no guarantee that the procedures that we have implemented to protect against unauthorized access to secured data are adequate to safeguard against all data security breaches. A data security breach could negatively impact our reputation, business and our results of operations.

If we are unable to renew or enter into new store leases on competitive terms our revenues or results of operations could be negatively impacted.

In connection with the separation, Sears Holdings (or one of its subsidiaries) will assign or sublease to us their interests in the leases for all of our stores where the lease for such store permits assignment or subletting of the lease or where Sears Holdings is able to obtain landlord consent to such assignment or sublease. However, a number of the leases for our stores do not permit assignment or subletting or may require landlord consent which may be withheld. If Sears Holdings (or one of its subsidiaries) were to default on one or more of the leases under which we have entered into a sublease with Sears Holdings (or one of its subsidiaries) we may be forced to close certain of our stores which could negatively impact our results of operations. As of                     , 2012, we have been unable to obtain landlord consent to the assignment or sublease of         % of our leased Sears Hometown and Hardware locations and         % of our Sears Outlet locations. If we are unable to obtain landlord consent for the assignment or sublease of such stores, we may be unable to continue to operate those stores in such locations which could negatively impact our results of operations.

In addition, a small number of our stores are in locations where Sears Holdings currently operates one of its stores. In such cases we will enter into a lease or sublease with Sears Holdings (or one of its subsidiaries) for the portion of the space in which our store will operate and pay rent directly to Sears Holdings (or one of its subsidiaries) on the terms negotiated in connection with the separation. If we are unable to negotiate leases or subleases with Sears Holdings (or one of its subsidiaries) on commercially reasonable terms, or at all, we may be forced to close certain of our stores which could negatively impact our results of operations.

As of January 28, 2012, we leased 62 Sears Outlet store locations under long-term agreements with landlords that are unaffiliated with Sears Holdings. If our cost of leasing existing stores increases, we may be unable to maintain our existing store locations as leases expire. Our profitability may decline if we fail to enter into new leases on competitive terms or at all, or we may not be able to locate suitable alternative stores or additional sites for new store expansion in a timely manner. Furthermore, 33 of our Sears Outlet leases will expire within the next three years and some do not grant us any rights to renew the lease. A failure to renew or enter into new leases could reduce our revenues and negatively impact our results of operations.

In addition, our Sears Hometown and Hardware business operates 145 stores with long-term leases and is the obligor on an additional 46 leases which we sublet to our franchisees. Additionally, there are 12 leases that we have assigned to franchisees. If our franchisees are unable to maintain the payments under either our sublease or assigned lease arrangements, we will be required to make payments under the lease. In addition, upon the expiration of the initial lease term, our franchisees are responsible for entering into new leases with existing landlords. If our franchisees are unable to negotiate new leases with existing landlords on commercially reasonable terms, or at all, our franchisees may be required to move or close certain of our stores. A failure to maintain payments or to enter into new leases by our franchisees could negatively impact our results of operations.

In addition, a number of the leases for both our Sears Outlet and Sears Hometown and Hardware stores were negotiated by and entered into by a subsidiary of Sears Holdings. Upon the expiration of these leases, we will be required to enter into new leases with the landlords for such properties and we may be unable to enter into new leases as a company independent from Sears Holdings on commercially reasonable terms, or at all. Further, a number of our leases were entered into at a time when the commercial real estate market was depressed. We may be required to enter into negotiations with landlords for new leases in the future at times when the commercial real estate market has rebounded and rental payments are generally higher for commercial real estate. Higher leasing costs could negatively impact our results of operations.

If we fail to timely and effectively obtain shipments of product from our vendors and deliver merchandise to our customers, our operating results will be adversely affected.

We cannot control all of the various factors that might affect our timely and effective procurement of supplies of product from our vendors, including Sears Holdings, and delivery of merchandise to our customers. Our utilization of foreign imports also makes us vulnerable to risks associated with products manufactured abroad, including, among other things, risks of damage, destruction or confiscation of products while in transit to our stores, work stoppages including as a result of events such as strikes, transportation and other delays in shipments including as a result of heightened security screening and inspection processes or other port-of-entry limitations or restrictions in the United States, lack of freight availability and freight cost increases. In addition, if we experience a shortage of a popular item, we may be required to arrange for additional quantities of the item, if available, to be delivered to us through airfreight, which is significantly more expensive than standard shipping by sea. As a result, we may not be able to obtain sufficient freight capacity on a timely basis or at favorable shipping rates and, therefore, we may not be able to timely receive merchandise from our vendors or deliver our products to our customers.

We rely upon Sears Holdings and other third-party land-based carriers for merchandise shipments to our stores and customers. Accordingly, we are subject to the risks, including labor disputes, union organizing activity, inclement weather and increased transportation costs, associated with such carriers’ ability to provide delivery services to meet our inbound and outbound shipping needs. In addition, if the cost of fuel continues to rise or remains at current levels, the cost to deliver merchandise to our stores may rise which could have an adverse impact on our profitability. Failure to procure and deliver merchandise either to us or to our customers in a timely, effective and economically viable manner could damage our reputation and adversely affect our business. In addition, any increase in distribution costs and expenses could adversely affect our future financial performance.

We could incur charges due to impairment of goodwill and long-lived assets.

As of January 28, 2012 we had goodwill balances of $167 million, which are subject to periodic testing for impairment. Our long-lived assets, primarily stores, also are subject to periodic testing for impairment. A significant amount of judgment is involved in the periodic testing. Failure to achieve sufficient levels of cash flow within each of our reporting units, for sales of our branded products or at individual store locations could result in impairment charges for goodwill or fixed asset impairment for long-lived assets, which could have a material adverse effect on our reported results of operations. Following the separation from Sears Holdings, our goodwill impairment analysis will also include a comparison of the aggregate estimated fair value of all reporting units to our total market capitalization. Therefore, following the separation, our stock may trade below our book value and a significant and sustained decline in our stock price and market capitalization could result in goodwill impairment charges. During times of financial market volatility, significant judgment will be used to determine the underlying cause of the decline and whether stock price declines are short-term in nature or indicative of an event or change in circumstances. Impairment charges, if any, resulting from the periodic testing are non-cash. See Note 2 to our Combined Financial Statements for further information.

Risks Relating to our Indebtedness

We and our subsidiaries may incur debt in the future, which could substantially reduce our profitability, limit our ability to pursue certain business opportunities, and reduce the value of your investment.

Following the separation, we expect to have approximately $100 million of debt outstanding. The instruments governing our indebtedness are not expected to prevent us or our subsidiaries from incurring additional debt in the future or other obligations that do not constitute indebtedness, which could increase the risks described below and lead to other risks. In addition, we may, subject to certain conditions, increase the borrowing capacity under our Senior ABL Facility without the consent of any person other than the institutions agreeing to provide all or any portion of such increase, by an amount not to exceed $100 million. The amount of our debt or such other obligations could have important consequences for holders of our common stock, including, but not limited to:

•	our ability to satisfy obligations to lenders may be impaired, resulting in possible defaults on and acceleration of our indebtedness;

•

our ability to obtain additional financing for refinancing of existing indebtedness, working capital, capital expenditures, product and service development, acquisitions, general corporate purposes and other purposes may be impaired;

•	a substantial portion of our cash flow from operations could be dedicated to the payment of the principal and interest on our debt;

•	we may be increasingly vulnerable to economic downturns and increases in interest rates;

•	our flexibility in planning for and reacting to changes in our business and the retail industry may be limited; and

•	we may be placed at a competitive disadvantage relative to other companies in our industry.

Our Senior ABL Facility contains financial and operating covenants and restrictions that limit our operations and could lead to adverse consequences if we fail to comply with them.

The Senior ABL Facility which we expect to enter into prior to the separation, is expected to contain certain financial and operating covenants and other restrictions relating to, among other things, excess availability and fixed charge coverage ratios, as well as limitations on indebtedness (including guarantees of additional indebtedness) and liens, mergers, consolidations and dissolutions, sales of assets, investments and acquisitions, dividends and other restricted payments and certain transactions with affiliates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Financial Condition—Financing Arrangements.”

Failure to comply with these financial and operating covenants could result from, among other things, changes in our results of operations, the incurrence of additional indebtedness, or changes in general economic conditions, which may be beyond our control. The breach of any of these covenants or restrictions could result in a default under the Senior ABL Facility that would permit the lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay such amounts, lenders having secured obligations, such as the lenders under the Senior ABL Facility, could proceed against the collateral securing the secured obligations. In any such case, we may be unable to borrow under the Senior ABL Facility and may not be able to repay amounts due under such facility. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent. In addition, these covenants may restrict our ability to engage in transactions (i) that we believe would otherwise be in the best interests of our stockholders or (ii) without which our business and operations could be harmed.

Increases in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding debt, including amounts under the Senior ABL Facility, bears interest at variable rates. As a result, increases in interest rates would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. Assuming our Senior ABL Facility was fully drawn in a principal amount equal to $250 million, each one percentage point change in interest rates would result in a $2.5 million change in annual cash interest expense on our Senior ABL Facility.

We may have future capital needs and may not be able to obtain additional financing on acceptable terms.

Any reductions in our available borrowing capacity under the anticipated Senior ABL Facility, or our inability to renew or replace our Senior ABL Facility, when required or when business conditions warrant, could have a material adverse effect on our business, financial condition and results of operations. The economic conditions, credit market conditions and economic climate affecting the retail industry, as well as other factors, may constrain our financing abilities. Our ability to secure additional financing, if available, and to satisfy our financial obligations under indebtedness outstanding from time to time will depend upon our future operating performance, the availability of credit generally, economic conditions and financial, business and other factors, many of which are beyond our control. The market conditions and the macroeconomic conditions that affect the retail industry could have a material adverse effect on our ability to secure financing on favorable terms, if at all.

We may be unable to secure additional financing or financing on favorable terms or our operating cash flow may be insufficient to satisfy our financial obligations under the indebtedness outstanding from time to time. Furthermore, if financing is not available when needed, or is available on unfavorable terms, we may be unable to take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations. If additional funds are raised through the issuance of additional equity securities, our stockholders may experience significant dilution.

Risks Relating to the Rights Offering

The subscription price determined for the rights offering is not an indication of the price at which our common stock will trade.

The board of directors of Sears Holdings based the per share subscription price being used in the rights offering on various factors including, among other things, (1) the opinion of Duff & Phelps LLC, which it engaged to act as a financial advisor in connection with the separation of the SHO businesses, (2) the desirability of broad participation in the rights offering by Sears Holdings’ stockholders and of the development of a trading market for both the subscription rights and the SHO common stock and (3) Sears Holdings’ liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the dividend and the rights offering if the rights offering were fully subscribed. The per share subscription price may not be indicative of the price at which our common stock will trade after the rights offering. After the date of this prospectus, you may not be able to sell shares of our common stock that you hold at prices equal to or above the subscription price. See “Determination of Subscription Price—Determination by Sears Holdings Board of Directors of the Exercise Price.”

The combined post-separation value of our common stock and Sears Holdings common stock may not equal or exceed the pre-separation value of Sears Holdings common stock.

After the separation, Sears Holdings common stock will continue to be listed and traded on the NASDAQ Global Select Market. We have applied to list the SHO common stock on the NASDAQ Capital Market under the symbol “SHOS.” The trading price of Sears Holdings common stock immediately following the rights offering may be higher or lower than immediately prior to the rights offering because the assets and liabilities of SHO will no longer be held by Sears Holdings, the ongoing earnings of SHO will no longer be reflected in Sears Holdings’ earnings and Sears Holdings will receive cash proceeds of approximately $446.5 million as a result of the sale of SHO’s common shares (assuming the subscription rights are exercised in full) and the expected $100 million dividend to be paid prior to the separation. In addition, we cannot assure you that the combined trading prices of Sears Holdings common stock and the SHO common stock after the separation, as adjusted for any changes in the combined capitalization of these companies, will be equal to or greater than the trading price of Sears Holdings common stock prior to the separation.

Our future revenues and earnings may differ, possibly materially, from the Management Projections presented herein and should not be relied upon as an accurate prediction of our future results of operations or the future value of our common stock.

In connection with the preparation of the opinion of Duff & Phelps regarding the valuation of the common stock of SHO, management of Sears Holdings provided Duff & Phelps with financial projections for SHO for the fiscal years ending on or around January 31, 2013 through January 31, 2015, or the “Management Projections.” The Management Projections, which are included in this prospectus under the heading “Determination of Subscription Price—Management Projections,” may not be indicative of our future results and should not be relied upon as such. Although the Management Projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Sears Holdings’ management, including certain persons expected to become members of management of SHO following the separation, that they believed were reasonable at the time the Management Projections were prepared. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of SHO’s management, may cause the Management Projections or the underlying assumptions not to be reflective of actual future revenues or earnings, the future value of our common stock or the price at which our common stock will trade.

Accordingly, our future results of operations may differ, possibly materially, from the Management Projections, and the value of our common stock and the price at which at our common stock may trade may be adversely affected if our results of operations are materially different from the Management Projections. The inclusion of the Management Projections in this prospectus should not be regarded as an indication that Sears Holdings’ board of directors considered, or now considers, or that SHO’s board of directors considered, or now considers, the Management Projections to be a reliable prediction of the future value of our common stock or the price at which our common stock will trade following the separation and are not being included in this prospectus to influence your decision whether to exercise or sell your subscription rights.

Sears Holdings may cancel the rights offering at any time prior to the expiration of the rights offering and in such case neither Sears Holdings nor the subscription agent will have any obligation to you except to return your exercise payments.

The rights offering is subject to the satisfaction or waiver of certain conditions. In addition, Sears Holdings has the right to withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. See “The Rights Offering—Conditions, Withdrawal and Cancellation.”

If the rights offering is cancelled, any money received from subscribing stockholders will be returned, without interest or penalty, as soon as practicable. Sears Holdings may also extend the rights offering for additional periods ending no later than             , 2012, although it does not presently intend to do so. If Sears Holdings cancels the rights offering and you have not exercised any rights, the subscription rights will expire, have no value, and cease to be exercisable for SHO common shares. If you purchase subscription rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights in the market, however any subscription payments received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable.

No prior market exists for the subscription rights and a liquid market for the subscription rights may not develop.

We have applied to list the subscription rights for trading on the NASDAQ Capital Market under the symbol “SHOSR.” However, the subscription rights are a new issue of securities with no prior trading market. Neither SHO nor Sears Holdings can provide you with any assurances as to the liquidity of the trading market for the subscription rights or the price at which the subscription rights may trade following the rights offering. In addition, the listing of the subscription rights on the NASDAQ Capital Market is subject to SHO meeting the listing requirements of the NASDAQ Capital Market. In the event that these listing approvals cannot be obtained, holders of subscription rights will own unlisted securities, which may affect the pricing of the rights in the secondary market, the transparency and availability of trading prices, and the liquidity of the rights.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

If you desire to purchase shares of common stock in the rights offering, you must act promptly to ensure that the subscription agent actually receives all required forms and payments before the expiration of the rights offering at 5:00 p.m., New York City time, on             , 2012, unless Sears Holdings extends the rights offering for additional periods ending no later than             , 2012. If you are a beneficial owner of Sears Holdings common shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that the subscription agent receives all required forms and payments before the rights offering expires. Neither SHO nor Sears Holdings is or will be responsible if your nominee fails to ensure that the subscription agent receives all required forms and payments before the rights offering expires. If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to the exercise of your subscription rights before the rights offering expires, the subscription agent will reject your subscription or accept it only to the extent of the payment received. None of SHO, Sears Holdings or the subscription agent undertakes any responsibility or action to contact you concerning an incomplete or incorrect subscription form or payment, nor are SHO or Sears Holdings under any obligation to correct such forms or payment. Sears Holdings has the sole discretion to determine whether a subscription exercise properly complies with the subscription procedures.

You will not be able to sell the shares of SHO common stock you buy in the rights offering until your account is credited with the common stock.

If you are a registered stockholder of Sears Holdings and you purchase shares in the rights offering, your account will be credited with our common stock as soon as practicable after the expiration of the rights offering. If your shares of Sears Holdings common stock are held by a broker, dealer, custodian bank or other nominee and you purchase shares of SHO pursuant to your subscription rights, your account with your nominee will be credited with the shares of our common stock you purchased in the rights offering as soon as practicable after the expiration of the rights offering, or such later date as to which the rights offering may be extended. Until your account is credited, you may not be able to sell your shares even though the SHO common stock issued in the rights offering will be listed for trading on the NASDAQ Capital Market. The stock price may decline between the time you decide to sell your SHO shares and the time you are actually able to sell such shares.

You may not revoke your exercise of the subscription rights and you could be committed to buying shares at a price above the prevailing market price after completion of the rights offering.

Once you exercise your rights, you may not revoke the exercise even if you later learn information that you consider to be unfavorable to the exercise of your rights. If you exercise your rights, you may not be able to sell the SHO common shares purchased under the rights at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock.

You will not receive interest on your subscription funds during the period pending the closing of the offering.

The subscription agent will hold the gross proceeds from the sale of shares under the rights in escrow in a segregated bank account, and it will release the proceeds together with any interest earned on the proceeds, less any applicable withholding taxes, to Sears Holdings as soon as is practicable after the expiration of the rights offering.

If the rights offering is cancelled, any money received from subscribing holders of rights will be returned, without interest or penalty, as soon as practicable.

The tax consequences of the receipt, sale, exercise, expiration and cancellation of the subscription rights are not certain.

The treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes is not entirely clear. The U.S. Internal Revenue Service may disagree with the tax treatment discussed herein. You should discuss with your tax advisor the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes.

If you receive and exercise the subscription rights, you may be subject to adverse U.S. federal income tax consequences.

If you receive a subscription right and exercise that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) no additional income upon the exercise of the subscription right. You may need to fund any tax resulting from the receipt of the subscription right with cash from other sources. You should discuss with your tax advisor the U.S. federal income tax consequences of receiving and exercising the subscription rights.

For a detailed discussion, see “Material United States Federal Income Tax Considerations.”

If you receive and sell the subscription rights, you may be subject to adverse U.S. federal income tax consequences.

If you receive a subscription right and sell that right, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) short-term capital gain or loss upon the sale equal to the difference between the proceeds received upon the sale and the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings. It is possible that the sale proceeds received by you upon a sale of the subscription rights will be less than any tax resulting from your receipt of the subscription right. In this event, you will generally need to fund the remaining portion of any tax with cash from other sources. You should discuss with your tax advisor the U.S. federal income tax consequences of receiving and selling the subscription rights.

For a detailed discussion, see “Material United States Federal Income Tax Considerations.”

If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences.

If you receive a subscription right from Sears Holdings and do not sell or exercise that right before it expires, you should generally expect to have (1) taxable dividend income equal to the fair market value (if any) of the subscription right on the date of its distribution by Sears Holdings and (2) a short-term capital loss upon the expiration of such right in an amount equal to your adjusted tax basis (if any) in such right. In general, capital losses are available to offset only capital gains and may not be used to offset dividend or other income (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. stockholder). Accordingly, if you receive a subscription right from Sears Holdings and take no action, you may owe tax and need to fund that tax with cash from other sources.

By illustration, if you receive subscription rights that have a value of $5,000 on the date they are distributed by Sears Holdings, you do not sell or exercise those rights before they expire and Sears Holdings does not cancel the rights offering, you should generally expect to have $5,000 of dividend income upon the receipt of the subscription rights and a $5,000 short-term capital loss upon the expiration of those rights.

You should discuss with your tax advisor the U.S. federal income tax consequences of receiving and neither selling nor exercising the subscription rights.

For a detailed discussion, see “Material United States Federal Income Tax Considerations.”

If you receive subscription rights and Sears Holdings subsequently cancels the right offering, you may be subject to adverse U.S. federal income tax consequences.

You should discuss with your tax advisor the tax consequences of receiving subscription rights if Sears Holdings subsequently cancels the rights offering. There are limited authorities addressing the tax consequences that would apply to you in this circumstance. Certain of the authorities suggest that in this circumstance you may not have taxable dividend income upon the receipt of the subscription rights if you do not sell or otherwise dispose of the rights and if the receipt and cancellation occur in the same taxable year. However, the scope of those authorities is unclear and Sears Holdings (and any other applicable withholding agent) is likely to take the position, for information reporting and withholding purposes, that you have taxable dividend income upon the receipt of the subscription rights even if Sears Holdings subsequently cancels the rights offering. If withholding tax is withheld from you in this event, you should consult your tax advisor as to whether to seek a refund of such amount from the U.S. Internal Revenue Service.

If you have taxable dividend income upon the receipt of a subscription right even though Sears Holdings subsequently cancels the rights offering, you should generally expect to have a short-term capital loss upon the cancellation of the subscription right in an amount equal to your adjusted tax basis (if any) in such right.

For a detailed discussion, see “Material United States Federal Income Tax Considerations.”

If the rights offering is not fully subscribed, ESL and other existing stockholders of Sears Holdings may increase their ownership in SHO.

ESL, which beneficially owns approximately 62% of the common stock of Sears Holdings as of the date hereof, has advised Sears Holdings that it intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions, though it has not entered into any agreement to do so. As a result, following the completion of the rights offering, we expect ESL will beneficially own at least approximately 62% of our common shares. However, as further described in “The Rights Offering—Principal Stockholder,” under certain circumstances, ESL may only beneficially own approximately 58% of our common shares assuming the subscription rights are exercised in full by all other holders of rights. In addition, to the extent that the subscription rights are not exercised in full by all holders of rights, ESL may increase its percentage beneficial ownership of SHO through its exercise of the over-subscription privilege, through open market purchases of subscription rights or SHO common stock or otherwise. If the subscription rights are not exercised in full, other existing stockholders of Sears Holdings may also increase their percentage ownership in SHO through participation in any over-subscription or otherwise. Your interests as a holder of SHO common stock may differ from the interests of ESL or other existing stockholders of Sears Holdings.

Risks Relating to Our Common Stock

There currently exists no market for our common stock. An active trading market may not develop for our common stock. If our share price fluctuates after the separation, you could lose all or a significant part of your investment.

There is currently no public market for our common stock. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SHOS,” and expect that trading will begin the first trading day after the completion of the separation. There can be no assurance that an active and liquid trading market for our common stock will develop as a result of the separation or be sustained in the future. The lack of an active market may make it more difficult for you to sell our shares and could lead to our share price being depressed or more volatile.

We cannot predict the prices at which our common stock may trade after the rights offering. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	our business profile and market capitalization may not fit the investment objectives of some stockholders and, as a result, these stockholders may sell our shares after the separation;

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	our ability to operate independently from Sears Holdings and control costs relating to being an independent company;

•	success or failure of our business strategy;

•	actual or anticipated changes in the U.S. economy or the retailing environment;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	our ability to obtain third-party financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	the failure of securities analysts to cover our common stock after the rights offering;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations;

•	changes in laws and regulations affecting our business;

•	actual or anticipated sales or distributions of our capital stock by our officers, directors or certain significant stockholders;

•	terrorist acts or wars; and

•	general economic conditions and other external factors.

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

Our common stock may have a low trading volume and limited liquidity, resulting from a lack of analyst coverage and institutional interest.

Our common stock may receive limited attention from market analysts. Lack of up-to-date analyst coverage may make it difficult for potential investors to fully understand our operations and business fundamentals, which may limit our trading volume. Low trading volumes and lack of analyst coverage may limit your ability to resell your common stock.

Our common stock price may decline if ESL decides to sell a portion of its holdings of our common stock.

We anticipate that immediately following the separation, ESL, which beneficially owns approximately 62% of Sears Holdings common stock as of the date hereof, will beneficially own at least approximately 62% of our outstanding common stock. ESL will, in its sole discretion, determine the timing and terms of any transactions with respect to its shares in us, taking into account business and market conditions and other factors that it deems relevant. ESL is not subject to any contractual obligation to maintain its ownership position in us, although it may be subject to certain transfer restrictions imposed by securities law. Consequently, we cannot assure you that ESL will maintain its ownership interest in us. Any sale by ESL of our common stock or any announcement by ESL that it has decided to sell shares of our common stock, or the perception by the investment community that ESL has sold or decided to sell shares of our common stock, could have an adverse impact on the price of our common stock. For further description of transfer restrictions that may apply to our capital stock, see “Shares Eligible for Future Sale” in this prospectus.

Substantial sales of our common stock may occur following the rights offering, which could cause the price of our common stock to decline.

It is possible that some stockholders, including our significant stockholders, will sell shares of our common stock if, for reasons such as our business profile or market capitalization as a company independent from Sears Holdings, we do not fit their investment objectives. Accordingly, certain Sears Holdings stockholders may elect or be required to sell our shares following the rights offering due to such stockholders’ own investment guidelines or other reasons. Sales of a substantial number of shares of common stock could adversely affect the market price of our common stock and could impair our future ability to raise capital through an offering of our equity securities.

ESL will have substantial control over us following the separation and, among other things, could delay or prevent a change in control and may have interests different than yours.

Following the separation, we anticipate that ESL will beneficially own at least approximately 62% of our outstanding common stock, representing at least approximately 62% of the general voting power of our outstanding capital stock.

As a result of its stock ownership, as of the separation date, ESL is expected to have the ability to control the outcome of certain matters on which holders of our common stock vote together, including, among other things, approving mergers or other business combinations and effecting certain amendments to our Certificate of Incorporation. In addition, as of the separation date, ESL is expected to hold a majority of the stock that votes in the election of our directors. This concentration of ownership might harm the market price of our common stock by discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. In addition, the interests of ESL may differ from or be opposed to the interests of our other stockholders. See “Security Ownership of Certain Beneficial Owners and Management” in this prospectus for a more detailed description of the beneficial ownership of our capital stock by ESL following the separation.

Your percentage ownership in us may be diluted in the future.

Your percentage ownership in SHO may be diluted in the future because of equity awards that may be granted to our directors, officers and employees in the future. We may decide to establish equity incentive plans that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. In addition, we may issue equity in order to raise capital or in connection with future acquisitions and strategic investments, which would dilute your percentage ownership.

We do not expect to pay dividends for the foreseeable future.

Other than an expected $100 million dividend to Sears Holdings to be paid prior to the separation, we do not expect to pay cash dividends on our common stock for the foreseeable future following the separation. We currently intend to retain any future earnings for use in our operations. As a result, you may not receive any return on an investment in our common stock in the form of cash dividends.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus contain forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives.

Statements preceded or followed by, or that otherwise include, the words “believes,” “expects,” “anticipates,” “intends,” “project,” “estimates,” “plans,” “forecast,” “is likely to” and similar expressions or future or conditional verbs such as “will,” “may,” “would,” “should” and “could” are generally forward-looking in nature and not historical facts. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.

The following factors, among others, could cause our actual results, performance or achievements to differ from those set forth in the forward-looking statements:

•	our continued reliance on Sears Holdings for most products and services that are important to the successful operation of our business;

•	our continuing dependence on Sears Holdings subsequent to the separation, and our potential need to depend on Sears Holdings beyond the expiration of certain of our agreements with Sears Holdings;

•	our ability to offer merchandise and services that our customers want, including those under the Kenmore, Craftsman and DieHard brands;

•	our ability to successfully manage our inventory levels and implement initiatives to improve inventory management and other capabilities;

•	competitive conditions in the retail industry;

•

worldwide economic conditions and business uncertainty, the availability of consumer and commercial credit, changes in consumer confidence, tastes, preferences and spending, and changes in vendor relationships;

•	the inability of our historical financial statements to be indicative of our future performance, as a result of the separation from Sears Holdings and operating as a standalone public company;

•

the inability of our historical financial statements to be indicative of our future performance, as a result of the consolidation of the Sears Hometown and Hardware and Sears Outlet businesses into a single business entity;

•	the inability of our past performance generally, as reflected on our historical financial statements, to be indicative of our future performance;

•	the impact of increased costs due to a decrease in our purchasing power following the separation and other losses of benefits associated with being a subsidiary of Sears Holdings;

•

our agreements related to the rights offering and separation transactions and our continuing relationship with Sears Holdings were negotiated while we were a subsidiary of Sears Holdings and we may have received better terms from an unaffiliated third party;

•	limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness;

•	our ability to obtain additional financing on acceptable terms;

•	our dependence on existing dealers and franchisees to operate our stores profitably and in a manner consistent with our concepts and standards;

•	our dependence on sources outside the United States for significant amounts of our merchandise;

•	impairment charges for goodwill or fixed-asset impairment for long-lived assets;

•	our ability to attract, motivate and retain key executives and other employees;

•	the impact of increased costs associated with being a public company;

•	our ability to maintain effective internal controls as a public company;

•	low trading volume of our common stock due to limited liquidity or a lack of analyst coverage; and

•	the impact on our common stock and our overall performance as a result of our principal stockholders’ ability to exert substantial control over us.

Certain of these and other factors are discussed in more detail in “Risk Factors” in this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus, and we undertake no obligation to publicly update or review any forward-looking statement made by us or on our behalf, whether as a result of new information, future developments, subsequent events or circumstances or otherwise.

USE OF PROCEEDS

All of the gross proceeds of the sale of SHO common stock upon exercise of the subscription rights, net of any selling expenses incurred by it, will be payable to and received by Sears Holdings. Consequently, SHO will not receive any proceeds from the exercise of the subscription rights, any sale of the subscription rights by any stockholder or the sale of SHO common stock by Sears Holdings.

Assuming the subscription rights are exercised in full, Sears Holdings expects to receive gross cash proceeds of approximately $346.5 million as a result of the sale of SHO’s common stock.

DIVIDEND POLICY

In connection with the separation transactions we expect to enter into an asset-based senior secured revolving credit facility, or the “Senior ABL Facility,” which we expect will provide for aggregate maximum borrowings (subject to availability under a borrowing base) of $250 million. Prior to the separation, we expect to draw $100 million under the Senior ABL Facility to pay a cash dividend to Sears Holdings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Financial Condition—Financing Arrangements.”

Other than as described above, we do not currently expect to declare or pay dividends on our common stock for the foreseeable future following the separation. Instead, we intend to retain earnings to finance the growth and development of our business and for working capital and general corporate purposes. We expect the loan documents relating to our Senior ABL Facility to restrict our ability to make distributions with respect to and to repurchase our capital stock and the capital stock of certain of our subsidiaries. We expect the loan documents to contain customary exceptions, including the ability to make distributions with additional shares of common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon various factors then existing, including earnings, financial condition, results of operations, capital requirements, level of indebtedness, contractual restrictions with respect to payment of dividends, restrictions imposed by applicable law, general business conditions and other factors that our board of directors may deem relevant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Uses and Sources of Liquidity.”

CAPITALIZATION

The following table presents our capitalization as of April 28, 2012 on (1) an actual basis and (2) an unaudited pro forma basis as adjusted to give effect to the separation and the transactions related to the separation.

This table should also be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Condensed Combined Financial Statements and accompanying Notes included elsewhere in this prospectus.

	As of April 28, 2012
	(unaudited)
thousands, except share data	Actual	Pro Forma
Cash and cash equivalents	$679	$679

Long Term Debt
Capital Lease Obligations—Current portion	$1,980	$1,980
Capital Lease Obligations—Long-term	1,460	1,460
Senior ABL Facility (1)	—	100,000

Total	3,440	103,440

Divisional Equity	540,539	440,539

Stockholders’ Equity
Common Stock, par value $0.01 per share, no shares authorized, issued and outstanding, actual. shares authorized, issued and outstanding, pro forma
Additional Paid in Capital	—

Total Stockholders’ Equity	540,539	440,539

Total Capitalization	$543,979	$543,979

(1)	In connection with the separation transactions we expect to enter into an asset-based senior secured revolving credit facility, or the “Senior ABL Facility,” which we expect will provide for aggregate maximum borrowings (subject to availability under a borrowing base) of $250 million. Prior to the separation, we expect to draw $100 million under the Senior ABL Facility to pay a cash dividend to Sears Holdings. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Analysis of Financial Condition—Financing Arrangements.”

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

The combined statements of income data set forth below for the fiscal years ended January 30, 2010, January 29, 2011 and January 28, 2012 and the combined balance sheet data as of January 29, 2011 and January 28, 2012 are derived from the audited Combined Financial Statements included elsewhere in this prospectus. The combined statements of income data for the fiscal years ended February 2, 2008 and January 31, 2009 and the combined balance sheet data as of February 2, 2008, January 31, 2009 and January 30, 2010 are derived from the unaudited Combined Financial Statements that are not included in this prospectus. The combined statements of income data set forth below for the 13 weeks ended April 30, 2011 and April 28, 2012 and the combined balance sheet data as of April 30, 2011 and April 28, 2012 are derived from unaudited Condensed Combined Financial Statements included elsewhere in this prospectus. All such historical financial and other data reflects the combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings and is referred to herein as “our” historical financial and other data.

The selected historical combined financial and other financial data presented below should be read in conjunction with our Combined Financial Statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our combined financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a publicly traded company independent from Sears Holdings during the periods presented, including changes that will occur in our operations and capitalization as a result of the separation from Sears Holdings.

	Fiscal Year						13 Weeks Ended
thousands, except store data	2007	2008	2009	2010	2011		April 30, 2011	April 28, 2012
Combined Statement of Income Data (1)
Net sales	$2,297,340	$2,293,926	$2,329,925	$2,347,387		$2,344,199	$584,632		$621,078
Net income	$57,909	$30,272	$60,115	$49,756		$33,056	$7,415		$20,593
Pro Forma data (unaudited)
Pro Forma earnings per share, basic and diluted (2)					$			$
Combined Balance Sheet Data
Total assets	$594,004	$605,461	$629,415	$641,441		$651,838	$668,603		$670,211
Long-term debt (3)	—	—	—	—		—	—		—
Long-term capital lease obligations	$9,987	$8,218	$6,209	$3,998		$1,937	$3,440		$1,460
Other Financial and Operating Data
Adjusted EBITDA (4)	$101,585	$57,735	$108,723	$93,864		$80,919	$15,072		$36,795
Number of stores	1,030	1,113	1,166	1,205		1,274	1,210		1,238
Sears Outlet—Comparable Store Sales %	(10.7)%	(6.0)%	1.3%	(0.4)%		8.7%	2.7%		5.4%
Sears Hometown and Hardware—Comparable Store Sales %	(0.3)%	(6.3)%	(5.9)%	(3.7)%		(6.1)%	(6.6)%		0.1%

(1)	Our fiscal year end is the Saturday closest to January 31 each year. Our fiscal first quarter end is the Saturday closest to April 30 each year.
(2)	Pro forma earnings per share for the year ended January 28, 2012 and the 13 weeks ended April 28, 2012 are provided to show the pro forma effect of shares of our common stock that will be outstanding following the separation.
(3)	The unaudited pro forma condensed combined balance sheet data as of April 28, 2012 included elsewhere in this prospectus reflects the expected borrowing of $100 million pursuant to our expected $250 million revolving credit facility to fund a dividend to Sears Holdings.
(4)	Adjusted EBITDA—In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure for each of the periods indicated:

	Fiscal Year			13 Weeks Ended
thousands	2009	2010	2011	April 30, 2011	April 28, 2012
Net income	$60,115	$49,756	$33,056	$7,415	$20,593
Income tax expense	39,037	32,492	21,727	4,927	13,454
Other income	(9)	(207)	(422)	(63)	(226)
Interest expense	588	421	913	439	669

Operating income	99,731	82,462	55,274	12,718	34,490
Depreciation	8,992	11,402	9,774	2,354	2,305
Store closing charges and severance costs (1)	—	—	15,871	—	—

Adjusted EBITDA	$108,723	$93,864	$80,919	$15,072	$36,795

(1)	See Note 7 to our Combined Financial Statements included herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Combined Financial Statements and notes, reflecting the combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings and is referred to herein as “our” financial condition and results of operations, contained elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences include those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

Executive Overview

We are a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. As of April 28, 2012, we and our dealers and franchisees operated 1,238 stores across all 50 states and Puerto Rico, Guam and Bermuda.

In addition to merchandise we provide to our customers, we provide our customers with access to a full suite of services, including home delivery and handling and extended service contracts.

We operate through two segments—the Sears Hometown and Hardware segment and the Sears Outlet segment. Our Sears Hometown and Hardware stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods, consumer electronics and household goods, depending on the particular store. Our Sears Outlet stores are designed to provide our customers with in-store and online access to purchase new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked and scratched and dented products across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, televisions, sporting goods and tools, and at prices that are significantly lower than manufacturers’ suggested retail prices.

As of April 28, 2012, the Sears Hometown and Hardware segment consists of 1,116 stores as follows:

•

944 Sears Hometown Stores—Primarily independently owned stores, predominantly located in smaller communities and offering appliances, consumer electronics, lawn and garden equipment, and hardware. Most of our Sears Hometown Stores carry proprietary Sears brand products, such as Kenmore, Craftsman, and DieHard, as well as a wide assortment of other national brands.

•

96 Sears Hardware Stores—Neighborhood hardware stores that carry Craftsman brand tools and lawn and garden equipment, DieHard brand batteries and a wide assortment of other national brands and other home improvement products. 93 of these locations also offer a selection of Kenmore and other national brands of home appliances.

•	76 Sears Home Appliance Showrooms—Innovative stores that have a simple, primarily appliance showroom design that are strategically positioned in metropolitan areas.

As of April 28, 2012, our Hometown and Hardware stores and Home Appliance Showroom operate through 945 independently owned and dealer-operated stores, 86 independently owned and franchisee-operated stores and 85 Company-operated stores. The business model and economic structure of the independently owned and dealer-operated stores, independently owned and franchisee-operated stores and Company-owned stores are substantially similar. The Company requires all of the stores to operate according to the Company’s standards. Stores must display the required merchandise, offer all required products and services and use the Company’s point of sale system. Also, the Company has the right to approve advertising, promotional and marketing materials and imposes certain advertising requirements on the owners. The Company establishes selling prices of the merchandise and establishes a common commission structure for independently owned stores. Because the merchandise is procured and owned by the Company, we maintain general inventory risk before the completion of the customer purchase, and upon return by the customer, if any. In addition, because each transaction is rung on the Company’s point of sale system, we maintain the credit risk. Store owners are paid a commission for the merchandise they sell and the services they provide.

Independent owners predominately exercise control over the day-to-day operations of the store, including supervising management and employees and making capital decisions.

The primary difference between independently owned stores and Company-owned stores is that the Company is responsible for occupancy and payroll costs associated with Company-owned stores. Independently owned store owners are responsible for the occupancy costs in their stores and the payroll of their employees.

As of April 28, 2012, the Sears Outlet segment consists of 122 Sears Outlet stores. These locations offer new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked and scratched and dented products, including home appliances, lawn and garden equipment, apparel, mattresses, televisions, sporting goods and tools at prices that are significantly lower than manufacturers’ suggested retail prices.

Of the 1,238 stores (as of April 28, 2012), we closed five Sears Hometown Stores (net of new store openings), eight Sears Hardware Stores and one Sears Outlet Store since the first quarter of 2012 and intend to close one Sears Hardware Store in the second half of 2012.

Impacts from Our Separation from Sears Holdings

Our business currently consists of the Sears Hometown and Hardware and Sears Outlet businesses. Sears Holdings has determined to separate SHO by distributing, at no cost, rights to purchase all of our common stock to the stockholders of Sears Holdings. Assuming the rights offering is subscribed in full, immediately following completion of the rights offering, Sears Holdings stockholders will own 100% of the outstanding shares of our common stock. We expect that ESL will beneficially own at least approximately 62% of our outstanding common stock following completion of the rights offering. After completion of the rights offering, we will operate as a publicly traded company independent from Sears Holdings, which will have a range of impacts on our operations:

General Administrative and Separation Costs. Historically, we have used the corporate functions of Sears Holdings for a variety of services including treasury, accounting, tax, legal, and other shared services, which include the costs of payroll, employee benefits and other payroll related costs. Sears Holdings also contributes to other corporate functions such as senior management and centrally managed employee benefit arrangements. We were allocated $19.6 million in 2011, which includes $5.3 million allocated in the first quarter of 2011, $18.6 million in 2010 and $18.7 million in 2009 of shared services costs incurred by Sears Holdings. We were also allocated $3.9 million of shared services costs incurred by Sears Holdings in the first quarter of 2012. We believe that the assumptions and methodologies underlying the allocation of these expenses from Sears Holdings are reasonable. However, such expenses may not be indicative of the actual level of expense that would have been or will be incurred by us when we operate as a publicly traded company independent from Sears Holdings. We expect to enter into agreements with Sears Holdings for the continuation of certain of these services. We believe that the existing arrangements, as reflected in the historical financial statements contained herein, are not materially different from the arrangements that will be entered into as part of the separation.

We will also incur increased costs as a result of becoming a publicly traded company independent from Sears Holdings. As an independent public company, we expect to incur incremental costs to support our businesses, including management personnel, legal, finance, and human resources as well as certain costs associated with being a public company. These additional annual operating charges are estimated to be approximately $8.0 million to $9.0 million. We believe cash flows from operations will be sufficient to fund these additional corporate expenses.

In addition, we estimate one-time information technology costs related to the separation to be approximately $6.0 million to $7.0 million. These one-time costs include the segregation of Company data contained within information technology systems of Sears Holdings and the application of security requirements to protect the segregated data and give employees of the Company secured access to the Company data within Sears Holdings’ information technology systems. A portion of these expenditures may be capitalized and amortized over their useful lives and others will be expensed as incurred, depending on their nature.

Fiscal Year

Our fiscal year end is the Saturday closest to January 31 each year. Fiscal years 2009, 2010 and 2011 all consisted of 52 weeks. Unless otherwise stated, references to years in this prospectus relate to fiscal years rather than to calendar years. The following fiscal periods are presented herein:

Fiscal year	Ended	Weeks
2009	January 30, 2010	52
2010	January 29, 2011	52
2011	January 28, 2012	52

Results of Operations

The following table sets forth items derived from our combined results of operations for 2009, 2010 and 2011, and the 13 weeks ended April 30, 2011 and April 28, 2012.

	Fiscal			13 Weeks Ended
thousands	2009	2010	2011	April 30, 2011	April 28, 2012

NET SALES	$2,329,925	$2,347,387	$2,344,199	$584,632	$621,078

COSTS AND EXPENSES
Cost of sales and occupancy	1,794,453	1,811,227	1,820,516	459,262	462,379

Gross margin dollars	535,472	536,160	523,683	125,370	158,699
Margin rate	23.0%	22.8%	22.3%	21.4%	25.6%
Selling and administrative	426,749	442,296	458,635	110,298	121,904
Selling and administrative expense as a percentage of net sales	18.3%	18.8%	19.6%	18.9%	19.6%
Depreciation	8,992	11,402	9,774	2,354	2,305

Total costs and expenses	2,230,194	2,264,925	2,288,925	571,914	586,588

Operating income	99,731	82,462	55,274	12,718	34,490
Interest expense	(588)	(421)	(913)	(439)	(669)
Other income	9	207	422	63	226

Income before income taxes	99,152	82,248	54,783	12,342	34,047
Income tax expense	(39,037)	(32,492)	(21,727)	(4,927)	(13,454)

NET INCOME	$60,115	$49,756	$33,056	$7,415	$20,593

References to comparable store sales amounts within the following discussion include sales for all stores operating for a period of at least 12 full months, including remodeled and expanded stores, but excluding store relocations and stores that have undergone format changes. Comparable store sales amounts have also been adjusted for the change in the unshipped sales reserves recorded at the end of each reporting period.

In addition to our net income determined in accordance with GAAP, for purposes of evaluating operating performance, we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA,” which is adjusted to exclude certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business, as well as executive compensation metrics, for comparable periods. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Adjusted EBITDA should not be considered as a substitute for GAAP measurements.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs; and

•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure for each of the periods indicated:

	Fiscal			13 Weeks Ended
thousands	2009	2010	2011	April 30, 2011	April 28, 2012
Net income	$60,115	$49,756	$33,056	$7,415	$20,593
Income tax expense	39,037	32,492	21,727	4,927	13,454
Other income	(9)	(207)	(422)	(63)	(226)
Interest expense	588	421	913	439	669

Operating income	99,731	82,462	55,274	12,718	34,490
Depreciation	8,992	11,402	9,774	2,354	2,305
Store closing charges and severance costs (1)	—	—	15,871	—	—

Adjusted EBITDA	$108,723	$93,864	$80,919	$15,072	$36,795

(1)	See Note 7 to our Combined Financial Statements included herein.

13 Week Period ended April 28, 2012 Compared to the 13 Week Period Ended April 30, 2011

Net Sales

Net sales in the first quarter of 2012 increased $36.4 million, or 6.2%, to $621.1 million from the first quarter of 2011. Net sales increased as a result of new store openings, as well as an increase in comparable store sales of 1.2%. The increase in comparable store sales in 2012 was primarily driven by increases in the home appliances, lawn and garden, tools and paint, mattresses and apparel categories.

Gross Margin

Gross margin was $158.7 million, or 25.6% of net sales, in the first quarter of 2012, as compared to $125.4 million, or 21.4% of net sales, in the first quarter of 2011. The 420 basis point increase in gross margin rate was primarily driven by a decrease in clearance markdowns due to improved inventory productivity and improved delivery margins due to eliminating free delivery offers to customers in the first quarter of 2012. In addition, occupancy expense decreased in the first quarter of 2012 compared to the prior year quarter due to the increase in the number of franchised store locations. This decrease in occupancy expense was offset by increased selling and administrative expenses due to the increase in commissions paid as noted below. The total increase in gross margin dollars of $33.3 million was due to the increase in net sales as well as the increase in gross margin rate.

Selling and Administrative Expenses

Selling and administrative expenses increased to $121.9 million, or 19.6% of net sales, in the first quarter of 2012 from $110.3 million, or 18.9% of net sales, in the prior year quarter. The increase was primarily due to increases in commissions paid to dealers and franchisees due to increased sales, overall sales growth and a higher number of stores.

Operating Income

We recorded operating income of $34.5 million in the first quarter of 2012 as compared to operating income of $12.7 million in the prior year quarter. The $21.8 million increase in operating income was driven by overall improvements in net sales and gross margin rate, partially offset by an increase in selling and administrative expenses.

Income Taxes

Income tax expense of $13.5 million and $4.9 million was recorded in the first quarter of 2012 and 2011, respectively. The effective tax rate was 39.5% and 39.9% in the first quarter of 2012 and 2011, respectively.

Net Income

We recorded net income of $20.6 million for the first quarter of 2012 as compared to $7.4 million for the prior year quarter. The increase in net income was attributable to the factors discussed above.

2011 Compared to 2010

Net Sales

Net sales in 2011 were $2.3 billion, consistent with 2010. Net sales increased as a result of new store openings, but were offset by a decrease in comparable stores sales of 3.4%. The decline in comparable store sales for 2011 was driven by lower sales in the home appliance and lawn and garden categories.

Gross Margin

Gross margin was $524 million, or 22.3% of net sales, in 2011, as compared to $536 million, or 22.8% of net sales, in 2010. The total decline in gross margin dollars of $12 million included a charge of $12.1 million related to store closures recorded in 2011.

Selling and Administrative Expenses

Selling and administrative expenses increased $16.3 million in 2011 to $459 million, or 19.6% of net sales, from $442 million, or 18.8% of net sales, in 2010. Selling and administrative expense for 2011 increased primarily due to sales growth, a higher number of Sears Outlet Stores, investments in marketing to increase awareness of our Outlet Stores and $3.8 million for store closing and severance costs.

Operating Income

We recorded operating income of $55.3 million in 2011 as compared to operating income of $82.5 million in 2010. Operating income for 2011 included total charges of $16.1 million related to store closures. The remaining decline in operating income of $11.1 million was due to the increase in selling and administrative expenses.

Income Taxes

Income tax expense of $21.7 million and $32.5 million was recorded in 2011 and 2010, respectively. The effective tax rate was 39.7% and 39.5% in 2011 and 2010, respectively.

Net Income

We recorded net income of $33.1 million for 2011 as compared to $49.8 million for 2010. The decrease in net income was attributable to the factors discussed above.

2010 Compared to 2009

Net Sales

For 2010, net sales were $2.3 billion, consistent with 2009. The slight increase in net sales was primarily due to sales from new store openings, partially offset by a decline in comparable store sales of 3.2%. The decline in comparable store sales for 2010 was driven by decreases in the consumer electronics and tools categories, which were partially offset by increased home appliance sales due to government-sponsored stimulus programs.

Gross Margin

Gross margin was $536 million, or 22.8% of net sales, in 2010, as compared to $535 million, or 23.0% of net sales, in 2009. The decrease of 20 basis points in gross margin rate was primarily due to higher promotion expenses related to appliance sales in Sears Hometown and Hardware, partially offset by higher margins from growth in Sears Outlet apparel sales.

Selling and Administrative Expenses

Selling and administrative expenses increased $15.5 million in 2010 to $442 million, or 18.8% of net sales, from $427 million, or 18.3% of net sales, in 2009. The increase in selling and administrative expenses was primarily due to higher volume, new stores and increased commission expense related to the conversion of company-operated stores to franchises.

Operating Income

We recorded operating income of $82.5 million in 2010 as compared to operating income of $99.7 million in 2009. The decline in operating income was predominately due to the above-noted increase in selling and administrative expenses.

Income Taxes

Income tax expense of $32.5 million and $39.0 million was recorded in 2010 and 2009, respectively. The effective tax rate was 39.5% and 39.4% in 2010 and 2009, respectively.

Net Income

We recorded net income of $49.8 million for 2010 as compared to $60.1 million for 2009. The decrease in net income was attributable to the factors discussed above.

Business Segment Results

Sears Hometown and Hardware

Sears Hometown and Hardware results and key statistics were as follows:

	Fiscal Year			13 Weeks Ended
thousands, except for number of stores	2009	2010	2011	April 30, 2011	April 28, 2012
Net sales	$1,934,837	$1,915,216	$1,838,797	$462,851	$479,857
Comparable store sales %	(5.9)%	(3.7)%	(6.1)%	(6.6)%	0.1%
Cost of sales and occupancy	1,513,484	1,508,840	1,463,636	373,954	362,586

Gross margin dollars	421,353	406,376	375,161	88,897	117,271
Margin rate	21.8%	21.2%	20.4%	19.2%	24.4%
Selling and administrative	351,415	358,241	356,351	87,785	96,414
Selling and administrative expense as a percentage of net sales	18.2%	18.7%	19.4%	19.0%	20.1%
Depreciation	4,673	4,766	4,083	1,006	835

Total costs and expenses	1,869,572	1,871,847	1,824,070	462,745	459,835

Operating income	$65,265	$43,369	$14,727	$106	$20,022

Total Sears Hometown and Hardware stores	1,073	1,103	1,158	1,106	1,116

13 Week Period ended April 28, 2012 Compared to the 13 Week Period Ended April 30, 2011—Sears Hometown and Hardware

Net Sales

Sears Hometown and Hardware net sales increased $17.0 million, or 3.7%, to $479.9 million in the first quarter of 2012 from $462.9 million in the first quarter of 2011. The increase was primarily due to new store openings as well as a 0.1% increase in comparable store sales. Since the first quarter of 2011, we opened 35 new Sears Hometown Stores and 45 Sears Home Appliance Showrooms, which resulted in an increase in net sales of approximately $19.9 million. In addition, 48 Sears Hometown Stores were closed throughout the first quarter of 2012, which did not have a material impact on the year over year net sales variance. The slight increase in comparable store sales for 2012 was driven by sales increases in the lawn and garden and tools and paint categories, which were offset by declines in consumer electronics and floorcare. The increase in lawn and garden sales was primarily a result of the unseasonable warmer weather across the country in March 2012 which generated sales earlier in the spring selling season while the increase in tools and paint sales was driven by an increase in advertising for this category. The decrease in consumer electronics sales from the prior year quarter was a result of the product category being removed from the assortment in a select number of our stores during the quarter and replaced with more profitable merchandise offerings. The decrease in floorcare sales was a result of lower inventory levels only experienced in the first quarter of 2012.

Gross Margin

Gross margin was $117.3 million, or 24.4% of net sales in the first quarter of 2012, as compared to $88.9 million, or 19.2% of net sales, in the prior year quarter. The 520 basis point improvement in gross margin rate over the prior year quarter was driven by a decrease in clearance markdowns resulting from improved inventory productivity as well as improved delivery margins due to eliminating free delivery offers to customers in the first quarter of 2012. In addition, occupancy expense decreased in the first quarter of 2012 compared to the prior year quarter due to the increase in the number of franchised store locations. This decrease in occupancy expense was offset by increased selling and administrative expenses due to the increase in commissions paid as noted below. The total increase in gross margin dollars of $28.4 million was driven by the above-noted sales increase and improvement in gross margin rate.

Selling and Administrative Expenses

Selling and administrative expenses increased to $96.4 million, or 20.1% of net sales, in the first quarter of 2012 from $87.8 million, or 19.0% of net sales, in the prior year quarter. Selling and administrative expense for 2012 increased due to an increase in commissions paid to dealers and franchisees as a result of the increase in net sales.

Operating Income

We recorded operating income of $20.0 million in the first quarter of 2012 as compared to operating income of $0.1 million in the prior year quarter. The overall increase in operating income of $19.9 million was driven by the above noted increases in net sales and gross margin rate.

2011 Compared to 2010—Sears Hometown and Hardware

Net Sales

Sears Hometown and Hardware net sales decreased $76.4 million, or 4.0%, to $1.8 billion in 2011 from $1.9 billion in 2010. The decrease was primarily due to a 6.1% decline in comparable store sales which was partially offset by an increase in net sales due to new store openings. The decline in comparable store sales for 2011 was driven by a decline in home appliance comparable store sales which resulted from the government-sponsored appliance stimulus programs in 2010. During 2010, as part of the economic recovery measures, the U.S Federal Government distributed approximately $300 million to various states and territories for use in providing rebates to consumers who purchased new energy efficient home appliances. This program benefited the Company in 2010, but was not repeated in 2011. In addition, lawn and garden sales declined primarily due to weather-related conditions in the southwest region of the country, which experienced a significant drought and reduced demand for such items. We opened 34 new Sears Hometown stores and 42 Sears Home Appliance Showrooms which resulted in an increase of approximately $22.5 million in net sales.

Gross Margin

Gross margin was $375 million, or 20.4% of net sales in 2011, as compared to $406 million, or 21.2% of net sales in 2010. The total decline in gross margin dollars of $31.2 million was primarily driven by the above-noted sales decline along with charges of $12.1 million related to store closures and $11.7 million of expenses related to the Shop Your Way Rewards program. In 2011, we made the decision to close 84 underperforming stores and recorded a charge of $12.2 million. See Note 7 in Notes to Combined Financial Statements for additional details. We did not make any such decisions in 2010 and as such we did not record any charges in 2010. Sears Holdings was in its initial launch of the Shop Your Way Rewards program in 2010. In 2011, after the initial launch, each business of Sears Holdings was charged for expenses related to members’ purchases in their stores.

Selling and Administrative Expenses

Selling and administrative expenses decreased to $356 million in 2011 from $358 million in 2010. Selling and administrative expenses as a percentage of net sales increased to 19.4% of net sales in 2011 from 18.7% of net sales in 2010 primarily due to the decrease in sales. Selling and administrative expense for 2011 included charges of $3.8 million for store closing and severance costs.

Operating Income

We recorded operating income of $14.7 million in 2011 as compared to operating income of $43.4 million in 2010. Operating income for 2011 included total charges of $16.1 million related to store closures. The overall decline in operating income of $28.6 million was due to the decline in gross margin dollars and rate.

2010 Compared to 2009—Sears Hometown and Hardware

Net Sales

Sears Hometown and Hardware net sales were $1.9 billion in both 2010 and 2009. Comparable store sales declined 3.7%, but were offset by sales from new store openings. The decline in comparable store sales for 2010 was driven by the continued price compression of the consumer electronics business and a decline in the tools category, partially offset by an increase in home appliance sales as a result of the government-sponsored appliance stimulus programs.

Gross Margin

Gross margin was $406 million, or 21.2% of net sales, in 2010, as compared to $421 million, or 21.8% of net sales, in 2009. The decrease of 60 basis points in gross margin rate was primarily due to higher promotional activity in the home appliance category given the macroeconomic challenges in stimulating demand, as well as increased clearance markdowns associated with a higher than average transition to new home appliance products.

Selling and Administrative Expenses

Selling and administrative expenses increased to $358 million, or 18.7% of net sales in 2010 from $351 million, or 18.2% of net sales in 2009. The increase was primarily due to higher commission expense related to the conversion of company operated stores to franchises. In addition, selling and administrative expenses were impacted by the addition of new stores, which generate expenses on a lower starting sales base as compared to mature stores.

Operating Income

We recorded operating income of $43.4 million in 2010 as compared to $65.3 million in 2009. The decrease in operating income was attributable to the factors discussed above.

Sears Outlet

Sears Outlet results and key statistics were as follows:

	Fiscal			13 Weeks Ended
thousands, except for number of stores	2009	2010	2011	April 30, 2011	April 28, 2012
Net sales	$395,088	$432,171	$505,402	$121,781	$141,221
Comparable store sales %	1.3%	(0.4)%	8.7%	2.7%	5.4%
Cost of sales and occupancy	280,969	302,387	356,880	85,308	99,793

Gross margin dollars	114,119	129,784	148,522	36,473	41,428
Margin rate	28.9%	30.0%	29.4%	29.9%	29.3%
Selling and administrative	75,334	84,055	102,284	22,513	25,490
Selling and administrative expense as a percentage of net sales	19.1%	19.4%	20.2%	18.5%	18.0%
Depreciation	4,319	6,636	5,691	1,348	1,470

Total costs and expenses	360,622	393,078	464,855	109,169	126,753

Operating income	$34,466	$39,093	$40,547	$12,612	$14,468

Total Sears Outlet stores	93	102	116	104	122

13 Week Period ended April 28, 2012 Compared to the 13 Week Period Ended April 30, 2011—Sears Outlet

Net Sales

Sears Outlet net sales increased $19.4 million, or 16.0%, to $141.2 million in the first quarter of 2012 from $121.8 million in the first quarter of 2011. The increase was primarily due to new store openings as well as a 5.4% increase in comparable store sales. Since the first quarter of 2011, we opened 21 new Sears Outlet stores which resulted in an increase in net sales of approximately $12.3 million. The increase in comparable store sales for 2012 was driven by sales increases in the home appliances, mattresses, apparel and tools categories. Increases in these categories were driven by improved inventory levels in home appliances, assortment expansion in both the mattresses and tools categories, and an increase in the number of stores that carry apparel.

Gross Margin

Gross margin was $41.4 million, or 29.3% of net sales in the first quarter of 2012, as compared to $36.5 million, or 29.9% of net sales in the prior year quarter. Margin rate decreased 60 basis points in the first quarter of 2012 compared to the prior year quarter primarily due to lower receipts of higher margin “sold as-is” home appliances partially offset by a higher balance of sales in higher margin categories such as apparel and mattresses. Total gross margin dollars increased $5.0 million in the first quarter of 2012 to $41.4 million due to the increase in net sales being offset by the above-noted decline in gross margin rate.

Selling and Administrative Expenses

Selling and administrative expenses increased to $25.5 million in the first quarter of 2012 from $22.5 million in the prior year quarter due to sales growth and a higher number of Sears Outlet stores. Selling and administrative expenses as a percentage of net sales decreased to 18.0% of net sales in the first quarter of 2012 from 18.5% of net sales in the first quarter of 2011 primarily due to the above-noted increases in expenses being offset by the increase in sales.

Operating Income

We recorded operating income of $14.5 million in the first quarter of 2012 as compared to operating income of $12.6 million in the prior year quarter. The increase in operating income of $1.9 million was driven by the increase in net sales which was offset by the above-noted decrease in gross margin rate and increase in selling and administrative expenses.

2011 Compared to 2010—Sears Outlet

Net sales

Sears Outlet net sales increased $73 million, or 16.9%, to $505 million in 2011 from net sales of $432 million in 2010. The increase was primarily due to an increase in comparable store sales of 8.7% as well as an increase in net sales due to new store openings. The increase in comparable store sales in 2011 was driven primarily by increases in the home appliance, lawn and garden, apparel and mattress categories. Increases in these categories were driven by improved functionality of Searsoutlet.com, assortment changes, such as the purchase of patio furniture and grills, increased inventory in certain categories like tractors and an increase in the number of stores that carry apparel. Unlike the Sears Hometown and Hardware stores, the government-sponsored appliance stimulus program did not have a significant impact on Sears Outlet because the program was applicable to new energy-efficient home appliances, which is only a small portion of the home appliance offering at Sears Outlet. In addition. the weather-related conditions in the southwest region of the country had a disproportionately higher impact on Sears Hometown and Hardware stores due to the significantly higher store base, store locations and mix of lawn and garden product. We opened 17 new Sears Outlet stores which resulted in an increase of approximately $23.2 million in net sales.

Gross Margin

Sears Outlet gross margin was $148.5 million, or 29.4% of net sales in 2011, as compared to $129.8 million, or 30.0% of net sales, in 2010. The decrease of 60 basis points in gross margin rate was primarily due to expenses related to the Shop Your Way Rewards program. Sears Holdings was in its initial launch of the Shop Your Way Rewards program in 2010. In 2011, after the initial launch, each business of Sears Holdings was charged for expenses related to members’ purchases in their stores. Gross margin rates for Sears Outlet are generally higher than those for Sears Hometown and Hardware due to the lower cost of product acquisition for the outlet-value products market.

Selling and Administrative Expenses

Selling and administrative expenses increased $18.2 million in 2011 to $102.3 million, or 20.2% of net sales, from $84.1 million, or 19.4% of net sales, in 2010. The increase in selling and administrative expenses was primarily due to sales growth, a higher number of Sears Outlet stores and additional investments in marketing to increase awareness of our Sears Outlet stores.

Operating Income

We recorded operating income of $40.5 million in 2011, as compared to $39.1 million in 2010, due to increases in net sales being partially offset by a decline in gross margin rate as well as an increase in selling and administrative expenses.

2010 Compared to 2009—Sears Outlet

Net Sales

Sears Outlet net sales in 2010 increased $37.1 million or 9.4% to $432 million, as compared to net sales of $395 million in 2009. The increase in net sales was primarily due to an increase in sales from new store openings, partially offset by a decrease in comparable store sales. The decline in comparable store sales in 2010 was driven primarily by a decline in home appliances.

Gross Margin

Gross margin was $129.8 million, or 30.0% of net sales, in 2010, as compared to $114.1 million, or 28.9% of net sales, in 2009. The increase of $15.7 million in gross margin dollars was primarily due to the overall increase in net sales as well as the 110 basis point increase in gross margin rate which was attributable to growth in the higher margin apparel category.

Selling and Administrative Expenses

Selling and administrative expenses increased $8.7 million in 2010 to $84.1 million, or 19.4% of net sales, from $75.3 million, or 19.1% of net sales, in 2009. The increase in selling and administrative expenses was primarily due to sales growth, an increase in the number of Sears Outlet stores and a higher store payroll rate.

Operating Income

We recorded operating income of $39.1 million in 2010 compared to $34.5 million in 2009. The increase in operating income was primarily attributable to the factors discussed above.

Analysis of Financial Condition

Cash Balances

Our cash and cash equivalents balances at January 29, 2011 and January 28, 2012 were $0.8 million and $0.7 million, respectively. Our cash balances as of April 30, 2011 and April 28, 2012 were $0.8 million and $0.7 million respectively.

For fiscal year 2011 and the first quarter of 2012, we financed our operations and investments primarily with cash generated from operations. Our primary need for liquidity is to fund inventory purchases and capital expenditures and for general corporate purposes.

Cash Flows from Operating Activities

For the first quarter of 2012, we financed our operations and investments primarily with cash generated from operations. Cash provided by operating activities was $20.6 million in the first quarter of 2012 as compared to cash used in operating activities of $9.9 million in the first quarter of 2011. The increase in cash provided by operating activities in the first quarter of 2012 was primarily driven by the increase in net income.

Merchandise inventories were $418.4 million at April 30, 2011 and $405.9 million at April 28, 2012. Merchandise inventories for Sears Hometown and Hardware stores decreased from $347.1 million at April 30, 2011 to $331.3 million at April 28, 2012 primarily due to improved inventory productivity. Merchandise inventories for Sears Outlet stores increased from $71.3 million at April 30, 2011 to $74.6 million at April 28, 2012 primarily due to store growth.

For 2011, we financed our operations and investments primarily with cash generated from operations. Cash provided by operating activities was $38.5 million in 2011 as compared to $49.0 million in 2010 and $14.1 million in 2009.

Merchandise inventories were $394.6 million at January 29, 2011 and $393.7 million at January 28, 2012. Merchandise inventories for Sears Hometown and Hardware stores decreased from $319.7 million at January 29, 2011 to $307.8 million primarily due to improved inventory productivity. Merchandise inventories for Sears Outlet stores increased from $74.9 million to $85.9 million primarily due to store growth.

We obtain our merchandise through agreements with Sears Holdings or through vendors. In 2011, merchandise acquired from subsidiaries of Sears Holdings, including Kenmore, Craftsman, DieHard and other products, accounted for approximately 90% of total purchases of all inventory from all vendors. The loss of or a reduction in the amount of merchandise made available to us by Sears Holdings could have a material adverse effect on our business and results of operations.

In addition, our vendor arrangements generally are not long-term agreements (other than the Merchandising Agreement) and none of them guarantee the availability of merchandise in the future. Our growth strategy depends to a significant extent on the willingness and ability of our vendors to supply us with sufficient inventory. As a result, our success depends on maintaining good relations with our existing vendors and developing relationships with new vendors. If we fail to strengthen our relations with our existing vendors or to enhance the quality of merchandise they supply us, or if we cannot maintain or acquire new vendors of favored brand name merchandise, our ability to obtain a sufficient amount and variety of merchandise at acceptable prices may be limited, which would have a negative impact on our competitive position. In addition, we may not be able to develop relationships with new vendors, and products from alternative sources, if any, may be of a lesser quality and more expensive than those we currently purchase.

Cash Flows from Investing Activities

Cash used in investing activities was $1.9 million for the first quarter of 2012 compared to $1.5 million for the first quarter of 2011. Cash used in investing activities in both quarters was for purchases of property and equipment.

Cash used in investing activities was $10.0 million for 2011, $5.8 million for 2010 and $6.1 million for 2009. Cash used in investing activities in all three years was for purchases of property and equipment.

Cash Flows from Financing Activities

Cash used in financing activities was $18.6 million for the first quarter of 2012 compared to cash provided by financing activities of $11.4 million for the first quarter of 2011. The increase of $30.0 million in cash used in financing activities in 2012 from 2011 was due to the increase in repayments to Sears Holdings.

Cash used in financing activities was $28.6 million for 2011, $43.0 million for 2010 and $7.9 million for 2009. The decrease of $14.4 million in cash used in financing activities in 2011 from 2010 was due to the reduction of repayments to Sears Holdings. The increase of $35.1 million in cash used in financing activities in 2010 from 2009 was due to the increased repayments to Sears Holdings.

Financing Arrangements

In connection with the separation, we expect to enter into an asset-based senior secured revolving credit facility, or the “Senior ABL Facility,” with a group of financial institutions. The Senior ABL Facility is expected to provide (subject to availability under a borrowing base) for aggregate maximum borrowings of $250 million. Up to $75 million of the revolving credit facility is expected to be available for the issuance of letters of credit and up to $25 million is expected to be available for swingline loans.

As of the date of the separation, we expect to have $100 million outstanding under the Senior ABL Facility which will be used to pay a cash dividend to Sears Holdings immediately prior to the separation. The Senior ABL Facility is also expected to allow revolving commitment increases in an aggregate principal amount of up to $100 million.

The anticipated principal terms of the Senior ABL Facility are summarized below.

Senior ABL Facility

Maturity; Amortization and Prepayments

The Senior ABL Facility is expected to mature on the earlier of (i) the five year anniversary of the closing date of the credit facility and (ii) six months prior to the expiration of the Services Agreement or certain other material contracts entered into with Sears Holdings or its subsidiaries in connection with the separation, unless such agreements are extended to a date later than that set forth in clause (i) or terminated on a basis reasonably satisfactory to the administrative agent under the Senior ABL Facility.

The Senior ABL Facility is expected to be subject to mandatory prepayment in amounts equal to the amount by which the outstanding extensions of credit exceed the lesser of the borrowing base and the commitments then in effect.

Guarantees; Security

The obligations under the Senior ABL Facility are expected to be guaranteed by us and each of our existing and future direct and indirect wholly owned domestic subsidiaries (subject to certain exceptions). The Senior ABL Facility and the guarantees thereunder are expected to be secured by a first priority security interest in certain assets of the borrowers and guarantors consisting primarily of accounts receivable, inventory, cash, cash equivalents, deposit accounts and securities accounts, as well as certain other assets (other than intellectual property) ancillary to any of the foregoing and all proceeds of any of the foregoing, including cash proceeds and the proceeds of applicable insurance.

Interest; Fees

The interest rates per annum applicable to the loans under the Senior ABL Facility are expected to be based on a fluctuating rate of interest measured by reference to, at the borrowers’ election, either (1) an adjusted London inter-bank offered rate (LIBOR) plus a borrowing margin or (2) an alternate base rate plus a borrowing margin, with the borrowing margin subject to adjustment based on the average excess availability under the facility for the preceding fiscal quarter.

Customary fees are expected to be payable in respect of the Senior ABL Facility, including letter of credit fees and commitment fees.

Covenants

The Senior ABL Facility is expected to include a number of covenants that, among other things, would limit or restrict our ability and the ability of the borrowers and the other guarantors to, subject to certain exceptions, incur additional indebtedness (including guarantees), grant liens, make investments, make dividends or distributions with respect to our capital stock (other than the up to $100 million dividend to Sears Holdings prior to the separation), make prepayments on other indebtedness, engage in mergers or change the nature of our or their business. In addition, after the first anniversary of the closing date of the Senior ABL Facility, upon excess availability falling below a certain level, we expect to be required to comply with a minimum fixed charge coverage ratio.

The Senior ABL Facility is also expected to contain certain affirmative covenants, including financial and other reporting requirements.

Events of Default

The Senior ABL Facility is expected to include customary events of default including non-payment of principal, interest or fees, violation of covenants, inaccuracy of representations or warranties, cross default to certain other material indebtedness, bankruptcy and insolvency events, invalidity or impairment of guarantees or security interests, material judgments and change of control.

Uses and Sources of Liquidity

We believe that our existing cash and cash equivalents, cash flows from our operating activities and, to the extent necessary, from availability under the Senior ABL Facility will be sufficient to meet our anticipated liquidity needs for at least the next 12 months. As of April 28, 2012, we had cash and cash equivalents of $0.7 million. As a result, we expect to fund our ongoing operations through cash generated by operating activities and availability under the expected Senior ABL Facility. The adequacy of our available funds will depend on many factors, including the macroeconomic environment and the operating performance of our stores.

Capital lease obligations as of January 29, 2011 and, January 28, 2012 were $6.2 million and $4.0 million, respectively. Capital lease obligations as of April 30, 2011 and April 28, 2012 were $5.7 million and $3.4 million, respectively.

As of the date of this prospectus, Sears Holdings’ domestic credit facility is (1) secured, in part, by a first lien on the inventory and credit card receivables directly or indirectly owned by SHO and the subsidiaries of Sears Holdings that will become wholly owned subsidiaries of SHO prior to the completion of the separation and (2) guaranteed by SHO and the entities that will become wholly owned subsidiaries of SHO prior to the separation. Prior to the completion of the separation, this lien and these guarantee obligations will be released.

Contractual Obligations and Off-Balance Sheet Arrangements

Information concerning our obligations and commitments to make future payments under contract such as debt and lease agreements and under contingent commitments as of January 28, 2012 is as aggregated in the following table:

thousands	Total	Within 1 Year	1-3 Years	4-5 Years	After 5 Years
Long-term Debt (1)	$100,000	$—	$—	$—	$100,000
Capital leases	3,998	2,061	1,937	—	—
Operating leases	202,662	52,653	66,634	33,922	49,453

Total Contractual Obligations	$306,660	$54,714	$68,571	$33,922	$149,453

(1)	Reflects the expected up to $100 million draw on the Senior ABL Facility which we expect to enter into prior to the separation.

Application of Critical Accounting Policies and Estimates

In preparing the financial statements, certain accounting policies require considerable judgment to select the appropriate assumptions to calculate financial estimates. These estimates are complex and subject to an inherent degree of uncertainty. We base our estimates on historical experience, terms of existing contracts, evaluation of trends and other assumptions that we believe to be reasonable under the circumstances. We continually evaluate the information used to make these estimates as our business and the economic environment change. Although the use of estimates is pervasive throughout the financial statements, we consider an accounting estimate to be critical if:

•	it requires assumptions to be made about matters that were highly uncertain at the time the estimate was made, and

•

changes in the estimate that are reasonably likely to occur from period to period or different estimates that could have been selected would have a material effect on our financial condition, cash flows or results of operations.

We believe that the current assumptions and other considerations used to estimate amounts reflected in the financial statements are appropriate. However, if actual experience differs from the assumptions and the considerations used in estimating amounts, the resulting changes could have a material adverse effect on our combined results of operations, and in certain situations, could have a material adverse effect on our financial condition.

The following is a summary of our most critical policies and estimates. See Note 2 of the Notes to the Combined Financial Statements for a listing of our other significant accounting policies.

Valuation of Inventory

Our inventory is valued at the lower of cost or market determined primarily using the retail inventory method, or “RIM.” RIM is an averaging method that is commonly used in the retail industry. To determine inventory cost under RIM, inventory at its retail selling value is segregated into groupings of merchandise having similar characteristics, which are then converted to a cost basis by applying specific average cost factors for each grouping of merchandise. Cost factors represent the average cost-to-retail ratio for each merchandise group based upon the year’s purchasing activity for each store location. Accordingly, a significant assumption under the retail method is that inventory in each group is similar in terms of its cost-to-retail relationship and has similar turnover rates. We monitor the content of merchandise in these groupings to prevent distortions that would have a material effect on inventory valuation.

RIM inherently requires management judgment and certain estimates that may significantly affect the ending inventory valuation, as well as gross margin. The methodologies utilized by SHO in its application of the RIM are consistent for all periods presented. Such methodologies include the development of the cost-to-retail ratios, the groupings of homogenous classes of merchandise, the development of shrinkage and obsolescence reserves, and the accounting for retail price changes. We believe that SHO’s RIM provides an inventory valuation that reasonably approximates cost. Among others, two significant estimates used in inventory valuation are the level and timing of permanent markdowns (clearance markdowns used to clear unproductive or slow-moving inventory) and shrinkage. Amounts are charged to cost of sales at the time the retail value of inventory is reduced through the use of permanent markdowns.

Factors considered in the determination of permanent markdowns include current and anticipated demand, customer preferences, age of the merchandise, fashion and design trends and weather conditions. In addition, inventory is also evaluated against corporate pre-determined historical markdown cadences. When a decision is made to permanently markdown merchandise, the resulting gross margin reduction is recognized in the period the markdown is recorded. The timing of the decision, particularly surrounding the balance sheet date, can have a significant effect on the results of operations.

Income Taxes

We account for income taxes in accordance with accounting standards for such taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax bases of recorded assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. If future utilization of deferred tax assets is uncertain, we may record a valuation allowance against certain deferred tax assets. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and results of recent operations. In projecting future taxable income, we begin with historical results and incorporate assumptions including the amount of future state, federal and foreign pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income.

We account for uncertainties in income taxes according to accounting standards for uncertain tax positions. We are present in a large number of taxable jurisdictions, and at any point in time, can have audits underway at various stages of completion in any of these jurisdictions. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite the belief that the underlying tax positions are fully supportable. Unrecognized tax benefits are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. Pursuant to a Tax Sharing Agreement, Sears Holdings will be responsible for any unrecognized tax benefits through the date of the separation.

Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and the valuation allowance recorded against our net deferred tax assets, if any. As further described above, we consider estimates of the amount and character of future taxable income in assessing the likelihood of realization of deferred tax assets. Our actual effective tax rate and income tax expense could vary from estimated amounts due to the future impacts of various items, including changes in income tax laws, tax planning and our forecasted financial condition and results of operations in future periods. Although we believe current estimates are reasonable, actual results could differ from these estimates.

In connection with the separation, we will enter into a Tax Sharing Agreement with Sears Holdings which will govern the rights and obligations of the parties with respect to pre-separation and post-separation tax matters. Under the Tax Sharing Agreement, Sears Holdings will be responsible for any federal, state or foreign income tax liability relating to tax periods ending on or before the separation.

Goodwill Impairment Assessment

We had a goodwill balance of $167 million at both January 28, 2012 and January 29, 2011. We evaluate the carrying value of goodwill for possible impairment under accounting standards governing goodwill and other intangible assets. As required by accounting standards, we perform annual goodwill impairment tests in the fourth quarter and update the tests between annual tests if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others: a significant decline in our expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; and the testing for recoverability of a significant asset group within a reporting unit. Following the separation, our goodwill impairment analysis will also include a comparison of the aggregate estimated fair value of all reporting units to our total market capitalization. Therefore, following the separation, our stock may trade below our book value and a significant and sustained decline in our stock price and market capitalization could result in goodwill impairment charges. Any adverse change in these factors could have a significant impact on the recoverability of these assets and could have a material impact on our Combined Financial Statements.

Our goodwill resides in the Sears Hometown reporting unit within the Sears Hometown and Hardware segment. The goodwill impairment test involves a two-step process. The first step is a comparison of the reporting unit’s fair value to its carrying value. We estimate fair value using the best information available, using both a market participant approach, as well as a discounted cash flow model, commonly referred to as the income approach. The market participant approach determines the value of a reporting unit by deriving market multiples for reporting units based on assumptions potential market participants would use in establishing a bid price for the unit. This approach therefore assumes strategic initiatives will result in improvements in operational performance in the event of purchase, and includes the application of a discount rate based on market participant assumptions with respect to capital structure and access to capital markets. The income approach uses a reporting unit’s projection of estimated operating results and cash flows that is discounted using a weighted-average cost of capital that reflects current market conditions appropriate to our reporting unit. The projection uses our best estimates of economic and market conditions over the projected period, including growth rates in sales, costs, estimates of future expected changes in operating margins and cash expenditures. Other significant estimates and assumptions include terminal value growth rates, future estimates of capital expenditures and changes in future working capital requirements. Our final estimate of fair value of reporting units is developed by equally weighting the fair values determined through both the market participant and income approaches, where comparable market participant information is available.

If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment loss. The amount of impairment is determined by comparing the implied fair value of reporting unit goodwill to the carrying value of the goodwill in the same manner as if the reporting unit was being acquired in a business combination. Specifically, we allocate the fair value to all of the assets and liabilities of the reporting unit, including any unrecognized intangible assets, in a hypothetical analysis that would calculate the implied fair value of goodwill. If the implied fair value of goodwill is less than the recorded goodwill, we record an impairment charge for the difference.

We did not record any goodwill impairment charges in 2009, 2010 or 2011.

The use of different assumptions, estimates or judgments in either step of the goodwill impairment testing process, such as the estimated future cash flows of our reporting unit, the discount rate used to discount such cash flows, or the estimated fair value of the reporting unit’s tangible and intangible assets and liabilities, could significantly increase or decrease the estimated fair value of a reporting unit or its net assets, and therefore, impact the related impairment charge. At the 2011 annual impairment test date, the conclusion that no indication of goodwill impairment existed for our Sears Hometown reporting unit would not have changed had the test been conducted assuming: 1) a 100 basis point increase in the discount rate used to discount the aggregate estimated cash flows of our Sears Hometown reporting unit to its net present value in determining its estimated fair value and/or 2) a 100 basis point decrease in the estimated sales growth rate and/or terminal period growth rate.

Based on our sensitivity analysis, we do not believe that the recorded goodwill balance is at risk of impairment at the end of the year because the fair value is substantially in excess of the carrying value and not at risk of failing step one. However, goodwill impairment charges may be recognized in future periods to the extent changes in factors or circumstances occur, including deterioration in the macroeconomic environment, retail industry or in the equity markets, which will include the market value of our common shares, deterioration in our performance or our future projections, or changes in our plans for our Sears Hometown reporting unit.

Quantitative and Qualitative Disclosures about Market Risk

We will be subject to interest rate risk associated with our Senior ABL Facility, which will bear interest at a variable rate. Assuming our Senior ABL Facility were fully drawn in principal amount equal to $250 million, each one percentage point change in interest rates would result in a $2.5 million change in annual cash interest expense on our Senior ABL Facility.

BUSINESS

Our Business

We are a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. As of April 28, 2012, we and our dealers and franchisees operated 1,238 stores across all 50 states and Puerto Rico, Guam and Bermuda. This includes five Sears Hometown Stores (net of new store openings), eight Sears Hardware stores and one Sears Outlet Store that we closed since the first quarter of 2012 and one Sears Hardware Store we intend to close in the second half of 2012.

In addition to merchandise, we provide our customers with access to a full suite of services, including home delivery and handling and extended service contracts.

We operate through two segments—the Sears Hometown and Hardware segment and the Sears Outlet segment. Our Sears Hometown and Hardware stores are designed to provide our customers with in-store and online access to a wide selection of national brands of home appliances, tools, lawn and garden equipment, sporting goods, consumer electronics and household goods, depending on the particular store. Our Sears Outlet stores are designed to provide in-store and online access to purchase new, one-of-a-kind, out-of-carton, discontinued, obsolete, used, reconditioned, overstocked and scratched and dented products, collectively “outlet-value products” across a broad assortment of merchandise categories, including home appliances, lawn and garden equipment, apparel, mattresses, televisions, sporting goods and tools, and at prices that are significantly lower than manufacturers’ suggested retail prices. See Note 8 to our Combined Financial Statements for further information.

Sears Hometown and Hardware

As of April 28, 2012, we and our dealers and franchisees operated a total of 1,116 Sears Hometown and Hardware stores located across 50 states, Puerto Rico, Guam and Bermuda.

The majority of our Sears Hometown and Hardware stores are based on either an authorized dealer model or a franchise model under which, in most cases, independent owners operate the stores and SHO provides brand and marketing support and inventory on consignment. The dealer or franchisee earns a commission based on net sales of the inventory when sold. We also authorize the dealer or franchisee to sell post-sale services, including product protection programs.

Our Sears Hometown and Hardware business operates through three distinct formats: Sears Hometown Stores, or “Hometown Stores,” Sears Hardware Stores, or “Hardware Stores,” and Sears Home Appliance Showrooms, or “Home Appliance Showrooms.”

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Hometown Stores. Our Hometown Stores offer products and services across a wide selection of merchandise categories, including home appliances, consumer electronics, lawn and garden equipment, sporting goods, tools and household goods, with the majority of business driven by big-ticket home appliance and lawn and garden sales. Most of our Hometown Stores carry Sears brand products, such as Kenmore, Craftsman, and DieHard, as well as a wide assortment of other national brands. Primarily independently owned and predominantly located in smaller communities and averaging 8,500 square feet, Hometown Stores are designed to serve more rural markets that may not support a full-service big-box retailer. As of April 28, 2012, there are 944 Hometown Stores in 50 states, Puerto Rico, Guam and Bermuda which includes five stores (net of new store openings) that were closed since the first quarter of 2012.

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Hardware Stores. Our Hardware Stores offer products and services across a wide selection of merchandise categories and sales are primarily driven by tools, lawn and garden equipment, home appliances, and other home improvement products. In addition, these stores offer certain proprietary in-store services, such as blade sharpening, key cutting and screen repair, as well as products typically found in local hardware stores, such as fasteners, electrical supplies and plumbing supplies. Hardware Stores, averaging nearly 28,000 square feet in size, are primarily located in suburban markets and are positioned as neighborhood stores designed to appeal to convenience-oriented customers. These stores carry Craftsman brand tools and lawn and garden equipment, DieHard brand batteries and a wide assortment of other national brands and other home improvement products. As of April 28, 2012, there are 96 Hardware Stores in 15 states, 93 of which also carry a selection of Kenmore and other national brands of home appliances. 41 of these stores are owned and operated by franchisees, and the remaining 55 stores are operated by us. This number includes eight stores that we closed since the first quarter of 2012 and one store that we plan to close in the second half of 2012.

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Home Appliance Showrooms. Our Home Appliance Showrooms offer home appliances and related services in stores primarily located in strip malls and lifestyle centers of metropolitan areas. Averaging 5,000 square feet with a simple, primarily appliance showroom design, our Home Appliance Showrooms offer quality-focused customers a unique store shopping experience. Home Appliance Showroom sales are primarily driven by big-ticket cooking, laundry and refrigeration home appliances as well as, in certain stores, mattresses. These stores carry Kenmore and other national brands of home appliances. As of April 28, 2012, there are 76 Home Appliance Showrooms in 19 states. 44 of these stores are owned and operated by franchisees, 30 stores are owned and operated by us and two are owned and operated by independent dealers.

In 2011, our revenue from our Sears Hometown and Hardware segment was $1.8 billion.

Sears Outlet

Our Sears Outlet stores are designed to provide in-store and online access to purchase outlet-value products across a broad assortment of merchandise categories, including home appliances, consumer electronics, lawn and garden equipment, apparel, sporting goods, tools and household goods, and at prices that are significantly lower than manufacturers’ suggested retail prices. Sears Outlet stores serve as a liquidation channel of outlet-value home appliances for major appliance vendors. In 2011, Sears Outlet’s most significant merchandise category was home appliances, which made up 83% of our sales revenue. Outlet-value products are generally covered by a manufacturer’s warranty, and Sears Outlet also offers a full suite of product protection plans and services options. As of April 28, 2012, Sears Outlet operated 122 locations, of which 92 were retail-only stores, 25 were retail stores with onsite repair facilities, and five were retail apparel stores. This number includes one store that we closed since the first quarter of 2012. Sears Outlet also sells its product through our website, www.searsoutlet.com. We operate all of the Sears Outlet stores.

In 2011, our revenue from our Sears Outlet segment was $505 million.

Competition

Sears Hometown and Hardware

The Sears Hometown and Hardware business is subject to highly competitive conditions, with varying levels of competition within each store’s trade area. Sears Hometown and Hardware stores compete with a wide variety of retailers handling similar lines of merchandise, including department stores, discounters, mass merchandisers, specialty retailers, wholesale clubs, and many other competitors operating on a national, regional or local level. The Company also competes with internet and catalog businesses that have similar merchandise offerings.

Sears Hometown and Hardware’s key national competitors, all of which provide similar lines of merchandise in the same or comparable trade areas, are The Home Depot, Best Buy, Lowe’s and Tractor Supply, as well as Ace Hardware and True Value for our Hardware Stores. Subsidiaries of Sears Holdings provide similar lines of merchandise as the Sears Hometown and Hardware business. Nonetheless, the stores operated by the Sears Hometown and Hardware business generally have not been regarded as significant competitors of the stores operated by Sears Holdings’ subsidiaries. Instead, the stores operated by Sears Holdings’ subsidiaries and the stores operated by the Sears Hometown and Hardware business have been distributors of products supplied by Sears Holdings under the Sears name but have operated essentially in different trade areas. SHO expects that this relationship will continue following consummation of the rights offering. Sears Holdings provides and will continue to provide e-commerce services and support to SHO, and online sales by Sears Holdings’ subsidiaries that do not originate, or involve merchandise pick up, in physical stores may compete with the e-commerce activity of the Sears Hometown and Hardware business.

We believe that the key differentiating factors between competitors operating in this industry include price, product assortment and quality, service and convenience, brand recognition and availability of retail-related services such as access to credit, product delivery, repair and installation.

Sears Outlet

The Sears Outlet business unit operates in the highly fragmented outlet-value retail industry, in which big-box competitors are at one end of the spectrum, locally owned appliance dealers are at the other end, and regional and emerging outlet competitors occupy the middle ground. Sears Outlet’s direct competition has been comprised largely of established regional appliance outlet chains and emerging national big-box concept stores that sell outlet-value appliances as well as online retailers.

Sears Outlet’s key national competitors, some of which provide similar outlet-value products at comparable prices, are The Home Depot, Lowe’s, HH Gregg and US Appliances. In addition, as we continue to expand our product lines into categories such as mattresses and apparel we expect to face additional competition from other discount retailers that focus solely on those product categories. While subsidiaries of Sears Holdings provide similar lines of merchandise as the Sears Outlet business, the latter is a value-price seller of distressed, refurbished, and marked-out-of-stock merchandise, which the subsidiaries do not sell to end users. Consequently, the Sears Outlet business has not been regarded as a competitor of these subsidiaries. Instead, both have been distributors of products supplied by Sears Holdings under the Sears name, operating in different geographic locations. This relationship will continue following the rights offering.

We believe that the key differentiating factor between competitors operating in this industry is price. Other factors include product assortment and quality, service and convenience, brand recognition and availability of retail-related services such as access to credit and product delivery.

Our Strengths

We believe that our competitive strengths are the following:

Our stores carry a wide variety of well-known, brand-name merchandise.

We offer our customers a broad selection of products, including well-known consumer brand names such as Kenmore, Craftsman and DieHard, and we strive to offer high in-stock levels. A typical Hometown Store offers a selection of products similar to department stores, discounters, mass merchandisers and wholesale clubs and carries more products than specialty retailers and smaller independent appliance and hardware stores. This ability to offer a wide variety of well-known, consumer brand name merchandise enables us to remain competitive in our markets and to continue to attract customers.

We operate across the nation through distinctly tailored store formats.

Our different store formats are targeted to the markets in which they compete. Our Hometown Stores offer customers in more rural communities a wide variety of merchandise. In those markets, we compete against larger national or regional big-box stores on the basis of the convenient shopping experience we provide, and we compete against local independent stores based on our product offerings and competitive pricing.

Our Hardware Stores are located in neighborhood centers in suburban areas where customers can fulfill their hardware, lawn and garden and, in certain stores, home appliance needs. These stores compete against larger warehouse home centers and smaller local hardware stores by offering a broad assortment of products, convenient outlets and personalized customer assistance.

Our Home Appliance Showrooms are appealing display floors in metropolitan markets where we compete with big-box retailers by offering a high service model, a wide assortment of brand-name home appliances and convenient locations. We differentiate ourselves from our competitors by providing our customers with a consultative and educational purchase experience. To accommodate the lifestyles of our metropolitan customers, we also provide after-hours showings by appointment.

Our Sears Outlet stores offer customers a wide range of outlet-value products at over 120 locations across the United States. Our Sears Outlet stores differentiate themselves from their competitors by providing a wide range of outlet-value brand-name products, including Kenmore, Whirlpool, LG and Samsung, at prices that are significantly lower than manufacturers’ suggested retail prices.

In addition, SHO has stores located in all 50 states as well as Puerto Rico, Guam and Bermuda, without any concentration in one particular region or market. The ability to generate revenues with a wide variety of products across a diversified mix of regions and markets enables us to benefit from opportunities as they arise.

Our Sears Hometown and Hardware stores are primarily operated by dealers or franchisees, which allows us to leverage the knowledge, experience and capital of our dealers and franchisees.

Our Hometown Stores are primarily owned and operated by individual dealers and the majority of our Home Appliance Showrooms and Hardware Stores are operated by franchisees. Under both our dealer model and our franchise model, SHO provides inventory (on a consignment basis), branding and marketing to the stores and the dealer or franchisee is responsible for start-up costs, lease payments and other operating costs including payroll. This model allows us to leverage the entrepreneurial spirit of our dealers and franchisees and their local knowledge to better serve local trade areas. In addition, our franchise model frees up capital and enables us to focus on strategic planning, including store growth, marketing and pricing strategies. We regularly evaluate the performance of franchised stores and require compliance with established customer service guidelines.

Our Sears Outlet stores are a leading liquidation channel of value-priced home appliances.

As one of the nation’s largest chain retailers of outlet-value home appliances, our Sears Outlet business has become increasingly relevant to major appliance vendors as a liquidation channel of outlet-value appliances.

Our Strategy

We plan to continue to enhance our competitive position, grow our business and increase our net sales and profitability by implementing the following strategies:

Expand Product Assortment and Optimize Services Offering. We strive to provide customers complete solutions for their home appliance, hardware and other related home needs. We are constantly evaluating other merchandise categories and types of services to enhance our product and service offerings and to create cross-selling opportunities for adjacent products and services. For example, our initiatives to increase product offerings include expanding into apparel and footwear in our Sears Outlet stores and mattresses in our Home Appliance Showrooms.

Promote Customer Growth through Integrated Multi-Channel Capabilities, Improved Customer Experience and Enhanced Marketing. We seek to serve our customers’ needs and drive revenue growth through our integrated multi-channel sale capabilities. We continue to expand our e-commerce operation and our online product selection to enhance customers’ online shopping experience. We seek to integrate our online store and brick-and-mortar stores to provide our customers with a seamless shopping experience across channels. We offer our customers the option to purchase items on our website and pick them up in our local stores as well as order out-of-stock and other items from our in-store kiosks. These capabilities allow us to better serve customers across various channels and improve sales.

We also participate in Sears Holdings’ Shop Your Way Rewards program, or “SYWR program,” which is intended in part to help us transition from serving customers to building relationships with SYWR program members. We believe that the SYWR program will allow us to better meet our customers’ needs. In addition, we view the SYWR program as a means to expand to our customer base and enhance our ability to communicate both digitally and more effectively with our customers.

We also plan to drive customer growth by expanding our marketing initiatives. We believe that we can grow our customer base through targeted advertising in a number of different media, particularly online and email marketing.

We believe that quality customer service contributes to increased store visits and purchases by our customers. We are focused on building long-term relationships with customers by improving their in-store and post-store experiences. We conduct quality control checks with all dealers, franchisees, store managers and sales associates to improve the quality of customer interaction and product knowledge at all levels of our organization. We continue to improve and augment our post-sale engagement with customers through access to delivery and installation services as well as product protection plans.

Diversify Our Supply Chain. Over time, we intend to diversify our network of merchandise suppliers and service providers. Such diversification, particularly with respect to merchandise suppliers, is intended to reduce our reliance on Sears Holdings for our inventory.

Improve Operating Performance. We intend to focus on various initiatives intended to improve our gross margin structures and inventory management. Our inventory procurement operations are focused on developing customized, individualized merchandise assortments based on store demographics, sales history, customer preferences and margin by product division. Our inventory management focuses on continually adjusting clearance markdown cadences to reflect changes in inventory turnover and customer preferences. In addition, we intend to focus on controlling costs across our business lines, particularly selling and administrative expenses.

Expand Our Store Base. We believe that we are positioned to leverage our competitive advantages and grow our Sears Hometown and Hardware and Sears Outlet store bases over the long term. We continue to evaluate expansion opportunities based on market potential. We have identified the expansion of Sears Outlet stores as a priority to drive revenue growth in that business unit and further enhance our market position and purchasing power in the outlet-value home appliance market. We also intend to grow our Sears Hometown and Hardware store base by exploring expansion into major markets for our Home Appliance Showrooms and a wide range of smaller markets for our Hometown Stores.

Continue to Convert our Home Appliance Showrooms and Hardware Stores to a franchise model. We believe we can unlock significant capital as well as leverage the local knowledge and expertise of our franchisees by moving more of our Home Appliance Showrooms and Hardware Stores to the franchise model.

Our Products and Suppliers

Our focus on the preferences of our customers drives our merchandise selection. Our largest revenue-generating category in 2011 was home appliances, representing approximately 60% of net sales. Our goal is to offer our customers a large selection of brands and products within each of our product categories.

In connection with the separation, we have entered into a Merchandising Agreement with Sears Holdings, Kmart Corporation, or “Kmart,” and Sears, Roebuck and Co., or “SRC,” pursuant to which Kmart and SRC will (1) sell to us, with respect to certain specified product categories, Sears brand products (including Kenmore, Craftsman and DieHard brand products) and vendor-branded products obtained from Kmart’s and SRC’s vendors and suppliers and (2) grant us licenses to use the trademarks owned by Kmart, SRC or other subsidiaries of Sears Holdings, including the Kenmore, Craftsman and Diehard trademarks, in connection with the marketing and sale of products sold under the Sears marks. The initial term of the Merchandising Agreement will expire in 2018 subject to certain early termination rights. Both our Sears Hometown and Hardware and Sears Outlet businesses are expected to rely on the Merchandising Agreement for a significant majority of their inventory. For the year ended January 28, 2012, products which we expect to acquire from Sears Holdings following the separation accounted for approximately 90% of our merchandise and a significant majority of our net sales.

Our Sears Outlet business also relies on manufacturers with which we have existing agreements to supply a significant portion of its inventory. For the year ended January 28, 2012, sales of products obtained pursuant to agreements with home appliance third-party suppliers generated approximately 25% of our Sears Outlet revenue.

We have entered into agreements with Sears Holdings, as well as with third-party service providers, to provide processing and administrative functions over a broad range of areas, and we are likely to continue to do so in the future. After the separation, we expect to continue to rely heavily on the infrastructure of Sears Holdings for a variety of key products and services. Our business plan depends to a significant extent on Sears Holdings’ willingness to continue to supply us with these key products and services.

Our Franchise and Dealer Models

Franchise Model

As of April 28, 2012, 44 of our Home Appliance Showrooms and 41 of our Hardware Stores were operated by independent franchisees. Under our franchise model, the franchisee operates the store and is responsible for its operating costs, including payroll and leasing costs. SHO provides the inventory to the franchisee on a consignment basis, and the franchisee earns a variable commission on sales of merchandise and protection plans. In addition, SHO also provides brand and marketing services to franchisees. We are actively seeking to sell all of our owned Home Appliance Showrooms and Hardware Stores to franchisees, which will permit us to recapture our investment in existing stores by including the invested capital in the purchase price we receive from the franchisee. In certain cases, especially with respect to stores that have been recently sold to a franchisee, SHO remains responsible for leasing costs in the case of a default by a franchisee until the expiration of such lease, at which time our franchisee will be required to negotiate a new lease to which SHO will not be a party.

The franchise relationship is governed by a franchise agreement, which generally has a ten year term, subject to a five year renewal upon certain conditions. The franchise agreement also obligates the franchisee to pay to SHO certain fees, including an initial franchise fee, training fees, transfer fees and successor franchise fees.

Dealer Model

As of April 28, 2012, over 900 of our Hometown Stores were operated by independent authorized dealers who own and operate their stores. The dealer bears responsibility for store operating costs, including all payroll and leasing costs. SHO provides the inventory to the dealer on a consignment basis, and the dealer earns a variable commission on sales of merchandise and protection plans. In addition, Sears Holdings also provides brand and marketing services to dealers.

The dealer relationship is governed by a dealer agreement, which generally has either a three or five-year term (depending on its terms and conditions). In the event that a dealer defaults or fails to renew its dealer agreement, SHO may assume responsibility for the operation of the store on a month-to-month basis until a new dealer is recruited to operate the store.

Distribution and Systems Infrastructure

The majority of our merchandise comes to our stores directly from vendors or distributors through our agreements with Sears Holdings. Occasionally, we also contract with third-party common carriers to deliver our merchandise to certain stores in more remote locations.

Our business relies extensively on computer systems to process transactions, summarize results and manage our business. Given the number of individual transactions we have each year, it is critical that we maintain uninterrupted operation of our computer and communications hardware and software systems. We currently rely on Sears Holdings to provide us with the computer systems and infrastructure that enable our distribution systems. In addition, we also rely on Sears Holdings for warehousing and other logistics services.

In connection with the separation, we have entered into a Services Agreement pursuant to which Sears Holdings Management Corporation, or “SHMC,” will provide us with a number of services, including logistics and distribution, information technology, and payment clearing and other financial services. The term of the Services Agreement will expire in 2018, subject to certain termination rights. We will pay fixed fees and rates for the services for the first three years of the Services Agreement, and will negotiate with SHMC the fees and rates for the fourth and fifth years of the term, and the six-month period following the fifth year, on a good-faith basis. In addition, we will also pay all taxes payable in connection with the services provided under the Services Agreement. See “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings—Services Agreement.”

Employees

As of April 28, 2012, we had approximately 5,300 employees, approximately 38% of whom were full-time employees. We believe that we have historically had a good working relationship with our employees and we have never experienced a material interruption of business as a result of labor disputes. In connection with the separation, we expect to enter into an Employee Transition and Administrative Services Agreement with a subsidiary of Sears Holdings, pursuant to which (i) during a transition period they will provide us with the services of personnel who would have been our employees absent our decision to enter into the Employee Transition and Administrative Services Agreement and will provide all employee benefits, payroll, workers compensation insurance and related services relating to those personnel and (ii) for the remainder of the term of the agreement they will provide us with specified human-resources services. See “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings—Employee Transition and Administrative Services Agreement.” None of our dealers or franchisees, nor any of their employees, are employees of SHO.

Real Property

Under our dealer and franchise model, as of April 28, 2012, 952 of our Sears Hometown and Hardware locations are leased to their dealers and franchisees, who remain liable for real estate and leasing costs. We own six and lease 158 of our Company-operated or franchised stores in our Sears Hometown and Hardware business.

As of April 28, 2012, we own four and lease 118 of our Sears Outlet locations.

In connection with the separation, Sears Holdings (or one of its subsidiaries) will assign or sublease to us their interests in the leases for all of our stores where the lease for such store permits assignment or subletting of the lease or where Sears Holdings is able to obtain landlord consent to such assignment or sublease. However, a number of the leases for our stores do not permit assignment or subletting or may require landlord consent which may be withheld. We currently expect the terms of any such subleases to match the terms, including the payment of rent and expiration date, of the existing lease between Sears Holdings (or one of its subsidiaries) and the landlord. As of             , 2012, we have been unable to obtain landlord consent to the assignment or sublease of     % of our leased Sears Hometown and Hardware locations and     % of our leased Sears Outlet locations. If we are unable to obtain landlord consent for the assignment or sublease of such stores we may be unable to operate stores in such locations; however, we do not believe that the failure to obtain such consent and the loss of such stores will have a material effect on our results of operations.

In addition, a small number of our stores are in locations where Sears Holdings currently operates one of its stores. In such cases we will enter into a lease or sublease with Sears Holdings (or one of its subsidiaries) for the portion of the space in which our store will operate and pay rent directly to Sears Holdings on the terms negotiated in connection with the separation. We also expect to lease office space for our corporate headquarters from Sears Holdings. We believe that our facilities are well maintained and are sufficient to meet our current and projected needs. We review all leases set to expire in the short-term to determine the appropriate action to take with respect to them, including moving or closing stores, entering into new leases or purchasing property.

Intellectual Property

In connection with the separation, we entered into Store License Agreements with SRC pursuant to which SRC will grant us, on a royalty-free basis, among other things, (1) an exclusive, non-transferable and terminable license to operate, and to authorize our dealers and franchisees to operate, retail stores and stores-within-a-store using the “Sears Outlet Store,” “Sears Authorized Hometown Store,” “Sears Home Appliance Showroom” and “Sears Hardware Store” store names, or the “store names,” (2) an exclusive, non-transferable and terminable license to use the store names to promote our products, and services related to our products, by all current and future electronic means, channels, processes and methods, including via the Internet, (3) a non-exclusive, nontransferable and terminable license to use, and to authorize our dealers and franchisees to use, certain other trademarks to market and sell services related to our products under those trademarks and (4) an exclusive, non-transferable and terminable license to use certain domain names in connection with the promotion of our stores, the marketing, distribution and sale of our products and the marketing and offering of services related to our products. These agreements do not include licenses for the Kenmore, Craftsman or DieHard trademarks. These agreements will expire in 2029.

We have also entered into a Merchandising Agreement with Sears Holdings, Kmart and SRC pursuant to which Kmart and SRC will (1) sell to us, with respect to certain specified product categories, Sears brand products (including Kenmore, Craftsman and DieHard brand products, or, collectively, the “KCD products”) and vendor-branded products obtained from Kmart’s and SRC’s vendors and suppliers and (2) grant us licenses to use the trademarks owned by Kmart, SRC or other subsidiaries of Sears Holdings, or the “Sears marks,” including the Kenmore, Craftsman and Diehard trademarks in connection with the marketing and sale of products sold under the Sears marks. The initial term of the Merchandising Agreement will expire in 2018, subject to two three-year renewal terms with respect to the KCD products. We will pay, on a weekly basis, a royalty determined by multiplying our net sales of the KCD by specified fixed royalties rates for each brand’s licensed products, subject to an adjustments based on the extent to which we feature Kenmore brand products in certain of our advertising and the extent to which we pay specified minimum commissions to our franchisees and Hometown Store owners.

For more information regarding the agreements between us and Sears Holdings, see “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings.”

Legal Proceedings

As of the date hereof, we are not party to any litigation which we consider material to our operations.

Notwithstanding the above, we are from time to time subject to various legal claims, including those alleging wage and hour violations, employment discrimination, unlawful employment practices, Americans with Disabilities Act claims, product liability claims as a result of the sale of certain products, as well as various legal and governmental proceedings. Litigation is inherently unpredictable and any proceedings, claims or regulatory actions against us, whether meritorious or not, may be time consuming, result in significant legal expenses, require significant amounts of management time, result in the diversion of significant operational resources, require changes in our methods of doing business that could be costly to implement, reduce our net sales, increase our expenses, require us to make substantial payments to settle claims or satisfy judgments, require us to cease conducting certain operations or offering certain products in certain areas or generally, and otherwise harm our business, results of operations, financial condition and cash flows, perhaps materially.

Seasonality

While the retail business is generally seasonal in nature, our businesses have historically generated revenues on a consistent basis during each period of our fiscal year. For product line revenues of our segments, see Note 8 to our Combined Financial Statements included herein.

History and Relationship with Sears Holdings

Our Sears Hometown and Hardware and Sears Outlet businesses have operated as part of Sears Holdings’ specialty stores business since their inception. Prior to the rights offering we will operate as businesses within

Sears Holdings, but following the closing of this offering (1) we will be a publicly traded company independent from Sears Holdings and (2) Sears Holdings will not retain any ownership interest in us except to the extent that the subscription rights are not exercised in full and that shares not purchased through the exercise of basic subscription rights are not purchased pursuant to the over-subscription privilege.

In connection with the separation, we have entered into various agreements with Sears Holdings which, among other things, (1) govern the principal transactions relating to this offering and certain aspects of our relationship with Sears Holdings following the separation, (2) establish terms under which subsidiaries of Sears Holdings will provide us with services following the separation and (3) establish terms pursuant to which subsidiaries of Sears Holdings will obtain merchandise for us. Although these agreements have been executed prior to the distribution of the subscription rights, the effectiveness of the agreements is conditioned upon the consummation of the rights offering and the completion of the separation of the Company from Sears Holdings. The terms of these agreements were agreed to in the context of a parent-subsidiary relationship and in the overall context of our separation from Sears Holdings. Accordingly, the terms of these agreements may be more or less favorable than those we could have negotiated with unaffiliated third parties. For more information regarding the agreements between us and Sears Holdings, see “Certain Relationships and Related Party Transactions—Agreements with Sears Holdings.”

Corporate Information

Our principal executive offices will be located at 3333 Beverly Road, Hoffman Estates, Illinois 60179 and our telephone number is (847) 286-2500. Our website address is www.shos.com.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of the date hereof as well as persons who have agreed to serve as members of our board of directors effective on the separation. The individuals who will be our executive officers following the separation may or may not currently be employees of Sears Holdings subsidiaries. We expect that as of the date of the separation, Mr. Riecker will no longer be a director, executive officer or employee of SHO.

Name	Age	Position
W. Bruce Johnson	61	Chief Executive Officer, President and Director
William A. Powell	42	Senior Vice President and Chief Operating Officer
Steven D. Barnhart	50	Senior Vice President and Chief Financial Officer*
John E. Ethridge II	39	Vice President, Supply Chain and Technology
Charles J. Hansen	64	Vice President, General Counsel and Secretary
Becky Iliff	43	Vice President, Human Resources
Robert A. Riecker	48	Interim Financial Officer and Director
William R. Harker	40	Chairman of the Board and Director
E. J. Bird	49	Director
Elizabeth Darst Leykum	34	Director
Jeffrey Flug	49	Director
Josephine Linden	60	Director

*	Mr. Barnhart joined SHO on August 22, 2012 and, as a result, as of the date of this filing was not deemed to be our principal financial officer or principal accounting officer.

Mr. Johnson was named Chief Executive Officer and President of SHO in July 2012. He also serves as Executive Vice President—Off-Mall Businesses of Sears Holdings, to which position he was elected in September 2011. From February 2011 until September 2011, he served as Sears Holdings’ Executive Vice President—Off-Mall Business and Supply Chain. He served as Sears Holdings’ interim Chief Executive Officer and President from February 2008 to February 2011. He previously served as Sears Holdings’ Executive Vice President, Supply Chain and Operations since the merger of SRC and Kmart Holding Corporation in 2004. He joined Kmart in October 2003 as Senior Vice President, Supply Chain and Operations. Mr. Johnson has extensive knowledge of retail company operations from his many years of experience working for Sears Holdings and companies such as Carrefour SA and Colgate-Palmolive Company. Mr. Johnson has also developed a strong understanding of the Company, its operations and the issues facing the Company through his years of service with Sears Holdings.

Mr. Powell joined Sears Holdings in August 2003 and was named Senior Vice President and Chief Operating Officer of SHO in July 2012. He has served as Senior Vice President and President, Hometown Stores, since November 2008. From November 2007 until November 2008, he served as Vice President and General Manager, Outlet Stores, and from January 2006 to November 2007, he served as Divisional Vice President, Stores/Sales-Dealer Stores.

Mr. Barnhart joined SHO as Senior Vice President and Chief Financial Officer on August 22, 2012. He previously served as Chief Financial Officer of Bally Total Fitness, an operator of fitness centers, from January 2010 to June 2012. He served as Chief Executive Officer and President of Orbitz Worldwide, Inc., an online travel company, or “Orbitz,” from April 2007 until January 2009. He served in various executive positions with Orbitz and its predecessors from May 2003 until April 2007.

Mr. Ethridge joined Sears Holdings’ Outlet Stores business in November 2009 and was named Vice President, Supply Chain and Technology of SHO in July 2012. He has served as Vice President and General Manager, Outlet Stores, since June 2011. He served as Divisional Vice President and General Manager, Outlet Stores, from January 2011 until June 2011; Director, Marketing, eCommerce and Business Development, from July 2010 to January 2011; and as Director, Marketing and eCommerce from November 2009 to July 2010. He previously served in the U.S. Navy as Engagement Manager/Project Leader on the staff of the Chief of Naval Operations, Assessment Division from September 2007 to November 2009 and as a submarine officer from February 2005 to October 2007.

Mr. Hansen was named Vice President, General Counsel and Secretary of SHO in August 2012. He has served as Vice President, Chief Counsel of Sears Holdings since January 2008. He served as Executive Vice President and General Counsel of Saks Incorporated, an operator of retail and department stores, or “Saks,” from September 2003 to May 2007. From June 1987 to September 2003, he served in a variety of legal positions with Saks and its predecessors, including serving as the General Counsel of Carson Pirie Scott & Co., an operator of department stores.

Ms. Iliff was named Vice President, Human Resources of SHO on August 8, 2012. Ms. Iliff served as Vice President of People of Cosi, Inc., an operator and franchisor of restaurants, from November 2005 to July 2012. Prior to November 2005, she served in various human resources positions with several companies.

Mr. Riecker was named Interim Financial Officer of SHO on April 27, 2012. Mr. Riecker has served as Vice President, Controller and Chief Accounting Officer of Sears Holdings since January 2012. He joined Sears Holdings as Assistant Controller in October 2005 and served as Vice President and Assistant Controller from May 2007 to October 2011. From October 2011 until his election as Vice President, Controller and Chief Accounting Officer, he served as Sears Holdings’ Vice President, Internal Audit. Mr. Riecker brings extensive business and finance expertise to the board, including through his service at Sears Holdings. During his service at Sears Holdings, Mr. Riecker has also developed a strong understanding of the Company, its operations and the issues facing the Company.

Mr. Harker has been a director and Chairman of the Board of Directors of SHO since August 2012. He founded, and has served as principal of, The Harker Group LLC, a consulting firm, since August 2012. He served as an officer of Sears Holdings from September 2005 until August 2012. From February 2011 until June 2012, Mr. Harker was the Executive Vice President and General Counsel of ESL Investments, Inc. He joined Sears Holdings as Vice President and Chief Counsel in September 2005 and became Vice President, Acting General Counsel and Corporate Secretary in January 2006. In April 2006, Mr. Harker was elected Senior Vice President, Acting General Counsel and Corporate Secretary. He served as Sears Holdings’ General Counsel and Corporate Secretary from December 2006 to May 2010 and also served as its Senior Vice President, Human Resources, from February 2008 to August 2009. Prior to Sears Holdings, Mr. Harker practiced law with the law firm of Wachtell, Lipton, Rosen and Katz from September 2000 to August 2005. Mr. Harker has been a director of Sears Canada Inc. since November 2008. He has served on the national Board of Trustees of the March of Dimes Foundation since June 2010. Mr. Harker brings a wealth of business and legal knowledge to the Board having held numerous senior business and legal roles.

Mr. Bird has agreed to serve as a member of our board of directors effective on the separation. Mr. Bird is a private investor. He is also the President of Overflow Ministries, a not-for-profit organization, and has held this position since October 2003. Mr. Bird served as an analyst for Levine Investments, an investment partnership with public and private investments, from July 2002 to February 2010 and as Chief Financial Officer of ESL Investments, Inc. from September 1991 to June 2002. Mr. Bird has been a director of GWR Global Water Resources Corp. since December 2010 and has been a director of Sears Canada Inc. since May 2006. Mr. Bird brings a wealth of financial knowledge to the Board and has extensive expertise with respect to financial matters.

Ms. Leykum has agreed to serve as a member of our board of directors effective on the separation. She is a Vice President at Rand Group, an investment management services firm, and has held this position since June 2012. Prior thereto she served as a Vice President of ESL Investments, Inc., which she joined in July 2004. Previously she worked in the Principal Investment Area at Goldman, Sachs & Co., an investment bank. She also currently serves as a trustee of Greenwich Academy where she is a member of its Finance and Investment Committees. Through her work in investment management, she brings to the Board a strong ability to assess and oversee corporate and financial performance.

Mr. Flug has agreed to serve as a member of our board of directors effective on the separation. Since August 2009, Mr. Flug has held a variety of senior positions, including currently as President, with Union Square Hospitality Group, LLC, an exclusive chain of restaurants. Mr. Flug was Chief Executive Officer and Executive Director of Millennium Promise Alliance, Inc. a non-profit organization whose mission is to eradicate extreme global poverty, from April 2006 to June 2008. Mr. Flug was Managing Director and Head of North American Institutional Sales at JPMorgan Chase & Co. from May 2000 to April 2006. From August 1988 to May 2000, Mr. Flug was Managing Director for Goldman Sachs & Co. in its Fixed Income Division. He has been a director of PennantPark Investment Company since February 2007 and of PennantPark Floating Rate Capital Ltd. since October 2010. Mr. Flug brings to the Board broad expertise in investment banking, fixed income investing, accounting and business operations.

Mrs. Linden has agreed to serve as a member of our board of directors effective on the separation. She founded and has been the managing member and principal of Linden Global Strategies LLC, a New York-based SEC registered investment management firm working with sophisticated US and international clients, since September 2011. From September 2010 to July 2011, she held an Adjunct Professor position in the Finance department of Columbia Business School. In November 2008, Mrs. Linden retired from Goldman, Sachs & Co. as a Partner and Managing Director after having been with the firm for more than 25 years, where she held a variety of roles, including Managing Director and Regional Manager of the New York office for Private Wealth Management, head of Global Equities Compliance, and an Advisor to GSJBWere, Australia. She is currently a trustee, and serves as chair of the Finance Committee and Treasurer, of Collegiate School in New York, New York and acts as financial advisor to The Prince of Wales Foundation. Mrs. Linden brings extensive knowledge of capital markets and other financial matters to the Board from her 25-year career with Goldman Sachs. She has served as a director of Bally Technologies, Inc. since April 2011.

Board Structure

Our board of directors currently consists of two directors. After our separation from Sears Holdings, our board of directors will be expanded to include additional directors. In addition, we expect that as of the date of the separation, Mr. Riecker will no longer be a director of SHO.

For purposes of the NASDAQ Marketplace rules, we expect to be a “controlled company.” Accordingly, we expect to rely on certain exemptions from corporate governance requirements provided in the NASDAQ Marketplace rules. Specifically, as a controlled company, we would not be required to have (1) a majority of independent directors, (2) a Nominating Committee composed entirely of independent directors or (3) a Compensation Committee composed entirely of independent directors.

All of our directors will stand for election at each annual meeting of our stockholders.

Committees of the Board of Directors

We expect that, immediately following the rights offering, the standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The duties and responsibilities of the audit committee will be set forth in its charter available on our website, and will include the following:

•	to oversee the quality and integrity of our financial statements and our accounting and financial reporting processes;

•	to prepare the audit committee report required by the SEC in our annual proxy statements;

•	to review and discuss with management and the independent registered public accounting firm our annual and quarterly financial statements;

•	to review and discuss with management and the independent registered public accounting firm our earnings press releases;

•

to appoint, compensate and oversee our independent registered public accounting firm, and pre-approve all auditing services and non-audit services to be provided to us by our independent registered public accounting firm;

•	to review the qualifications, performance and independence of our independent registered public accounting firm; and

•

to establish procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

At the time of listing on the NASDAQ Capital Market, at least one member of the audit committee will be “independent,” as defined under and required by the rules and regulations of the SEC and the NASDAQ Capital Market, including Rule 10A-3(b)(1) under the Securities and Exchange Act of 1934, as amended, or the “Exchange Act,” and we expect that at least one member will be an “audit committee financial expert” as defined under and required by the rules and regulations of the SEC and the NASDAQ Capital Market. A majority of the members of the committee will be “independent” within 90 days of listing on the NASDAQ Capital Market and all members will be independent within one year of listing on the NASDAQ Capital Market.

Our board of directors will adopt a written charter for the audit committee effective as of the date of our separation from Sears Holdings which will be available on our website.

Nominating and Corporate Governance Committee

The duties and responsibilities of the nominating and corporate governance committee will be set forth in its charter available on our website, and will include the following:

•

to recommend to our board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between stockholder meetings;

•	to make recommendations to the board of directors regarding corporate governance matters and practices; and

•	to recommend members for each committee of the board of directors.

Compensation Committee

The duties and responsibilities of the compensation committee will be set forth in its charter available on our website, and will include the following:

•	to determine, or recommend for determination by our board of directors, the compensation of our chief executive officer and other executive officers;

•	to establish, review and consider employee compensation policies and procedures;

•	to review and approve, or recommend to our board of directors for approval, any employment contracts or similar arrangement between the company and any executive officer of the company;

•

to review and discuss with management SHO’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on SHO; and

•	to review, monitor, and make recommendations concerning incentive compensation plans, including the use of stock options and other equity-based plans.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Ethics

Our board of directors will adopt a code of ethics applicable to our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and other senior officers effective as of the time of our listing on the NASDAQ Capital Market, in accordance with applicable rules and regulations of the SEC and the NASDAQ Capital Market. Our code of ethics will be available on our website as of the time of our listing on the NASDAQ Capital Market.

Corporate Governance Guidelines

Our board of directors will adopt a set of corporate governance guidelines that sets forth our policies and procedures relating to corporate governance effective as of the completion of the rights offering. Our corporate governance guidelines will be available on our website as of the time of our listing on the NASDAQ Capital Market.

Policy and Procedures Governing Related Party Transactions

Following the completion of the rights offering, we expect that our board of directors will adopt policies and procedures for the review, approval or ratification of transactions with related parties. We do not currently have such a policy in place.

COMPENSATION OF DIRECTORS

Mr. Riecker, Mr. Johnson and Mr. Harker have not received, and will not receive, any compensation for their service on our board of directors prior to the completion of the rights offering and the separation.

After the completion of the rights offering and the separation, the policy of our board of directors will be to compensate non-employee directors with cash compensation. Director compensation will be reviewed by the board of directors annually and from time to time to ensure that compensation levels are fair and appropriate, with any changes generally becoming effective commencing after the annual meeting of stockholders. All directors will be entitled to reimbursement by SHO for reasonable travel to and from meetings of the board of directors, and reasonable food and lodging expenses incurred in connection therewith.

After the completion of the rights offering and the separation, non-employee directors will be compensated according to our Director Compensation Policy in the following manner:

Cash Compensation (1)
Annual Retainer:
Board Member	$60,000
Audit Committee Chair (additional)	10,000

(1)	Assumes service for a full year; directors who serve for less than the full year, including those directors serving prior to our first annual meeting of stockholders, are entitled to receive a pro-rated portion of the applicable payment. Each “year,” for purposes of the Director Compensation Policy, begins on the date of our annual meeting of stockholders.

EXECUTIVE COMPENSATION

Introduction

This section presents information concerning compensation arrangements for certain of our executive officers. We present historical information concerning the compensation of Mr. Johnson, who was an executive officer of Sears Holdings, and Messrs. Powell, Ethridge and Hansen, each of whom was an officer of Sears Holdings and/or a subsidiary of Sears Holdings. The historical compensation information may not be directly relevant to the compensation that any of these officers will receive from SHO. Mr. Barnhart has agreed to serve as our Senior Vice President and Chief Financial Officer effective August 22, 2012. Mr. Barnhart was not employed by Sears Holdings or any of its subsidiaries during fiscal year 2011. Ms. Iliff, who will serve as our Vice President, Human Resources, was not employed by Sears Holdings or any of its subsidiaries during fiscal year 2011. We have presented information below under “SHO Employment Arrangements” concerning the compensation that our executive officers will receive from SHO that will be in place at the time of the separation. In addition, each of Messrs. Johnson, Powell, Ethridge and Hansen holds equity- and/or cash-based incentive and/or retention awards that were granted by Sears Holdings. Treatment of these awards in the separation is described below under “SHO Employment Arrangements.”

Compensation Discussion and Analysis

Summary

This Compensation Discussion and Analysis provides information relevant to understanding the fiscal year 2011 compensation of the executive officers who were employed by Sears Holdings or one of its subsidiaries prior to the separation and are identified in the Summary Compensation Table below, whom we refer to as our named executive officers. Our named executive officers are:

•	W. Bruce Johnson, Chief Executive Officer and President

•	William A. Powell, Senior Vice President and Chief Operating Officer

•	John E. Ethridge II, Vice President, Supply Chain and Technology

•	Charles J. Hansen, Vice President, General Counsel and Secretary

Prior to our separation from Sears Holdings, each of our named executive officers has been employed by a subsidiary of Sears Holdings. In connection with the separation, the Board of Directors (or a committee designated by the Board of Directors) of SHO will determine the appropriate executive compensation practices and policies for the employees of SHO, including our named executive officers. SHO compensation practices and policies will be implemented in connection with the separation and may differ from those of Sears Holdings. SHO’s compensation practices and policies are currently under review and have not been finalized.

Overall compensation philosophy and structure for Sears Holdings is determined by the Compensation Committee of Sears Holdings’ Board of Directors, or the “Sears Holdings Compensation Committee.” The compensation that our named executive officers who were at the level of Senior Vice President of Sears Holdings or above (Messrs. Johnson and Powell) received prior to the separation was determined by the Sears Holdings Compensation Committee. The compensation that our named executive officers who were below the level of Senior Vice President of Sears Holdings (Messrs. Ethridge and Hansen) received prior to the separation was determined in part by the Sears Holdings Compensation Committee and in part by members of senior management of Sears Holdings. The compensation philosophies and practices utilized by Sears Holdings in setting compensation for our named executive officers during fiscal year 2011 are described below.

Sears Holdings Executive Compensation Philosophy and Objectives

The Sears Holdings Compensation Committee has developed a pay-for-performance compensation philosophy for Sears Holdings’ executive officers. Total annual compensation paid to Sears Holdings’ executive officers generally depends on Sears Holdings’ financial performance, the level of job responsibility and individual performance, as well as the need to attract top executive talent or retain key executives. The total compensation package provided to Sears Holdings’ executive officers generally includes both annual and long-term incentive programs designed to motivate and encourage employees to drive performance and achieve superior results for Sears Holdings and its stockholders. The Sears Holdings Compensation Committee also believes that compensation should reflect the value of the job in the marketplace. While the Sears Holdings Compensation Committee’s objective is to approve compensation and benefits packages that reflect the pay-for-performance compensation philosophy, it recognizes that Sears Holdings must sometimes provide additional inducements, such as sign-on bonuses, retention payments and other provisions, in order to recruit, retain and motivate top-qualified executives. Accordingly, as more fully described below, in fiscal year 2011, Sears Holdings granted additional cash and stock awards to Mr. Powell.

Sears Holdings’ Competitive Pay Practices

Sears Holdings’ experience demonstrates that in order to attract qualified external candidates and retain valuable executives, it must offer executive compensation packages that are competitive with the packages offered by companies with which Sears Holdings competes for talent. In making compensation recommendations for its executives Sears Holdings’ analyzes internal compensation and external market data. Sears Holdings gathers market data with a focus, where appropriate, on retail-specific and online-specific organizations. Sears Holdings does not benchmark against a set list of competitors or a peer group as Sears Holdings believes that its competitive pay analyses provide a reference point in validating proposed or recommended compensation, thereby assuring that executives are offered competitive pay packages.

Sears Holdings Executive Compensation Program: Key Elements

The key elements of Sears Holdings’ compensation program for its executives include base salary and incentive opportunities. Incentive opportunities include annual and long-term performance-based programs designed to drive long-term performance through effective decision making while also incenting appropriate short-term decision making. In addition, time-based equity awards (i.e., equity that vests with the passage of time) are made to provide additional motivation and encourage retention.

Rewarding Short-Term Performance

•	Base Salary—Base salary is the fixed element of each executive’s cash compensation.

•

Annual Incentive Plan—The annual incentive program maintained by Sears Holdings is a pay-for-performance program providing for annual cash awards to eligible employees based on achievement of financial performance goals relating to a specific fiscal year. The purpose of this annual incentive program is to motivate participants, including our named executive officers, to achieve financial performance goals by making their cash incentive award variable and dependent upon Sears Holdings’ or the respective Sears Holdings business unit’s annual financial performance.

Rewarding Long-Term Performance

•

Long-Term Performance-Based Programs—The long-term incentive programs maintained by Sears Holdings are designed to motivate its executives to focus on long-term company performance through cash or common stock awards generally based on three-year performance periods and reinforce accountability by linking executive compensation to aggressive performance goals. Sears Holdings believes that these programs are an important instrument in aligning the goals of its executives with its strategic direction and initiatives, which Sears Holdings believes will result in increased stockholder returns.

•

Time-Based Equity Compensation—Time-based equity awards encourage retention and provide alignment with the Sears Holdings’ stockholders as value received will be consistent with return to the stockholders, with vesting schedules that generally range from two to four years.

As executives assume greater responsibility within Sears Holdings, generally, a larger portion of their total cash compensation opportunity is designed to become dependent on company and/or business unit performance. When making individual compensation decisions for our named executive officers, Sears Holdings took many factors into account, including the individual’s performance and experience; the performance of Sears Holdings overall; any retention concerns; the responsibilities, impact and importance of the position within Sears Holdings; the individual’s expected future contributions to Sears Holdings; the individual’s historical compensation; and internal pay equity (meaning the relative pay differences for different positions within Sears Holdings). Sears Holdings does not have a pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, Sears Holdings takes a holistic approach to executive compensation and balanced the fiscal year 2011 compensation elements for each of our named executive officers individually.

How Elements Are Used to Achieve Sears Holdings’ Compensation Objectives

In fiscal year 2011, the Sears Holdings Compensation Committee sought to achieve the objectives of its compensation program through the grant of annual or long-term incentive awards to certain executives. The 2011 annual incentive awards offered participating executives an opportunity for cash compensation based upon EBITDA (earnings before interest, taxes, depreciation and amortization) or a combination of EBITDA and business unit operating profit or, “BOP,” performance during the fiscal year, and, therefore, rewarded participating executives for achieving a short-term financial performance target. The Sears Holdings Compensation Committee also granted long-term performance-based cash awards to our named executive officers that become payable following the three-year performance cycle upon achievement of a cumulative EBITDA or combination of EBITDA and BOP targets for the three-year performance period.

The Sears Holdings Compensation Committee also believes that the most fair and effective way to motivate Sears Holdings’ executives officers to produce the best results for its stockholders is to increase the proportion of an executive officer’s total compensation that is performance-based, including properly deployed time-based equity compensation, as the executive’s ability to affect those results increases. As a result, the size of the annual and long-term performance awards granted to executive officers, relative to total compensation, generally increases based upon the executive officer’s relative level of responsibility and potential to affect the financial performance of Sears Holdings or one or more of its business units. Additionally, the Sears Holdings Compensation Committee believes that the payouts for incentive compensation can be achieved only if Sears Holdings and/or its business units perform well in a given fiscal year. Under Sears Holdings’ incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides an incentive to manage Sears Holdings for the long term, while minimizing excessive risk taking in the short term.

The annual incentive awards granted to our named executive officers in fiscal year 2011 were calculated based on a multiple of base salary. The multiple, which ranged from 0.50 to 1.0, was based upon our named executive officer’s relative level of responsibility and potential to affect Sears Holdings’ overall performance. The performance-based long-term cash awards granted to our named executive officers in fiscal year 2011 were also calculated based on a multiple of base salary. The multiple, which ranged from 0.5 to 2.0, was based upon our named executive officer’s relative level of responsibility and potential to affect Sears Holdings’ overall performance. The Sears Holdings Compensation Committee (or, in the case of Messrs. Ethridge and Hansen, members of senior management of Sears Holdings) also considered our named executive officer’s performance and experience; our named executive officer’s expected future contributions to Sears Holdings; and internal pay equity.

The Sears Holdings Compensation Committee determines whether the applicable financial performance targets have been attained under the annual and long-term incentive compensation plans. The Sears Holdings Compensation Committee can exercise both positive and negative discretion in relation to the annual and long-term incentive compensation awards granted to executives, however, the Sears Holdings Compensation Committee has not yet exercised this discretion.

In fiscal year 2011, Sears Holdings’ short and long-term incentive programs contained executive compensation recovery provisions. The relevant provisions provide that Sears Holdings will seek reimbursement from executive officers if their financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Fiscal Year 2011 Compensation Decisions

The Sears Holdings Compensation Committee, working with members of the Sears Holdings’ management team, approved all elements of compensation for Messrs. Johnson and Powell. The compensation approval decision for Messrs. Ethridge and Hansen was made in part by the Sears Holdings Compensation Committee and in part by members of senior management. For Messrs. Johnson and Powell, management presented recommendations to the Sears Holdings Compensation Committee regarding compensation elements for review and final approval. As appropriate, Sears Holdings’ Chairman generally played an advisory role to the Sears Holdings Compensation Committee during this process.

Base Salary

Sears Holdings set base salaries to reflect our named executive officer’s performance and experience; the individual’s expected future contributions to Sears Holdings; the responsibilities, impact and importance of the position within Sears Holdings; internal pay equity; and competitive pay research. The timing and amount of base salary increases depend on the named executive officer’s past performance, promotion or other change in responsibilities, expected future contributions to Sears Holdings and current market competitiveness.

The Sears Holdings Compensation Committee reviewed the base salaries of Messrs. Johnson and Powell and no change was made for fiscal year 2011. The base salary of Mr. Ethridge was increased in June 2011 to $220,000 in connection with his promotion and the concomitant increase in his responsibilities. Mr. Hansen’s salary remained unchanged from the prior year in fiscal year 2011.

2011 Annual Incentive Compensation

The Sears Holdings Annual Incentive Plan, or “SHC AIP,” is a cash-based program that is intended to reward associates for their contributions to the achievement of certain EBITDA, business unit operating profit or other goals, or a combination of these goals. The Sears Holdings Compensation Committee approved 2011 performance measures under the SHC AIP. For Messrs. Johnson and Hansen, the annual incentive opportunity was tied to achievement of a combination of an SHC EBITDA goal and certain BOP goals. For Messrs. Powell and Ethridge, the annual incentive opportunity was tied to achievement of the BOP goal for the Sears Hometown and Hardware business unit and the Sears Outlet business unit, respectively. The annual incentive opportunities also were based on a multiple of 1.0 times base salary for Mr. Johnson, 0.75 times base salary for Mr. Powell and 0.50 times base salary for each of Messrs. Ethridge and Hansen.

SHC EBITDA is defined as earnings of Sears Holdings before interest, taxes, depreciation and amortization for the performance period computed as operating income on Sears Holding’s statement of operations for the applicable reporting period, other than Sears Canada Inc., excluding depreciation and amortization and gains/(losses) on the sales of assets. In addition, it is adjusted to exclude

•	significant litigation or claim judgments or settlements (defined as matters which are $1 million or more);

•	the effect of purchase accounting and changes in accounting methods;

•	gains, losses and costs associated with store closings, acquisitions and divestitures;

•	integration costs that are disclosed as merger related;

•	domestic pension expense; and

•	restructuring activities.

BOP is defined as earnings before interest, taxes, and depreciation and other EBITDA adjustments, if related to the business unit, which are excluded from the definition of EBITDA for each Sears Holdings business unit that is covered by the SHC AIP, as reported on Sears Holdings’ domestic internal operating statements derived from the vertical financial system. Sears Holdings believes that BOP performance goals support their financial goals by reinforcing responsibility and accountability at the business unit level.

In establishing financial business goals for the fiscal year to be approved by the Sears Holdings Compensation Committee, factors such as the prior fiscal year financial business results, the competitive situation, evaluation of market trends, as well as the general state of the economy and the business all are considered. For fiscal year 2011, threshold and target performance goals were established for SHC EBITDA and the BOPs. For Mr. Johnson, for whom the performance measures are a combination of SHC EBITDA and three specific business unit BOP goals, the threshold level of performance for (a) the percentage that is tied to SHC EBITDA is approximately 61% of the SHC EBITDA target and (b) the percentages that are tied to BOP goals are based on the BOP-specific threshold level set for each such BOP goal (which vary from 50% to 97% of the BOP target). For Mr. Powell, the threshold level of performance is 70% of the BOP goal for the Sears Hometown and Hardware business unit. For Mr. Ethridge, the threshold level of performance is 79.7% of the BOP goal for the Sears Outlet business unit. The threshold level of performance for Mr. Hansen, with respect to the 50% of his award that is tied to SHC EBITDA, is approximately 61% of the SHC EBITDA target; the underlying BOP threshold levels of performance apply to the 50% of his award that is tied to the percentage of AIP payouts achieved by operating businesses. Threshold level performance for SHC EBITDA-based components of the 2011 SHC AIP generate payouts at 40% of incentive opportunity and threshold levels of performance for BOP-based components of the 2011 SHC AIP generate payouts that vary by business unit from a minimum of 40%. The target level performance for SHC EBITDA and BOP components generate payouts of 100% of incentive opportunity. If the target SHC EBITDA or target BOP performance level was exceeded, for each 1% the performance measure exceeds the target performance measure, such named executive officer was eligible to receive a 2% increase in that component of his award. SHC AIP awards payable for performance above target SHC EBITDA or above target BOP were subject to an earnings-to-incentive ratio such that generally, for every $7 in earnings above the target amount, a minimum of $6 in earnings is retained by Sears Holdings for every $1 in incentive paid to participants. The maximum award payable to one of our named executive officers under the SHC AIP was 200% of his target incentive award. The amount of the annual cash incentive award ultimately received depended on the achievement of the applicable performance goals. The “Grants of Plan-Based Awards” table below shows the range of possible payments to each of the named executive officers under the SHC AIP in fiscal year 2011.

While Sears Holdings did not achieve the SHC EBITDA performance goal under the SHC AIP for fiscal year 2011, the Sears Outlet business unit and the Sears Hardware Stores business were successful in achieving threshold levels of performance under their respective BOP goals. The Sears Outlet business unit’s BOP threshold, target and actual results for fiscal year 2011 were $47,077,000, $59,069,000 and $47,985,000, respectively. The Sears Hardware Stores business’s BOP threshold, target and actual results for fiscal year 2011 were $(10,441,000), $(8,032,000), and $(9,437,000), respectively. Accordingly, Messrs. Johnson and Ethridge received annual incentive payments of $94,545 and $56,962, respectively, based, in each case, solely on the Sears Outlet business unit’s achievement of its BOP threshold level of performance in fiscal year 2011. Mr. Hansen received an annual incentive payment of $960 based solely on the achievement of the BOP threshold level of performance in fiscal year 2011 of each of the Sears Outlet business unit and the Sears Hardware Stores business.

Long-Term Compensation Opportunities

Beginning in 2005, Sears Holdings has generally granted long-term performance awards each year to its executive officers and others, including our named executive officers. The Summary Compensation Table and Grants of Plan-Based Awards tables below contain information regarding the long-term performance-based compensation opportunities for fiscal year 2011. These opportunities consisted of a performance-based award under the 2011 Long-Term Incentive Program, or the “2011 LTIP,” granted to our named executive officers in fiscal year 2011 and a performance-based cash award under the 2010 Long-Term Incentive Program, or the “2010 LTIP,” granted to certain of our named executive officers in fiscal year 2010. Certain of our named executive officers also were participating in the 2009 Long-Term Incentive Program, or the “2009 LTIP,” a performance-based cash program dependent upon the achievement of Sears Holdings’ financial goals during our 2009 through 2011 fiscal years; however, based on Sears Holdings’ financial performance during the performance period, no payments were made to our named executive officers under the 2009 LTIP.

In making compensation decisions, no formal weighting formula was used in determining award amounts under the long-term incentive programs maintained by Sears Holdings. Instead, the Sears Holdings Compensation Committee considered the named executive officer’s relative level of responsibility and potential to affect the Sears Holdings’ overall performance when it awarded long-term performance-based compensation.

Sears Holdings’ current long-term incentive plans are described below.

2009 LTIP

The 2009 LTIP provided the opportunity for employees at the level of divisional vice president and above to receive a potential payment under a 2009 LTIP incentive award subject to the attainment of performance goals for a three-year performance period (fiscal years 2009 to 2011). Awards under the 2009 LTIP represent the right to receive cash or, at the discretion of the Sears Holdings Compensation Committee, shares of Sears Holdings common stock in lieu of cash, or a combination of cash and shares. Threshold and target performance goals were established for the LTIP EBITDA performance goals under the 2009 LTIP. A description of LTIP EBITDA can be found under the caption “Long-Term Compensation Opportunities” above. A threshold level of performance would have generated payouts at 60% of the long term incentive opportunity, target levels of performance would have generated payouts of 100% of the long term incentive opportunity, and if target levels of performance had been exceeded, for each 1% 2009 LTIP EBITDA exceeds the target performance measure, the participant would have received a 2% increase in his award.

Our named executive officers who participated in the 2009 LTIP are Messrs. Johnson, Powell and Hansen.

In the event a participant’s death or disability before the payment date for his or her award, a payment would have been made with respect to that participant in an amount equal to his or her prorated target cash incentive opportunity, but only if (a) LTIP EBITDA for the period of the performance period through the month preceding the participant’s termination of employment had been equal to or greater than target LTIP EBITDA, pro-rated through the date of termination, (b) LTIP EBITDA had been equal to or greater than target LTIP EBITDA for the performance period, and (c) the participant had been employed by Sears Holdings for at least 12 months of the performance period. In the event of voluntary termination or involuntary termination (other than due to death or disability) before the payment date for his or her award, the participant would have forfeited all of his or her LTIP award. To have been eligible to receive payment of an award, a participant was required to have been actively employed as of the payment date following completion of the performance period.

Consistent with Sears Holdings’ pay-for-performance philosophy, Sears Holdings’ financial performance during the performance period (fiscal years 2009 to 2011) resulted in no payments under the 2009 LTIP.

2010 LTIP

The 2010 LTIP provides the opportunity for salaried employees who hold a position of divisional vice president or higher to receive a potential payment under a long-term incentive award equal to either a percentage of his her base salary or a dollar amount subject to the attainment of performance goals for a three-year period (fiscal years 2010 to 2012). Awards under the 2010 LTIP represent the right to receive cash or, at the discretion of the Sears Holdings Compensation Committee, shares of Sears Holdings’ common stock in lieu of cash or a combination of cash and shares upon the achievement of certain performance goals. The issuance of Sears Holdings common stock under the 2010 LTIP is contingent on the availability of shares of stock under a shareholder approved plan of Sears Holdings providing for the issuance of shares in satisfaction of 2010 LTIP awards.

Our named executive officers who currently participate in the 2010 LTIP are Messrs. Johnson, Powell and Hansen.

The 2010 LTIP includes four different performance plans. The Sears Holdings Compensation Committee determined the level of financial performance for each performance plan, the performance plan that applies to each business, and which performance plan applies to each participant. Messrs. Johnson and Hansen participated in the 100% LTIP EBITDA performance plan under the 2010 LTIP. Mr. Powell participated in the LTIP EBITDA (50%) and Sears Hometown and Hardware (50%) performance plan under the 2010 LTIP.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive opportunity, but only if (a) the applicable performance measure(s) for the period of the performance period through the month preceding the participant’s termination of employment is equal to or greater than the target for such measure(s), pro-rated through the date of termination, (b) applicable the performance measure(s) is equal to or greater than the target for the applicable performance measure(s) for the performance period, and (c) the participant has been employed by Sears Holdings for at least 12 months of the performance period. In the event of voluntary termination or involuntary termination (other than due to death or disability) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award. To be eligible to receive payment of an award, a participant must be actively employed as of the payment date following completion of the performance period.

For the participating named executive officers, achievement of an LTIP EBITDA performance goal accounted for 100% of their 2010 long-term compensation opportunity under the 2010 LTIP. A description of LTIP EBITDA can found under the heading “Long-Term Compensation Opportunities” above. Threshold, target and maximum goals have been established for all performance threshold measures under the LTIP EBITDA plan. The threshold level of performance is the attainment of a three-year cumulative LTIP EBITDA target for the three-year performance period. A threshold level of performance will generate a payout at 40% of the long-term incentive opportunity and a target level of performance will generate a payout at 100% of the long-term incentive opportunity. If the target LTIP EBITDA performance level is exceeded, for each 1% LTIP EBITDA exceeds the target performance measure, the named executive officer will receive a 2% increase in his award. 2010 LTIP awards payable for performance above target LTIP EBITDA will be subject to an earnings-to-incentive ratio such that for every $7 in earnings above the target amount, a minimum of $6 in earnings is retained by Sears Holdings for every $1 in incentive paid to participants.

During fiscal year 2011, Sears Holdings concluded that the LTIP EBITDA performance goal established in connection with the 2010 LTIP was unlikely to be achieved. Accordingly, Sears Holdings ceased recording expense and reversed the prior expense recognized in connection with the 2010 LTIP awards based on 100% LTIP EBITDA. Payments to participants under the 2010 LTIP at the end of the three-year performance period are not likely to occur.

2011 LTIP

The 2011 LTIP provides the opportunity for salaried employees who hold a position of divisional vice president or higher to receive a long-term incentive award equal to either a percentage of his or her base salary or a dollar amount subject to the attainment of performance goals for a three-year period (fiscal years 2011 to 2013). Awards under the 2011 LTIP represent the right to receive cash or, at the discretion of the Sears Holdings Compensation Committee, shares of Sears Holdings’ common stock in lieu of cash or a combination of cash and shares upon the achievement of certain performance goals. The issuance of common stock under the 2011 LTIP is contingent on the availability of shares of stock under a stockholder approved plan of Sears Holdings providing for the issuance of shares in satisfaction of 2011 LTIP awards.

Each of our named executive officers currently participates in the 2011 LTIP.

The 2011 LTIP includes five different performance plans. The Sears Holdings Compensation Committee has determined the level of financial performance for each performance plan, the performance plan to apply to each business, and which performance plan applies to each participant. The 2011 performance plans under the LTIP that cover our named executive officers include an LTIP EBITDA plan and BOP-based plans.

In the event of a participant’s death or disability before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive opportunity, but only if (a) the applicable performance measure(s) for the period of the performance period through the month preceding the participant’s termination of employment is equal to or greater than the target for such measure(s), pro-rated through the date of termination, (b) applicable the performance measure(s) is equal to or greater than the target for the applicable performance measure(s) for the performance period and (c) the participant has been employed by Sears Holdings for at least 12 months of the performance period. In the event of voluntary termination or termination with cause (as defined in the 2011 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award. To be eligible to receive payment of an award, a participant must be actively employed as of the payment date following completion of the performance period.

For Messrs. Johnson, Powell and Ethridge, achievement of the LTIP EBITDA performance goal accounts for 50% of their 2011 LTIP opportunity and achievement of a BOP goal for the businesses for which each is responsible accounts for the remaining 50% of their 2011 LTIP opportunity, or “LTIP EBITDA-BOP plan.” For Mr. Hansen, achievement of the LTIP EBITDA performance goal accounts for 100% of his 2011 LTIP opportunity, or “LTIP EBITDA plan.” Threshold, target and maximum goals have been established for all performance measures under the 2011 LTIP.

The threshold level of performance for the LTIP EBITDA plan and the LTIP EBITDA portion of the LTIP EBITDA-BOP plan is 70% of target LTIP EBITDA in any year of the three-year performance period. The threshold level of performance for the BOP portions of the LTIP EBITDA-BOP plan is 70% of the three-year cumulative BOP targets for the performance period. For both plans, a threshold level of performance will generate a payout at 25% of the 2011 LTIP opportunity and a target level of performance will generate a payout at 100% of the 2011 LTIP opportunity. For both plans, for a performance level from threshold to 83% of the applicable target, the named executive officer will receive a 1.2% increase in his award for every 1% of additional performance above threshold. For a performance level from 83% of the applicable target to such target, the named executive officer will receive a 3.5% increase in his award for every 1% of additional performance. If the applicable target performance level is exceeded, for each 1% it exceeds the target, the named executive officer will receive a 2% increase in his award. Awards payable under either the LTIP EBITDA plan or LTIP EBITDA-BOP plan for performance above applicable targets will be subject to an earnings-to-incentive ratio such that for every $7 in earnings above the target amount, a minimum of $6 in earnings is retained by Sears Holdings for every $1 in incentive paid to participants. The maximum award payable to a named executive officer under the 2011 LTIP is 200% of his target incentive award.

Sears Holdings’ ability to achieve the LTIP EBITDA performance target is dependent upon a number of factors. Given Sears Holdings’ recent operating performance and current retail market conditions, there is uncertainty with respect to achieving the LTIP EBITDA performance target in the performance period, and payment to participants under the 2011 LTIP at the end of the three-year performance period is not likely to occur.

Other Long-Term Compensation Opportunities

On September 1, 2011, Mr. Powell received a special long-term retention award in the amount of $224,975. This award was granted on and consists of restricted stock issued under Sears Holdings’ 2006 Stock Plan (the “2006 Stock Plan”) valued at approximately 50% of the total award amount, and cash in the amount of approximately 50% of the total award amount. This award vests 100% on the third anniversary of the grant date, subject to employment with Sears Holdings on the vesting date. This long-term retention award was granted to retain and motivate Mr. Powell.

In connection with the spin-off of Sears Holdings’ interest in Orchard Supply Hardware Stores Corporation, or “Orchard,” each person, including our named executive officers, who held outstanding shares of unvested restricted stock of Sears Holdings as of December 16, 2011, the record date for the spin-off, was granted a cash right in lieu of shares of Orchard common and preferred stock distributed in the spin-off in respect of such unvested restricted stock. The cash rights were granted in lieu of Orchard shares to preserve the tax-free nature of the spin-off for U.S. federal income tax purposes. The cash rights will be payable on the applicable vesting date for such unvested restricted stock. The cash right amounts were calculated based on the volume-weighted average price per share of the Orchard common and preferred stock over the 10-trading day period beginning January 3, 2012. Messrs. Johnson and Powell received cash rights in the amount of $27,867 and $4,816, respectively. No cash rights held by our named executive officers vested in fiscal year 2011.

Time-Based Equity Compensation

Time-based equity compensation, or equity that vests with the passage of time, assists Sears Holdings to:

•	Attract and retain top executive talent; and

•	Link executive and company long-term financial interests of Sears Holdings, including the growth in value of Sears Holdings’ equity and enhancement of long-term stockholder return.

Time-based equity compensation is intended to complement the three major compensation elements: base salary, annual incentive awards and long-term incentive awards.

Time-based equity compensation at Sears Holdings is currently awarded in the form of restricted stock. Generally, Sears Holdings’ practice is to determine the dollar amount of equity compensation and then grant a number of shares of restricted stock having a fair market value equal to that dollar amount on the date of grant. The fair market value is based upon the closing price of Sears Holdings’ stock on the grant date. Individual grant amounts are generally based on factors such as relative job scope, expected future contributions to Sears Holdings and internal pay equity.

Sears Holdings does not grant restricted stock on a regular basis to its executives. In fiscal year 2011, Sears Holdings granted a restricted stock award to Mr. Powell, as part of his special long-term retention award, as described in “Other Long-Term Compensation Opportunities” above. On April 6, 2010, Mr. Johnson received an award of 40,000 shares of restricted stock, which award vests in four equal annual installments on the first, second, third and fourth anniversary of the grant date. On March 10, 2011, this award was amended to provide that if his employment with Sears Holdings is involuntarily terminated (other than for cause, death or disability), he will be deemed to be vested in any portion of his award that was scheduled to vest during the 15 months immediately following such termination date.

Sears Holdings’ does not have a stock option plan, as currently stock options are not a key pay component for Sears Holdings.

For a discussion of the treatment of our named executive officers’ Sears Holdings incentive and retention awards in connection with the separation, see the discussion under the heading “SHO Employment Arrangements” below.

Other Compensation Elements

Perquisites and Other Benefits

Sears Holdings provides our named executive officers with perquisites and other personal benefits that the Sears Holdings Compensation Committee deems reasonable and consistent with Sears Holdings’ overall compensation program. In fiscal year 2011, Sears Holdings made available to Mr. Johnson company-furnished ground transportation for travel between his primary residence in the Chicago metropolitan area and the Sears Holdings’ corporate headquarters in Hoffman Estates, Illinois. Mr. Johnson is responsible for any related taxes associated with the personal use of company-furnished transportation. In fiscal year 2011, Sears Holdings paid Mr. Powell $35,000, in four equal quarterly installments of $8,750 each in advance, to cover the cost of Mr. Powell’s commuting between his primary residence in Cleveland, Ohio and Sears Holdings’ corporate headquarters in Hoffman Estates, Illinois. The payment is subject to repayment of the unused portion if Mr. Powell voluntarily terminates his employment with Sears Holdings or such employment is terminated for cause. This payment included a tax gross-up of $14,224.

Retirement Plans

Sears Holdings’ maintains a 401(k) savings plan, which allows participants to contribute towards retirement on a pre-tax (including catch-up contributions) and after-tax basis. Sears Holdings also maintains a frozen, qualified pension plan, or the “Sears Holdings Pension Plan”, and a frozen, non-qualified pension plan, or “SRIP”, that provides supplemental retirement income to certain legacy SRC participants, or together the “Pension Plans”. Sears Holdings eliminated future benefit accruals for the Pension Plans as of December 31, 2005. None of our named executive officer, other than Mr. Powell, participates in the Pension Plans. SHO will not maintain a pension plan following our separation from Sears Holdings.

Severance Benefits

Each of our named executive officers has entered into a severance agreement with Sears Holdings. Under the terms of the agreement, severance is provided for involuntary termination by Sears Holdings without cause (as defined in the agreement) or if the officer’s employment is terminated for “good reason” (as defined in the agreement). Our named executive officers would have received the following, depending on the form of agreement:

•	Severance equal to one year (or six months, in the case of Mr. Ethridge) of annual base salary, subject to mitigation for salary or wages earned from another employer, including self-employment; or

•

Severance equal to one year of annual base salary and a target bonus (separate from any payment under an annual incentive plan), subject to mitigation for salary or wages earned from another employer, including self-employment.

If one of our named executive officers had become entitled to benefits under the severance agreement, the named executive officer would have received other Sears Holdings benefits such as continued participation in its medical and dental plans during the salary continuation period. Except as described below under the heading “Payments Pursuant to Severance Agreements—Other Severance Benefits,” the forms of executive severance agreements do not have specific change-in-control or similar provisions that would have given rise to or impacted the payment of severance benefits to the named executive officers.

Awards under a long-term incentive program are payable in the event of a termination of employment as a result of death or disability during a performance period if certain conditions are met, as described under the applicable long-term incentive program. Please see “Long-Term Compensation Opportunities” below and “Potential Payments Upon Termination of Employment” below for additional information.

In the event of the death, disability, retirement or involuntary termination of one our named executive officers, at the discretion of the Sears Holdings Compensation Committee, such officer’s restricted stock awards may be accelerated. In all other cases, any unvested restricted stock award under the 2006 Stock Plan will be forfeited upon termination of employment. However, in connection with the separation and subject to provisions in the offer letters from SHO to the named executive officers, such officer’s restricted stock awards will be replaced with a cash award. See the discussion under the heading “SHO Employment Arrangements” below for additional information.

The severance agreements with Sears Holdings with the named executive officers will be assigned to, and assumed by, SHO effective upon the separation. See the discussion under the heading “SHO Employment Arrangements” elsewhere in this prospectus.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid by Sears Holdings to each of our named executive officers. These amounts are based on the compensation received by these officers while employed by Sears Holdings for fiscal year 2011.

Name and Principal Position	Year	Salary (a)	Bonus (b)	Stock Awards (c) (1)		Non Equity Incentive Plan Compensation (d) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (e) (4)	All Other Compensation (f)		Total
W. Bruce Johnson	2011	$1,000,000	—	—		$94,545	—	$31,575	(5)	$1,126,120
Chief Executive Officer and President	2010	$979,487	—	$4,316,400		—		$24,983		$5,320,870
	2009	$850,000	—	$663,400		—		—		$1,513,400

William A. Powell	2011	$450,000	—	$112,475	(2)	—	$616	$35,000	(6)	$598,091
Senior Vice President and Chief Operating Officer

John E. Ethridge II	2011	$203,297	—	—		$56,962	—	—		$260,259
Vice President, Supply Chain and Technology

Charles J. Hansen	2011	$410,000	—	—		$960	—	—		$410,960
Vice President, General Counsel and Secretary

(1)	Amounts shown in this column represent the full grant date fair value of the restricted stock awards granted under the Sears Holdings 2006 Stock Plan, or, the “2006 Stock Plan.” Generally, the full grant date fair value is the amount that Sears Holdings would expense in its financial statements over the award’s applicable vesting period. Restricted stock is common stock that cannot be sold or otherwise transferred by the named executive officer until such restrictions lapse. All of the restricted stock awards shown in the summary compensation table were awarded under the 2006 Stock Plan.
(2)	On September 1, 2011, Mr. Powell received a restricted stock award of 1,921 shares. These shares are scheduled to vest 100% on September 1, 2014, provided that Mr. Powell is an active employee of Sears Holdings on the vesting date. The closing stock price on the date of grant was $58.55.
(3)	The amounts shown in this column were earned under the SHC AIP for performance in fiscal year 2011.
(4)	The amounts shown in this column represent the increase in the actuarial present value of benefits under the Pension Plans from January 31, 2011 to January 31, 2012. As described under the “Pension Benefits” below, accrual of benefits under the Pension Plans was eliminated effective December 31, 2005; accordingly, amounts reported in the Summary Compensation Table reflect the fact that Mr. Powell is closer to retirement age as defined under the plan, as well as other changes in actuarial assumptions. The Pension Plans do not provide for above-market earnings on deferred compensation amounts. Mr. Powell is the only named executive officers who participates in the Pension Plans.
(5)	Includes $31,575 attributable to the aggregate incremental cost of Mr. Johnson’s commuter travel using Sears Holdings-furnished vehicles. Family members of Mr. Johnson accompanied him on one occasion while he used Sears Holdings-furnished ground transportation. Under the SEC rules, the accompaniment of Mr. Johnson in Sears Holdings cars by members of his family is considered to be a perquisite, even if there is no incremental cost to Sears Holdings. There was no incremental cost to Sears Holdings when Mr. Johnson’s family members traveled with him.
(6)

Represents a fixed amount paid to Mr. Powell in four equal quarterly installments of $8,750 each in advance, to cover the cost of Mr. Powell’s commuting between his primary residence in Cleveland, Ohio and Sears Holdings’

corporate headquarters in Hoffman Estates, Illinois, and includes a tax gross-up payment of $14,224. The payments are subject to repayment of the unused portion if Mr. Powell voluntarily terminates his employment with Sears Holdings or, such employment is terminated for cause.

Grants of Plan-Based Awards

The following tables set forth awards granted to our named executive officers by Sears Holdings under the incentive plans maintained by Sears Holdings including the SHC AIP, the 2011 LTIP and the 2006 Stock Plan.

Name	Plan	Grant Date for Equity-Based Awards	Compensation Committee Action Date for Equity- Based Awards	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards (b)
				Threshold	Target	Maximum
W. Bruce Johnson	SHC AIP(c)	—	—	$566,000	$1,000,000	$2,000,000	—	—
	2011 LTIP	—	April 27, 2011	$500,000	$2,000,000	$4,000,000	—	—
	2006 Stock Plan	—	—	—	—	—	0	—

William A. Powell	SHC AIP(d)	—	—	$135,000	$337,500	$675,000	—	—
	2011 LTIP	—	April 27, 2011	$315,000	$450,000	$900,000	—	—
	2006 Stock Plan	September 1, 2011	August 15, 2011	—	—	—	1,921	$112,475	(e)

John E. Ethridge II	SHC AIP(f)	—	—	$54,224	$90,374	$180,748	—	—
	2011 LTIP	—	April 27, 2011	$77,707	$101,010	$202,020	—	—
	2006 Stock Plan	—	—	—	—	—	—	—

Charles J. Hansen	AIP(g)			$82,000	$205,000	$410,000	—	—
	2011 LTIP	—	April 27, 2011	$51,250	$205,000	$410,000	—	—
	2006 Stock Plan	—					—	—

(a)	The amounts in these columns include the threshold, target and maximum amounts for each named executive officer under the SHC AIP and 2011 LTIP.
(b)	This column reflects the full grant date fair value of restricted stock granted to certain named executive officers. Generally, the full grant date fair value is the amount that Sears Holdings would expense in its financial statements over the award’s applicable vesting period.
(c)	The estimated threshold payout amount is based on the (1) threshold level of performance for SHC EBITDA, which resulted in a payout of $0, and (2) threshold level of performance of three of Sears Holdings’ operating business units, one of which resulted in a payout of $94,545. The SHC AIP payment earned by Mr. Johnson for 2011 performance is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.
(d)	This estimated threshold payout amount is based on the threshold level of performance of one of Sears Holdings’ business units, which resulted in a payout of $0.
(e)	The fair value of this restricted stock award under the 2006 Stock Plan was calculated using the closing price of Sears Holdings common stock on the grant date, which was $58.55.
(f)	The estimated threshold payout amount is based on the threshold level of performance of one of Sears Holdings’ business units, which resulted in a payout of $56,962. The SHC AIP payment earned by Mr. Ethridge for 2011 performance is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.
(g)	The estimated threshold payout amount is based on the (1) threshold level of performance for SHC EBITDA, which resulted in a payment of $0, and (2) threshold level of performance of each of Sears Holdings’ operating business units, which resulted in a payout of $960. The AIP payment earned by Mr. Hansen for 2011 performance is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above.

Outstanding Equity Awards at 2011 Fiscal Year End

The following table shows the number of shares of Sears Holdings common stock covered by unvested restricted stock held by the named executive officers on January 28, 2012. None of the named executive officers held options to purchase shares of Sears Holdings common stock on January 28, 2012.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
W. Bruce Johnson	30,000	$1,321,800	—	—
William A. Powell	5,185	$228,451	—	—
John E. Ethridge II	—	—	—	—
Charles J. Hansen	—	—	—	—

(a)	The market value of the outstanding restricted stock awards represents the product of the number of shares of restricted stock that have not vested multiplied by $44.06, the closing price of Sears Holdings common stock on January 27, 2012, the last trading day of Sears Holdings common stock in fiscal year 2011.

Option Exercises and Stock Vested

The following table shows the number of shares of Sears Holdings common stock acquired upon vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax. None of our named executive officers owned or exercised any options to purchase shares of Sears Holdings common stock during fiscal year 2011.

Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
W. Bruce Johnson	6,630	$529,936	(a)
William A. Powell	—	—
John E. Ethridge II	—	—
Charles J. Hansen	—	—

(a)	This amount represents 10,000 shares of Sears Holdings common stock that vested on April 6, 2011 (including 3,370 shares withheld by Sears Holdings to satisfy tax obligations associated with the vesting of these shares) multiplied by $79.93, the closing price of Sears Holdings common stock on April 6, 2011.

Pension Benefits

As discussed under “Compensation Discussion and Analysis—Other Compensation Elements—Retirement Plans” above, Sears Holdings maintains the Sears Holdings Pension Plan, a frozen, qualified pension plan, and the SRIP, a frozen, non-qualified pension plan that provides supplemental retirement income to certain legacy SRC participants. As also discussed above, future benefit accruals for the Pension Plans have been eliminated. The Pension Plans do not provide for above-market earnings on deferred compensation amounts.

All liabilities in respect of the Pension Plans will be retained by Sears Holdings. The Company will neither have nor assume any responsibility for any defined benefit plan and does not intend to establish a defined benefit plan.

The table below shows information with respect to the Pension Plans. The years of credited service under the Pension Plans are as of January 31, 2012, rounded to the nearest whole number. The present value of accumulated benefit uses mortality and interest rate assumptions consistent with those used in Sears Holdings’ financial statements. See footnote (b) for assumptions used for the present value of accumulated benefit calculation. The only named executive officer eligible for pension benefits is Mr. Powell, who is eligible only under the Sears Holdings Pension Plan.

Name	Plan Name	Number of Years Credited Service (a)	Present Value of Accumulated Benefit (b)	Payments During Last Fiscal Year
William A. Powell	Sears Holdings Pension Plan	1	$2,461	$0

(a)	The number of years of credited service is the number of years in the plan from the first anniversary of the participant’s hire date to the date his or her benefits ceased to accrue.
(b)	These amounts represent the present value of accumulated benefit using the Sears Holdings’ pension measurement date of January 31, 2012. The following assumptions were used in the present value calculation.

•	Election and commencement of benefits at earliest possible retirement age without any benefit reduction due to age, which for legacy SRC participants under the Pension Plans is age 65.

•	Form of payment for legacy SRC participants under the Sears Holdings Pension Plan is 45% of plan participants electing lump sums, 55% annuities.

•	Mortality for Annuity Benefits: RP 2000 table projected 15 years for males and females.

•	Mortality for Lump Sum Benefits: PPA Optional Combined Unisex Mortality Table required by IRS.

•	An interest rate equal to the discount rate for January 31, 2012 for qualified lump sum payments and an interest rate of 60% of the qualified plan basis for non-qualified lump sum payments.

•	Discount rate of 4.90% as of January 31, 2012.

•	No pre-retirement decrements.

Potential Payments Upon Termination of Employment

As described under “Compensation Discussion and Analysis—Other Compensation Elements—Severance Benefits” above, Sears Holdings entered into severance agreements with the named executive officers. These agreements will be assigned to and assumed by SHO effective as of the separation. The amounts shown in the table for involuntary termination for “good reason” or termination without “cause” are based on the following agreement provisions.

•	Good Reason:

•

A termination by the executive officer is for good reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual salary and target bonus from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) any action or inaction that constitutes a material breach under the severance agreement, including the failure of a successor company to assume or fulfill the obligations under the severance agreement. Mr. Johnson’s severance agreement also provides that a termination is for good reason if it results from a change in reporting relationship such that Mr. Johnson reports to anyone other than the Chief Executive Officer, the Chairman of the Board or the Board of Directors of Sears Holdings.

•	Cause—A termination by an executive officer is without cause if the executive officer is involuntarily terminated because of job elimination (other than poor performance) or without “cause.”

•

“Cause” generally is defined as (1) a material breach by the executive officer, other than due to incapacity due to a disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Sears Holdings and such breach is not remedied by the executive officer in a reasonable period of time after receipt of written notice from Sears Holdings specifying such breach; (2) the commission by the executive officer of a felony (in certain cases defined as a felony involving moral turpitude); or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon involuntary termination for “good reason” or without “cause”

•

For Mr. Johnson, the sum of (1) base salary at the rate in effect immediately prior to the date of termination and (2) a bonus equivalent to his target bonus for the year in which the termination occurs (or, if no target bonus has been set yet for such year, his target bonus for the year immediately preceding the year in which the termination occurred), payable in the form of salary continuation for 12 months, subject to mitigation

•	For Mr. Powell, base salary at the rate in effect immediately prior to the date of termination, payable in the form of salary continuation for 12 months, subject to mitigation.

•	For Messrs. Ethridge and Hansen, base salary at the rate in effect immediately prior to the date of termination, payable in the form of salary continuation for six months, subject to mitigation.

•

For all named executive officers, continuation of active medical and dental coverage the named executive officer was eligible to participate in prior to the end of employment during the salary continuation period.

Other Terms of Severance Agreements

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for “cause” or voluntary termination.

Under the severance agreements, the named executive officers agree to non-disclosure of confidential information, non-solicitation and non-compete (where permissible under applicable state law) covenants, as well as a release of liability for certain claims against Sears Holdings.

The forms of severance agreements do not provide for payments to the participating named executive officers upon termination of employment due to death, disability or retirement. Assuming that a termination was effective as of January 27, 2012, the participating named executive officers would have been eligible to receive payments under Sears Holdings’ annual and long-term incentive programs upon death, disability or retirement, as provided below.

Payments Pursuant to Incentive Compensation Programs

As described under “Compensation, Discussion and Analysis” above, Sears Holdings provides annual and long-term incentive awards to our named executive officers. Payments under these programs for termination of employment are limited as described below.

•

SHC AIP. If one of our named executive officers voluntarily terminates employment (for any reason other than disability) or is involuntarily terminated for any reason (other than death) prior to the payment date, he will forfeit his 2011 SHC AIP award, except as prohibited by law. If the employment of a named executive officers is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial criteria under the 2011 SHC AIP are satisfied. Because certain of Sears Holdings’ business units were successful in achieving the threshold level of performance under their BOP goals and received payouts under the 2011 SHC AIP, Messrs. Johnson, Ethridge and Hansen would have been entitled receive a distribution under the 2011 SHC AIP if their employment had terminated due to death or disability on January 27, 2012. The remaining named executive officers would not be entitled to a distribution under the 2011 SHC AIP in the event of death or disability because the financial goals were not achieved.

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2009 Long-Term Incentive Program; 2010 Long-Term Incentive Program and 2011 Long-Term Incentive Program. If one of our named executive officers voluntarily terminates employment (for any reason other than disability) or is involuntary terminated for any reason (other than death), he will forfeit his 2009 LTIP, 2010 LTIP and 2011 LTIP award, respectively, except as prohibited by law. If one of our named executive officers’ employment is terminated because of death or disability, the named executive officer will be entitled to a pro-rated payment through the termination date if the financial goals under the 2009 LTIP, 2010 LTIP or 2011 LTIP, as of the termination dates, equal or exceed the applicable targets. As of January 27, 2012, the financial goals under the 2009 LTIP, 2010 LTIP and 2011 LTIP were not equal to or in excess of the applicable targets; therefore, the eligible named executive officers would not be entitled to any payments under these plans in the event of death or disability.

Time-Based Equity Compensation

Except for Mr. Johnson, any unvested restricted stock held by our named executive officers on January 27, 2012 will be forfeited upon termination of employment with Sears Holdings. For Mr. Johnson, upon an involuntary termination (other than for cause, death or disability) of employment the portion of the April 6, 2010 restricted stock grant that would vest within 15 months of termination will vest.

The table below summarizes the potential payouts to Messrs. Johnson, Powell and Etheridge upon a termination from Sears Holdings, assuming such termination occurred on January 27, 2012, the last business day of Sears Holdings’ fiscal year 2011:

W. Bruce Johnson	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	SHC AIP Payment (c)	LTIP Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$1,000,000	$8,284	$1,000,000	—	—	$881,200	$2,889,484
Termination without Cause	$1,000,000	$8,284	$1,000,000	—	—	$881,200	$2,889,484
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	$94,545	—	—	$94,545
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	$94,545	—	—	$94,545

William A. Powell	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	SHC AIP Payment (c)	LTIP Payment	Accelerated Vesting of Restricted Stock	Total (d)
Termination for Good Reason	$450,000	$9,072	—	—	—	—	$459,072
Termination without Cause	$450,000	$9,072	—	—	—	—	$459,072
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—		—	—	—

Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—		—	—

John E. Ethridge II	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	SHC AIP Payment (c)	LTIP Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$110,000	—	—	—	—	—	$110,000
Termination without Cause	$110,000	—	—	—	—	—	$110,000
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	$56,962	—	—	$56,962
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	$56,962	—	—	$56,962

Charles J. Hansen	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	AIP Payment (c)	LTIP Payment	Accelerated Vesting of Restricted Stock	Total
Termination for Good Reason	$205,000	$3,426	—	—	—	—	$208,426
Termination without Cause	$205,000	$3,426	—	—	—	—	$208,426
Termination with Cause	—	—	—	—	—	—	—
Voluntary Termination	—	—	—	—	—	—	—
Termination due to Disability	—	—	—	$960	—	—	$960
Termination due to Retirement	—	—	—	—	—	—	—
Termination due to Death	—	—	—	$960	—	—	$960

(a)	Mr. Johnson’s amounts represents the continuation of benefits including medical, dental and company-paid life insurance. For Mr. Powell, the amounts represent the continuation of medical and/or dental benefits for one year. Mr. Ethridge does not participate in the Sears Holdings’ medical or dental plans. For Mr. Hansen, the amounts represent the continuation of medical and/or dental benefits for six months.
(b)	For Mr. Johnson, this amount represents the target bonus under his severance agreement for the year in which the termination occurred. Messrs. Powell, Ethridge and Hansen are not entitled to receive target bonuses under the terms of their respective severance agreements.
(c)	Because certain of Sears Holdings’ business units achieved threshold level of performance under the 2011 SHC AIP and received payouts under the SHC AIP, Messrs. Johnson, Ethridge and Hansen (or their respective estates) would be entitled to a distribution in the amount of $94,545, $56,962 and $960, respectively, under the terms of the SHC AIP in the event of permanent and total disability or death.
(d)	Total does not include benefits accrued by Mr. Powell under the Pension Plans. Such amounts are set forth under the caption “Pension Benefits.”

SHO Employment Arrangements

Set forth below are descriptions of the terms of the offer letters entered into by SHO and Sears Holdings, on the one hand, and the executive officers of SHO, on the other, with respect to their continued employment with a subsidiary of SRC after the separation and the transition to SHO of their compensation after the separation.

Offer Letter with Mr. Johnson

Pursuant to his offer letter dated July 17, 2012 and amended and restated as of August 20, 2012, Mr. Johnson will serve as Chief Executive Officer and President of SHO with an annual base salary of $1,000,000. Effective as of the separation, Mr. Johnson will become an employee of a subsidiary of SRC for the duration of the transition services period between SRC and SHO, after which he will be transferred to and become an employee of SHO. Following the separation, Sears Holdings will continue to provide, and as of the date Mr. Johnson’s employment is transferred to SHO, SHO will assume and continue to provide ground transportation for Mr. Johnson to travel between his residence in the Chicago metropolitan area and SHO’s corporate headquarters in Hoffman Estates, Illinois as described above under “Compensation Discussion and Analysis—Other Compensation Elements—Perquisites and Other Benefits.” Mr. Johnson’s Executive Severance Agreement with Sears Holdings described above under “Compensation Discussion and Analysis—Other Compensation Benefits—Severance Benefits” and “Potential Payments Upon Termination of Employment” will be assigned to, and assumed by, SHO effective as of the date his employment is transferred to SHO. Mr. Johnson will be eligible to participate in the Annual Incentive Plan for Associates Supporting Sears Hometown and Outlet Stores, Inc. sponsored by Sears Holdings, or “Service Employee AIP,” with an annual incentive opportunity of 100% of his base salary and in the Long Term Incentive Program for Associates Supporting Sears Hometown and Outlet Stores sponsored by Sears Holdings, or “Service Employee LTIP”, when finalized and approved. Mr. Johnson will also continue to be eligible to participate in Sears Holdings’ retirement, health and welfare programs during the transition period. Following his transfer of employment to SHO, SHO intends to sponsor or make available substantially similar benefit programs.

Existing benefits for Mr. Johnson under the SHC AIP and LTIP, as well as unvested restricted stock and cash awards made by Sears Holdings, will be transitioned and paid as follows. With respect to Mr. Johnson’s participation in the SHC AIP for fiscal year 2012, the portion of his target award for the first and second fiscal quarters of fiscal year 2012 that is based on quarterly SHC EBITDA will be determined based on year-to-date results, compared to plan goals and amounts payable, if any, will be paid under the Service Employee AIP, subject to achievement of a certain level of SHC EBITDA. Quarterly SHC EBITDA for the third and fourth fiscal quarters of fiscal year 2012 will be converted to a measure of SHO EBITDA under the Service Employee AIP. With respect to the annual portion of his target award for the first and second fiscal quarters of fiscal year 2012 that is based on the level of performance of the BOP goals for the SHC business units for which he has been responsible, the BOP goals will generally be converted to a new measure of SHO EBITDA. The Service

Employee AIP will be assigned to, and assumed by SHO upon the transfer of employees from a subsidiary of SRC following the transition services period. Any incentive payable under the Service Employee AIP with respect to a fiscal year will be payable by Sears Holdings if Mr. Johnson is employed by a subsidiary of SRC as of the payment date or by SHO if Mr. Johnson is employed by SHO as of the payment date. Mr. Johnson’s participation in the 2011 and 2010 Sears Holdings LTIP will be closed out effective on the separation and based on performance under those plans through the second fiscal quarter of fiscal year 2012. Mr. Johnson also will be eligible to participate in the Service Employee LTIP for the 2012 fiscal year, when finalized and approved. Benefits payable thereunder, if any, will be prorated based on number of days worked at Sears Holdings (including SRC) and SHO during the performance periods for each plan and will be paid under the Service Employee LTIP (which will have terms substantially similar to the Sears Holdings LTIP). The Service Employee LTIP will be assigned to, and assumed by SHO upon the transfer of employees from a subsidiary of SRC following the transition services period. Any incentive payable under the Service Employee LTIP with respect to a fiscal year will be payable by Sears Holdings if Mr. Johnson is employed by a subsidiary of SRC as of the payment date or by SHO if Mr. Johnson is employed by SHO as of the payment date. Unvested SHC restricted stock awards will be replaced at the time of the separation, and in their place, Sears Holdings will provide a cash retention award of equivalent value that will vest on the same schedule as the restricted stock awards that are being replaced. Equivalent value will be determined based on the closing price of Sears Holdings common stock on the day before the effective date of the separation. In lieu of the cash award made to Mr. Johnson with respect to his unvested restricted stock at the time of the Orchard spin-off that occurred on December 30, 2011, or “Orchard Cash Right,” Sears Holdings will make a cash retention award to Mr. Johnson in an amount equal to the Orchard Cash Right, subject to the existing vesting schedule for the Orchard Cash Right. Payment of these transition amounts is contingent upon Mr. Johnson remaining employed by SRC or SHO through the applicable performance periods and vesting dates. Any unvested cash awards will be assigned to, and assumed by SHO as of the date Mr. Johnson’s employment is transferred to SHO.

Offer Letter with Mr. Powell

Pursuant to his offer letter dated July 17, 2012 and amended and restated as of August 20, 2012, Mr. Powell will serve as Senior Vice President and Chief Operating Officer of SHO with an annual base salary of $550,000. Effective as of the separation, Mr. Powell will become an employee of a subsidiary of SRC for the duration of the transition services period between SRC and SHO, after which he will be transferred to and become an employee of SHO. Mr. Powell’s Executive Severance Agreement with Sears Holdings described above under “Compensation Discussion and Analysis—Other Compensation Benefits—Severance Benefits” and “Potential Payments Upon Termination of Employment” will be assigned to, and assumed by, SHO effective as of the date his employment is transferred to SHO. Mr. Powell will be eligible to participate in the Service Employee AIP with an annual incentive opportunity of 75% of his base salary and in the Service Employee LTIP, when finalized and approved. Mr. Powell will also continue to be eligible to participate in Sears Holdings’ retirement, health and welfare programs during the transition period. Following his transfer of employment to SHO, SHO intends to sponsor or make available substantially similar benefit programs.

Existing benefits for Mr. Powell under the SHC AIP and LTIP, as well as unvested restricted stock and cash awards made by Sears Holdings, will be transitioned and paid as follows. With respect to Mr. Powell’s participation in the SHC AIP for fiscal year 2012, the portion of his target award for the first and second fiscal quarters of fiscal year 2012 that is based on quarterly SHC EBITDA will be determined based on year-to-date results, compared to plan goals and amounts payable, if any, will be paid under the Service Employee AIP, subject to achievement of a certain level of SHC EBITDA. Quarterly SHC EBITDA for the third and fourth fiscal quarters of fiscal year 2012 will be converted to a measure of SHO EBITDA under the Service Employee AIP. With respect to the portion of his target award for the first and second fiscal quarters of fiscal year 2012 that is based on BOP, the target will be converted to a new measure of SHO EBITDA. As noted above, the Service Employee AIP will be assigned to, and assumed by SHO upon the transfer of employees from a subsidiary of SRC following the transition services period. Any incentive payable under the Service Employee AIP with respect to a fiscal year will be payable by Sears Holdings if Mr. Powell is employed by a subsidiary of SRC as of the payment date or by SHO if Mr. Powell is employed by SHO as of the payment date. Mr. Powell’s participation in the 2011 and 2010 Sears Holdings LTIP will be closed out effective on the separation and based on performance under those plans through the second fiscal quarter of fiscal year 2012. Mr. Powell also will be eligible to participate in the Service Employee LTIP for the 2012 fiscal year, when finalized and approved. Benefits payable thereunder, if any, will be prorated based on number of days worked at Sears Holdings (including SRC) and SHO during the performance periods for each plan and will be paid under the Service Employee LTIP (which will have terms substantially similar to the Sears Holdings LTIP). As noted above, the Service Employee LTIP will be assigned to, and assumed by SHO upon the transfer of employees from SRC following the transition services period. Any incentive payable under the Service Employee LTIP with respect to a fiscal year will be payable by Sears Holdings if Mr. Powell is employed by a subsidiary of SRC as of the payment date or by SHO if Mr. Powell is employed by SHO as of the payment date. Unvested restricted stock awards payable in Sears Holdings stock will be replace on the separation, and in their place, Sears Holdings will provide a cash retention award of equivalent value that will vest on the same schedule as the restricted stock awards that are being replaced. Equivalent value will be determined based on the closing price of Sears Holdings common stock on the day before the effective date of the separation. In lieu of the Orchard Cash Right made to Mr. Powell, Sears Holdings will make a cash retention award to Mr. Powell in an amount equal to the Orchard Cash Right, subject to the existing vesting schedule for the Orchard Cash Right. Payment of these transition amounts is contingent upon Mr. Powell remaining employed by SRC or SHO through the applicable performance periods and vesting dates. Any unvested cash award will be assigned to, and assumed by SHO as of the date Mr. Powell’s employment is transferred to SHO.

Offer Letter with Mr. Barnhart

Pursuant to his offer letter dated August 6, 2012 and amended and restated as of August 20, 2012, Mr. Barnhart has agreed to serve as Senior Vice President and Chief Financial Officer of SHO with an annual base salary of $500,000. Effective as of the separation, Mr. Barnhart will become an employee of a subsidiary of SRC for the duration of the transition services period between SRC and SHO, after which he will be transferred to and become an employee of SHO. Mr. Barnhart will receive a one-time sign-on bonus of $300,000 payable within 30 days following the start of his employment; however, if Mr. Barnhart voluntarily terminates his employment or has his employment terminated for misconduct or integrity issues within 12 months following the start of his employment, he will be required to repay the sign-on bonus in full; if such termination occurs during the 13th through 24th months of his employment, Mr. Barnhart must repay the full amount reduced by 1/12th for each month he remains employed during such period. Mr. Barnhart will also receive a special cash retention bonus of $400,000 that will vest and be payable in three equal annual installments on each of the first, second and third anniversary dates of his start date subject to continued employment through the applicable vesting dates; however, if terminated by SHO or Sears Holdings other than for Cause or by him for Good Reason (as defined in the Executive Severance Agreement), he will be deemed vested in any portion of such bonus scheduled to vest in the 12 months following such termination. Following his transfer of employment to SHO, SHO will assume any portion of the cash retention bonus that has not yet been paid. Mr. Barnhart’s Executive Severance Agreement with Sears Holdings, which, except as noted herein, is substantially the same as the Executive Severance Agreements described above under “Compensation Discussion and Analysis—Other Compensation Benefits—Severance Benefits” and “Potential Payments Upon Termination of Employment,” will be assigned to, and assumed by, SHO effective as of the date his employment is transferred to SHO. Under Mr. Barnhart’s Executive Severance Agreement, if Mr. Barnhart’s employment is terminated other than for Cause, death or Disability or Mr. Barnhart terminates employment for Good Reason (as defined in the Executive Severance Agreement) before the first anniversary of the effective date of the separation, he will receive 12 months of salary continuation and an amount equivalent to his target annual incentive at the date of termination, subject to mitigation. If such termination occurs after the first anniversary of the effective date of the separation, he will receive 12 months of salary continuation only, subject to mitigation. In addition, the definition of “Good Reason” under his Executive Severance Agreement includes the failure of the separation to be completed within 12 months of his start date. Mr. Barnhart will be eligible to participate in the Service Employee AIP with an annual incentive opportunity of 75% of his base salary. Mr. Barnhart is eligible to receive an incentive payment equal to the greater of (1) 50% of his annual incentive opportunity under the Service Employee AIP or (2) the actual incentive payable to him under the Service Employee AIP for 2012 (assuming no proration based on his start date). The former amount will be reduced by any amount payable to Mr. Barnhart under the Service Employee AIP for 2012. As noted above, the Service Employee AIP will be assigned to, and assumed by SHO upon the transfer of employees from a subsidiary of SRC following the transition services period. Any incentive payable under the Service Employee AIP with respect to a fiscal year will be payable by Sears Holdings if Mr. Barnhart is employed by a subsidiary of SRC as of the payment date or by SHO if Mr. Barnhart is employed by SHO as of the payment date. He will also be eligible to participate in the Service Employee LTIP, when finalized and approved. Mr. Barnhart will also be eligible to participate in Sears Holdings’ retirement, health and welfare programs during the transition period. Following his transfer of employment to SHO, SHO intends to sponsor or make available substantially similar benefit programs.

Offer Letter with Mr. Ethridge

Pursuant to his offer letter dated July 17, 2012 and amended and restated as of August 20, 2012, Mr. Ethridge will serve as Vice President, Supply Chain and Technology of SHO with an annual base salary of $260,000. Effective as of the separation, Mr. Ethridge will become an employee of a subsidiary of SRC for the duration of the transition services period between SRC and SHO, after which he will be transferred to and become an employee of SHO. Mr. Ethridge’s Executive Severance Agreement with Sears Holdings described above under “Compensation Discussion and Analysis—Other Compensation Benefits—Severance Benefits” and “Potential Payments Upon Termination of Employment” will be assigned to, and assumed by, SHO effective as of the date his employment is transferred to SHO. Mr. Ethridge will be eligible to participate in the Service Employee AIP with an annual incentive opportunity of 50% of his base salary and the Service Employee LTIP, when finalized and approved. Mr. Ethridge will also continue to be eligible to participate in Sears Holdings’ retirement, health and welfare programs during the transition period. Following his transfer of employment to SHO, SHO intends to sponsor or make available substantially similar benefit programs.

Existing benefits for Mr. Ethridge under the SHC AIP and LTIP will be transitioned to SHO and paid as follows. With respect to Mr. Ethridge’s participation in the SHC AIP for fiscal year 2012, the portion of his target award for the first and second fiscal quarters of fiscal year 2012 that is based on quarterly SHC EBITDA will be determined based on year-to-date results, compared to plan goals and amounts payable, if any, will be paid by SHO under the Service Employee AIP, subject to achievement of a certain level of SHC EBITDA. Quarterly SHC EBITDA for the third and fourth quarters of fiscal year 2012 will not be a component of his target award under the Service Employee AIP. The portion of his target award for the first and second fiscal quarters of fiscal year 2012 that is based on BOP will be converted to a new measure of SHO EBITDA. As noted above, the Service Employee AIP will be assigned to, and assumed by SHO upon the transfer of employees from a subsidiary of SRC following the transition services period. Any incentive payable under the Service Employee AIP with respect to a fiscal year will be payable by Sears Holdings if Mr. Ethridge is employed by a subsidiary of SRC as of the payment date or by SHO if Mr. Ethridge is employed by SHO as of the payment date. Mr. Ethridge’s participation in the 2011 SHC LTIP will be closed out effective on the separation and based on performance under that plan through the second fiscal quarter of fiscal year 2012. Mr. Ethridge also will be eligible to participate in the Service Employee LTIP for the 2012 fiscal year, when finalized and approved. Benefits payable thereunder, if any, will be prorated based on number of days worked at Sears Holdings (including SRC) and SHO during the performance periods for each plan and will be paid under the Service Employee LTIP (which will have terms substantially similar to the SHC LTIP). As noted above, the Service Employee LTIP will be assigned to, and assumed by SHO upon the transfer of employees from a subsidiary of SRC following the transition services period. Any incentive payable under the Service Employee LTIP with respect to a fiscal year will be payable by Sears Holdings if Mr. Ethridge is employed by a subsidiary of SRC as of the payment date or by SHO if Mr. Ethridge is employed by SHO as of the payment date.

Offer Letter with Mr. Hansen

Pursuant to his offer letter dated July 23, 2012 and amended and restated as of August 20, 2012, Mr. Hansen will serve as Vice President and General Counsel of SHO with an annual base salary of $410,000. Effective as of the separation, Mr. Hansen will become an employee of a subsidiary of SRC for the duration of the transition services period between SRC and SHO, after which he will be transferred to and become an employee of SHO. Mr. Hansen’s Executive Severance Agreement with Sears Holdings described above under “Compensation Discussion and Analysis—Other Compensation Benefits— Severance Benefits” and “Potential Payments Upon Termination of Employment” will be assigned to, and assumed by, SHO effective as of the date his employment is transferred to SHO. Mr. Hansen will be eligible to participate in the Service Employee AIP with an annual incentive opportunity of 50% of his base salary and in the Service Employee LTIP, when finalized and approved by the SHO Board of Directors. Mr. Hansen will also continue to be eligible to participate in Sears Holdings’ retirement, health and welfare programs during the transition period. Following his transfer of employment to SHO, SHO intends to sponsor or make available substantially similar benefit programs.

Existing benefits for Mr. Hansen under the SHC AIP and LTIP will be transitioned to SHO and paid as follows. With respect to Mr. Hansen’s participation in the SHC AIP for fiscal year 2012, the portion of his target award for the first and second fiscal quarters of fiscal year 2012 that is based on quarterly SHC EBITDA will be determined based on year-to-date results, compared to plan goals and amounts payable, if any, and will be paid by SHO under the Service Employee AIP, subject to achievement of a certain level of SHC EBITDA. Quarterly SHC EBITDA for the third and fourth quarters of fiscal year 2012 will not be a component of his target award under the Service Employee AIP. The portion of his target award for the first and second fiscal quarters of fiscal year 2012 that is based on BOP will be converted to a new measure of SHO EBITDA. The Service Employee AIP will be assigned to, and assumed by SHO upon the transfer of employees from a subsidiary of SRC following the transition services period. Any incentive payable under the Service Employee AIP with respect to a fiscal year will be payable by Sears Holdings if Mr. Hansen is employed by a subsidiary of SRC as of the payment date or by SHO if Mr. Hansen is employed by SHO as of the payment date. Mr. Hansen’s participation in the 2011 SHC LTIP will be closed out effective on the separation and, based on performance under those plans through the second fiscal quarter of fiscal year 2012. Mr. Hansen also will be eligible to participate in the Service Employee LTIP for the 2012 fiscal year, when finalized and approved. Benefits payable thereunder, if any, will be prorated based on number of days worked at Sears Holdings (including SRC) and SHO during the performance periods for each plan and will be paid under the Service Employee LTIP (which will have terms substantially similar to the SHC LTIP). As noted above, the Service Employee LTIP will be assigned to, and assumed by SHO upon the transfer of employees from a subsidiary of SRC following the transition services period. Any incentive payable under the Service Employee LTIP with respect to a fiscal year will be payable by Sears Holdings if Mr. Hansen is employed by a subsidiary of SRC as of the payment date or by SHO if Mr. Hansen is employed by SHO as of the payment date.

Offer Letter with Ms. Iliff

Pursuant to her offer letter dated July 17, 2012 and amended and restated as of August 20, 2012, Ms. Iliff will serve as Vice President, Human Resources of SHO with an annual base salary of $240,000. Effective as of the separation, Ms. Iliff will become an employee of a subsidiary of SRC for the duration of the transition services period between SRC and SHO, after which she will be transferred to and become an employee of SHO. Ms. Iliff will receive a one-time sign-on bonus of $25,000 payable within 30 days following the start of her employment; however, if Ms. Iliff voluntarily terminates her employment or has her employment terminated for misconduct or integrity issues within 24 months following the start of her employment, she will be required to repay the sign-on bonus in full. Ms. Iliff will also receive a special cash retention bonus of $150,000 that will vest and be payable in three equal annual installments on each of the first, second and third anniversary dates of her start date subject to continued employment through the applicable vesting periods. Following her transfer of employment to SHO, SHO will assume any portion of the cash retention bonus that has not yet been paid. Ms. Iliff’s Executive Severance Agreement with Sears Holdings, which, except as noted herein, is substantially the same as the Executive Severance Agreements described above under “Compensation Discussion and Analysis—Other Compensation Benefits—Severance Benefits” and “Potential Payments Upon Termination of Employment,” will be assigned to, and assumed by, SHO effective as of the date her employment is transferred to SHO. Under Ms. Iliff’s Executive Severance Agreement, her salary continuation period is six months. Ms. Iliff will be eligible to participate in the Service Employee AIP with an annual incentive opportunity of 50% of her base salary and in the Service Employee LTIP, when finalized and approved. Ms. Iliff will also be eligible to participate in Sears Holdings retirement, health and welfare programs during the transition period. As noted above, the Service Employee AIP and Service Employee LTIP will be assigned to, and assumed by SHO upon the transfer of employees from a subsidiary of SRC following the transition services period. Any incentive payable under the Service Employee AIP or Service Employee LTIP with respect to a fiscal year will be payable by Sears Holdings if Ms. Iliff is employed by a subsidiary of SRC as of the payment date or by SHO if Ms. Iliff is employed by SHO as of the payment date. Following her transfer of employment to SHO, SHO intends to sponsor or make available substantially similar benefit programs.

Transition Service Period—Executive Compensation Plans

In connection with the separation, Sears Holdings intends to adopt the Service Employee AIP and Service Employee LTIP (as referred to above) for employees of SRC (and any participating affiliate) providing services to SHO during a transitional service period, or “Service Employees.”

Service Employee Annual Incentive Plan.

The 2012 fiscal year accruals under the Sears Holdings Corporation Annual Incentive Plan attributable to Service Employees will be transferred to the Service Employee AIP as of the separation, and the applicable financial and performance goals and measures will be converted to SHO-specific metrics. Eligible Service Employees, including executive officers of SHO, will have an opportunity to receive a cash incentive award equal to a percentage of base salary or a flat dollar amount, subject to the attainment of performance goals for the 2012 fiscal year. To the extent the transitional service period extends into the 2013 fiscal year, a 2013 annual incentive plan will be established under the Service Employee AIP, based on SHO-specific financial and performance goals and measures, which shall be approved by Sears Holdings and the Compensation Committee of SHO. Any awards payable under the Service Employee AIP will be paid to participants within 75 days after the end of our fiscal year. The Service Employee AIP will be assigned to and assumed by SHO effective as of the date Service Employees transfer employment to SHO in accordance with the ETASA (as defined below).

Service Employee Long-Term Incentive Program.

The participation of Service Employees under the 2010 LTIP and 2011 LTIP (as referred to above) will be closed out, as of the separation, based on performance under those plans through the second fiscal quarter of fiscal year 2012, and the accruals will be transferred from the Sears Holdings Corporation Long-Term Incentive Program to the Service Employee LTIP as of the separation. The Service Employee LTIP will have terms substantially similar to the Sears Holdings Corporation Long-Term Incentive Program. Any awards payable with respect to (a) the 2010 LTIP will be paid to participants within 75 days after the end of our 2012 fiscal year and (b) the 2011 LTIP will be paid to participants within 75 days after the end of our 2013 fiscal year. Sears Holdings intends to establish a 2012 long-term incentive plan under the Service Employee LTIP, based on SHO-specific financial and performance goals and measures, which shall be approved by Sears Holdings and the Compensation Committee of SHO (if that latter is in place at that time). To the extent the transitional service period extends into the 2013 fiscal year, a 2013 long-term incentive plan will be established under the Service Employee LTIP as well, based on SHO-specific financial and performance goals and measures, which shall be approved by Sears Holdings and the Compensation Committee of SHO. The Service Employee LTIP will be assigned to and assumed by SHO effective as of the date Service Employees transfer employment to SHO in accordance with the ETASA.

SHO Executive Compensation Plans

In connection with the end of the transition period under the ETASA, we intend to adopt an Umbrella Incentive Program, and the SHO AIP (as defined below) and SHO LTIP (as defined below), each of which will be established under the Umbrella Incentive Program. We also intend to adopt the SHO stock plan (as defined below). These programs are designed based upon the short- and long-term incentive compensation plans maintained by Sears Holdings prior to the separation to provide a consistent compensation structure for our employees during the transition. The Service Employee AIP assumed in accordance with the ETASA will become an incentive program under the SHO AIP and the Service Employee LTIP assumed in accordance with the ETASA will become a long-term incentive program under the SHO LTIP.

Umbrella Incentive Program

Purpose. The purpose of the Umbrella Incentive Program will be to motivate our salaried employees to achieve significant, lasting change that successfully positions the Company for future growth by aligning employees’ financial incentives with our financial goals.

Our Compensation Committee may make an award to an eligible employee of ours under the Umbrella Incentive Program, or from time to time may establish annual and long term incentive plans or programs under the Umbrella Incentive Program for specific performance periods for specified groups of eligible employees, including our named executive officers, and make awards under these plans, consistent with the terms of the Umbrella Incentive Program.

Eligible Employees. Any salaried employee of ours (and certain hourly employees of ours) may be designated by our Compensation Committee to participate in the Umbrella Incentive Program or the annual or long-term incentive programs established under the Umbrella Incentive Program. From time to time, our Compensation Committee may also designate as participants those employees who have been newly hired or promoted into the group of eligible employees. Our Compensation Committee may adjust the terms and conditions of awards to these employees, in order to qualify such awards as performance-based compensation for purposes of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” if such awards are intended to meet the requirements of Code Section 162(m).

Awards under the Umbrella Incentive Program—Generally. An award may be granted under the Umbrella Incentive Program in the form of a “cash incentive award” or a “stock award.” Awards under the Umbrella Incentive Program are designed to vary commensurately with achieved performance. A cash incentive award is the grant of a right to receive a payment of cash (or, in the discretion of our Compensation Committee, shares of common stock of the Company having a fair market value on the payment date equivalent to the cash otherwise payable) that is contingent on the achievement of performance goals established by our Compensation Committee for the applicable performance period. A stock award is a grant of shares of common stock of the Company, which grant will be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of performance goals for the applicable performance period, as established by our Compensation Committee. Our Compensation Committee may impose other conditions, restrictions and contingencies on any cash incentive award or stock award.

Performance-Based Compensation Awards. Under the Umbrella Incentive Program, our Compensation Committee may issue both awards structured to satisfy the requirements for performance-based compensation outlined in Code Section 162(m) (“performance based compensation”) and awards not so structured. An award intended to be performance based compensation will be conditioned on the achievement of one or more performance goals, to the extent required by Code Section 162(m). The performance goals that may be used for these awards will be based on any one or more of the performance measures described below under “Performance Measures” selected by our Compensation Committee. All awards under the Umbrella Incentive Program that are intended to be performance-based compensation for purposes of Code Section 162(m) will be structured to meet the applicable requirements.

Maximum Performance-Based Awards. For awards that are intended to be performance-based compensation under Code Section 162(m), the maximum value payable under all such awards granted to any one individual shall not exceed amounts to be determined by our Compensation Committee consistent with the requirements of

Section 162(m). Awards that are not intended to constitute “performance-based compensation” under Code Section 162(m) are not subject to these limits.

Performance Goals. Not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance goals is substantially uncertain, our Compensation Committee shall establish objective written performance goals for awards intended to be performance-based compensation for purposes of Code Section 162(m). These goals will be based on one or more performance measures (described below), and may be with respect to: corporate performance; operating group or sub-group performance; individual company performance; other group or individual performance; or division performance.

A participant otherwise entitled to receive an award intended to be performance-based compensation for any performance period will not receive a settlement of the award until our Compensation Committee determines that the applicable performance goal(s) have been attained. In exercising discretion in making this determination, our Compensation Committee may not increase the amount of the payment of an award intended to be performance-based compensation.

Performance Measures. Performance measures may be based on one or more or any combination (in any relative proportion) of the following: share price; market share; cash flow; revenue; revenue growth; earnings per share; operating earnings per share; operating earnings; earnings before interest, taxes, depreciation and amortization; return on equity; return on assets; return on investment; net income; net income per share; economic value added; market value added; store sales growth; customer satisfaction performance goals measured by independent customer satisfaction surveys and employee opinion survey results measured by an independent firm; and strategic business objectives, consisting of one or more objectives based on meeting specific cost or profit targets or margins, business expansion goals and goals relating to acquisitions or divestitures. Each goal, with respect to a performance period, may be expressed on an absolute and/or relative basis, may be based on the Company as a whole or on any one or more business units or subsidiaries of the Company, and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or of any one or more business units or subsidiaries of the Company, and/or the past or current performance of other companies, or an index.

The terms of an award may provide that partial achievement of the performance goals may result in a payment or vesting based on the degree of achievement. In establishing any performance goals, our Compensation Committee may exclude the effects of the following items, to the extent identified in our audited financial statements, including footnotes, or the Management’s Discussion and Analysis of Financial Condition and Results of Operations accompanying those financial statements; asset write-downs; litigation or claim judgments or settlements; extraordinary, unusual and/or nonrecurring items of gain or loss; gains or losses on acquisitions, divestitures or store closures; domestic pension expense; noncapital, purchase accounting items; changes in tax or accounting principles, regulations or laws; mergers or acquisitions; integration costs disclosed as merger-related; accruals for reorganization or restructuring programs; foreign exchange gains and losses; and tax valuation allowances and/or tax claim judgment or settlements.

To the extent the exclusion of any item affects awards intended to be performance-based compensation, the exclusion will be specified in a manner that satisfies the requirements of Code Section 162(m).

Distribution. Subject to the provisions described below regarding termination of employment, we will distribute, in a single lump sum, the cash or shares of our common stock resulting from an award as soon as practicable after the first Compensation Committee meeting after the results of a performance period are available to our Compensation Committee. For awards intended to be performance-based compensation, we will not make any distribution before our Compensation Committee has certified the satisfaction of the performance goals and the amount to be paid to each participant. For awards not intended to be performance-based compensation, we will make distributions at the time specified by our Compensation Committee in the award.

Termination of Employment. The terms of an award (or the annual or long-term incentive program under which the award is granted) will provide the extent to which a participant may receive an award in the event of the participant’s death, disability or termination of employment. Receipt of an award in these circumstances may depend on both the reason for the termination, if applicable, and the point in the performance period at which the event occurs (subject, in the case of awards intended to be performance-based compensation, to Code Section 162(m)).

Transferability of Awards. Except as otherwise provided by our Compensation Committee, awards under the Umbrella Incentive Program are not transferable except by will or by the laws of descent and distribution.

Settlement of Awards. We may use cash, shares of our common stock, or a combination of cash and stock to satisfy our obligation to make payments and distributions with respect to awards under the Umbrella Incentive Program. Satisfaction of our obligations under an award may be subject to such conditions, restrictions and contingencies as our Compensation Committee may determine, and, in the case of stock, to the terms of the applicable stock plan.

Source of Awards Settled in Stock. For awards under the Umbrella Incentive Program that are settled in shares of our common stock, the shares will be distributed under a stock plan adopted by us. For this purpose, we currently intend to use the SHO stock plan.

Administration. The Umbrella Incentive Program is administered by our Compensation Committee, which may delegate its authority under the Umbrella Incentive Program, other than with respect to awards intended to constitute performance-based compensation under Code Section 162(m) or as otherwise prohibited by law.

Corporate Transaction or Capital Adjustment. In the event of a corporate transaction or capital adjustment affecting our common stock, our Compensation Committee may adjust awards to preserve but not increase the benefits or potential benefits of the awards. However, our Compensation Committee may not make any adjustment that would cause awards intended to be performance-based compensation to cease to qualify as such.

Amendment and Termination. Our Board or Compensation Committee may, at any time, amend or terminate the Umbrella Incentive Program, and may amend any award granted pursuant to the plan. However, no amendment or termination may, without the written consent of the affected participant, adversely affect the rights of any participant or beneficiary under any outstanding award except to the extent such amendment is required to comply with applicable law.

Federal Income Tax Consequences. Under present federal income tax laws, a participant will realize taxable income with respect to awards granted under the Umbrella Incentive Plan at the time the incentive award is distributed either in cash or shares of stock in an amount equal to the cash distributed or the fair market value of the shares on the date of distribution, and we will be entitled to a corresponding deduction, subject Code Section 162(m). A U.S. income tax deduction will generally be unavailable to us for annual compensation in excess of $1 million paid to our chief executive officer and any of our three most highly compensated officers (other than our chief financial officer). Amounts that constitute performance-based compensation are not counted toward the $1 million limit. Awards under the Umbrella Incentive Program and under annual and long-term incentive programs may be structured to meet the requirements of performance-based compensation under applicable tax regulations.

SHO Annual Incentive Plan. The SHO Annual Incentive Plan, or the “SHO AIP,” will be established under and constitutes part of the Umbrella Incentive Program. The SHO AIP is intended to provide employees of the Company that have been selected to participate in the plan, including the named executive officers, an opportunity to receive an incentive award equal to a percentage of base salary or a flat dollar amount, subject to the attainment of quarterly and annual performance goals. Awards under the SHO AIP will represent the right to receive cash or, at the discretion of our Compensation Committee, shares of the Company’s common stock in lieu of cash or a combination of cash and shares. The issuance of common stock under the SHO AIP will be contingent on the availability of shares of stock under the Company’s stock incentive plan providing for the issuance of shares in satisfaction of SHO AIP awards.

For each performance period (whether it be a fiscal year or a fiscal quarter), our Compensation Committee will establish in writing the financial performance goals and the annual incentive opportunity to be awarded under the SHO AIP with respect to each participant.

Annual awards and quarterly awards relating to the fourth quarter of the fiscal year payable under the SHO AIP will be paid to participants within 75 days after the end of our fiscal year.

SHO Long-Term Incentive Program. The SHO Long-Term Incentive Program, or the “SHO LTIP,” will be established under and constitute a part of the Umbrella Incentive Program. The SHO LTIP will provide the opportunity for employees of the Company who have been selected to participate in the plan to receive a long-term incentive award equal to either a percentage of base salary or a dollar amount, subject to the attainment of performance goals for a specified period. Awards under the SHO LTIP will represent the right to receive cash or, at the discretion of our Compensation Committee, shares of the Company’s common stock in lieu of cash or a combination of cash and shares upon the achievement of certain performance goals. The issuance of common stock under the SHO LTIP will be contingent on the availability of shares of stock under the Company’s stock incentive plan providing for the issuance of shares in satisfaction of long-term incentive awards. Awards earned under the SHO LTIP will be paid to participants within 75 days after the end of the applicable performance period. The maximum amount that may be awarded to a participate under the SHO LTIP with respect to any given performance period will be determined by our Compensation Committee.

Generally, participants will forfeit any right to an award under the SHO AIP and SHO LTIP in the event of a termination of employment prior to the payment date. However, a participant whose employment terminates due to his or her death or disability prior to the payment date may receive a portion of the annual or long-term incentive award based on the number of days worked during the performance period. The SHO AIP and the SHO LTIP will also provide that the Company will seek reimbursement from executive officers if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law.

Our Compensation Committee will determine the terms and conditions and the applicable performance goals for awards granted under the SHO AIP and SHO LTIP for performance periods after the separation date.

SHO Stock Plan

Awards. The SHO stock plan will allow for the grant of restricted stock, stock appreciation rights and stock units to eligible individuals.

Shares Reserved Under Stock Plan. The number of shares of common stock reserved for issuance under the SHO stock plan will be determined at the time the SHO stock plan is formally adopted. The shares of our common stock that may be awarded under the SHO stock plan will be shares then-currently authorized but unissued, and shares which will have been reacquired by the Company. If any restricted stock award, stock unit award or stock appreciation right is forfeited, the underlying shares will become available for issuance again under the SHO stock plan.

Effective Date and Termination of Plan. The SHO stock plan will become effective upon formal adoption of the SHO stock plan, subject to stockholder approval, and will continue in effect, unless earlier terminated by our Compensation Committee, until the earlier of (1) the tenth anniversary of such date and (2) the date on which all of the stock reserved for issuance under the plan and all cash payments due under any award granted under the SHO stock plan have been paid or forfeited.

Eligible Individuals. Any key employee (including our named executive officers) of, or individual providing services to, our Company or any of our Subsidiaries designated by the Committee will be eligible to participate in the SHO stock plan.

Administration. The SHO stock plan will be administered by a Committee designated by the Board. The Committee will have the authority to interpret the terms and intent of the SHO stock plan and to make all other determinations necessary or advisable for the administration of the SHO stock plan. The Committee may allocate its responsibilities and powers to one or more of its members and may delegate all or any part of its responsibilities and powers to any person, subject to applicable law. The Committee may revoke any such allocation or delegation at any time.

Terms and Conditions of Restricted Stock and Stock Unit Awards. A “Restricted Stock” award is a grant of shares of our common stock that is subject to risk of forfeiture or other restrictions determined by the Committee. A “Stock Unit” award is a right to receive a payment in cash or shares based on the fair market value of the shares of stock underlying such award. Restricted Stock and Stock Unit awards may be subject to one or more employment, performance or other forfeiture conditions which the Committee shall determine appropriate. In the event of the participant’s termination of employment, the Committee may permit accelerated vesting or payment. No Restricted Stock or Stock Unit awards in any combination may be made in any calendar year representing more than a maximum number of shares of stock to be determined at the time the SHO stock plan is formally adopted.

Dividends. A Restricted Stock award may include the right to receive a cash dividend with respect to the stock subject to the award. These payments may be subject to such conditions, restrictions and contingencies as the Committee establishes. If a cash dividend is paid on the shares of stock subject to the Stock Unit award, the cash dividend will be treated as reinvested in shares of stock and will increase the number of shares subject to the Stock Unit award, unless the Committee determines otherwise at the time of grant. If a stock dividend is declared on a share of Restricted Stock, such stock dividend will be treated as part of the Restricted Stock award and will be subject to the same forfeiture conditions as the Restricted Stock. If a stock dividend is paid on the shares of stock subject to a Stock Unit, the dividend shall increase the number of shares of stock subject to the Stock Unit award, unless the Committee determines otherwise at the time of grant. Eligible Individuals will have the right to vote shares of Restricted Stock but will not have the right to vote with respect to shares covered by a Stock Unit award.

Terms and Conditions of Stock Appreciation Rights. A “stock appreciation right” is a right to the appreciation in the fair market value of a share of stock in excess of the share value for such share designated at the time of grant, which may be no less than the fair market value of a share of stock on the grant date. The Committee may make a stock appreciation right subject to certain conditions, including performance-based vesting conditions. The Committee may include in the stock appreciation right agreement the right to exercise a stock appreciation right following termination of employment or service. No stock appreciation right may be exercisable more than ten years from the grant date. Upon exercise of a stock appreciation right, an eligible individual will receive a payment in cash or stock or a combination of the two, equal to the product of (1) the number of shares of stock underlying the stock appreciation right and (2) the excess of the fair market value of a share of stock on the exercise date and the share value assigned on the date of grant. Holders of stock appreciation rights will not be entitled to receive dividend equivalents with respect to such award. An eligible individual may not be granted stock appreciation rights representing more than a maximum number of shares of stock in any calendar year, which amount will be determined at the time the SHO stock plan is formally adopted.

Performance Based Awards. In the event the Committee intends for an award granted under the SHO stock plan to qualify as performance based compensation within the meaning of Code Section 162(m), not later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance goals is substantially uncertain, the Committee will establish objective written performance goals for such award.

A participant otherwise entitled to receive an award intended to be performance-based compensation will not receive a settlement of the award until the Committee determines that the applicable performance goal(s) have been attained. In exercising discretion in making this determination, the Committee may not increase the amount of the payment of an award intended to be performance-based compensation.

Performance measures may be based on one or more or any combination (in any relative proportion) of the following: share price; market share; cash flow; revenue; revenue growth; earnings per share; operating earnings per share; operating earnings; earnings before interest, taxes, depreciation and amortization; return on equity; return on assets; return on investment; net income; net income per share; economic value added; market value added; store sales growth; customer satisfaction performance goals measured by independent customer satisfaction surveys and employee opinion survey results measured by an independent firm; and strategic business objectives, consisting of one or more objectives based on meeting specific cost or profit targets or margins, business expansion goals and goals relating to acquisitions or divestitures. Each goal, with respect to a performance period, may be expressed on an absolute and/or relative basis, may be based on the Company as a whole or on any one or more business units or subsidiaries of the Company, and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or of any one or more business units or subsidiaries of the Company, and/or the past or current performance of other companies, or an index.

In establishing any performance goals, the Committee may exclude the effects of the following items, to the extent identified in our audited financial statements, including footnotes, or the Management’s Discussion and Analysis of Financial Condition and Results of Operations accompanying those financial statements: asset write-downs; litigation or claim judgments or settlements; extraordinary, unusual and/or nonrecurring items of gain or loss; gains or losses on acquisitions, divestitures or store closures; domestic pension expense; noncapital, purchase accounting items; changes in tax or accounting principles, regulations or laws; mergers or acquisitions; integration costs disclosed as merger-related; accruals for reorganization or restructuring programs; foreign exchange gains and losses; and tax valuation allowances and/or tax claim judgment or settlements. To the extent the exclusion of any item affects awards intended to be performance-based compensation, the exclusion will be specified in a manner that satisfies the requirements of Code Section 162(m).

Transferability of Awards. Except as otherwise provided by the Committee, awards under the SHO stock plan will not be transferable except by will or by the laws of descent and distribution.

Corporate Transactions. The number, kind, or class (or any combination thereof) of shares of stock reserved for issuance under the SHO stock plan or underlying outstanding awards granted under the SHO stock plan and the grant limitations (described above) will be adjusted by the Committee in an equitable manner to reflect any corporate transaction resulting in a change in capitalization of the Company, including, but not limited to, any dividend (other than a cash dividend that is not an extraordinary dividend) or other distribution, recapitalization, stock split, reverse stock split, combination of shares, reorganization, merger, consolidation, acquisition, split-up, spin-off, combination, repurchase or exchange of stock or other securities of the Company, issuance of warrants or other rights to purchase stock or other securities of the Company or other similar corporate transaction.

Amendment and Termination of the SHO Stock Plan. The Committee may, at any time, amend or terminate the SHO stock plan, and may amend any award agreement under the SHO stock plan. However, no amendment or termination may, without the written consent of an affected participant, adversely affect the rights of a participant or beneficiary under any outstanding award, except to the extent necessary to comply with applicable law. These limitations will not apply to any adjustments caused by a corporate transaction or capital adjustment affecting our common stock.

Federal Income Tax Consequences. Under present federal income tax laws, awards granted under the SHO stock plan will have the following tax consequences:

Restricted Shares, Stock Units, and Performance-Based Awards. Restricted shares and stock units that are subject to a substantial risk of forfeiture result in income recognition by the participant in an amount equal to the excess of the fair market value of the shares of stock over the purchase price, if any, of the restricted stock or stock units at the time the restrictions lapse. Performance-based awards are generally subject to tax as ordinary income at the time of payment. A participant who has been granted a stock award that is not subject to a substantial risk of forfeiture for federal income tax purposes will realize ordinary income in an amount equal to the fair market value of the shares at the time of grant. In each of the foregoing cases, the Company will have a corresponding deduction at the same time the participant recognizes such income, provided that the award satisfies the requirements of Code Section 162(m) (described below), if applicable.

Stock Appreciation Rights. Generally, a participant receiving a stock appreciation right will not recognize income at the time of grant. If the participant receives the appreciation inherent in the stock appreciation right in cash, the cash will be taxed as ordinary income at the time it is received. If a participant receives the appreciation inherent in a stock appreciation right in stock, the spread between the then current market value and the share value designated at the time of grant will be taxed as ordinary income at the time the stock is received. In either case, the Company will be entitled to a corresponding deduction when the participant recognizes such income, provided that the award satisfies the requirements of Code Section 162(m), if applicable.

Section 162(m). A U.S. income tax deduction will generally be unavailable to us for annual compensation in excess of $1 million paid to our chief executive officer and any of our three most highly compensated officers (other than our chief financial officer). Amounts that constitute “performance-based compensation” are not counted toward the $1 million limit.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Prior to the rights offering, 100% of our common stock was owned by Sears Holdings.

The following table sets forth the beneficial ownership of our common stock as of July 5, 2012 as it would be after the completion of the rights offering, assuming that the subscription rights are exercised in full by all stockholders of Sears Holdings as of the record date, by:

•	each person who we know beneficially owns more than 5% of Sears Holdings common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address for each beneficial owner who is also a director or executive officer is c/o Sears Hometown and Outlet Stores, Inc., 3333 Beverly Road, Hoffman Estates, Illinois 60179. See “Management” for a discussion regarding our directors and executive officers.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. As indicated below, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable within 60 days of the determination date are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated, and subject to the applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to the shares shown as beneficially owned by them.

Shares of Our Common Stock Beneficially Owned After The Rights Offering (1)
Name of Beneficial Owner	Number of Shares		Percentage of Class
5% Stockholders:
ESL Investments, Inc. and related entities, as a group (2)		(3)	61.8%
Fairholme Capital Management, L.L.C. (4)		(5)	15.1%
Directors and Executive Officers:
W. Bruce Johnson			*
William A. Powell			*
Steven D. Barnhart			*
John E. Ethridge II			*
Charles J. Hansen			*
Becky Iliff			*
Robert A. Riecker			*
William R. Harker			*
E.J. Bird			*
Elizabeth Darst Leykum			*
Jeffrey Flug			*
Josephine Linden			*
Directors and Executive Officers as a group (12 persons)			*

*	Less than 0.1%
(1)	Assumes that the subscription rights are exercised in full by all stockholders of Sears Holdings.
(2)

The group consists of ESL Investments, Inc., a Delaware corporation; Edward S. Lampert; ESL Institutional Partners, L.P., a Delaware limited partnership (“Institutional”); CRK Partners, LLC, a Delaware limited liability company (“CRK LLC”); ESL Partners, L.P., a Delaware limited partnership (“Partners”); ESL Investors L.L.C., a Delaware limited liability company (“Investors”); SPE I Partners, LP, a Delaware limited partnership (“SPE Partners”); and SPE Master I, LP, a Delaware limited partnership (“SPE Master”).

Mr. Lampert is the sole stockholder, chief executive officer and director of ESL Investments, Inc. ESL Investments, Inc. is the general partner of RBS Partners, L.P, a Delaware limited partnership (“RBS”), the sole member of CRK LLC and the manager of RBS Investment Management, L.L.C., a Delaware limited liability company (“RBSIM”). RBS is the general partner of Partners, SPE Partners and SPE Master, and the managing member of Investors. RBSIM is the general partner of Institutional. The address for ESL Investments, Inc. and the related entities is 1170 Kane Concourse, Suite 200, Bay Harbor, Florida 33154.
(3)	Beneficial ownership is based on a Schedule 13D/A filed by ESL on July 5, 2012 reporting the beneficial ownership of its shares of common stock outstanding as of June 30, 2012. ESL disclosed beneficial ownership as to 65,744,084 shares of Sears Holdings; ESL Investments, Inc. disclosed sole voting power and sole dispositive power as to 42,996,631 shares of Sears Holdings and shared dispositive power as to 22,747,453 shares of Sears Holdings; Edward S. Lampert disclosed sole voting power as to 65,744,084 shares of Sears Holdings, sole dispositive power as to 42,996,631 shares of Sears Holdings and shared dispositive power as to 22,747,453 shares of Sears Holdings; CRK LLC disclosed sole voting power and sole dispositive power as to 747 shares of Sears Holdings; RBS disclosed sole voting power and sole dispositive power as to 42,985,654 shares of Sears Holdings and shared dispositive power as to 22,747,453 shares of Sears Holdings; Partners disclosed sole voting power and sole dispositive power as to 33,673,063 shares of Sears Holdings and shared dispositive power as to 22,747,453 shares of Sears Holdings; RBSIM disclosed sole voting power and sole dispositive power as to 10,230 shares of Sears Holdings; Institutional disclosed sole voting power and sole dispositive power as to 10,230 shares of Sears Holdings; Investors disclosed sole voting power and sole dispositive power as to 4,877,936 shares of Sears Holdings; SPE Partners disclosed sole voting power and sole dispositive power as to 1,939,872 shares of Sears Holdings and SPE Master disclosed sole voting power and sole dispositive power as to 2,494,783 shares of Sears Holdings.
(4)	Beneficial ownership is based on a Schedule 13G/A filed by Fairholme Capital Management, L.L.C. on February 14, 2012 reporting its beneficial ownership in Sears Holdings as of December 31, 2011. The address for Fairholme Capital Management, L.L.C. is 4400 Biscayne Boulevard, 9th Floor, Miami, FL 33137.
(5)	The shares of common stock are owned, in the aggregate, by Bruce R. Berkowitz and various investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”), of which 14,212,673 shares of Sears Holdings are owned by The Fairholme Fund and 387,800 shares of Sears Holdings are owned by The Fairholme Allocation Fund, each a series of Fairholme Funds, Inc. FCM disclosed shared voting power as to 15,359,773 shares of Sears Holdings and shared dispositive power as to 16,108,492 shares of Sears Holdings. Fairholme Funds, Inc. disclosed shared voting power and shared dispositive power as to 14,600,473 shares of Sears Holdings. Because Mr. Bruce R. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all of the shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Separation Agreement

In connection with the separation, we entered into a Separation Agreement with Sears Holdings on                     , 2012 pursuant to which we have consummated the transactions described in “—Reorganization of SHO Prior to the Separation.” The Separation Agreement also provides for certain other arrangements to be effected contingent upon the consummation of the rights offering and the completion of the separation of the Company from Sears Holdings.

Agreements with Sears Holdings

Following the separation, SHO and Sears Holdings will operate independently of each other, and neither will have any ownership interest in the other, except that Sears Holdings will have an ownership interest in us to the extent that the subscription rights are not exercised in full and that shares are not purchased through the exercise of basic subscription rights that are not purchased pursuant to the over-subscription privilege. In order to govern relationships between SHO and Sears Holdings after the separation and to provide mechanisms for an orderly transition, Sears Hometown and Outlet Stores, Inc. and its applicable subsidiaries (referred to collectively in this “Certain Relationships and Related Party Transactions” section as “SHO”, “we” or “us”) and Sears Holdings Corporation and its subsidiaries (referred to collectively in this “Certain Relationships and Related Party Transactions” section as “Sears Holdings”) have entered into agreements pursuant to which Sears Holdings will provide us with specified services and rights following the separation. Although these agreements with Sears Holdings generally do not provide specific total dollar amounts to be paid that are practicable to quantify or estimate for the lives of the agreements, we believe that all of the agreements collectively describe the relationship between the Company and Sears Holdings upon which we expect to rely significantly in order to continue our operations as described herein and to obtain and sell merchandise following the separation. Following the separation, if we are unable to maintain our relationship with Sears Holdings or to obtain the products and services to be provided by Sears Holdings or its subsidiaries pursuant to these agreements, our business could be materially and adversely affected and as a result we may not be able to operate our business as described herein. See “Risk Factors—Risks Relating to Our Separation from, and Continued Dependence on, Sears Holdings.”

Although these agreements have been executed prior to the distribution of the subscription rights, the effectiveness of the agreements is conditioned upon (i) the approval of the Audit Committee of Sears Holdings and (ii) the consummation of the rights offering and the completion of the separation of the Company from Sears Holdings.

The following is a summary of the terms of the material agreements we have entered into with Sears Holdings.

Store License Agreements

In connection with the separation, we entered into Store License Agreements with SRC on August 8, 2012, pursuant to which SRC will grant us (1) an exclusive, non-transferable and terminable license to operate, and to authorize our dealers and franchisees to operate, retail stores and stores-within-a-store using the “Sears Outlet Store,” “Sears Authorized Hometown Store,” “Sears Home Appliance Showroom” and “Sears Hardware Store” store names, or the “store names,” (2) an exclusive, non-transferable and terminable license to use the store names to promote our products, and services related to our products, by all current and future electronic means, channels, processes and methods, including via the Internet, or “digital methods,” (3) a non-exclusive, non-transferable and terminable license to use, and to authorize our dealers and franchisees to use, certain other trademarks to market and sell services related to our products under those trademarks and (4) an exclusive, non-transferable and terminable license to use certain domain names in connection with the promotion of our stores, the marketing, distribution and sale of our products and the marketing and offering of services related to our products. The Store License Agreements do not include licenses for the Kenmore, Craftsman or DieHard trademarks.

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Term and Termination: The terms of the Store License Agreements will expire in 2029. The Store License Agreements may be terminated (1) by either party for cause upon a material breach either if the breaching party fails to cure such breach within 30 days following written notice of such breach or, if such breach is not curable, immediately upon delivery of notice of the non-breaching party’s intention to terminate, (2) immediately by SRC upon 10 days notice upon a change of control whereby a majority of our voting power, or a majority of the voting power of any of our subsidiaries, is acquired by specified competitors of Sears Holdings, (3) by either party upon 30 days notice if such party (or any of its affiliates) terminates the Separation Agreement, any other Store License Agreement, the Trademark License Agreement, the SYWR Agreement or the Merchandising Agreement as a result of the other party’s (or its affiliates’) material breach of or default under such agreement, (4) immediately by SRC upon 10 days notice if we have operated, or have authorized our dealers and franchisees to operate, any retail store or store-within-a-store using a name other than a store name specified in the Store License Agreements for twelve consecutive months or (5) immediately by SRC upon 10 days notice if we do not extend the term of the Merchandising Agreement for either of its two renewal periods. In addition, the Store License Agreements with Sears Authorized Hometown Stores, LLC, or “SAHS,” and Sears Home Appliance Showrooms, LLC, or “SHAS,” permit SRC to require SAHS and SHAS to terminate for cause any dealer or franchisee that (i) causes SAHS or SHAS to be in non-compliance with a material term of the Store License Agreements or (ii) fails to maintain the high quality and reputation of the store names, domain names and/or other Sears trademarks, provided that prior to termination SAHS and SHAS are given a reasonable opportunity to cause the dealer or franchisee to cure such non-compliance or failure.

•	Fees: The license grants referred to above are royalty-free.

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Indemnification: We are required to defend and indemnify SRC, Sears Brands, LLCand their affiliates for all liability, even though such liability may result from false, fraudulent or groundless claims, arising from the death of or injury to any person, damage to any property, or loss suffered by a third party related to (1) the operation of our stores, (2) any acts or omissions by us, our affiliates, our dealers or our franchisees in connection with the Store License Agreements, (3) any violation by us, our affiliates, our dealers or our franchisees of any anti-corruption law, (4) any actual or alleged infringement of any intellectual property, (5) any latent or patent defect in any of our products not purchased from SRC or its affiliates, (6) any actual or alleged failure of our stores, websites, or any of our products not purchased from SRC or its affiliates to comply with any laws, (7) our use of any licensed trademark other than in accordance with the Store License Agreements or (8) any lack of validity or enforceability of the Store License Agreements caused by us. SRC is required to defend and indemnify us for all liability arising from the death of or injury to any person, damage to any property or loss suffered by a third party related to (i) claims that our use of the licensed trademarks constitutes copyright infringement, (ii) claims as to the lack of validity or enforceability of the registrations or ownership rights of the licensed trademarks or (iii) any lack of enforceability or validity of the Store License Agreements caused by SRC.

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License to Use Sears’ Digital Methods: SRC also grants us the right to use the store names to sell our products by all digital methods that are owned or operated by SRC and Kmart Corporation, or “Kmart,” including the website for our Sears Outlet business, provided that SRC may terminate this right upon two years notice. If SRC exercises this termination right, it must grant us licenses to (1) market our products by all digital methods outside the United States, Puerto Rico, Bermuda and Guam, or the “territories,” and (2) sell our products by all digital methods both in and outside of the territories. However, these licenses will only be granted to the extent that they do not conflict with third party obligations of SRC and Kmart that otherwise limit SRC and Kmart’s right to license or authorize us to market any of our products.

Trademark License Agreement

In connection with the separation, we entered into a Trademark License Agreement with SRC on August 8, 2012, pursuant to which SRC will grant us (1) a license to use the Sears trademark as part of our corporate name in the United States and to promote our businesses and (2) a fully paid-up license to use the searshometownandoutlet.com and ownasearsstore.com domain names solely to promote our businesses.

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Term and Termination: The term of the Trademark License Agreement will expire in 2029. The Trademark License Agreement may be terminated (1) by either party for cause upon a material breach either if the breaching party fails to cure such breach within 30 days following written notice of such breach or, if such breach is not curable, immediately upon delivery of notice of the non-breaching party’s intention to terminate, (2) immediately by SRC upon 10 days notice upon a change of control whereby a majority of our voting power, or a majority of the voting power of any of our subsidiaries, is acquired by specified competitors of Sears Holdings, (3) by either party upon 30 days notice if such party (or any of its affiliates) terminates the Separation Agreement, any Store License Agreement, the SYWR Agreement or the Merchandising Agreement as a result of the other party’s (or its affiliates’) material breach of or default under such agreement, (4) immediately by SRC upon 10 days notice if we have not conducted business using our corporate name specified in the Trademark License Agreement for twelve consecutive months or (5) immediately by SRC upon 10 days notice if we do not extend the term of the Merchandising Agreement for either of its two renewal periods.

•	Fees: The license grants referred to above are royalty-free.

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Indemnification: We are required to defend and indemnify SRC and its affiliates against third party claims relating to any breach by us of the Trademark License Agreement. SRC is required to defend and indemnify us against third party claims relating to any breach by SRC of the Trademark License Agreement.

Merchandising Agreement

In connection with the separation, we entered into a Merchandising Agreement with Sears Holdings, Kmart and SRC on August 8, 2012 pursuant to which Kmart and SRC will (1) sell to us, with respect to certain specified product categories, Sears brand products (including Kenmore, Craftsman and DieHard brand products, or, collectively, the “KCD products”) and vendor-branded products obtained from Kmart’s and SRC’s vendors and suppliers and (2) grant us licenses to use the trademarks owned by Kmart, SRC or other subsidiaries of Sears Holdings, or the “Sears marks,” including the Kenmore, Craftsman and Diehard trademarks, or, the “KCD marks,” in connection with the marketing and sale of products sold under the Sears marks.

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Term and Termination: The initial term of the Merchandising Agreement will expire in 2018, subject to two three-year renewal terms with respect to the KCD products. The Merchandising Agreement may be terminated (1) by either party for cause upon a material breach either if the breaching party fails to cure such breach within 30 days following written notice of such breach or, if such breach is not curable, immediately upon delivery of the non-breaching party’s notice of intention to terminate, (2) by Kmart and SRC if an unaffiliated third party acquires all rights, title and interest in and to all of the KCD marks, (3) immediately by Kmart and SRC if we (i) purport to assign the Merchandising Agreement without Kmart and SRC’s consent, (ii) are unable to pay our debts or if we enter into a voluntary suspension of payments or bankruptcy, (iii) undergo a change of control whereby a majority of our voting power, or a majority of the voting power of any of our subsidiaries, is acquired by specified competitors of Sears Holdings (iv) cease to conduct business using the Sears name or (4) by either party upon 30 days notice if such party (or any of its affiliates) (A) terminates the Separation Agreement, any Store License Agreement, the Trademark License Agreement or the SYWR Agreement as a result of the other party’s (or its affiliates’) material breach of or default under the Separation Agreement or (B) terminates any Store License Agreement or the Trademark License Agreement as a result of the other party’s (or its affiliates’) material breach of or default under such agreement. In addition, if an unaffiliated third party acquires all rights, title and interest in and to one or more (but not all) of the KCD marks, Kmart and SRC may terminate their obligation to sell to us KCD products that are branded with the KCD marks that were subject to such acquisition. Furthermore, if we reject Kmart and SRC’s proposed increase in the royalty rate of one or more KCD product categories prior to the expiration of the initial term (to take effect during the first renewal period) or the first renewal term of the agreement (to take effect during the second renewal period), then Kmart and SRC may terminate either (a) their obligation to sell to us all KCD products in such rejected categories or (b) the Merchandising Agreement altogether.

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Pricing: We will determine, at our sole discretion, advertised prices, promotional prices and retail prices for all merchandise acquired from Kmart or SRC for use in our Sears Hometown Stores, Sears Hardware Stores and Sears Home Appliance Showrooms. Kmart and SRC’s vendors may from time to time adopt minimum advertised price policies, or “MAP,” and unilateral pricing policies, or “UPP,” that may apply to Kmart and SRC and their sale of Hometown and Outlet Store products to us. The failure to comply with a vendor’s MAP or UPP could result in the imposition of financial penalties on Kmart and SRC and a vendor’s refusal to sell one or more Hometown and Outlet Store products to Kmart and SRC, which ultimately could result in Kmart and SRC’s inability to sell one or more Hometown and Outlet Store products to us in accordance with the terms of the Merchandising Agreement. Furthermore, Kmart and SRC may seek to implement their own MAP and UPP with respect to Hometown and Outlet Store products. We will determine, at our sole discretion, advertised prices, promotional prices and retail prices for all merchandise acquired from Kmart or SRC for use in our Sears Outlet stores.

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Fees: Kmart and SRC will invoice us for all products that they sell to us. Kmart and SRC will provide us with the proportionate share of certain vendor-provided subsidies that Kmart and SRC receive with respect to the products sold to us, except to the extent that their vendors (i) do not permit the pass-through of such subsidies or (ii) refuse to pay a subsidy to Kmart or SRC with respect to the products sold to us. Kmart and SRC have agreed to use commercially reasonable efforts to obtain vendor permission to share subsidies.

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Royalties: We will pay, on a weekly basis, royalties determined by multiplying our net sales of KCD products by specified fixed royalties rates for each brand’s licensed products, subject to an adjustment based on the extent to which we feature Kenmore brand products in certain of our advertising and the extent to which we pay specified minimum commissions to our franchisees and Hometown Store owners.

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License to Use KCD and Sears Marks: Subject to certain limitations, Kmart and SRC will grant us (1) a non-exclusive, non-transferable and revocable right and license to use, in connection with the marketing and selling of products sold under Sears marks (including KCD marks), but in no event to alter, the KCD marks and (2) a non-exclusive, non-transferable, royalty-free and revocable right and license to use, in connection with the marketing and selling of products sold under Sears marks (including KCD marks), but in no event to alter, all Sears marks other than the KCD marks.

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Indemnification: We are required to defend and indemnify Kmart, SRC and other subsidiaries of Sears Holdings against third-party claims related to (1) the use of any Sears marks by us or our franchisees other than in accordance with the Merchandising Agreement, (2) the sale, display, assembly, service, repair or installation of any given product (excluding claims related to services to be performed under the Services Agreement and all other services that are performed for us by Kmart, SRC or other subsidiaries of Sears Holdings), (3) the failure by us to perform our obligations under the Merchandising Agreement or (4) any other act or omission by us, subject to the terms and conditions of the Separation Agreement that require a sharing of liability, as applicable. Kmart and SRC are required to defend and indemnify us against third-party claims related to (i) the violation by Kmart, SRC or other subsidiaries of Sears Holdings of any intellectual property rights of third parties, (ii) the failure by Kmart, SRC or other subsidiaries of Sears Holdings to perform their obligations under the Merchandising Agreement or (iii) any other act or omission by Kmart, SRC or other subsidiaries of Sears Holdings, subject to the terms and conditions of the Separation Agreement that require a sharing of liability, as applicable.

•	Other Provisions: Kmart and SRC will provide us with a reasonable supply of marketing and promotional materials, including electronic marketing support.

Services Agreement

In connection with the separation, we entered into a Services Agreement, or “Services Agreement,” with SHMC on August 8, 2012, pursuant to which SHMC will provide us with certain tax, accounting, procurement, risk management and insurance, advertising and marketing (including online services), loss prevention, environmental, product and human safety, facilities, logistics and distribution, information technology, payment clearing and other financial, real estate management, merchandise-related and other support services.

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Term and Termination: The Services Agreement will expire in 2018. The agreement may be terminated (1) by either party for cause upon a material breach either if the breaching party fails to cure such breach within 30 days following written notice of such breach or, if such breach is not curable, immediately upon delivery of the non-breaching party’s notice of intention to terminate, (2) by SHMC for cause upon a change of control whereby a majority of our voting power, or a majority of the voting power of any of our subsidiaries, is acquired by specified competitors of Sears Holdings, or (3) by either party upon 30 days notice if such party (or any of its affiliates) (i) terminates the Separation Agreement , any Store License Agreement, the Trademark License Agreement, the SYWR Agreement or the Merchandising Agreement as a result of the other party’s (or its affiliates’) material breach of or default under such agreement or (ii) terminates any Store License Agreement or the Trademark License Agreement as a result of the other party’s (or its affiliates’) material breach of or default under such agreement. We may also terminate any individual service upon 60 days notice to SHMC, provided that such termination does not adversely affect SHMC’s ability to perform another service for us.

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Termination of Individual Services by SHMC: SHMC may terminate an individual service upon 90 days notice if (1) an affiliate of SHMC is unwilling or unable to provide the service, (2) an affiliate of SHMC does not provide a similar service to SHMC or its other affiliates on terms that are comparable to the terms of the Services Agreement, (3) SHMC is unable to retain a replacement service provider to provide the service on terms that are comparable to the terms of the Services Agreement and (4) such termination will have no effect upon the provision of other services under the Services Agreement. SHMC may also terminate an individual service upon 90 days notice if (i) an unaffiliated service provider of SHMC or one of its affiliates that provides a service is unwilling or unable to allow us to use such service under the existing (or comparable) terms, (ii) SHMC is unable to retain a replacement service provider to provide the service on terms that are comparable to the terms of the Services Agreement and (iii) such termination will have no effect upon the provision of other services under the Services Agreement. In addition, SHMC may also terminate an individual service upon 60 days notice if the parties fail to execute an amendment regarding the fees payable for one or more individual services for the fourth or fifth years of the term, or the six-month period following the fifth year.

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Fees: We will pay fixed fees and rates for the services for the first three years of the Services Agreement. We will also negotiate with SHMC the fees and rates for the fourth and fifth years of the term, and the six-month period following the fifth year, on a good-faith basis. In addition, we will be responsible for the payment of all taxes payable in connection with the services provided under the Services Agreement, including sales, use, excise, value-added, business, service, goods and services, consumption, withholding, and other similar taxes or duties, including taxes incurred on transactions between and among SHMC, its affiliates and third-party contractors, along with any related interest and penalties.

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Indemnification: We are required to defend and indemnify SHMC, Sears Holdings and the subsidiaries of Sears Holdings against third-party claims, except to the extent such claims are found to be caused by (1) SHMC’s breach of the Services Agreement or (2) the negligence or willful misconduct in SHMC’s, Sears Holdings’ or the subsidiaries of Sears Holdings’ performance of the Services Agreement. SHMC is required to defend and indemnify us against third-party claims that relate to (i) bodily injury or death of any person or damage to real and/or tangible personal property directly caused by the negligence or willful misconduct of SHMC, Sears Holdings or the subsidiaries of Sears Holdings during the performances of the services or (ii) the infringement of any copyright or trade secret misappropriation by an asset owned by SHMC, Sears Holdings or the subsidiaries of Sears Holdings and used by SHMC in the performance of the services. However, SHMC will not indemnify us to the extent indemnification claims are found to be caused by (A) our breach of the Services Agreement, (B) our negligence or willful misconduct in the performance of the Services Agreement or (C) with respect to infringement claims, (a) our use, misuse, marketing or distribution of SHMC’s assets except as provided for in the Services Agreement or (b) information, direction, specification or materials provided by us or on our behalf.

•	We will agree not to sue SHMC’s associates individually, absent fraud or other intentional misconduct, with respect to the services provided in accordance with the Services Agreement.

Retail Establishment Agreement

In connection with the separation, we entered into a Shop Your Way Rewards Retail Establishment Agreement, or “SYWR Agreement,” with SHMC on August 8, 2012, pursuant to which SHMC will authorize us to participate in the SYWR program. Under the SYWR Agreement, SHMC will issue rewards points to SYWR program members when they purchase program-eligible merchandise and services from our stores and, for each qualifying purchase, we will pay SYWR a fee equal to an agreed percentage of the qualifying purchase for base points issued and for bonus points issued, if any. In addition, SHMC will (1) authorize us to redeem points for SYWR program members as part or all of the purchase prices paid by SYWR program members when they make qualifying purchases from our stores and (2) reimburse us for the dollar value of the points redeemed.

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Term and Termination: The SYWR Agreement will expire in 2022, but may be terminated (1) by either party for cause upon a material breach either if the breaching party fails to cure such breach within 30 days following written notice of such breach or, if such breach is not curable, immediately upon delivery of the non-breaching party’s notice of intention to terminate, (2) by SHMC upon a change in control whereby a majority of our voting power, or a majority of the voting power of any our subsidiaries, is acquired by a competitor who operates a points-issuance/redemption business that competes in any material respect with the SYWR program or with any other rewards or points-issuance/redemption businesses operated by SHMC or any of its affiliates, (3) 66 months after the effective date, by either party for convenience upon 180 days notice to the other party, (4) by either party upon 30 days notice if such party (or any of its affiliates) terminates the Separation Agreement, the Trademark License Agreement, and Store License Agreement or the Merchandising Agreement as a result of the other party’s (or its affiliates’) material breach of or default under such agreement or (5) by SHMC if we fail to consent to an amendment or modification to the SYWR program that applies on a non-discriminatory basis to all of SHMC’s authorized vendors and authorized providers but has a material adverse effect on us, provided that SHMC has used commercially reasonable efforts to provide an accommodation for our consent, which consent may not be unreasonably withheld.

•	Fees: The SYWR Agreement specifies the fees that we will pay to SHMC for each SYWR program-eligible purchase made by a SYWR program member at our stores.

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Indemnification: We are required to defend and indemnify SHMC, Sears Holdings and each of Sears Holdings’ subsidiaries against third-party claims arising or relating to, among other things, our (1) negligence, recklessness or willful misconduct relating to the SYWR program, (2) breach or default of the SYWR Agreement, (3) fraud, (4) non-compliance with applicable law or (5) infringement of intellectual property. SHMC is required to defend and indemnify us against third-party claims relating to, among other things, SHMC’s (i) negligence, recklessness or willful misconduct relating to the SYWR program, (ii) breach or default of the SYWR Agreement, (iii) fraud, (iv) infringement of intellectual property or (v) failure to satisfy any of its obligations or liabilities to SYWR Program members.

Tax Sharing Agreement

In connection with the separation, we entered into a Tax Sharing Agreement with Sears Holdings on August 8, 2012, regarding the sharing of federal, state and local tax liabilities, the preparation and filing of tax returns for such taxes and disputes with taxing authorities regarding such taxes. Under the terms of the Tax Sharing Agreement, Sears Holdings generally will be responsible for all pre-separation taxes that relate to our business, and we generally will be responsible for all post-separation taxes that relate to our business. Subject to certain limitations and the agreement to cooperate in good faith with SHO, under the terms of the Tax Sharing Agreement, Sears Holdings shall have the right to resolve any difference or disagreement on any matter that arises out of the application and interpretation of the Tax Sharing Agreement.

Employee Transition and Administrative Services Agreement

In connection with the separation, we expect to enter into an Employee Transition and Administrative Services Agreement, or the “ETASA,” with SRC. Under the ETASA, in order to facilitate a smooth transfer and transition of employees, benefits and other employment related matters from SRC to us, there will be a transition period in which SRC will provide us with the services of all the personnel who would have been our employees absent our decision to enter into the Employee Transition and Administrative Services Agreement (referred to as “Service Employees”). The Service Employees are anticipated to be all the employees currently working for the SHO Business and additional new hires may be added as needed. After the transition period, the Service Employees will be transferred to us, and SRC will provide administrative services with respect to the employees, benefits and other employment related matters.

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Term and Phases: The ETASA will expire in 2018. The ETASA provides for services to be provided in two phases: a transitional phase and an administrative phase. During the transitional phase, SRC will provide us with the services of the Service Employees, while arrangements are being made for an orderly transfer of employees to us. The transitional phase is scheduled to last for three months but it will be extended automatically for up to a year unless we and SRC agree otherwise. On the conversion date, at the end of the transitional phase, the employees will be transferred to us, and the administrative phase will begin. During the administrative phase, SRC will provide administrative services to us with respect to the employees, certain benefits and other employment related matters.

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Termination: The ETASA may be terminated by us during the transitional phase on six-months’ prior written notice, and by SRC and us during the administrative phase on twelve-months’ prior written notice. In addition, the ETASA may be terminated (1) by either party for cause upon a material breach either if the breaching party fails to cure such breach within 30 days following written notice of such breach, or if such breach is not curable, immediately upon delivery of the non-breaching party’s notice of intention to terminate, (2) by SRC for cause upon a change of control whereby a majority of our voting power, or a majority of the voting power of our subsidiaries, is acquired by specified competitors of Sears Holdings, or (3) by either party upon 30 days notice if such party (or any of its affiliates) terminates the Separation Agreement, any Store License Agreement, the Trademark License Agreement, the SYWR Agreement, or the Merchandising Agreement as a result of the other party’s (or its affiliates’) material breach of or default under such agreement.

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Transition of Employees: On the conversion date, all Service Employees will be transferred over to us in accordance with the provisions of the ETASA. After the conversion date, all the Service Employees will be our employees, and we will have our own benefit plans to cover the transferred employees. Under the ETASA, after the conversion date, SRC agrees to provide us with administrative services relating to employee matters, including payroll, certain benefits and other typical administrative services. SRC may subcontract out some of the administrative services, or we may choose to replace SRC with a third party administrator (and in the latter case we would need to terminate the ETASA with the proper notice).

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Compensation and Benefits: During the transitional phase, SRC (or one of its affiliates) will pay the Service Employees’ compensation (including any related withholding) and the eligible Service Employees will continue to be eligible to participate in the Sears Holdings benefit plans. As of the conversion date, the Service Employees will cease to participate in the Sears Holdings benefits plans and will be eligible to participate in the benefit plans made available by SHO. During the transitional phase, SRC (or one of its affiliates) will establish the Service Employee AIP to which accruals under the Sears Holdings Corporation Annual Incentive Plan attributable to the Service Employees who were employees of the SHO business prior to the separation will be transferred and the financial and performance metrics will be converted to SHO specific metrics. SRC (or one of its affiliates) will also establish the Service Employee LTIP for the purpose of transferring certain accruals attributable to the Service Employees under the Sears Holdings Corporation Long-Term Incentive Program relating to 2010 and 2011 programs and for the grant of future long-term incentive awards. As of the conversion date, SHO will assume the Service Employee AIP, the Service Employee LTIP and any other incentive plans established by SRC for the benefit of the Service Employees and any outstanding obligations to Service Employees under these plans (including any obligation to pay cash retention awards granted to Service Employees to replace restricted stock awards in connection with the separation). As of the conversion date, SRC will assign to, and SHO will assume, all obligations and agreements with respect to the Service Employees transferred to us.

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Fees: We will pay different types of fees to SRC for the transitional phase and for the administrative phase. During the transitional phase, we will pay a specified fee based on a combination of SRC’s costs relating to its employment of the Service Employees (such as wages, employee benefits, bonuses, severance payments, workers compensation premiums, and the like), plus a profit margin. During the first year of the administrative phase we will pay a specified fee based on a combination of SRC’s costs to provide the services plus a specified profit margin. During the following years of the administrative phase we and SRC will negotiate in good faith to determine the applicable fees. In addition, during the term of the ETASA we will be responsible for the payment of all taxes payable in connection with the Service Employees and other services provided under the ETASA, including sales, use, excise, value-added, business, service, goods and services, consumption, withholding, payroll, unemployment, and other similar taxes or duties, along with any related interest and penalties.

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Indemnification: We are required to defend and indemnify SRC against all third party claims that relate to or arise out of the ETASA or the employment of the Service Employees (including claims by employees), except to the extent such claims are found to be caused by SRC’s negligence or willful misconduct or willful failure in the performance of the ETASA. SRC is required to defend and indemnify us against any third-party claims that relate to (i) bodily injury or death of any person or damage to real and/or tangible personal property, to the extent directly caused by the negligence or willful misconduct of SRC and used by SRC in the performance of the services, or (ii) specified intellectual-property infringement claims. However, SRC will not indemnify us to the extent indemnification claims are found to be caused by (A) our breach of the ETASA, (B) our gross negligence or willful misconduct or willful failure in the performance of the ETASA, or (C) with respect to infringement claims: (a) our use, misuse, marketing or distribution of SRC’s assets except as provided for in the ETASA, or (b) information, direction, specification or materials provided by us or on our behalf.

Non-Competition and Exclusivity Arrangements Between Sears Holdings and SHO

Following the separation, the non-competition and exclusively arrangements between Sears Holdings and SHO will be governed primarily by the terms and conditions of the Merchandising Agreement. None of the arrangements set forth below will restrict (i) Sears Holdings’ right to market or sell its products and services by all current and future electronic means, channels, processes and methods, including via the Internet or (ii) subject to certain limitations, our right to market or sell non-Sears brand products and services by all current and future electronic means, channels, processes and methods, including via the Internet.

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Sears Hometown and Hardware Stores: New Sears Hometown and Hardware stores will be permitted without restriction in all Micropolitan Statistical Areas, or “MicroSAs,” as defined by the U.S. Office of Management and Budget, or “OMB,” (i.e., defined areas of less than 50,000 residents). New Sears Hometown and Hardware stores will be permitted in Metropolitan Statistical Areas, or “MSAs,” as defined by the OMB (i.e., defined areas of greater than 50,000 residents), but only if (1) such stores are located at least eight miles away from existing stores owned or operated by Kmart or SRC or its affiliates and branded with the name “Sears,” or “Sears stores,” (2) for new Sears Hometown and Hardware stores located between five and eight miles from existing Sears stores, SHO will pay to Kmart and SRC on an annual basis a specified percentage of the new stores’ EBITDA for the first five years such stores are open for business, (3) such stores distribute products primarily on a rent-to-own basis or (4) Kmart and SRC have already approved of such stores’ location.

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Sears Outlet Stores: New Sears Outlet stores will be permitted in all MicroSAs and MSAs. The Merchandising Agreement will also establish an exclusive relationship, subject to certain conditions, until 2017 between Sears Holdings and SHO with respect to the sale and purchase of distressed and refurbished merchandise and marked-out-of-stock merchandise (including apparel). In addition, Sears Holdings will give us a right of first offer on all of Sears Holdings’ (1) discontinued or obsolete products, (2) overstock products and home goods and furniture that are new and still in original packaging, (3) distressed, refurbished, discontinued and obsolete home goods and furniture and (4) marked out-of-stock footwear except with respect to products that Kmart and SRC do not sell to end-user consumers.

Following the separation, Kmart, SRC and other subsidiaries of Sears Holdings may continue to, and may authorize others to continue to, own and operate all stores owned and operated by them on the date of the separation. However, following the separation Kmart, SRC and other subsidiaries of Sears Holdings will not be able to:

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in any MicroSA, open, own or operate, or any new store, or authorize a store, each an “authorized store,” to market or sell or merchandise (or a store to which Kmart, SRC or other subsidiaries of Sears Holdings sell merchandise), that is (1) a store branded with any mark that includes the Kenmore, Craftsman or DieHard marks or (2) a Sears store;

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open, own or operate any new store, or sell certain specified products to any new authorized store, that is substantially similar to one of the Sears Hometown Stores, Sears Home Appliance Showrooms or Sears Outlet store formats existing as of the separation; or

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open, own or operate any new store, or authorize any new authorized store, that markets, sells or authorizes any person, entity or business enterprise to market or sell any Kenmore-branded clothes washers, clothes dryers, dishwashers, rangers or full-size refrigerators, or, collectively, “exclusive merchandise,” at a store located in a geographical area with respect to which, and to the extent, we have agreed with the owner of a Sears Hometown Store, Sears Hardware Store or Sears Home Appliance Showroom to refrain from selling exclusive merchandise in such geographical area.

In addition, following the separation, we may not enter into or amend any agreements, each, an “authorizing agreement,” that authorize an unrelated third-party owner or franchisee to operate a new Sears Hometown Store, Sears Hardware Store or Sears Home Appliance Showroom if such authorizing agreement contains product-exclusivity rights. If, following the separation, we seek to renew or permit the assignment of an existing authorizing agreement for a Sears Hometown Store, Sears Hardware Store or Sears Home Appliance Showroom that includes product-exclusivity rights, we must use commercially reasonable efforts to ensure that such renewal or assignment also eliminates the product-exclusivity rights.

Real Property Transactions

In connection with the separation, Sears Holdings will assign or sublease to us the leases for all of our stores where the lease for such store permits assignment or subletting of the lease or where Sears Holdings is able to obtain landlord consent to such assignment or sublease. However, a number of the leases for our stores do not permit assignment or subletting or may require landlord consent which may be withheld. We currently expect the terms of any such subleases to match the terms, including the payment of rent and expiration date, of the existing lease between Sears Holdings (or one of its subsidiaries) and the landlord.

In addition, a small number of our stores are in locations where Sears Holdings currently operates one of its stores. In such cases we will enter into a lease or sublease with Sears Holdings (or one of its subsidiaries) for the portion of the space in which our store will operate and pay rent directly to Sears Holdings on the terms negotiated in connection with the separation. We also expect to lease office space for our corporate headquarters from Sears Holdings.

ABL Tri-Party Agreement

In connection with the separation and the entry into the Senior ABL Facility, we will enter into an agreement with Sears Holdings and the agent under the Senior ABL Facility, or the “ABL Agent,” whereby Sears Holdings will commit to continue to provide services to us in connection with a realization on the lenders’ collateral after default under the Senior ABL Facility, notwithstanding our default under the underlying agreements with Sears Holdings, and to provide certain notices and services to the ABL Agent, for so long as any obligations remain outstanding under the Senior ABL Facility.

Reorganization of SHO Prior to the Separation

SHO, which was formed as a Delaware corporation on April 23, 2012, is a wholly owned subsidiary of Sears Holdings. Sears Holdings operated our businesses through subsidiaries, including Sears Authorized Hometown Stores, LLC, Sears Outlet Stores, L.L.C., and Sears Home Appliance Showrooms, LLC, each of which was a wholly owned subsidiary of SRC.

Prior to completion of the rights offering and as part of the separation, the following transactions have occurred:

•	Certain subsidiaries of Sears Holdings, including SRC, transferred certain assets historically used in our businesses to Sears Authorized Hometown Stores, LLC and to Sears Outlet Stores, L.L.C.;

•

Following these transfers, SRC made a distribution to Sears Holdings consisting of the outstanding equity interests of Sears Authorized Hometown Stores, LLC, Sears Outlet Stores, L.L.C., and Sears Home Appliance Showrooms, LLC; and

•

Following this distribution, Sears Holdings transferred the outstanding equity interests of Sears Authorized Hometown Stores, LLC, Sears Outlet Stores, L.L.C., and Sears Home Appliance Showrooms, LLC to SHO.

SHO, as an independent company, operates substantially all of its business through its wholly owned operating subsidiaries. In addition, prior to the separation, we will effect a              for one stock split of our common stock.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following is a summary of information concerning our capital stock. For a complete legal description of our capital stock and related matters, please refer to our Certificate of Incorporation and Bylaws, both of which will be effective immediately prior to our separation from Sears Holdings. The forms of these documents will be included as exhibits to our Registration Statement, of which this prospectus is a part.

Distributions of Securities

Currently and at all times prior to the separation, Sears Holdings will own 100% of our common stock, which has not been registered under the Securities Act. In the past three years, SHO has not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services, or other securities, and new securities resulting from the modification of outstanding securities, that were not registered under the Securities Act or issued pursuant to an exemption from registration under the Securities Act. Prior to the separation we will effect a              for one stock split of our common stock.

Authorized Capital Stock

Immediately following the rights offering, our authorized capital stock will consist of              shares of common stock, par value $0.01 per share.

Common Stock

Holders of common stock will be entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•	to receive, on a pro rata basis, dividends and distributions, if any, that the board of directors may declare out of legally available funds; and

•	upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities.

Any dividends declared on the common stock will not be cumulative.

The holders of our common stock will not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock will not be subject to future calls or assessments by us.

Before the date of this prospectus, there has been no public market for our common stock.

Certain Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Certificate of Incorporation and Bylaws

Certain provisions in our proposed Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control.

Requirements for Advance Notification of Stockholder Nomination and Proposals. Under our proposed Bylaws, stockholders of record will be able to nominate persons for election to our board of directors or, at annual meetings, bring other business constituting a proper matter for stockholder action only by providing proper notice to our secretary. Proper notice must be generally received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year (or, in some cases, including in the case of a special meeting, prior to the tenth day following announcement of the meeting), and must include, among other information, the name and address of the stockholder giving the notice, certain information relating to each person whom such stockholder proposes to nominate for election as a director and a brief description of any business such stockholder proposes to bring before the meeting and the reason for bringing such proposal. Nothing in the proposed Bylaws will be deemed to affect any rights of stockholders to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Vacancies and Removal of Directors. Under our proposed Certificate of Incorporation, a director may resign or be removed with or without cause, by the affirmative vote of the holders of not less than a majority of the shares of our common stock then outstanding and entitled to vote, without the necessity for concurrence by the directors. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected by a majority of the stockholders at a meeting called for such purpose.

Special Stockholder Meetings. Under our proposed Bylaws, special meetings of stockholders of SHO may be called at any time by the board of directors acting pursuant to a board resolution or a written instrument signed by a majority of the directors. In addition, under our proposed Bylaws, special meetings of stockholders of SHO may be called upon the written request of one or more record holders of shares of our common stock representing not less than 20%, in the aggregate, of the total number of shares of our outstanding common stock.

Action by Written Consent. Under our proposed Bylaws, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken by written consent of stockholders representing the minimum number of votes that would be necessary to take such action at a meeting of stockholders.

Delaware Takeover Statute

The Delaware General Corporation Law, or the “DGCL,” contains a business combination statute that protects domestic corporations from hostile takeovers and from actions following such a takeover, by prohibiting some transactions once an acquiror has gained a significant holding in the corporation. This statute generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an entity or person who beneficially owns 15% or more of a corporation’s voting stock, or an “interested shareholder,” within three years after the person or entity becomes an interested shareholder, unless:

•

the board of directors of the target corporation has approved, before the acquisition date, either the business combination or the transaction that resulted in the person becoming an interested shareholder;

•

upon consummation of the transaction that resulted in the person becoming an interested shareholder, the person owns at least 85% of the corporation’s voting stock (excluding for purposes of determining the voting stock outstanding shares owned by directors who are officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer); or

•

after the person or entity becomes an interested shareholder, the business combination is approved by the board of directors and authorized by the vote of the holders of shares representing at least two-thirds of the outstanding voting power not owned by the interested shareholder.

We have opted out of Section 203 of the DGCL, which contains these restrictions on business combinations, in our Certificate of Incorporation that will take effect immediately prior to our separation from Sears Holdings.

Indemnification and Limitation of Liability of Directors and Officers

Delaware General Corporate Law

Pursuant to the DGCL, a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of an action or suit by or in the right of the corporation to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent a present or former director or officer is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby.

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, shareholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

SHO Certificate of Incorporation and Bylaws

Our proposed Certificate of Incorporation requires us to indemnify and hold harmless any current or former director or officer of SHO to the fullest extent permitted by Delaware law. Such indemnification rights include the right to be paid by SHO the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. However, except for proceedings to enforce indemnification or advancement rights, we will indemnify such a director or officer who initiates an action, suit or proceeding (or part thereof) only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of SHO.

The proposed Certificate of Incorporation also contains certain procedures and presumptions that will govern any action brought by a person granted advancement or indemnification rights in SHO’s Certificate of Incorporation to enforce those rights.

The indemnification and advancement rights conferred by SHO are not exclusive of any other right to which persons seeking indemnification or advancement may be entitled under any statute, our Certificate of Incorporation or Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Our proposed Certificate of Incorporation also exculpates any director from being personally liable to SHO or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption is prohibited by Delaware law.

Transfer Agent and Registrar

After the separation, the transfer agent and registrar for our capital stock will be Computershare Trust Company, N.A.

Listing and Market Information

There is currently no established public market for any of our capital stock. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SHOS” and expect that trading will begin the first trading day after the completion of the rights offering.

Authorized But Unissued Capital Stock

The DGCL does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Capital Market, which would apply so long as our common stock is listed on the NASDAQ Capital Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved capital stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of capital stock at prices higher than prevailing market prices.

PLAN OF DISTRIBUTION

Sears Holdings will offer the shares of SHO common stock under the terms of the transferable subscription rights that it will distribute to its stockholders as of the record date. There is no managing or soliciting dealer for the offering and neither Sears Holdings nor SHO will pay any kind of fee for the solicitation of the exercise of the rights.

We have applied to list the rights for trading under the symbol “SHOSR” on the NASDAQ Capital Market. The listing of the rights on the NASDAQ Capital Market is subject to the fulfillment of all listing requirements of the NASDAQ Capital Market. If the listing requirements are fulfilled, we expect that the subscription rights will be listed on the NASDAQ Capital Market on             , 2012. The subscription rights will cease trading at 4:00 p.m., New York time, on             , 2012 the fourth business day prior to the scheduled expiration date of the rights offering, unless Sears Holdings terminates or extends the rights offering.

Sears Holdings will be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act with respect to the sale of SHO common stock. Because Sears Holdings will be an underwriter, Sears Holdings will be subject to the prospectus delivery requirements of the Securities Act and will be subject to certain statutory liabilities, including, but not limited to, under the Securities Act and the Exchange Act.

There is currently no established public market for our common stock. We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SHOS” and expect that trading will begin the first trading day after the completion of the rights offering.

The subscription rights are transferable during the course of the subscription period, and we have applied to list the rights for trading on the NASDAQ Capital Market under the symbol “SHOSR.” We expect that most holders of subscription rights, including Sears Holdings’ directors and officers may freely transfer their rights subject to applicable volume and manner of sale restrictions under Rule 144.

THE RIGHTS OFFERING

The Subscription Rights

Sears Holdings is distributing to the record holders of its common stock as of the record date, transferable subscription rights to purchase shares of SHO common stock at a price of $             per share. Each holder of record of Sears Holdings common stock will receive one subscription right for each share of common stock owned by that holder as of 5:00 p.m., New York City time, on             , 2012, the record date, except that holders of Sears Holdings’ restricted stock that is unvested as of the record date will receive cash awards in lieu of subscription rights. Each subscription right will entitle the holder to purchase              of a share of SHO common stock. Each subscription right entitles the holder to a basic subscription right and an over-subscription privilege. The subscription rights entitle the holders of subscription rights to purchase an aggregate of approximately              shares for an aggregate purchase price of $            .

Sears Holdings may withdraw and cancel the rights offering if, at any time prior to its expiration, the board of directors of Sears Holdings determines, in its sole discretion, that the rights offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. If Sears Holdings cancels the rights offering, it will issue a press release notifying stockholders of the cancellation, and the subscription agent will return all subscription payments to the subscribers, without interest or penalty, as soon as practicable.

Basic Subscription Right. With your basic subscription right, you may purchase              of a share of common stock per subscription right, subject to delivery of the required documents and payment of the subscription price of $             per whole share, before the rights offering expires. You may exercise all or a portion of your basic subscription right, or you may choose not to exercise any of your subscription rights. If you do not exercise your basic subscription rights in full, you will not be entitled to purchase any shares under your over-subscription privilege.

Fractional shares resulting from the exercise of the basic subscription right will be eliminated by rounding down to the nearest whole share.

For example, if you owned 1,000 shares of Sears Holdings common stock on the record date, you would have received 1,000 subscription rights and would have the right to purchase              shares of SHO common stock (             rounded down to the nearest whole share) for $             per whole share.

Sears Holdings will credit your account or the account of your nominee record holder with shares of SHO common stock that you purchased with the basic subscription right as soon as practicable after the rights offering has expired.

All shares of SHO common stock purchased pursuant to the exercise of the subscription rights will be issued by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording share ownership when no physical share certificates are issued.

Over-subscription Privilege. If you purchase all shares of SHO common stock available to you pursuant to your basic subscription rights, you may also choose to purchase a portion of any shares of common stock that other holders of subscription rights do not purchase through the exercise of their basic subscription rights. Only holders who fully exercise all of their basic subscription rights, after giving effect to any purchases or sales of subscription rights by them prior to such exercise, may participate in the over-subscription privilege. If you wish to exercise your over-subscription privilege, you must indicate on your rights certificate, or the form provided by your nominee if your shares are held in the name of a nominee, how many additional shares of common stock you would like to purchase pursuant to your over-subscription privilege, and provide payment as described below.

ESL has indicated to Sears Holdings that it intends to exercise its over-subscription privilege in full, such that it will purchase the maximum number of shares allocated to it according to the formula described below, although it has not entered into any agreement to do so.

Shares of our common stock will be allocated in the rights offering as follows:

•	First, shares will be allocated to holders of rights who exercise their basic subscription rights at a ratio of of a share of common stock per exercised subscription right.

•

Second, any remaining shares that were eligible to be purchased in the rights offering will be allocated among the holders of rights who exercise the over-subscription privilege, in accordance with the following formula:

•

Each holder who exercises the over-subscription privilege will be allocated a percentage of the remaining shares equal to the percentage that results from dividing (i) the number of basic subscription rights which that holder exercised by (ii) the number of basic subscription rights which all holders who wish to participate in the over-subscription privilege exercised. Such percentage could result in the allocation of more or fewer over-subscription shares than the holder requested to purchase through the exercise of the over-subscription privilege.

•

For example, if Stockholder A holds 200 subscription rights and Stockholder B holds 300 subscription rights and they are the only two stockholders who exercise the over-subscription privilege, Stockholder A will be allocated 40% and Stockholder B will be allocated 60% of all remaining shares available. (Example A)

•

Third, if the allocation of remaining shares pursuant to the formula described above in the second step would result in any holder receiving a greater number of shares of common stock than that holder subscribed for pursuant to the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder over-subscribed.

•

For example, if Stockholder A is allocated 100 shares pursuant to the formula described above but subscribed for only 40 additional shares pursuant to the over-subscription privilege, Stockholder A’s allocation would be reduced to 40 shares. (Example B)

•

Fourth, any shares of common stock that remain available as a result of the allocation described above being greater than a holder’s over-subscription request (the 60 additional shares in Example B above) will be allocated among all remaining holders who exercised the over-subscription privilege and whose initial allocations were less than the number of shares they requested. This second allocation will be made pursuant to the same formula described above and repeated, if necessary, until all available shares of our common stock have been allocated or all over-subscription requests have been satisfied in full.

To properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege before the rights offering expires. Because we will not know the total number of unsubscribed shares of common stock before the rights offering expires, if you wish to maximize the number of SHO shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares that could be available to you at the time you exercise your basic subscription rights (i.e., the aggregate payment for both your basic subscription right and for all additional shares you desire to purchase pursuant to your over-subscription request). Any excess subscription payments received by the subscription agent, including payments for additional shares you requested to purchase pursuant to the over-subscription privilege but which were not allocated to you, will be returned, without interest or penalty, promptly following the expiration of the rights offering.

Fractional shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share. Computershare Inc., our subscription agent for the rights offering, will determine, in its sole discretion, the over-subscription allocation based on the formula described above.

We can provide no assurances that you will actually be entitled to purchase the number of shares of common stock issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. Sears Holdings will not be able to satisfy any orders for shares pursuant to the over-subscription privilege if all holders of rights exercise their basic subscription rights in full.

Reasons for the Rights Offering

Sears Holdings’ board of directors has determined that pursuing a disposition of SHO through a rights offering is in the best interests of Sears Holdings and its stockholders, and that separating SHO from Sears Holdings would provide, among other things, financial and operational benefits to both SHO and Sears Holdings, including but not limited to the following expected benefits:

•

Strategic Focus and Flexibility. Sears Holdings’ board of directors believes that following the rights offering, SHO and Sears Holdings will each have more focused businesses and be better able to dedicate resources to pursue appropriate growth opportunities and execute strategic plans best suited to their respective businesses in an efficient manner.

•

Additional Liquidity. The rights offering (including the expected $100 million dividend to be paid to Sears Holdings prior to the separation) is expected to provide Sears Holdings with approximately $446.5 million in gross proceeds, strengthening its balance sheet and liquidity.

•

Stockholder Flexibility to Avoid Dilution. Since the subscription rights are being distributed, at no charge, to Sears Holdings’ existing stockholders, stockholders will have the choice to hold shares in both companies or in either company separately and the opportunity to retain its existing Sears Holdings ownership percentage in the two companies. However, stockholders may wish to sell their subscription rights to fund any tax incurred upon the receipt of the subscription rights, which would decrease the amount of shares of SHO common stock available to such stockholders. If the distribution of the rights to a stockholder is subject to withholding tax, the stockholder’s broker (or other applicable withholding agent) may sell all or a portion of the subscription rights to fund the withholding tax, which would decrease the number of shares of SHO common stock available to such stockholder. See “Material United States Federal Income Tax Considerations.”

Principal Stockholder

As of the record date, Sears Holdings owns 100% of the common stock of SHO. As of the date hereof, ESL beneficially owns approximately 62% of the common stock of Sears Holdings.

Assuming the subscription rights are exercised in full, Sears Holdings will dispose of all of its shares of SHO common stock as a result of the rights offering and will cease to be a stockholder of SHO. To the extent that the subscription rights are not exercised in full and that shares not purchased through the exercise of basic subscription rights are not purchased pursuant to the over-subscription privilege, Sears Holdings will retain ownership of a portion of our common stock. To the extent that Sears Holdings retains ownership of shares of SHO common stock after the completion of the rights offering, Sears Holdings may dispose of its remaining shares, including through sales into the public market or otherwise.

ESL has advised Sears Holdings that it intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions, though it has not entered into any agreement to do so. In addition, ESL has indicated to Sears Holdings that it intends to exercise its over-subscription privilege in full, such that it will purchase the maximum number of shares allocated to it under the over-subscription privilege, though it has not entered into any agreement to do so. As a result, following the completion of the rights offering, we expect ESL will beneficially own at least approximately 62% of our common shares. However, as further described below, under certain circumstances, ESL may only beneficially own approximately 58% of our common shares assuming the subscription rights are exercised in full by all other holders of rights. ESL may increase its percentage beneficial ownership of SHO through its exercise of the over-subscription privilege, through open market purchases of subscription rights or SHO common stock or otherwise. Consequently, depending on whether other holders of subscription rights exercise their subscription rights, ESL may beneficially own up to 100% of our outstanding shares following the separation.

An investment vehicle affiliated with ESL that holds approximately 4.6% of the common stock of Sears Holdings that is beneficially owned by ESL no longer makes new investments of cash such as the exercise of the rights without the consent of the investor in the vehicle. If the investor declines to provide such consent, other entities affiliated with ESL may purchase the rights from this entity or the rights held by it will be distributed to the investor. To the extent the investor in this investment vehicle decides not to consent to the exercise in full of the subscription rights held by it, or if other entities affiliated with ESL do not purchase all such rights, and assuming all other subscription rights are exercised in full by all other holders of rights, ESL may only beneficially own approximately 58% of our common shares following the separation. Other than with respect to the investment vehicle described above, for which the consent of a third party is required, ESL intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions, with respect to all subscription rights that it receives in the distribution as well as any subscription rights it may purchase in the open market.

As a result of ESL holding more than 50% of our common stock, we expect to qualify and elect to be a “controlled company” under the NASDAQ Marketplace rules following the completion of the rights offering, which would allow us to rely on exemptions from certain corporate governance requirements otherwise applicable to NASDAQ-listed companies.

You should not view the intentions of ESL or Mr. Lampert as a recommendation or other indication, by them or any member of the Sears Holdings or SHO boards of directors, regarding whether the exercise of the subscription rights or the exercise of the over-subscription privilege is or is not in your best interests.

Conditions, Withdrawal and Cancellation

Sears Holdings’ obligation to close the rights offering and to issue the shares of our common stock subscribed for in the rights offering is conditioned on the satisfaction or waiver of the following conditions:

•

the Sears Holdings board of directors shall have authorized and approved the separation and related transactions and not withdrawn such authorization and approval, and shall have declared the dividend of the subscription rights to Sears Holdings stockholders;

•

each of the agreements to be entered into between Sears Holdings and SHO governing the separation transactions shall have been executed by each party thereto and all the actions required to be performed prior to the closing of the rights offering shall have been completed;

•

the SEC shall have declared effective our Registration Statement on Form S-1, of which this prospectus is a part, under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC;

•

our common stock and the subscription rights shall have been accepted for listing on the NASDAQ Capital Market or another national securities exchange or quotation system approved by Sears Holdings, subject to official notice of issuance;

•

no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation shall be in effect, and no other event outside the control of Sears Holdings shall have occurred or failed to occur that prevents the consummation of the separation;

•

the individuals listed as members of our post-separation board of directors in this prospectus shall have been duly elected, and such individuals shall be the members of our board of directors immediately after the separation;

•

prior to the separation, Sears Holdings shall deliver or cause to be delivered to SHO resignations, effective as of immediately after the separation, of each individual who will be an officer or director of SHO after the separation and who is an officer or director of Sears Holdings immediately prior to the separation; and

•

immediately prior to the separation, our Certificate of Incorporation and Bylaws, each in substantially the form filed as an exhibit to the Registration Statement of which this prospectus forms a part, shall be in effect.

The fulfillment of the foregoing conditions will not create any obligation on the part of Sears Holdings to close the rights offering.

In addition, Sears Holdings reserves the right to withdraw and cancel the rights offering if, at any time prior to the expiration of the rights offering, the board of directors of Sears Holdings determines, in its sole discretion, that the offering is not in the best interest of Sears Holdings or its stockholders, or that market conditions are such that it is not advisable to consummate the rights offering. If Sears Holdings cancels the rights offering, it will issue a press release notifying stockholders of the cancellation.

If Sears Holdings cancels the rights offering, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

If Sears Holdings cancels the rights offering and you have not exercised any rights, the subscription rights will expire, be of no value and cease to be exercisable for SHO common shares. If you purchase subscription rights during the subscription period and Sears Holdings cancels the rights offering, you will lose the entire purchase price paid to acquire such subscription rights, however any subscription payments received by the subscription agent will be returned to you, without interest or penalty, as soon as practicable. See “Risk Factors—Risks Relating to the Rights Offering—Sears Holdings may cancel the rights offering at any time prior to the expiration of the rights offering and in such case neither Sears Holdings nor the subscription agent will have any obligation to you except to return your exercise payments.”

Effect of the Rights Offering on Outstanding Common Stock of Sears Holdings

The issuance of SHO shares in the rights offering will not affect the number of shares of Sears Holdings common stock you own or your percentage ownership of Sears Holdings. If you do not exercise your subscription rights to purchase shares of SHO common stock, following the separation you will no longer retain an ownership interest in the SHO businesses as the common stock of Sears Holdings that you hold will not reflect the assets or liabilities of SHO.

The trading price of Sears Holdings common stock immediately following the rights offering may be higher or lower than immediately prior to the rights offering because the assets and liabilities of SHO will no longer be held by Sears Holdings, the ongoing earnings of SHO will no longer be reflected in Sears Holdings’ earnings and Sears Holdings will receive cash proceeds of approximately $446.5 million as a result of the sale of SHO’s common shares (assuming the subscription rights are exercised in full) and the expected $100 million dividend to be paid prior to the separation.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders. If you are a registered holder of Sears Holdings common stock, the number of shares of SHO common stock you may purchase pursuant to your basic subscription right will be indicated on the rights certificate that you receive. You may exercise your subscription rights by properly completing and duly executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address given below under “—Subscription Agent and Information Agent,” to be received before 5:00 p.m., New York City time, on                     , 2012.

Subscription by Beneficial Owners. If you are a beneficial owner of shares of Sears Holdings common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company, or “DTC,’’ will electronically issue one subscription right to your nominee record holder for every share of Sears Holdings common stock that you own as of the record date. If you are not contacted by your nominee, you should promptly contact your nominee in order to subscribe for shares of our common stock in the rights offering.

Subscription by Purchasers of Subscription Rights.

If you purchase subscription rights during the subscription period through a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, your broker, dealer, custodian bank or other nominee must exercise the subscription rights on your behalf. If you wish to exercise your subscription rights and purchase our common stock through the rights offering, you should contact your nominee as soon as possible. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the expiration date of the rights offering.

If you purchase subscription rights during the subscription period directly from a registered holder of Sears Holdings common stock, you should contact the subscription agent as soon as possible regarding the exercise of your subscription rights. Please follow the instructions of the subscription agent in order to properly exercise your subscription rights.

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock that you wish to acquire in the rights offering by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below under the heading “Subscription Agent and Information Agent.” Your payment must be delivered to the subscription agent prior to the expiration of the rights offering. Personal checks and wire transfers will not be accepted. Payment received after the expiration of the rights offering will not be honored, and the subscription agent will return your payment to you, without interest or penalty, as soon as practicable.

You should carefully read and strictly follow the instruction letter and any other documents accompanying the rights certificate. Do not send subscription documents, rights certificates or payments directly to us or to Sears Holdings. Sears Holdings will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and payment of the full subscription amount. The risk of delivery of all subscription documents, rights certificates and payments is borne by the holders of subscription rights, not by the subscription agent, Sears Holdings or us. If sent by mail, we recommend that you send those rights certificates and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent.

If you hold your shares of Sears Holdings common stock in the name of a custodian bank, broker, dealer or other nominee and wish to purchase shares of our common stock, you should contact your nominee as soon as possible regarding the exercise of the subscription rights and the payment for the shares of our common stock.

Medallion Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority,

Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	you provide on the rights certificate that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

Missing or Incomplete Subscription Information

If you hold your shares of common stock in the name of a custodian bank, broker, dealer or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York City time,                     , 2012 expiration date that Sears Holdings has established for the rights offering. If you send a payment that is insufficient to purchase the number of shares of common stock you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable following the expiration of the rights offering.

Expiration Date and Extension

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York City time, on                     , 2012, which is the expiration of the rights offering. If you do not exercise your subscription rights before that time, your subscription rights will expire and will no longer be exercisable. Sears Holdings will not be required to sell SHO shares to you if the subscription agent receives your rights certificate or your subscription payment after that time. Sears Holdings has the option to extend the rights offering, although it does not presently intend to do so. Sears Holdings may extend the rights offering by giving oral or written notice to the subscription agent before the rights offering expires, but in no event will we extend the rights offering beyond                 , 2012. If Sears Holdings elects to extend the rights offering, it will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of Sears Holdings common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your offering beyond                 , 2012. If Sears Holdings elects to extend the rights offering, it will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date of the rights offering.

If you hold your shares of Sears Holdings common stock in the name of a broker, dealer, custodian bank or other nominee, the nominee will exercise the subscription rights on your behalf in accordance with your instructions. Please note that the nominee may establish a deadline that may be before the 5:00 p.m., New York City time,                 , 2012 expiration date that Sears Holdings has established for the rights offering.

Determination of Subscription Price

Sears Holdings engaged Duff & Phelps to act as a financial advisor in connection with the separation of the SHO businesses to provide, among other things, an opinion with respect to the fair market value of the equity of SHO. In determining the subscription price, the directors considered, among other things, (1) the opinion of Duff & Phelps, (2) the desirability of broad participation in the rights offering by Sears Holdings’ stockholders and of the development of a trading market for both the subscription rights and the SHO common stock and (3) Sears Holdings’ liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the dividend and the rights offering if the rights offering were fully subscribed. See “Determination of Subscription Price—Determination by Sears Holdings’ Board of Directors of the Exercise Price.”

Subscription Agent and Information Agent

The subscription agent for this offering is Computershare Inc. The address to which rights certificates and payments should be mailed or delivered by hand delivery or overnight courier is provided below. If sent by mail, we recommend that you send documents and payments by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent. Do not send or deliver these materials to Sears Holdings or SHO.

By first class mail:	By hand or overnight courier:

Computershare Inc. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare Inc. c/o Voluntary Corporate Actions 250 Royall Street Suite V Canton, MA 02021

If you deliver subscription documents or rights certificates in a manner different than that described in this prospectus, Sears Holdings may not honor the exercise of your subscription rights.

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of our common stock or for additional copies of this prospectus to the information agent, Georgeson Inc., by calling (866) 695-6074 (toll-free) or, if you are a bank, broker or other nominee, (212) 440-9800.

Fees and Expenses

Sears Holdings is not charging any fee or sales commission to issue the subscription rights to you or to issue shares to you if you exercise your rights. If you exercise your subscription rights through the record holder of your shares, you are responsible for paying any commissions, fees, taxes or other expenses your record holder may charge you. We will pay all reasonable fees charged by Computershare Inc., as the subscription agent and Georgeson Inc., as the information agent.

No Fractional Shares

All shares of common stock will be sold at a purchase price of $                 per whole share. We will not issue fractional shares. Fractional shares resulting from the exercise of the basic subscription rights and the over-

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of Sears Holdings common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners of Sears Holdings common stock. If a registered holder of Sears Holdings common stock so instructs, you should complete the rights certificate and submit it to the subscription agent with the proper subscription payment by the expiration date. You may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of Sears Holdings common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification,” which is provided with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of Sears Holdings common stock and will receive your subscription rights through a broker, dealer, custodian bank or other nominee, we will ask your nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your nominee act for you, as described above. To indicate your decision with respect to your subscription rights, you should follow the instructions of your nominee. If you wish instead to obtain a separate rights certificate, you should contact your nominee as soon as possible and request that a rights certificate be issued to you. You should contact your nominee if you do not receive notice of the rights offering, but you believe you are entitled to participate in the rights offering. Sears Holdings and SHO are not responsible if you do not receive the notice by mail or otherwise from your nominee or if you receive notice without sufficient time to respond to your nominee by the deadline established by your nominee, which may be before the 5:00 p.m., New York City time,                 , 2012 expiration date.

Transferability of Subscription Rights

The subscription rights are transferable during the course of the subscription period. We have applied to list the subscription rights for trading on the NASDAQ Capital Market under the symbol “SHOSR” and we currently expect that they will begin to trade on the first business day following the distribution of the subscription rights, and will continue to trade until 4:00 p.m., New York City time, on                 , 2012, the fourth business day prior to the expiration date of this rights offering (or, if the offer is extended, on the fourth business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to exercise them to purchase shares of our common stock. However, the subscription rights are a new issue of securities with no prior trading market, and there can be no assurances provided as to the liquidity of the trading market for the subscription rights or their market value.

If you are a beneficial owner of shares of Sears Holdings common stock on the record date or will receive your subscription rights through a broker, dealer, custodian bank or other nominee, Sears Holdings will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. If you wish to sell your subscription rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York City time, on                 , 2012, the fourth business day prior to the                 , 2012 expiration date of this rights offering.

If you are a registered holder of Sears Holdings common stock as of the record date and receive a rights certificate, you may take your rights certificate to a broker and request to sell the rights represented by the certificate. The broker will instruct you as to what is required to sell your subscription rights.

Validity of Subscriptions

Sears Holdings will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Such determination will be final and binding. Once made, subscriptions and directions are irrevocable, and Sears Holdings will not accept any alternative, conditional or contingent subscriptions or directions. Sears Holdings reserves the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless Sears Holdings waives them in its sole discretion. Neither SHO, Sears Holdings nor the subscription agent is under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to Sears Holdings right to withdraw and cancel the rights offering, only when the subscription agent receives a properly completed and duly executed rights certificate and any other required documents and the full subscription payment. Sears Holdings interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares in escrow in a segregated bank account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and cancelled. If the rights offering is cancelled for any reason, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable.

Stockholder Rights

You will have no rights as a holder of the shares of our common stock that you purchase in the rights offering until your account or the account of your nominee is credited with the shares of our common stock purchased in the rights offering.

Foreign Stockholders

We will not mail this prospectus or any rights certificates to holders of Sears Holdings common stock on the record date whose address of record is outside the United States and Canada, or is an Army Post Office (APO) address or Fleet Post Office (FPO) address. Foreign stockholders will be sent written notice of the rights offering by the subscription agent. The subscription agent will hold the rights certificates to which those holders subscription rights relate for the account of these stockholders. To exercise their subscription rights, foreign stockholders must send a letter of instruction indicating the number of subscription rights to be exercised, together with payment of the subscription price for each share of common stock subscribed for, to the subscription agent. The subscription agent must receive the letter of instruction, together with payment of the subscription price at or prior to 5:00 p.m., New York City time, on                     , 2012. The stockholder must demonstrate to the satisfaction of the subscription agent and Sears Holdings, such as by providing a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder. If no instructions are received by the subscription agent prior to 5:00 p.m., New York City time, on                     , 2012, the subscription rights will expire, have no value, and cease to be exercisable for SHO common shares. See “Risk Factors—Risks Relating to the Rights Offering—If you receive but do not sell or exercise the subscription rights before they expire, you may be subject to adverse U.S. federal income tax consequences.”

The rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so. We are not selling to, or accepting any offers from, foreign stockholders to purchase subscription rights if such stockholders are a resident of any such state or other jurisdiction.

No Revocation or Change

Once you submit the rights certificate or have instructed your nominee of your subscription request, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase shares of our common stock at the subscription price.

Material U.S. Federal Income Tax Treatment of Rights Distribution

For a discussion of the material U.S. federal income tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights, see “Material United States Federal Income Tax Considerations.” Stockholders should consult their own tax advisors regarding the U.S. federal, state and local and non-U.S. income, estate and other tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights in light of their particular circumstances.

No Recommendation to Rights Holders

Neither the Sears Holdings nor SHO board of directors is making any recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights will incur investment risk on new money invested. Neither Sears Holdings nor SHO can predict the price at which shares of our common stock will trade after the rights offering. The market price for our common stock may decrease to an amount below the subscription price, and if you purchase shares of common stock at the subscription price, you may not be able to sell the shares in the future at the same price or a higher price. You should make your investment decision based on your assessment of our business and financial condition, its prospects for the future, the terms of the rights offering and the information contained in, or incorporated by reference into, this prospectus. See “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Listing

The subscription rights are transferable, and we have applied to list the subscription rights for trading on the NASDAQ Capital Market under the symbol “SHOSR,” however, we cannot assure you that a market for the subscription rights will develop. We have applied to list shares of our common stock for trading on the NASDAQ Capital Market under the symbol “SHOS.”

Treatment of Common Stock Held in Employee Savings Plans

The Sears Holdings Savings Plan, the Sears Holdings Puerto Rico Savings Plan and the Lands’ End, Inc. Retirement Plan or, collectively, the “Savings Plans,” offer an employer stock fund through which participants (current and former Sears Holdings employees) may invest in Sears Holdings common stock. The applicable trust of each Savings Plan will, on behalf of each participant, receive one subscription right for each full share of Sears Holdings common stock held in the Sears Holdings stock fund under the applicable Savings Plan as of the record date. Sears Holdings has submitted a prohibited transaction exemption to the U.S. Department of Labor requesting that it grant a prohibited transaction exemption on a retroactive basis, effective as of the date of the distribution of the subscription rights, with respect to the acquisition, holding and sale or exercise of the subscription rights under the Savings Plans. The prohibited transaction exemption is necessary because the Savings Plans are not permitted to hold an employer-issued security that is not “qualifying” within the meaning of Section 407(d)(5) of the Employee Retirement Income Security Act of 1974, or “ERISA,” and the subscription rights are not “qualifying.” If the exemption is not granted, Sears Holdings may be required to take appropriate remedial action. The applicable fiduciary for each Savings Plan has engaged an independent fiduciary to determine whether and/or when to exercise or sell the subscription rights on behalf of the trusts of the Savings Plans, subject to the terms of the prohibited transaction exemption

Shares of Our Common Stock Outstanding After the Rights Offering

As of             , 2012,              shares of our common stock were issued and outstanding. No additional shares of our common stock will be issued or outstanding as a result of the rights offering.

DETERMINATION OF SUBSCRIPTION PRICE

On August 3, 2012, the Sears Holdings board of directors determined that the aggregate exercise price for the SHO common stock being distributed in the rights offering is $346.5 million. The subscription price is equal to the aggregate exercise price divided by the total number of whole shares of SHO common stock outstanding immediately prior to the separation. In evaluating the aggregate value of the SHO common stock for purposes of establishing the aggregate exercise price, the Sears Holdings board of directors considered a number of factors, including those described below. There can be no assurance that the SHO common stock will not trade below the subscription price or that it will trade at prices near or above the subscription price after the date of this prospectus. You should not consider the subscription price to be an indication of the price at which the SHO common stock will trade following the rights offering.

Determination by Sears Holdings’ Board of Directors of the Exercise Price

Sears Holdings engaged Duff & Phelps to act as a financial advisor in connection with the separation of the SHO business to provide, among other things, advice with respect to the valuation of the SHO business and the setting of the aggregate exercise price for the Rights Offering and to render an opinion as to the fair market value of the equity of SHO. At a meeting of the Sears Holdings’ board of directors held on August 1, 2012, the board heard presentations by members of Sears Holdings’ management and SHO’s management regarding the material terms of the proposed separation and the business plan for SHO and a presentation by Duff & Phelps, which included the delivery of the opinion of Duff & Phelps as to the fair market value of the equity of SHO. On August 3, 2012, subsequent to the management presentations and the Duff & Phelps presentation and delivery of the Duff & Phelps opinion, and taking into account the dividend to be paid to Sears Holdings, the board determined to set the aggregate exercise price for the rights offering at $346.5 million.

In the course of reaching its determination on the aggregate exercise price, Sears Holdings’ board considered a number of factors, including without limitation:

•	that the structure of the rights offering treats all stockholders of Sears Holdings equally through a distribution of transferable subscription rights on a pro rata basis to all stockholders;

•	Sears Holdings’ liquidity needs and the aggregate amount of proceeds to be paid to Sears Holdings pursuant to the dividend and the rights offering if the rights offering were fully subscribed;

•	the material terms of the separation, including the allocation of assets and liabilities of the SHO businesses to SHO and the terms of the agreements to be entered into between Sears Holdings and SHO;

•

the desirability of the rights offering relative to other potential transaction structures involving the SHO business, including the opportunity afforded by a rights offering to Sears Holdings’ stockholders to participate in future growth of the SHO business;

•	the desirability of broad participation in the rights offering by Sears Holdings’ stockholders and of the development of a trading market for both the rights and the SHO common stock;

•

the ranges of values of SHO as set forth in the Duff & Phelps report and opinion, on both an enterprise and an equity basis, the analyses set forth in such report and the opinion delivered to the board during the Duff & Phelps presentation regarding the fair market value of the equity of SHO;

•

the presentations by Sears Holdings and SHO management and the information provided to the board regarding the business plan and proposed debt capitalization for SHO, including the indebtedness to be incurred by SHO for the dividend; and

•

the information regarding rights offerings for U.S. exchange-listed companies provided by Duff & Phelps to the board in the Duff & Phelps report and during the Duff & Phelps presentation, including as to the discounts to recent market values at which such rights offerings have been priced.

The foregoing discussion of the information and factors considered by Sears Holdings’ board of directors is not intended to be exhaustive, but includes the material factors considered by Sears Holdings’ board of directors in setting the aggregate exercise price. In view of the wide variety of factors considered by Sears Holdings’ board of directors in evaluating the rights offering and the aggregate exercise price, Sears Holdings’ board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of Sears Holdings’ board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The Sears Holdings’ board of directors’ determinations and recommendations described above were based upon the totality of the information considered.

Opinion of Duff & Phelps, LLC

Sears Holdings engaged Duff & Phelps to render an opinion as to the fair market value of the equity of SHO in connection with the separation. As a leading global independent provider of financial advisory and investment banking services, Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of opinions in connection with mergers, acquisitions, spin-offs, financings, and other strategic transactions.

On August 1, 2012, Duff & Phelps delivered its analysis and opinion to the board of directors of Sears Holdings that, subject to the assumptions, qualifications, and limitations set forth therein, the enterprise value of SHO was in the range of $425.0 million to $515.0 million and that after subtracting pro forma debt, capital lease obligations and the present value of certain one-time items (net of cash and cash equivalents, the present value of franchise sale proceeds and franchise receivables) of approximately $80 million, the fair market value of the equity of SHO was in the range of $345.0 million to $435.0 million as of such date. The full text of the written opinion of Duff & Phelps, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion, is attached as Exhibit 99.7 to this prospectus. You are urged to read the opinion carefully and in its entirety prior to making a decision to exercise any or all of your subscription rights.

The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its opinion. Duff & Phelps noted that the analyses have been designed specifically for the opinion and may not translate to any other purposes. While this summary describes the analyses and factors that Duff & Phelps deemed material in its opinion, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion attached as Exhibit 99.7 to this prospectus.

In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by Duff & Phelps, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying the Duff & Phelps opinion. The conclusion reached by Duff & Phelps, therefore, is based on the application of Duff & Phelps’ own experience and judgment to all analyses and factors considered by Duff & Phelps, taken as a whole.

Duff & Phelps has consented to the use of its opinion regarding the valuation of SHO in this prospectus. In giving such consent, Duff & Phelps does not thereby admit that they are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Scope of Duff & Phelps’ Analysis

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar business enterprises, in particular. Duff & Phelps’ procedures, investigations, and financial analyses with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	A review of the following documents:

•

SHO’s Form S-1, as amended, filed with the Securities and Exchange Commission containing SHO’s audited financial statements for the fiscal years ended on or around January 31, 2010 to January 31, 2012 and SHO’s unaudited interim financial statements for the three months ended on or around April 30, 2012;

•	Pro forma financial statements for SHO on a standalone basis for the fiscal year ended on or around January 31, 2012;

•	Summary internal financial forecast for SHO for the three months ending on or around July 31, 2012;

•

Financial projections (the “Management Projections”) for SHO prepared by management of Sears Holdings, including certain of those persons expected to become members of management of SHO following the separation (collectively, “Sears Holdings and SHO Management”), for the fiscal years ending on or around January 31, 2013 through January 31, 2015; and

•	The following agreements between SHO and Sears Holdings and its subsidiaries, which are expected to be entered into in connection with the separation:

a.	Separation Agreement between Sears Holdings and SHO;

b.	Store License Agreement between Sears, Roebuck and Co. and Sears Authorized Hometown Stores, LLC;

c.	Store License Agreement between Sears, Roebuck and Co. and Sears Home Appliance Showrooms, LLC;

d.	Store License Agreement between Sears, Roebuck and Co. and Sears Outlet Stores, L.L.C.;

e.	Trademark License Agreement between Sears, Roebuck and Co. and SHO;

f.	Merchandising Agreement between Sears, Roebuck and Co., Kmart Corporation and Sears Holdings and SHO, Sears Authorized Hometown Stores, LLC and Sears Outlet Stores, L.L.C.;

g.	Services Agreement between Sears Holdings Management Corporation and SHO;

h.	Retail Establishment Agreement between Sears Holdings Management Corporation and SHO; and

i.	Tax Sharing Agreement between Sears Holdings and SHO.

•	Numerous discussions of the information referred to above and the background and other elements of the separation with Sears Holdings and SHO Management;

•	Discussions with Sears Holdings and SHO Management regarding its plans and intentions with respect to the operation of the business following the separation;

•	Analysis of publicly available financial information on selected publicly traded companies and the financial markets;

•	Review of the current conditions in, and the economic outlook for, SHO’s industry;

•

Certain valuation and comparative financial analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies, and a leveraged buyout analysis; and

•	Such other analyses and consideration of such other factors as Duff & Phelps deemed appropriate.

Certain Assumptions made by Duff & Phelps

In its review and analysis, and in arriving at its opinion, Duff & Phelps made certain assumptions and relied on certain information that Duff & Phelps obtained from Sears Holdings and SHO Management. In addition, Duff & Phelps also relied on certain representations made by Sears Holdings and SHO Management. In each case, Sears Holdings and SHO has given its consent to Duff & Phelps that it was appropriate to make such assumptions and rely on such information and representations. In particular, Duff & Phelps, with Sears Holdings’ and SHO’s consent:

•

Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Sears Holdings and SHO Management, and did not independently verify such information;

•	Relied upon the fact that Sears Holdings and SHO have been advised by counsel as to all legal matters with respect to the separation;

•

Assumed that any estimates, evaluations, forecasts and projections, including without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same;

•	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

•

Assumed that there has been no material change in the assets, financial condition, business, or prospects of SHO since the date of the most recent financial statements and other information made available to Duff & Phelps; and

•	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the separation will be obtained without any material adverse effect on SHO.

Duff & Phelps advised Sears Holdings that to the extent that any of the foregoing assumptions or any of the facts on which the Duff & Phelps opinion is based proves to be untrue in any material respect, the Duff & Phelps opinion should not be relied upon. Furthermore, in its analysis and in connection with the preparation of its opinion, Duff & Phelps noted that it made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the separation. Duff & Phelps also noted that neither Sears Holdings’ management nor SHO’s management placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its opinion.

Summary of Financial Analyses by Duff & Phelps

The following is a summary of the material financial analyses used by Duff & Phelps in connection with its opinion as to the fair market value of the equity of SHO. Duff & Phelps used generally accepted valuation analyses to estimate the enterprise value of SHO, which is equal to the value of the entire business enterprise on a going-concern basis, and then subtracted pro forma debt, capital lease obligations and the present value of certain one-time items (net of cash and cash equivalents, the present value of franchise sale proceeds and franchise receivables) to arrive at the aggregate value of the equity of SHO.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Duff & Phelps, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Duff & Phelps’ opinion.

Discounted Cash Flow Analysis

A discounted cash flow analysis is a valuation methodology used to derive a valuation of a business enterprise by calculating the “present value” of estimated future cash flows. “Present value” refers to the current value of future cash flows, and is obtained by discounting projected future cash flows by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Duff & Phelps performed a discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for SHO for the fiscal years ending on or around January 31, 2013 through 2022 (based on the Management Projections) to (2) the present value of the “terminal value” as of January 31, 2022. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to all security holders and “terminal value” refers to the value of all future cash flows at a particular point in time.

Duff & Phelps used the Management Projections for the years ending on or around January 31, 2013 to 2015 and, with SHO’s consent, extrapolated the Management Projections for another seven years. Duff & Phelps estimated the “terminal value” as of January 31, 2022 using a perpetuity growth formula. Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 11.5% to 13.5%, derived from the Capital Asset Pricing Model, a model commonly use in discounted cash flow analysis, and other factors.

The discounted cash flow analysis indicated a range of enterprise values for SHO of $405.0 million to $500.0 million.

Selected Public Companies Analysis

The Selected Public Companies Analysis compares a subject company to a group of publicly traded companies that investors may consider similar to the subject company, and applies valuation multiples to the subject company’s financial performance metrics based on the qualitative and quantitative comparison. Comparative factors include, but are not limited to, historical and projected growth and volatility in earnings and factors that affect the riskiness of future cash flows. Duff & Phelps compared SHO to 12 publicly traded companies, divided into two groups:

Home Appliance, Hardware	Discount Retail
Conns Inc.	Appliance Recycling Centers of America, Inc.
The Home Depot, Inc.	Big Lots Inc.
Lowe’s Companies, Inc.	Dollar General Corporation
Dollar Tree, Inc.
Dollarama Inc.
Family Dollar Stores, Inc.
Fred’s, Inc.
Ross Stores, Inc.
The TJX Companies, Inc.

Duff & Phelps noted that none of the public companies utilized in its analysis are identical to SHO. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of SHO.

Duff & Phelps used publicly available historical financial data and equity research estimates as compiled by Capital IQ to calculate certain valuation ratios for the public companies listed in the table above. Duff & Phelps analyzed historical and projected earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and EBITDA before rent expense (“EBITDAR”) for each of the publicly traded companies. Duff & Phelps then analyzed the peer group’s trading multiples of enterprise value to their respective reported and forecasted (as available) EBITDA, and adjusted enterprise value to reported and forecasted (as available) EBITDAR and revenue. The table below summarizes such analysis.

	Adj EV / LTM EBITDAR	Adj EV / 2012P EBITDAR	Adj EV / LTM Revenue	EV / LTM EBITDA	EV / 2012P EBITDA
Home Appliance, Hardware
Low	6.9x	7.0x	0.79x	6.8x	7.0x
Median	10.0x	8.2x	1.28x	10.2x	8.3x
High	12.8x	9.3x	1.31x	14.6x	9.5x

Discount Retail
Low	6.6x	6.2x	0.50x	5.7x	5.4x
Median	9.8x	9.4x	1.63x	10.5x	10.0x
High	14.2x	12.6x	3.50x	16.1x	14.2x

Source: Bloomberg, Capital IQ, SEC filings; “P” = Median equity analyst projection

EV = Enterprise Value = Market Capitalization plus Debt, Preferred Stock and Minority Interest, less Cash

Adj EV = Adjusted Enterprise Value = Enterprise Value + Capitalized Rent Expense

Multiples calculated using stock prices as of July 20, 2012

LTM = Latest twelve months ended on or around December 31, 2011 or January 31, 2012

Duff & Phelps selected valuation multiples of various financial metrics for SHO based on the historical and projected financial performance of SHO, as well as other factors, as compared to the selected public companies in order to estimate a range of enterprise values for SHO.

Duff & Phelps selected valuation multiples of 6.0x to 7.0x LTM (April 30, 2012) EBITDAR and 5.5x to 6.5x 2013P (January 31, 2014) EBITDAR. The range of enterprise values for SHO implied by Duff & Phelps’ selection of valuation multiples was $415.0 million to $545.0 million.

Leveraged Buyout Analysis

A leveraged buyout analysis is a valuation methodology used to derive a valuation of a business enterprise based on certain leverage levels and equity returns required by investors. Duff & Phelps performed a leveraged buyout analysis using the Management Projections for the years ending January 31, 2013 to January 31, 2015.

In performing the leveraged buyout analysis, Duff & Phelps assumed a hypothetical financial buyer purchase price for the enterprise value of SHO in the range of approximately $450.0 million to $500.0 million and debt financing consisting of $200.0 million of first lien term debt with an assumed annual interest rate of the London Interbank Offered Rate (LIBOR) plus 250 basis points and $100.0 million of second lien term debt with an assumed annual interest rate of LIBOR plus 900 basis points. Based on a range of illustrative EBITDA exit multiples of 5.3x to 5.9x for an assumed exit on January 31, 2015, which reflect multiples at which a hypothetical financial buyer might exit its investment, this analysis resulted in internal rate of equity returns to a hypothetical financial buyer ranging from 17.0% to 20.0%.

Summary of Analyses

The concluded range of enterprise values for SHO that Duff & Phelps derived from its valuation analyses was $425.0 million to $515.0 million. After subtracting pro forma debt, capital lease obligations and the present value of certain one-time items (net of cash and cash equivalents, the present value of franchise sale proceeds and franchise receivables) of approximately $80.0 million, the concluded range of equity values was $345.0 million to $435.0 million.

Certain Qualifications and Limitations of the Duff & Phelps Opinion

Duff & Phelps prepared its opinion effective as of August 1, 2012. The opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the effective date of the opinion.

The Duff & Phelps opinion was furnished for the use and benefit of the board of directors of Sears Holdings in its consideration of the separation and (i) does not address the merits of the underlying business decision to enter into the separation versus any alternative strategy or transaction; (ii) does not address any transaction related to the separation; and (iii) is not a recommendation as to how the board of directors or any holder of subscription rights should act with respect to any matters relating to the separation, including, with respect to the Sears Holdings’ board of directors, whether to proceed with the separation or any related transaction, or, with respect to holders of subscription rights, whether or not to exercise or sell their subscription rights. The decision as to whether to proceed with the separation or any related transaction or to exercise or sell subscription rights may depend on an assessment of factors unrelated to the financial analysis on which the opinion is based. The opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Fees and Expenses, Prior Relationships

Sears Holdings’ engagement letter with Duff & Phelps provides that, for its services, Duff & Phelps is entitled to receive $375,000. In addition, Sears Holdings has agreed to reimburse Duff & Phelps for its out-of-pocket expenses and to indemnify and hold harmless Duff & Phelps and its affiliates and any other person, director, employee or agent of Duff & Phelps or any of its affiliates, or any person controlling Duff & Phelps or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Duff & Phelps as financial advisor to Sear Holdings’ board of directors. The terms of the fee arrangement with Duff & Phelps, which Sears Holdings and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm’s length between Sears Holdings and Duff & Phelps, and the Sears Holdings board of directors is aware of these fee arrangements. No portion of Duff & Phelps’ fee was contingent on either the conclusions reached in its opinion or the consummation of the separation or any other transaction. Duff & Phelps has been engaged by Sears Holdings to perform various other financial analyses, primarily for financial reporting and tax planning purposes, and may also act as a financial advisor to Sears Holdings and/or SHO in the future.

Management Projections

As described above, in connection with the preparation of the opinion of Duff & Phelps, management of Sears Holdings, including certain of those persons expected to become members of management of SHO following the separation, provided Duff & Phelps with financial projections for SHO for the fiscal years ending on or around January 31, 2013 through January 31, 2015, or the “Management Projections.” A summary of the Management Projections are set forth below:

($ in millions)	2011	Twelve Months Ended 4/30/12	2012P	2013P	2014P
Total Revenue	$2,344.2	$2,380.6	$2,478.9	$2,591.3	$2,698.3
EBITDAR	124.7	143.2	137.0	137.8	142.7
EBITDA	63.7	84.4	85.0	95.4	100.4

			9 Months(1)
Earnings Before Interest and Taxes			$43.8	$86.2	$91.5
Pro Forma Taxes @ 39.1%			(17.1)	(33.7)	(35.8)

Net Operating Profit After Tax			$26.7	$52.5	$55.7

Depreciation			$7.3	$9.2	$8.8
Capital Expenditures			(11.6)	(10.0)	(25.0)
(Increase) Decrease in Working Capital			(15.7)	(13.0)	(13.8)

Free Cash Flow			$6.7	$38.7	$25.7

(1)	Reflects projections for the nine month period from April 29, 2012 to February 2, 2013.

The Management Projections are subjective in many respects. In compiling the Management Projections, Sears Holdings’ management took into account historical performance, combined with estimates regarding revenues, operating income, EBITDA and capital spending. Although the Management Projections are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Sears Holdings’ management that they believed were reasonable at the time the Management Projections were prepared. However, this information is not fact and should not be relied upon as an accurate prediction of future results. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of SHO’s management, may cause the Management Projections or the underlying assumptions not to be reflective of actual future results.

Accordingly, there can be no assurance that the Management Projections will be realized, and actual results may be materially greater or less than those contained in the Management Projections. The Management Projections were not prepared with a view toward public disclosure, and are not being provided in this prospectus to influence your decision whether to exercise or sell your subscription rights, and the inclusion of the Management Projections in this prospectus should not be regarded as an indication that Sears Holdings or SHO considered, or now considers, the Management Projections to be necessarily predictive of actual future results, nor should this information be relied on as such.

The Management Projections were not prepared with a view to compliance with published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, BDO USA, LLP has not compiled or examined this information and accordingly does not express an opinion or any other form of assurance on the Management Projections included herein.

We do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect circumstances existing after the date when the Management Projections were prepared or to reflect the occurrence of future events even in the event that any of the assumptions underlying the Management Projections are no longer appropriate.

SELLING SECURITYHOLDERS

As of the date of this prospectus, Sears Holdings holds 100% of our common stock. Assuming the subscription rights are exercised in full, Sears Holdings will dispose of all of its SHO common stock pursuant to the rights offering, and Sears Holdings will cease to be a stockholder of SHO. To the extent that the subscription rights are not exercised in full and that shares not purchased through the exercise of basic subscription rights are not purchased pursuant to the over-subscription privilege, Sears Holdings will retain ownership of a portion of our common stock. To the extent that Sears Holdings retains ownership of shares of SHO common stock after the completion of the rights offering, Sears Holdings may dispose of its remaining shares, including through sales into the public market or otherwise.

Following completion of the rights offering, ESL is expected to beneficially own at least approximately 62% of the outstanding shares of SHO common stock, depending upon how many shares are purchased under the rights offering and whether any shares are made available to it pursuant to its exercise of the over-subscription privilege or if it purchases additional rights through open market purchases. However, as further described in “The Rights Offering—Principal Stockholder,” under certain circumstances, ESL may only beneficially own approximately 58% of our common shares assuming the subscription rights are exercised in full by all other holders of rights. Both immediately before and after the completion of the rights offering, ESL is expected to beneficially own approximately 62% of the outstanding shares of common stock of Sears Holdings.

Sears Holdings’ principal executive office address is:

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60176

We may name additional selling securityholders in an amendment to the Registration Statement of which this prospectus forms a part. To the extent we name additional selling securityholders, we will include, among other things, (1) the name of each selling securityholder, (2) the nature of any position, office or other material relationship which each selling securityholder has had within the last three years with us or our affiliates (including Sears Holdings) and (3) the number of subscription rights held by such selling securityholder.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights to Stockholders (as defined below). The legal conclusions as to matters of U.S. federal income tax law included in this discussion are, subject to the limitations, qualifications and assumptions set forth below, the opinion of our tax counsel, Debevoise & Plimpton LLP. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the “Code,” U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Stockholders in light of their particular circumstances or to Stockholders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Stockholders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Stockholders that hold Sears Holdings common stock or subscription rights as part of a straddle, hedge, conversion or other integrated transaction, Stockholders that do not hold their Sears Holdings common stock or subscription rights as capital assets, Stockholders that would not (upon exercise the subscription rights) hold the shares of SHO common stock as capital assets, Stockholders that received Sears Holdings common stock in connection with the performance of services, and Stockholders that have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. Except as noted below, this discussion assumes that the subscription rights will not be cancelled by Sears Holdings.

As used in this discussion, the term “U.S. Stockholder” means a beneficial owner of Sears Holdings common stock that received subscription rights by reason of holding Sears Holdings common stock and that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income tax regardless of its source or (4) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person. As used in this discussion, the term “Non-U.S. Stockholder” means a beneficial owner of Sears Holdings common stock that received subscription rights by reason of holding Sears Holdings common stock and that, for U.S. federal income tax purposes, is (1) an individual who is neither a citizen nor a resident of the United States, (2) a corporation that is not created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate that is not subject to U.S. federal income tax on income from non-U.S. sources which is not effectively connected with the conduct of a trade or business within the United States or (4) a trust unless (x) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions or (y) it has in effect a valid election under applicable U.S. Treasury regulations to be treated as a United States person. “Stockholder” refers to a U.S. Stockholder or a Non-U.S. Stockholder.

The U.S. federal income tax considerations relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights to an entity that is treated as a partnership for U.S. federal income tax purposes will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners relating to the receipt, sale, exercise, expiration and cancellation of the subscription rights.

The treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes is not entirely clear. The uncertainty is attributable to a variety of factors, including the limited authorities that address such treatment, the ability of Sears Holdings to withdraw or cancel the rights offering if certain conditions are met, and the possibility that there will not be a market for the subscription rights. The discussion below assumes (as we believe should be the case) that, for U.S. federal income tax purposes, the distribution of the subscription rights is treated as a distribution of rights to acquire SHO stock occurring on the distribution date and such rights are property. The discussion below also assumes that if no market develops for the subscription rights, the subscription rights will nevertheless have an ascertainable fair market value for U.S. federal income tax purposes on the date of distribution, but that such value may be nominal. The tax consequences to a Stockholder may differ from the tax consequences discussed below if the U.S. Internal Revenue Service (the “IRS”) or a court ultimately determines otherwise. To the extent that tax reporting is applicable to us or Sears Holdings, we and Sears Holdings each intend to report the tax consequences in accordance with the tax treatment discussed below.

No ruling on the treatment of the receipt, sale, exercise, expiration and cancellation of the subscription rights for U.S. federal income tax purposes has been or will be sought from the IRS with respect to any of the U.S. federal income tax considerations discussed below, and no assurance can be given that the IRS will not take a position contrary to the discussion below.

STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS RELATING TO THE RECEIPT, SALE, EXERCISE, EXPIRATION AND CANCELLATION OF THE SUBSCRIPTION RIGHTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Consequences to U.S. Stockholders

Receipt of Subscription Rights

A U.S. Stockholder that receives a subscription right in respect of a share of Sears Holdings common stock should generally have taxable dividend income equal to the fair market value (if any) of such right on the date of its distribution from Sears Holdings to the extent it is made from Sears Holdings’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If such fair market value exceeds Sears Holdings’ current and accumulated earnings and profits, such excess generally should be treated first as a tax-free return of capital to the extent of the U.S. Stockholder’s tax basis in such share of Sears Holdings common stock, and then as capital gain. We anticipate that Sears Holdings’ current and accumulated earnings and profits will exceed the aggregate fair market value (if any) of the subscription rights on the date of their distribution.

Dividend income received by individual U.S. Stockholders on or prior to December 31, 2012 generally should qualify for a 15% tax rate on “qualified dividend income” so long as certain holding period requirements are met. Dividends received by a corporate U.S. Stockholder are eligible for the dividends received deduction if the U.S. Stockholder meets the holding period and other requirements for the dividends received deduction.

If a U.S. Stockholder does not sell subscription rights to fund any tax required to be paid as a result of the distribution of the subscription rights, such U.S. Stockholder will have to pay any such tax from other sources. If a U.S. Stockholder does sell subscription rights to fund any such tax, the proceeds may, depending on the sale price, be greater or less than the amount of such tax, and the U.S. Stockholder will have to pay any shortfall from other sources.

Sale of Subscription Rights

Upon the sale of the subscription rights received in respect of our common stock, a U.S. Stockholder generally should recognize short-term capital gain or loss equal to the difference between the amount realized on such sale and the U.S. Stockholder’s adjusted tax basis in the subscription rights sold. A U.S. Stockholder’s adjusted tax basis in a subscription right should generally equal its fair market value (if any) on the date of its distribution.

Exercise of Subscription Rights

A U.S. Stockholder should generally not recognize any gain or loss upon the exercise of a subscription right. A U.S. Stockholder’s initial tax basis in each share of SHO common stock acquired upon the exercise of a subscription right should generally equal the sum of (1) the U.S. Stockholder’s adjusted tax basis in such right and (2) the subscription price paid for such share.

Expiration of Subscription Rights

If a subscription right expires without being exercised by a U.S. Stockholder, the U.S. Stockholder should generally recognize a short-term capital loss in an amount equal to such U.S. Stockholder’s adjusted tax basis (if any) in such right. Capital losses are generally available to offset only capital gain (except, to the extent of up to $3,000 of capital loss per year, in the case of a non-corporate U.S. Stockholder) and therefore generally cannot be used to offset any dividend income arising from the receipt of a subscription right or other income.

Cancellation of the Rights Offering

There is no authority that specifically addresses the tax treatment of a U.S. Stockholder that receives, sells or exercises a subscription right if Sears Holdings subsequently cancels the rights offering. Certain authorities suggest that a U.S. Stockholder who receives a subscription right and does not sell or otherwise dispose of such right may not be taxed on the receipt or cancellation of such right if the receipt and cancellation occur in the same taxable year. However, the scope of those authorities is unclear and Sears Holdings and applicable withholding agents are likely to take the position, for information reporting and backup withholding purposes, that the treatment described above under “Receipt of Subscription Rights” and below under “Information Reporting and Backup Withholding” continue to apply to such a U.S. Stockholder.

If a U.S. Stockholder has taxable dividend income upon the receipt of a subscription right, even though Sears Holdings subsequently cancels the rights offering, the U.S. Stockholder should generally have a short-term capital loss upon the cancellation of the subscription right in an amount equal to such U.S. Stockholder’s adjusted tax basis (if any) in such right.

Information Reporting and Backup Withholding

Under certain circumstances, information reporting and/or backup withholding may apply to U.S. Stockholders with respect to the distribution of the subscription rights, unless an applicable exemption is satisfied. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Stockholder’s U.S. federal income tax liability if the required information is furnished by the U.S. Stockholder on a timely basis to the IRS. If backup withholding tax applies to the distribution of the subscription rights to a U.S. Stockholder, the Stockholder’s broker (or other applicable withholding agent) will be required to remit any such backup withholding tax in cash to the IRS. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such backup withholding tax by asking the U.S. Stockholder to provide the funds, by using funds in the U.S. Stockholder’s account with the broker or by selling (on the U.S. Stockholder’s behalf) all or a portion of the subscription rights or by another means (if any) available.

Tax Consequences to Non-U.S. Stockholders

Receipt of Subscription Rights

A Non-U.S. Stockholder that receives a subscription right in respect of a share of Sears Holdings common stock should generally have taxable dividend income equal to the fair market value (if any) of such right on the date of its distribution from Sears Holdings to the extent it is made from Sears Holdings’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If such fair market value exceeds Sears Holdings’ current and accumulated earnings and profits, such excess generally should be treated first as a tax-free return of capital to the extent of the Non-U.S. Stockholder’s tax basis in such share of Sears Holdings common stock, and then as capital gain. We anticipate that Sears Holdings’ current and accumulated earnings and profits will exceed the aggregate fair market value (if any) of the subscription rights on the date of their distribution.

A distribution of subscription rights treated as a dividend on Sears Holdings common stock that is received by or for the account of a Non-U.S. Stockholder generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Stockholder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent. If withholding tax applies to the distribution of the subscription rights to a Non-U.S. Stockholder, the Non-U.S. Stockholder’s broker (or other applicable withholding agent) will be required to remit any such withholding tax in cash to the Internal Revenue Service. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such withholding tax by asking the Non-U.S. Stockholder to provide the funds, by using funds in the Non-U.S. Stockholder’s account with the broker or by selling (on the Non-U.S. Stockholder’s behalf) all or a portion of the subscription rights or by another means (if any) available.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Stockholder, such dividend generally will not be subject to U.S. federal withholding tax if such Non-U.S. Stockholder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Stockholder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. Stockholder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Stockholder that is a corporation may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

Sale of Subscription Rights

A Non-U.S. Stockholder generally should not be subject to U.S. federal income tax on any gain recognized on the sale of the subscription rights unless:

•

SHO is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (1) the five-year period ending on the date of such sale and (2) such Non-U.S. Holder’s holding period with respect to the subscription rights, and certain other conditions are met;

•

such gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Stockholder, in which event such Non-U.S. Stockholder generally will be subject to U.S. federal income tax on such gain in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty) and, if it is a corporation, may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty); or

•

such Non-U.S. Stockholder is an individual who is present in the United States for 183 days or more in the taxable year of such sale and certain other conditions are met (except as provided by an applicable treaty).

Generally, a corporation is a “United States real property holding corporation” if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We do not believe that SHO is, and we do not presently anticipate that SHO will become, a United States real property holding corporation.

Exercise of Subscription Rights

A Non-U.S. Stockholder generally should not recognize any gain or loss upon the exercise of a subscription right. A Non-U.S. Stockholder’s initial tax basis in each share of SHO common stock acquired upon exercise of a subscription right generally should equal the sum of (1) the Non-U.S. Stockholder’s adjusted tax basis in such right and (2) the subscription price paid for such share. A Non-U.S. Stockholder’s adjusted tax basis in a subscription right should generally equal its fair market value (if any) on the date of its distribution.

Expiration of Subscription Rights

If a subscription right expires without being exercised by a Non-U.S. Stockholder, the Non-U.S. Stockholder should generally recognize a short-term capital loss in an amount equal to such Non-U.S. Stockholder’s adjusted tax basis (if any) in such right. A Non-U.S. Stockholder generally cannot deduct capital losses, except to the extent effectively connected with a trade or business in the United States.

Cancellation of the Rights Offering

There is no authority that specifically addresses the tax treatment of a Non-U.S. Stockholder that receives, sells or exercises a subscription right if Sears Holdings subsequently cancels the rights offering. However, certain authorities suggest that a Non-U.S. Stockholder who receives a subscription right and does not sell or otherwise dispose of such right may not be taxed on the receipt or cancellation of such right if the receipt and cancellation occur in the same taxable year. However, the scope of those authorities is unclear and Sears Holdings and applicable withholding agents are likely to take the position, for information reporting, backup withholding and withholding tax purposes, that the treatment described above under “Receipt of Subscription Rights” and below under “Information Reporting and Backup Withholding” continue to apply to such a Non-U.S. Stockholder. Such a Non-U.S. Stockholder should consult its tax advisor as to whether to seek a refund of any such backup withholding or withholding tax from the U.S. Internal Revenue Service.

If a Non-U.S. Stockholder has taxable dividend income upon the receipt of a subscription right even though Sears Holdings subsequently cancels the rights offering, the Non-U.S. Stockholder should generally have a short term capital loss upon the cancellation of the subscription right in an amount equal to such Non-U.S. Stockholder’s adjusted tax basis (if any) in such right. A Non-U.S. Stockholder generally cannot deduct capital losses, except to the extent effectively connected with a trade or business in the United States.

Information Reporting and Backup Withholding

To the extent the distribution of subscription rights is treated as a dividend to a Non-U.S. Stockholder, the amount of such dividend, and the amount of any tax withheld from such dividend, must be reported annually to the IRS and to such Non-U.S. Stockholder.

Under certain circumstances, information reporting and/or backup withholding may apply to a Non-U.S. Stockholder with respect to the distribution of the subscription rights, unless such Non-U.S. Stockholder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Stockholder’s U.S. federal income tax liability if the required information is furnished by the Non-U.S. Stockholder on a timely basis to the IRS. If backup withholding tax applies to the distribution of the subscription to a Non-U.S. Stockholder, the Stockholder’s broker (or other applicable withholding agent) will be required to remit any such backup withholding tax in cash to the IRS. Depending on the circumstances, the broker (or other applicable withholding agent) may obtain the funds necessary to remit any such backup withholding tax by asking the Non-U.S. Stockholder to provide the funds, by using funds in the Non-U.S. Stockholder’s account with the broker or by selling (on the Non-U.S. Stockholder’s behalf) all or a portion of the subscription rights or by another means (if any) available.

Consequences of Holding and Selling SHO Common Stock

If SHO makes a distribution of cash or other property (other than certain pro rata distributions of SHO common stock or rights to acquire such stock) in respect of a share of SHO common stock, the distribution will be treated as a dividend to the extent it is made from SHO’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution exceeds SHO’s current and accumulated earnings and profits, such excess generally will be treated first as a tax-free return of capital to the extent of the Non-U.S. Stockholder’s tax basis in such share of SHO common stock, and then as capital gain. Distributions treated as dividends on SHO’s common stock that are received by or for the account of a Non-U.S. Stockholder generally will be subject to U.S. federal withholding tax at the rate of 30%, or at a lower rate if provided by an applicable tax treaty and the Non-U.S. Stockholder provides the documentation (generally, IRS Form W-8BEN) required to claim benefits under such tax treaty to the applicable withholding agent.

If, however, a dividend is effectively connected with the conduct of a trade or business in the United States by a Non-U.S. Stockholder, such dividend generally will not be subject to U.S. federal withholding tax if such Non-U.S. Stockholder provides the appropriate documentation (generally, IRS Form W-8ECI) to the applicable withholding agent. Instead, such Non-U.S. Stockholder generally will be subject to U.S. federal income tax on such dividend in substantially the same manner as a U.S. holder (except as provided by an applicable tax treaty). In addition, a Non-U.S. Stockholder that is a corporation may be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty) on its effectively connected income for the taxable year, subject to certain adjustments.

In general, the U.S. federal income tax consequences of the gain on the sale of SHO common stock will be the same as discussed above under “Tax Consequences to Non-U.S. Stockholders—Sale of Subscription Rights.”

Amounts treated as distributions of dividends on SHO common stock made to a Non-U.S. Stockholder and the amount of any tax withheld from such distributions must be reported annually to the IRS and to such Non-U.S. Stockholder.

The information reporting and backup withholding rules that apply to distributions of dividends to certain U.S. persons generally will not apply to distributions of dividends on SHO common stock to a Non-U.S. Stockholder if such Non-U.S. Stockholder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

Proceeds from the sale of SHO common stock by a Non-U.S. Stockholder effected through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such Non-U.S. Stockholder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption. Proceeds from the sale of SHO common stock by a Non-U.S. Stockholder effected through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Stockholder certifies under penalties of perjury that it is not a United States person (generally by providing an IRS Form W-8BEN) or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a Non-U.S. Stockholder’s U.S. federal income tax liability if the required information is furnished by such Non-U.S. Stockholder on a timely basis to the IRS.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Some shares of our common stock will not be available for sale for a certain period of time after this offering because they are subject to legal restrictions on resale, some of which are described below. Sales of substantial amounts of common stock in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise equity capital in the future.

Sales of Restricted Securities

After the rights offering,              shares of our common stock will be outstanding. We expect that approximately              shares of our common stock outstanding immediately following the rights offering will be freely tradable without restriction in the public markets and that approximately              shares of our common stock which are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. “Restricted securities” as defined in Rule 144 under the Securities Act and other shares of our common stock purchased by our affiliates in the rights offering may be sold in the public market only pursuant to an effective registration statement under the Securities Act or if the sale qualifies for an exemption from registration such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 thereunder, which rule is summarized below.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares of our common stock purchased in the rights offering that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

EXPERTS

The Combined Financial Statements as of January 28, 2012 and January 29, 2011 and for each of the three years in the period ended January 28, 2012 included in this prospectus and in the Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon for us by Debevoise & Plimpton LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC with respect to the shares of our common stock being distributed by Sears Holdings as contemplated by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to SHO and our common stock, please refer to the Registration Statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may read and copy all materials that we file with the SEC, including the Registration Statement and its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website referenced in this prospectus does not and will not constitute a part of this prospectus or the Registration Statement on Form S-1 of which this prospectus is a part.

As a result of the rights offering and separation, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.

You may request a copy of any of our filings with the SEC at no cost, by writing or telephoning us at the following address:

Sears Hometown and Outlet Stores, Inc.

3333 Beverly Road

Hoffman Estates, Illinois 60179

(847) 286-2500

We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with United States generally accepted accounting principles and audited and reported on, with an opinion expressed thereto, by an independent registered public accounting firm.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Sears Holdings Corporation

Chicago, Illinois

We have audited the accompanying combined balance sheets of Sears Hometown and Outlet Stores (combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings Corporation, or the “Company”) as of January 28, 2012 and January 29, 2011, and the related combined statements of income, cash flows and divisional equity for each of the three years in the period ended January 28, 2012. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Company as of January 28, 2012 and January 29, 2011, and the results of its operations and its cash flows for each of the three years in the period ended January 28, 2012, in conformity with accounting principles generally accepted in the United States of America.

The Company operates as part of Sears Holdings Corporation (“Sears Holdings”). The accompanying combined financial statements have been prepared from accounting records maintained by Sears Holdings and the Company and may not be indicative of what the financial position, results of operations, and cash flows would have been if the Company had been a stand-alone entity. As more fully described in Notes 1 and 6, certain costs included in the accompanying combined financial statements represent allocations from Sears Holdings applicable to the combined group.

/s/ BDO USA, LLP

Chicago, Illinois

April 30, 2012

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

COMBINED STATEMENTS OF INCOME

	Fiscal Year Ended
thousands	January 30, 2010	January 29, 2011	January 28, 2012
NET SALES	$2,329,925	$2,347,387	$2,344,199

COSTS AND EXPENSES
Cost of sales and occupancy	1,794,453	1,811,227	1,820,516
Selling and administrative	426,749	442,296	458,635
Depreciation	8,992	11,402	9,774

Total costs and expenses	2,230,194	2,264,925	2,288,925

Operating income	99,731	82,462	55,274
Interest expense	(588)	(421)	(913)
Other income	9	207	422

Income before income taxes	99,152	82,248	54,783
Income tax expense	(39,037)	(32,492)	(21,727)

NET INCOME	$60,115	$49,756	$33,056

See Notes to Combined Financial Statements.

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

COMBINED BALANCE SHEETS

thousands	January 29, 2011	January 28, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$814	$694
Accounts receivable	5,537	9,006
Merchandise inventories	394,606	393,658
Prepaid expenses and other current assets	2,767	2,163

Total current assets	403,724	405,521
PROPERTY AND EQUIPMENT, net	57,520	59,996
GOODWILL	167,000	167,000
OTHER ASSETS	13,197	19,321

TOTAL ASSETS	$641,441	$651,838

LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES
Merchandise payables	$16,534	$17,156
Accrued expenses	69,675	75,235
Current portion of capital lease obligations	2,211	2,061
Deferred income taxes	14,278	13,733

Total current liabilities	102,698	108,185
CAPITAL LEASE OBLIGATIONS	3,998	1,937
OTHER LONG-TERM LIABILITIES	3,162	3,610
COMMITMENTS AND CONTINGENCIES (Note 9)

TOTAL LIABILITIES	109,858	113,732
DIVISIONAL EQUITY	531,583	538,106

TOTAL LIABILITIES AND DIVISIONAL EQUITY	$641,441	$651,838

See Notes to Combined Financial Statements.

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

COMBINED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
thousands	January 30, 2010	January 29, 2011	January 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$60,115	$49,756	$33,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,992	11,402	9,774
Change in operating assets and liabilities:
Accounts receivable	(1,492)	(2,212)	(11,042)
Merchandise inventories	(21,523)	(15,089)	947
Merchandise payables	4,091	1,583	623
Store closing accruals	—	—	2,201
Customer deposits	(21,052)	3,482	4,903
Deferred income taxes	(1,641)	4,067	904
Other operating assets	(3,699)	1,352	(1,654)
Other operating liabilities	(9,696)	(5,387)	(1,247)

Net cash provided by operating activities	14,095	48,954	38,465
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(6,107)	(5,819)	(9,991)

Net cash used in investing activities	(6,107)	(5,819)	(9,991)

CASH FLOWS FROM FINANCING ACTIVITIES
Transfers to Sears Holdings Corporation	(5,892)	(40,807)	(26,533)
Payments of capital lease obligations	(2,009)	(2,211)	(2,061)

Net cash used in financing activities	(7,901)	(43,018)	(28,594)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	87	117	(120)
CASH AND CASH EQUIVALENTS—Beginning of period	610	697	814

CASH AND CASH EQUIVALENTS—End of period	$697	$814	$694

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$588	$421	$913

See Notes to Combined Financial Statements.

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

COMBINED STATEMENTS OF DIVISIONAL EQUITY

thousands	Divisional Equity
Balance at January 31, 2009	$468,411
Net income	60,115
Net transfer to Sears Holdings Corporation	(5,892)

Balance at January 30, 2010	522,634
Net income	49,756
Net transfer to Sears Holdings Corporation	(40,807)

Balance at January 29, 2011	531,583
Net income	33,056
Net transfer to Sears Holdings Corporation	(26,533)

Balance at January 28, 2012	$538,106

See Notes to Combined Financial Statements.

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—BACKGROUND AND BASIS OF PRESENTATION

Background

Sears Hometown and Outlet Stores or “the Company,” is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. The Company operates approximately 1,240 stores across the United States.

Description of the Business and the Separation

On February 23, 2012, Sears Holdings Corporation (“Sears Holdings”) announced its intention to separate its Sears Hometown and Hardware and Sears Outlet businesses (the “Separation”) through a rights offering which is expected to be completed in the second half of 2012. In connection with the Separation, Sears Holdings will contribute certain assets, liabilities, businesses and employees currently related to its Sears Hometown and Hardware and Sears Outlet businesses to Sears Hometown and Outlet Stores, Inc. (“SHO”). SHO was formed on April 23, 2012 as a wholly owned subsidiary of Sears Holdings, has not conducted business as a separate company and has no material assets or liabilities.

Additionally, intercompany balances due to/from Sears Holdings, which includes amounts from merchandise purchases, are expected to be contributed to equity for all periods presented. No interest was charged by Sears Holdings on the intercompany balances during 2009, 2010 or 2011.

Basis of Presentation

The combined financial statements represent the Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings and have been derived from the consolidated financial statements and accounting records of Sears Holdings, principally representing the historical results of operations and the historical basis of assets and liabilities of the Company’s business. As business operations of Sears Holdings, we do not maintain our own legal, tax, and certain other corporate support functions. In connection with the separation, Sears Holdings and SHO will enter into a shared services agreement to provide SHO with certain support services under the terms described in Note 6. The costs and allocations charged to the Company by Sears Holdings do not necessarily reflect the costs of obtaining the services from unaffiliated third parties or of the Company providing the applicable services ourselves. The Company believes that the methods by which Sears Holdings allocated its costs are reasonable and are based on prorated estimate of costs expected to be incurred by Sears Holdings. The Company further believes that the existing arrangements, as reflected in these financial statements, are not materially different from the arrangements that will be entered into as part of the separation. The combined financial statements contained herein may not be indicative of the Company’s financial position, operating results and cash flows in the future, or what they would have been if it had been a stand-alone company during all periods presented.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

Fiscal Year

Our fiscal year ends on the Saturday closest to January 31 each year. Unless otherwise stated, references to years in this prospectus relate to fiscal years rather than to calendar years. The following fiscal periods are presented herein.

Fiscal year	Ended	Weeks
2009	January 30, 2010	52
2010	January 29, 2011	52
2011	January 28, 2012	52

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events. The estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors that management believes to be reasonable under the circumstances. Adjustments to estimates and assumptions are made when facts and circumstances dictate. As future events and their effects cannot be determined with absolute certainty, actual results may differ from the estimates used in preparing the accompanying combined financial statements. Significant estimates and assumptions are required as part of determining inventory and accounts receivable valuation, estimating depreciation and recoverability of long-lived assets, establishing self-insurance, warranty, legal and other reserves, performing goodwill and long-lived asset impairment analysis, and establishing valuation allowances on deferred income tax assets and reserves for tax examination exposures.

Cash and Cash Equivalents

Cash equivalents include all highly liquid investments with original maturities of three months or less at the date of purchase. We also include deposits in-transit from banks for payments related to third-party credit card and debit card transactions within cash equivalents.

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts based on both historical experience and a specific identification basis. Allowances for doubtful accounts on accounts receivable balances were $0 at January 29, 2011 and January 28, 2012. Our accounts receivable balance is comprised of various vendor-related and customer-related accounts receivable.

Merchandise Inventories

Merchandise inventories are valued at the lower of cost or market. Merchandise inventories are valued under the retail inventory method, or “RIM,” using primarily a last-in, first-out, or “LIFO,” cost flow assumption.

Inherent in the RIM calculation are certain significant management judgments and estimates including, among others, merchandise markons, markups, markdowns and shrinkage, which significantly impact the ending inventory valuation at cost, as well as resulting gross margins. The methodologies utilized by us in our application of the RIM are consistent for all periods presented. Such methodologies include the development of the cost-to-retail ratios, the groupings of homogenous classes of merchandise, the development of shrinkage and obsolescence reserves, the accounting for price changes and the computations inherent in the LIFO adjustment (where applicable). Management believes that the RIM provides an inventory valuation that reasonably approximates cost and results in carrying inventory at the lower of cost or market. The inventory allowances for shrinkage and obsolescence were $6 million and $12 million at January 29, 2011 and January 28, 2012, respectively.

To estimate the effects of inflation on inventories, we utilize external price indices determined by an outside source, the Bureau of Labor Statistics. If the FIFO method of inventory valuation had been used instead of the LIFO method, merchandise inventories would have been $0.9 million higher at January 29, 2011 and $1.0 million higher at January 28, 2012.

As of the date of this prospectus, Sears Holdings’ domestic credit facility is (1) secured, in part, by a first lien on the inventory and credit card receivables directly or indirectly owned by SHO and the subsidiaries of Sears Holdings that will become wholly owned subsidiaries of SHO prior to the completion of the separation and (2) guaranteed by SHO and the entities that will become wholly owned subsidiaries of SHO prior to the separation. Prior to the completion of the separation, this lien and these guarantee obligations will be released.

Vendor Rebates and Allowances

Sears Holdings receives rebates and allowances from certain vendors through a variety of programs and arrangements intended to offset the costs of promoting and selling certain vendor products. Sears Holdings allocates a portion of the rebates and allowances to us based on shipments to or sales of the related products to the Company. These vendor payments are recognized and recorded as a reduction to the cost of merchandise inventories when earned and, thereafter, as a reduction of cost of sales and occupancy as the merchandise is sold. Up-front consideration received from vendors linked to purchases or other commitments is initially deferred and amortized ratably to cost of sales and occupancy over the life of the contract or as performance of the activities specified by the vendor to earn the fee is completed.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Additions and substantial improvements are capitalized and include expenditures that materially extend the useful lives of existing facilities and equipment. Maintenance and repairs that do not materially improve or extend the lives of the respective assets are expensed as incurred.

Property and equipment consists of the following:

thousands	January 29, 2011	January 28, 2012
Land	$9,816	$10,370
Buildings and improvements	50,918	55,408
Furniture, fixtures and equipment	25,338	24,208
Capitalized leases	15,365	15,365

Total property and equipment	101,437	105,351
Less: accumulated depreciation	(43,917)	(45,355)

Total property and equipment, net	$57,520	$59,996

Depreciation expense, which includes depreciation on assets under capital leases, is recorded over the estimated useful lives of the respective assets using the straight-line method for financial statement purposes, and accelerated methods for tax purposes. The range of lives are generally 15 to 25 years for buildings, 3 to 10 years for furniture, fixtures and equipment, and 3 to 5 years for computer systems and equipment. Leasehold improvements are depreciated over the shorter of the associated lease term or the estimated useful life of the asset.

Impairment of Long-Lived Assets and Costs Associated with Exit Activities

In accordance with accounting standards governing the impairment or disposal of long-lived assets, the carrying value of long-lived assets, including property and equipment, is evaluated whenever events or changes in circumstances indicate that a potential impairment has occurred relative to a given asset or assets. Factors that could result in an impairment review include, but are not limited to, a current period cash flow loss combined with a history of cash flow losses, current cash flows that may be insufficient to recover the investment in the property over the remaining useful life, or a projection that demonstrates continuing losses associated with the use of a long-lived asset, significant changes in the manner of use of the assets or significant changes in business strategies. An impairment loss is recognized when the estimated undiscounted cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset (if any) are less than the carrying value of the asset. When an impairment loss is recognized, the carrying amount of the asset is reduced to its estimated fair value as determined based on quoted market prices or through the use of other valuation techniques. There were no impairment charges recorded during 2009, 2010 or 2011.

We account for costs associated with location closings in accordance with accounting standards pertaining to accounting for costs associated with exit or disposal activities and compensation. As such, we record a liability for costs associated with location closings, which includes employee severance, inventory markdowns and other liquidation fees when management makes the decision to exit a location, which is the date the liability is incurred. We record a liability for future lease costs (net of estimated sublease income) when we cease to use the location. See Note 7.

Goodwill Impairment Assessments

As required by accounting standards, we perform annual goodwill impairment tests in the fourth quarter and update the tests between annual tests if events or circumstances occur that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others: a significant decline in our expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; and the testing for recoverability of a significant asset group within a reporting unit. Any adverse change in these factors could have a significant impact on the recoverability of these assets and could have a material impact on our Combined Financial Statements.

Our goodwill resides in the Sears Hometown reporting unit within the Sears Hometown and Hardware segment. The goodwill impairment test involves a two-step process. The first step is a comparison of each reporting unit’s fair value to its carrying value. We estimate fair value using the best information available, using both a market participant approach, as well as a discounted cash flow model, commonly referred to as the income approach. The market participant approach determines the value of a reporting unit by deriving market multiples for reporting units based on assumptions potential market participants would use in establishing a bid price for the unit. This approach therefore assumes strategic initiatives will result in improvements in operational performance in the event of purchase, and includes the application of a discount rate based on market participant assumptions with respect to capital structure and access to capital markets. The income approach uses a reporting unit’s projection of estimated operating results and cash flows that is discounted using a weighted-average cost of capital that reflects current market conditions appropriate for the reporting unit. The projection uses management’s best estimates of economic and market conditions over the projected period, including growth rates in sales, costs, estimates of future expected changes in operating margins and cash expenditures. Other significant estimates and assumptions include terminal value growth rates, future estimates of capital expenditures and changes in future working capital requirements. Our final estimate of fair value of reporting units is developed by equally weighting the fair values determined through both the market participant and income approaches.

If the carrying value of the reporting unit is higher than its fair value, there is an indication that impairment may exist and the second step must be performed to measure the amount of impairment loss. The amount of impairment is determined by comparing the implied fair value of reporting unit goodwill to the carrying value of the goodwill in the same manner as if the reporting unit was being acquired in a business combination. There were no impairment charges recorded during 2009, 2010 or 2011.

Leases

We lease certain stores, office facilities, computers and transportation equipment. The determination of operating and capital lease obligations is based on the expected terms of the lease and contractual minimum lease payments as defined within the lease agreements. For certain stores, amounts in excess of these minimum lease payments are payable based upon a specified percentage of sales. Contingent rent is accrued during the period it becomes probable that a particular store will achieve a specified sales level thereby triggering a contingent rental obligation. Certain leases also include an escalation clause or clauses and renewal option clauses calling for increased rents. Where the lease contains an escalation clause or concession such as a rent holiday, rent expense is recognized using the straight line method over the term of the lease.

Warranty Reserves

We are responsible for providing warranty coverage on certain Kenmore, Craftsman and DieHard products that we sell. We are self-insured for certain costs related to these claims. Our liability reflected on the Combined Balance Sheet, classified within accrued expenses and other long-term liabilities, represents an estimate of the ultimate cost of claims incurred at the balance sheet date. In estimating this liability, we utilize loss development factors based on Company-specific data to project the future development of incurred losses. Loss estimates are adjusted based upon actual claims settlements and reported claims. Expected payments as of January 28, 2012 were as follows:

thousands
At January 28, 2012
2012	$9,869
2013	947
2014	233
2015	171
2016	123
Later years	422

Net obligation	$11,765

The following table presents changes in the Company’s warranty reserves:

thousands	January 29, 2011	January 28, 2012
Warranty reserve, beginning of period	$22,603	$16,854
Accruals during the period	10,666	8,674
Charges / payments made under warranties	(16,415)	(13,763)

Warranty reserve, end of period	$16,854	$11,765

After the separation, the Company will purchase inventory from Sears Holdings with warranty. The Company expects the incrementally higher product costs to be similar to the warranty costs incurred to service products that were purchased without warranty.

Insurance Programs

The Company has historically participated in Sears Holdings’ insurance programs, which has provided us with comprehensive insurance coverage. We expect to enter into our own insurance contracts for exposures incurred after the separation with third-party insurance companies for a number of risks including worker’s compensation and general liability claims. Insurance expense of $5 million, $7 million and $6 million was recorded during the years ended January 30, 2010, January 29, 2011 and January 28, 2012, respectively. The Company further believes that the existing arrangements, as reflected in these financial statements, are not materially different from the arrangements that will be entered into as part of the separation.

Loss Contingencies

We account for contingent losses in accordance with accounting standards pertaining to loss contingencies. Under accounting standards, loss contingency provisions are recorded for probable losses at management’s best estimate of a loss, or when a best estimate cannot be made, a minimum loss contingency amount is recorded. These estimates are often initially developed substantially earlier than the ultimate loss is known, and the estimates are refined each accounting period, as additional information is known.

Revenue Recognition

Revenues include sales of merchandise, commissions on merchandise sales made through www.sears.com, services and extended service contracts, delivery and handling revenues related to merchandise sold. We recognize revenues from retail operations at the later of the point of sale or the delivery of goods to the end user. Net sales are presented net of any taxes collected from customers and remitted to governmental authorities. We recognize revenues from commissions on services and extended service contracts, delivery and handling revenues related to merchandise sold at the point of sale as we are not the primary obligor with respect to such services and have no future obligations for future performance.

The Company accepts Sears Holdings gift cards as tender for purchases and is reimbursed by Sears Holdings for gift cards tendered.

Reserve for Sales Returns and Allowances

Revenues from merchandise sales and services are reported net of estimated returns and allowances and exclude sales taxes. The reserve for returns and allowances is calculated as a percentage of sales based on historical return percentages. Estimated returns are recorded as a reduction of sales and cost of sales. The reserves for returns and allowances were $1 million at January 29, 2011 and January 28, 2012.

Cost of Sales and Occupancy Costs

Cost of sales and occupancy are comprised principally of the costs of merchandise, warehousing and distribution (including receiving and store delivery) costs, retail store occupancy costs, home services and installation costs, warranty, royalties related to the sale of Kenmore, Craftsman and DieHard products, customer shipping and handling costs, vendor allowances, markdowns and physical inventory losses.

Dealer and Franchise Commissions

Based on the terms of our dealer and franchise agreements, we pay commissions to our dealers and franchises on the net sales of merchandise and extended service contracts. In addition, each dealer/franchisee can earn commissions for third-party gift cards sold, marketing support, home improvement referrals, rent support and a variety of other activities. Commission costs are expensed as incurred and reflected within selling and administrative expenses. Commission costs were $177.1 million, $185.5 million and $187.5 million in 2009, 2010 and 2011, respectively.

Selling and Administrative Expenses

Selling and administrative expenses are comprised principally of dealer and franchise commissions, payroll and benefits costs for retail and support employees, advertising, pre-opening costs and other administrative expenses.

Pre-Opening Costs

Pre-opening and start-up activity costs are expensed in the period in which they occur.

Advertising Costs

Advertising costs are expensed as incurred, generally the first time the advertising occurs, and were $61 million, $62 million and $65 million for 2009, 2010 and 2011, respectively. These costs are included within selling and administrative expenses in the accompanying Combined Statements of Income.

Income Taxes

We account for income taxes in accordance with accounting standards pertaining to such taxes. Accordingly, we provide deferred income tax assets and liabilities based on the estimated future tax effects of differences between the financial and tax basis of assets and liabilities based on currently enacted tax laws. The tax balances and income tax expense recognized by us are based on management’s interpretation of the tax laws of multiple jurisdictions. Income tax expense also reflects our best estimates and assumptions regarding, among other things, the level of future taxable income, tax planning, and any valuation allowance. Future changes in tax laws, changes in projected levels of taxable income, tax planning, and adoption and implementation of new accounting standards could impact the effective tax rate and tax balances recorded by us. In evaluating our ability to recover our deferred tax assets within the jurisdiction from which they arise, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and results of recent operations. In projecting future taxable income, we begin with historical results and incorporate assumptions including the amount of future state, federal and foreign pre-tax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income.

Tax positions are recognized when they are more likely than not to be sustained upon examination. The amount recognized is measured as the largest amount of benefit that is more likely than not of being recognized upon settlement. We will be subject to periodic audits by the Internal Revenue Service and other state and local taxing authorities. Theses audits may challenge certain of the Company’s tax positions such as the timing and amount of income and deductions and the allocation of taxable income to various tax jurisdictions. We evaluate our tax positions and establish liabilities in accordance with the applicable guidance on uncertainty in income taxes. These tax uncertainties are reviewed as facts and circumstances change and are adjusted accordingly. This requires significant management judgment in estimating final outcomes. Actual results could materially differ from these estimates and could significantly affect the effective tax rate and cash flows in future years. Interest and penalties are classified as income tax expense in the combined statement of income.

Prior to the separation, our taxable income was included in the federal consolidated, state and foreign income tax returns of Sears Holdings or its affiliates. Income taxes in this prospectus have been recognized on a separate return basis. Under the Tax Sharing Agreement, Sears Holdings will be responsible for any federal, state or foreign income tax liability relating to tax periods ending on or before the separation. For all periods after the separation, the Company will be responsible for any federal, state or foreign tax liability.

Fair Value of Financial Instruments

We determine the fair value of financial instruments in accordance with standards pertaining to fair value measurements. Such standards define fair value and establish a framework for measuring fair value in GAAP. Under fair value measurement accounting standards, fair value is considered to be the exchange price in an orderly transaction between market participants to sell an asset or transfer a liability at the measurement date. We report the fair value of financial assets and liabilities based on the fair value hierarchy prescribed by accounting standards for fair value measurements, which prioritizes the inputs to valuation techniques used to measure fair value into three levels, as follows:

Level 1 inputs—unadjusted quoted prices in active markets for identical assets or liabilities that we have the ability to access. An active market for the asset or liability is one in which transactions for the asset or liability occurs with sufficient frequency and volume to provide ongoing pricing information.

Level 2 inputs—inputs other than quoted market prices included in Level 1 that are observable, either directly or indirectly, for the asset or liability. Level 2 inputs include, but are not limited to, quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active and inputs other than quoted market prices that are observable for the asset or liability, such as interest rate curves and yield curves observable at commonly quoted intervals, volatilities, credit risk and default rates.

Level 3 inputs—unobservable inputs for the asset or liability.

Cash and cash equivalents, accounts receivable, merchandise payables and accrued expenses are reflected in the Combined Balance Sheet at cost, which approximates fair value due to the short-term nature of these instruments.

We measure certain non-financial assets and liabilities, including long-lived assets at fair value on a non-recurring basis.

The Company was not required to measure any other significant non-financial assets and liabilities at fair value as of January 29, 2011 and January 28, 2012.

New Accounting Pronouncements

Testing Goodwill for Impairment

In September 2011, the Financial Accounting Standards Board, or “FASB,” issued an accounting standards update which provides, subject to certain conditions, the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The update will be effective for us in the first quarter of 2012, but early adoption is permitted. The update may reduce the complexity and costs of testing goodwill for impairment, but otherwise is not expected to have a material impact on our combined financial position, annual results of operations or cash flows.

Disclosures about Fair Value Measurements

In May 2011, the FASB issued an accounting standards update which amends the definition of fair value measurement principles and disclosure requirements to eliminate differences between U.S. GAAP and International Financial Reporting Standards. The update requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as disclosures of transfers between Level 1 and Level 2 of the fair value hierarchy. The update will be effective for us in the first quarter of 2012 and will primarily impact our disclosures, but otherwise is not expected to have a material impact on our combined financial position, annual results of operations or cash flows.

NOTE 3—ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES

Accrued expenses and other long-term liabilities consist of the following:

thousands	January 29, 2011	January 28, 2012
Customer deposits	$26,965	$31,868
Sales and other taxes	13,207	14,229
Accrued expenses	10,695	12,376
Warranty accrual	16,854	11,765
Payroll and related items	5,116	6,406
Store closing cost accrual	—	2,201

Total accrued expenses and other long-term liabilities	$72,837	$78,845

NOTE 4—LEASES

We lease certain stores, computers and transportation equipment. Operating and capital lease obligations are based upon contractual minimum rents and, for certain stores, amounts in excess of these minimum rents are payable based upon specified percentages of sales. Contingent rent is accrued over the lease term, provided that the achievement of the specified percentages of sales level that triggers the contingent rent is probable. Certain leases include renewal or purchase options. Rent expense was $62,832, $62,937 and $60,932 in 2009, 2010 and 2011, respectively. Percentage rents and sublease income were not significant in any of the periods presented.

Minimum lease obligations excluding taxes, insurance and other expenses were as follows:

Fiscal Year	Capital Leases	Operating Leases
thousands
2012	$2,189	$52,653
2013	1,325	39,444
2014	568	27,190
2015	—	20,260
2016	—	13,662
Thereafter	—	49,453

Total minimum lease payments	4,082	202,662
Less: sublease income	—	(11,074)

Net minimum lease payments	4,082	$191,588

Less: imputed interest	(84)

Capital lease obligations	3,998
Less: current portion of capital lease obligations	(2,061)

Long-term capital lease obligations	$1,937

NOTE 5—INCOME TAXES

We account for income taxes in accordance with accounting standards for such taxes, which require that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. Accounting standards also require that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of or all of the deferred tax asset will not be realized. Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets.

Prior to the separation, our taxable income was included in the consolidated federal, state and foreign income tax returns of Sears Holdings or its affiliates. For purposes of these financial statements, income taxes have been recognized on a separate return basis. After the separation, we will file our own federal consolidated and certain state income tax returns separately from Sears Holdings. We will continue to file state income tax returns as part of a combined or consolidated group with Sears Holdings or its affiliates, or the “State Group,” where required by law. The Company will be allocated a share of the State Group’s annual state tax liability for states in which such combined or consolidated reporting is required.

In connection with the separation, we will enter into a Tax Sharing Agreement with Sears Holdings which will govern the rights and obligations of the parties with respect to pre-separation and post-separation tax matters. Under the Tax Sharing Agreement, Sears Holdings will be responsible for any federal, state or foreign income tax liability relating to tax periods ending on or before the separation. For all periods after the separation, the Company will be responsible for any federal, state or foreign tax liability. Current income taxes payable for any federal, state or foreign income tax returns is reported in the period incurred. As of January 29, 2011 and January 28, 2012, $28.4 million and $20.8 million, respectively, of federal, state and foreign income taxes payable are recorded as intercompany, due to Sears Holdings, and reflected in Divisional Equity in the combined balance sheet.

The provision for income tax expense for fiscal 2009, 2010 and 2011, consists of the following:

thousands	2009	2010	2011
Current:
Federal	$32,849	$22,905	$16,329
State	6,885	4,971	3,808
Foreign	944	549	686

Total	40,678	28,425	20,823

Deferred
Federal	(1,386)	3,399	787
State	(255)	668	117

Total	(1,641)	4,067	904

Income tax provision	$39,037	$32,492	$21,727

The provision for income taxes for financial reporting purposes is different from the tax provision computed by applying the statutory federal income tax rate. The reconciliation of the tax rate follows:

	2009	2010	2011
Federal tax rate	35.0%	35.0%	35.0%
State income tax (net of federal benefit)	4.3	4.5	4.7
Other	0.1	—	—

Effective tax rate	39.4%	39.5%	39.7%

The major components of deferred tax assets and liabilities as of January 29, 2011 and January 28, 2012 are as follows:

thousands	January 29, 2011	January 28, 2012
Deferred tax assets
Property and equipment	$7,345	$6,117
Store closing accruals	—	4,207
Warranty	6,592	4,594
Deferred rent	1,237	1,410
Deferred compensation	779	1,342
Capital leases	1,235	841
Other	1,757	1,103

Total deferred tax assets	18,945	19,614

Deferred tax liabilities
Inventory	23,406	24,963
Other	—	16

Total deferred tax liabilities	23,406	24,979

Net deferred tax liabilities	$4,461	$5,365

We account for uncertainties in income taxes according to accounting standards for uncertain tax positions. The Company is present in a large number of taxable jurisdictions, and at any point in time, can have audits underway at various stages of completion in any of these jurisdictions. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite the belief that the underlying tax positions are fully supportable. Unrecognized tax benefits are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. Pursuant to the Tax Sharing Agreement, Sears Holdings will be responsible for any unrecognized tax benefits through the date of the separation. For fiscal years 2009, 2010 and 2011, no unrecognized tax benefits have been identified and reflected in the financial statements.

We classify interest expense and penalties related to unrecognized tax benefits and interest income on tax overpayments as components of income tax expense. As no unrecognized tax benefits have been identified and reflected in the financial statements, no interest or penalties related to unrecognized tax benefits are reflected in the combined balance sheet or combined statements of income.

NOTE 6—RELATED PARTY AGREEMENTS

ESL Investments, Inc. and its affiliates, including Edward S. Lampert, or “ESL,” which beneficially owns approximately 62% of the common stock of Sears Holdings as of the date hereof, has advised Sears Holdings that it intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions. Assuming that the subscription rights are exercised in full by all holders of subscription rights following the completion of the rights offering, ESL will beneficially own at least 62% of the common shares of the Company.

In connection with the separation, we will enter into various agreements with Sears Holdings which, among other things, (1) govern the principal transactions relating to this offering and certain aspects of our relationship with Sears Holdings following the separation, (2) establish terms under which subsidiaries of Sears Holdings will provide us with services, and (3) establish terms pursuant to which subsidiaries of Sears Holdings will obtain merchandise for us. The terms of these agreements were agreed to in the context of a parent-subsidiary relationship and in the overall context of our separation from Sears Holdings. The Company believes that the methods by which Sears Holdings allocated its costs are reasonable and are based on prorated estimates of costs expected to be incurred by Sears Holdings. The Company further believes that the existing arrangements, as reflected in these combined financial statements, are not materially different from the arrangements that will be entered into as part of the separation.

A summary of the nature of related party transactions is as follows:

•

We obtain a significant amount of our merchandise inventories from Sears Holdings, leveraging the benefit of the Sears Holdings purchasing organization. We have also entered into certain agreements with Sears Holdings for logistics, handling, warehouse and transportation services, the charges for which are based on inventory units. We pay a royalty related to the sale of Kenmore, Craftsman and DieHard products and fees for participation in the Shop Your Way Rewards program.

•

Sears Hometown and Outlet Stores receive commissions from Sears Holdings for the sale of merchandise made through www.sears.com, extended service contracts, delivery and handling services and credit revenues.

•

Sears Holdings provides the Company with shared corporate services. These shared services include accounting and finance, human resources, information technology and real estate. Expenses for these shared corporate services are allocated to the Company based on actual usage or a pro rata charge based upon sales, head count or square footage. The Company was allocated shared corporate expense of $19.6 million in 2011, $18.6 million in 2010 and $18.7 million in 2009.

The following table summarizes the transactions with Sears Holdings included in the Company’s Combined Financial Statements:

thousands	2009	2010	2011
Combined Statement of Income
Net sales	$177,995	$189,490	$214,860
Purchase of inventory	1,631,526	1,601,957	1,570,611
Services and occupancy	133,356	134,913	135,822

NOTE 7—STORE CLOSING CHARGES AND SEVERANCE COSTS

The Company made the decision to close 84 stores in our Sears Hometown and Hardware segment. Store closing costs recorded during 2011 and the remaining store closing cost accruals at January 28, 2012 were as follows:

	Markdowns (1)	Severance Costs (2)	Lease Termination Costs (2)	Other Costs (2)	Accelerated Depreciation (3)	Total
thousands
Balance at January 29, 2011	—	—	—	—	—	—
Store closing costs	12,071	330	215	3,255	272	16,143
Payments/utilizations	(3,924)	(180)	(159)	(1,260)	(272)	(5,795)

Balance at January 28, 2012	$8,147	$150	$56	$1,995	$—	$10,348

(1)	Recorded within Cost of sales and occupancy on the Combined Statements of Income.
(2)	Recorded within Selling and administrative on the Combined Statements of Income.
(3)	Recorded within Depreciation in the Combined Statements of Income.

In accordance with accounting standards governing costs associated with exit or disposal activities, expenses related to future rent payments for which the Company no longer intends to receive any economic benefit are accrued for when we cease to use the leased space and have been reduced for any income that the Company believes can be realized through sub-leasing the leased space. The Company expects to record an additional charge of approximately $1 million for future lease costs during the first half of 2012 related to stores we made the decision to close in 2011.

NOTE 8—SUMMARY OF SEGMENT DATA

These reportable segment classifications are based on our business formats as described in Note 1. The Sears Hometown and Hardware reportable segment consists of the aggregation of the Sears Hometown and Sears Hardware business formats. The Sears Outlet format represents both an operating and reportable segment. These segments are evaluated by our Chief Operating Decision Maker to make decisions about resource allocation and to assess performance. Each of these segments derives its revenues from the sale of merchandise and related services to customers, primarily in the United States. The merchandise categories include appliances, lawn and garden, tools and paint and other.

	2009
thousands	Sears Hometown and Hardware	Sears Outlet	Total
Net sales
Appliances	$1,069,368	$349,829	$1,419,197
Lawn and garden	381,911	13,072	394,983
Tools and paint	255,017	5,557	260,574
Other	228,541	26,630	255,171

Total	1,934,837	395,088	2,329,925

Costs and expenses
Cost of sales and occupancy	1,513,484	280,969	1,794,453
Selling and administrative	351,415	75,334	426,749
Depreciation	4,673	4,319	8,992

Total	1,869,572	360,622	2,230,194

Operating income	$65,265	$34,466	$99,731

Total assets	$519,161	$110,254	$629,415

Capital expenditures	$1,864	$4,243	$6,107

	2010
	Sears Hometown and Hardware	Sears Outlet	Total
thousands
Net sales
Appliances	$1,091,629	$378,841	$1,470,470
Lawn and garden	387,527	13,894	401,421
Tools and paint	238,797	5,279	244,076
Other	197,263	34,157	231,420

Total	1,915,216	432,171	2,347,387

Costs and expenses
Cost of sales and occupancy	1,508,840	302,387	1,811,227
Selling and administrative	358,241	84,055	442,296
Depreciation	4,766	6,636	11,402

Total	1,871,847	393,078	2,264,925

Operating income	$43,369	$39,093	$82,462

Total assets	$529,957	$111,484	$641,441

Capital expenditures	$1,146	$4,673	$5,819

	2011
	Sears Hometown and Hardware	Sears Outlet	Total
thousands
Net sales
Appliances	$1,041,447	$418,245	$1,459,692
Lawn and garden	357,661	21,805	379,466
Tools and paint	244,192	7,984	252,176
Other	195,497	57,368	252,865

Total	1,838,797	505,402	2,344,199

Costs and expenses
Cost of sales and occupancy	1,463,636	356,880	1,820,516
Selling and administrative	356,351	102,284	458,635
Depreciation	4,083	5,691	9,774

Total	1,824,070	464,855	2,288,925

Operating income	$14,727	$40,547	$55,274

Total assets	$525,826	$126,012	$651,838

Capital expenditures	$3,604	$6,387	$9,991

NOTE 9—COMMITMENTS AND CONTINGENCIES

We are subject to various legal and governmental proceedings out of the ordinary course of business, the outcome of which, individually or in the aggregate, in the opinion of management, would not have a material adverse effect on our business, financial position, or results of operations.

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

CONDENSED COMBINED STATEMENTS OF INCOME (Unaudited)

	13 Weeks Ended
thousands	April 30, 2011	April 28, 2012
NET SALES	$584,632	$621,078

COSTS AND EXPENSES
Cost of sales and occupancy	459,262	462,379
Selling and administrative	110,298	121,904
Depreciation	2,354	2,305

Total costs and expenses	571,914	586,588

Operating income	12,718	34,490
Interest expense	(439)	(669)
Other income	63	226

Income before income taxes	12,342	34,047
Income tax expense	(4,927)	(13,454)

NET INCOME	$7,415	$20,593

See Notes to Condensed Combined Financial Statements.

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

CONDENSED COMBINED BALANCE SHEETS

	(Unaudited)			Pro Forma (Unaudited)
thousands	April 30, 2011	April 28, 2012	January 28, 2012	April 28, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$756	$679	$694	$679
Accounts receivable	6,342	12,548	9,006	12,548
Merchandise inventories	418,376	405,902	393,658	405,902
Prepaid expenses and other current assets	6,812	2,216	2,163	2,216

Total current assets	432,286	421,345	405,521	421,345
PROPERTY AND EQUIPMENT, net	56,634	59,055	59,996	59,055
GOODWILL	167,000	167,000	167,000	167,000
OTHER ASSETS	12,683	22,811	19,321	22,811

TOTAL ASSETS	$668,603	$670,211	$651,838	$670,211

LIABILITIES AND DIVISIONAL EQUITY
CURRENT LIABILITIES
Merchandise payables	$19,672	$20,616	$17,156	$20,616
Accrued expenses	72,612	84,284	75,235	84,284
Current portion of capital lease obligations	2,235	1,980	2,061	1,980
Deferred income taxes	16,565	17,609	13,733	17,609

Total current liabilities	111,084	124,489	108,185	124,489
Long-Term Debt	—	—	—	100,000
CAPITAL LEASE OBLIGATIONS	3,440	1,460	1,937	1,460
OTHER LONG-TERM LIABILITIES	3,147	3,723	3,610	3,723
COMMITMENTS AND CONTINGENCIES (Note 7)

TOTAL LIABILITIES	117,671	129,672	113,732	229,672
DIVISIONAL EQUITY	550,932	540,539	538,106	440,539

TOTAL LIABILITIES AND DIVISIONAL EQUITY	$668,603	$670,211	$651,838	$670,211

See Notes to Condensed Combined Financial Statements.

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

CONDENSED COMBINED STATEMENTS OF CASH FLOWS (Unaudited)

	13 Weeks Ended
thousands	April 30, 2011	April 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$7,415	$20,593
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	2,354	2,305
Change in operating assets and liabilities:
Accounts receivable	(1,221)	(7,427)
Merchandise inventories	(23,770)	(12,243)
Merchandise payables	3,139	3,460
Store closing accruals	—	(158)
Customer deposits	5,615	12,180
Deferred income taxes	3,216	4,043
Other operating assets	(3,982)	738
Other operating liabilities	(2,694)	(2,937)

Net cash (used in) provided by operating activities	(9,928)	20,554
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,530)	(1,929)

Net cash used in investing activities	(1,530)	(1,929)

CASH FLOWS FROM FINANCING ACTIVITIES
Transfers from (to) Sears Holdings Corporation	11,934	(18,160)
Payments of capital lease obligations	(534)	(480)

Net cash provided by (used in) financing activities	11,400	(18,640)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(58)	(15)
CASH AND CASH EQUIVALENTS—Beginning of period	814	694

CASH AND CASH EQUIVALENTS—End of period	$756	$679

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$439	$669

See Notes to Condensed Combined Financial Statements.

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

CONDENSED COMBINED STATEMENTS OF DIVISIONAL EQUITY (Unaudited)

thousands	Divisional Equity
Balance at January 29, 2011	531,583
Net income	7,415
Net transfer from Sears Holdings Corporation	11,934

Balance at April 30, 2011	$550,932

Balance at January 28, 2012	538,106
Net income	20,593
Net transfer to Sears Holdings Corporation	(18,160)

Balance at April 28, 2012	$540,539

See Notes to Condensed Combined Financial Statements.

SEARS HOMETOWN AND OUTLET STORES

(combined Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings)

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS FOR THE 13 WEEKS ENDED APRIL 30, 2011 AND APRIL 30, 2012 (UNAUDITED)

NOTE 1—BACKGROUND AND BASIS OF PRESENTATION

Background

Sears Hometown and Outlet Stores or “the Company,” is a national retailer primarily focused on selling home appliances, hardware, tools and lawn and garden equipment. The Company operates approximately 1,240 stores across the United States.

Description of the Business and the Separation

On February 23, 2012, Sears Holdings Corporation (“Sears Holdings”) announced its intention to separate its Sears Hometown and Hardware and Sears Outlet businesses (the “Separation”) through a rights offering which is expected to be completed in the second half of 2012. In connection with the Separation, Sears Holdings will contribute certain assets, liabilities, businesses and employees currently related to its Sears Hometown and Hardware and Sears Outlet businesses to Sears Hometown and Outlet Stores, Inc, (“SHO”). SHO was formed on April 23, 2012 as a wholly-owned subsidiary of Sears Holdings, has not conducted business as a separate company and has no material assets or liabilities.

Additionally, intercompany balances due to/from Sears Holdings, which includes amounts from merchandise purchases, are expected to be contributed to equity for all periods presented. No interest was charged by Sears Holdings on the intercompany balances during the 13 weeks ended April 30, 2011 or April 28, 2012.

Basis of Presentation

These interim unaudited condensed combined financial statements represent the Sears Hometown and Hardware and Sears Outlet businesses of Sears Holdings and have been derived from the consolidated financial statements and accounting records of Sears Holdings, principally representing the historical results of operations and the historical basis of assets and liabilities of the Company’s business. As business operations of Sears Holdings, we do not maintain our own legal, tax, and certain other corporate support functions. In connection with the separation, Sears Holdings and SHO will enter into a shared services agreement to provide SHO with certain support services under the terms described in Note 4. The costs and allocations charged to the Company by Sears Holdings do not necessarily reflect the costs of obtaining the services from unaffiliated third parties or of the Company providing the applicable services ourselves. The Company believes that the methods by which Sears Holdings allocated its costs are reasonable and are based on prorated estimate of costs expected to be incurred by Sears Holdings. The Company further believes that the existing arrangements, as reflected in these financial statements, are not materially different from the arrangements that will be entered into as part of the separation. The condensed combined financial statements contained herein may not be indicative of the Company’s financial position, operating results and cash flows in the future, or what they would have been if it had been a stand-alone company during all periods presented.

These interim unaudited condensed combined financials statements do not include all of the information and footnotes required in annual combined financial statements prepared in accordance with accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (which include normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the interim period are not necessarily indicative of the results that may be expected for the full fiscal year. These interim financial statements and related notes should be read in conjunction with the audited combined financial statements included elsewhere in this prospectus.

The accompanying unaudited pro forma condensed combined balance sheet as of April 28, 2012 is presented to give effect to a dividend to Sears Holdings totaling $100 million. Additionally, in order to fund on a pro forma basis such subsequent distribution, the unaudited pro forma balance sheet also reflects pro forma incremental borrowing as of April 28, 2012 of $100 million, pursuant to our expected $250 million revolving credit facility.

NOTE 2—ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES

Accrued expenses and other long-term liabilities consist of the following:

thousands	April 30, 2011	April 28, 2012	January 28, 2012
Customer deposits	$32,580	$44,048	$31,868
Sales and other taxes	13,057	13,078	14,229
Accrued expenses	10,568	12,353	12,376
Warranty accrual	16,854	11,765	11,765
Payroll and related items	2,700	4,720	6,406
Store closing cost accrual	—	2,043	2,201

Total accrued expenses and other long-term liabilities	$75,759	$88,007	$78,845

NOTE 3—INCOME TAXES

In connection with the separation, we will enter into a Tax Sharing Agreement with Sears Holdings which will govern the rights and obligations of the parties with respect to pre-separation and post-separation tax matters. Under the Tax Sharing Agreement, Sears Holdings will be responsible for any federal, state or foreign income tax liability relating to tax periods ending on or before the separation. For all periods after the separation, the Company will be responsible for any federal, state or foreign tax liability. Current income taxes payable for any federal, state or foreign income tax returns is reported in the period incurred.

We account for uncertainties in income taxes according to accounting standards for uncertain tax positions. The Company is present in a large number of taxable jurisdictions, and at any point in time, can have audits underway at various stages of completion in any of these jurisdictions. We evaluate our tax positions and establish liabilities for uncertain tax positions that may be challenged by local authorities and may not be fully sustained, despite the belief that the underlying tax positions are fully supportable. Unrecognized tax benefits are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, developments in case law, and closing of statute of limitations. Such adjustments are reflected in the tax provision as appropriate. Pursuant to the Tax Sharing Agreement, Sears Holdings will be responsible for any unrecognized tax benefits through the date of the separation. For the 13 weeks ended April 30, 2011 and April 28, 2012, no unrecognized tax benefits have been identified and reflected in the financial statements.

We classify interest expense and penalties related to unrecognized tax benefits and interest income on tax overpayments as components of income tax expense. As no unrecognized tax benefits have been identified and reflected in the condensed combined financial statements, no interest or penalties related to unrecognized tax benefits are reflected in the condensed combined balance sheets or statements of income.

NOTE 4—RELATED PARTY AGREEMENTS

ESL Investments, Inc. and its affiliates, including Edward S. Lampert, or “ESL,” which beneficially owns approximately 62% of the common stock of Sears Holdings as of the date hereof, has advised Sears Holdings that it intends to exercise its subscription rights in full, subject to the successful completion of the separation transactions. Assuming that the subscription rights are exercised in full by all holders of subscription rights following the completion of the rights offering, ESL will beneficially own at least 62% of the common shares of the Company.

In connection with the separation, we will enter into various agreements with Sears Holdings which, among other things, (1) govern the principal transactions relating to this offering and certain aspects of our relationship with Sears Holdings following the separation, (2) establish terms under which subsidiaries of Sears Holdings will provide us with services, and (3) establish terms pursuant to which subsidiaries of Sears Holdings will obtain merchandise for us. The terms of these agreements were agreed to in the context of a parent-subsidiary relationship and in the overall context of our separation from Sears Holdings. The Company believes that the methods by which Sears Holdings allocated its costs are reasonable and are based on prorated estimates of costs expected to be incurred by Sears Holdings. The Company further believes that the existing arrangements, as reflected in these condensed combined financial statements, are not materially different from the arrangements that will be entered into as part of the separation.

A summary of the nature of related party transactions is as follows:

•

We obtain a significant amount of our merchandise inventories from Sears Holdings, leveraging the benefit of the Sears Holdings purchasing organization. We have also entered into certain agreements with Sears Holdings for logistics, handling, warehouse and transportation services, the charges for which are based on inventory units. We pay a royalty related to the sale of Kenmore, Craftsman and DieHard products and fees for participation in the Shop Your Way Rewards program.

•

Sears Hometown and Outlet Stores receive commissions from Sears Holdings for the sale of merchandise made through www.sears.com, extended service contracts, delivery and handling services and credit revenues.

•

Sears Holdings provides the Company with shared corporate services. These shared services include accounting and finance, human resources, information technology and real estate. Expenses for these shared corporate services are allocated to the Company based on actual usage or a pro rata charge based upon sales, head count or square footage. the Company was allocated shared corporate expense of $5.3 million in the first quarter of 2011 and $3.9 million in the first quarter of 2012.

The following table summarizes the transactions with Sears Holdings included in the Company’s Condensed Combined Financial Statements:

thousands	April 30, 2011	April 28, 2012
Combined Statement of Income
Net sales	$47,581	$61,884
Purchase of inventory	397,717	402,159
Services and occupancy	34,249	29,789

NOTE 5—STORE CLOSING CHARGES AND SEVERANCE COSTS

The Company made the decision to close 84 stores in our Sears Hometown and Hardware segment in the fourth quarter of 2011. Store closing activity recorded during the first quarter of 2012 and the remaining store closing cost accruals at April 28, 2012 were as follows:

	Markdowns (1)	Severance Costs (2)	Lease Termination Costs (2)	Other Costs (2)	Accelerated Depreciation (3)	Total
thousands
Balance at January 28, 2012	$8,147	$150	$56	$1,995	$—	$10,348
Store closing costs	—	—	—	—	—	—
Payments/utilizations	(5,789)	(15)	(38)	(105)	—	(5,947)

Balance at April 28, 2012	$2,358	$135	$18	$1,890	$—	$4,401

(1)	Recorded within Cost of sales and occupancy on the Condensed Combined Statements of Income.
(2)	Recorded within Selling and administrative on the Condensed Combined Statements of Income.
(3)	Recorded within Depreciation in the Condensed Combined Statements of Income.

In accordance with accounting standards governing costs associated with exit or disposal activities, expenses related to future rent payments for which the Company no longer intends to receive any economic benefit are accrued for when we cease to use the leased space and have been reduced for any income that the Company believes can be realized through sub-leasing the leased space. The Company expects to record an additional charge of approximately $1 million for future lease costs during the second quarter of 2012 related to stores we made the decision to close in 2011.

NOTE 6—SUMMARY OF SEGMENT DATA

These reportable segment classifications are based on our business formats as described in Note 1. The Sears Hometown and Hardware reportable segment consists of the aggregation of the Sears Hometown and Sears Hardware business formats. The Sears Outlet format represents both an operating and reportable segment. These segments are evaluated by our Chief Operating Decision Maker to make decisions about resource allocation and to assess performance. Each of these segments derives its revenues from the sale of merchandise and related services to customers, primarily in the United States. The merchandise categories include appliances, lawn and garden, tools and paint and other.

	13 Weeks Ended April 30, 2011
thousands	Sears Hometown and Hardware	Sears Outlet	Total
Net sales
Appliances	$253,594	$106,301	$359,895
Lawn and garden	114,940	3,445	118,385
Tools and paint	52,649	1,854	54,503
Other	41,668	10,181	51,849

Total	462,851	121,781	584,632

Costs and expenses
Cost of sales and occupancy	373,954	85,308	459,262
Selling and administrative	87,785	22,513	110,298
Depreciation	1,006	1,348	2,354

Total	462,745	109,169	571,914

Operating income	$106	$12,612	$12,718

Total assets	$559,627	$108,976	$668,603

Capital expenditures	$432	$1,098	$1,530

	13 Weeks Ended April 28, 2012
	Sears Hometown and Hardware	Sears Outlet	Total
thousands
Net sales
Appliances	$268,198	$118,766	$386,964
Lawn and garden	115,366	3,449	118,815
Tools and paint	51,885	2,544	54,429
Other	44,408	16,462	60,870

Total	479,857	141,221	621,078

Costs and expenses
Cost of sales and occupancy	362,586	99,793	462,379
Selling and administrative	96,414	25,490	121,904
Depreciation	835	1,470	2,305

Total	459,835	126,753	586,588

Operating income	$20,022	$14,468	$34,490

Total assets	$555,496	$114,715	$670,211

Capital expenditures	$354	$1,575	$1,929

NOTE 7—COMMITMENTS AND CONTINGENCIES

We are subject to various legal and governmental proceedings out of the ordinary course of business, the outcome of which, individually or in the aggregate, in the opinion of management, would not have a material adverse effect on our business, financial position, or results of operations.

NOTE 8—RECENT ACCOUNTING PRONOUNCEMENTS

Testing Goodwill for Impairment

In September 2011, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update which provides, subject to certain conditions, the option to perform a qualitative, rather than quantitative, assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. This update was effective and adopted by the Company in the first quarter of 2012 and did not have a material impact on the Company’s condensed combined financial position, results of operations or cash flows.

Disclosures about Fair Value Measurements

In May 2011, the FASB issued an accounting standards update which amends the definition of fair value measurement principles and disclosure requirements to eliminate differences between U.S. GAAP and International Financial Reporting Standards. The update requires new quantitative and qualitative disclosures about the sensitivity of recurring Level 3 measurement disclosures, as well as disclosures of transfers between Level 1 and Level 2 of the fair value hierarchy. This update was effective and adopted by the Company in the first quarter of 2012 and did not have a material impact on the Company’s condensed combined financial position, results of operations or cash flows.

Until                     , 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Sears Hometown and Outlet Stores, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Exhibits and Financial Statement Schedules.

Exhibits Number	Document Description

3.1#	Form of Amended and Restated Certificate of Incorporation of Sears Hometown and Outlet Stores, Inc.

3.2*	Form of Bylaws of Sears Hometown and Outlet Stores, Inc.

4.1**	Form of Common Stock Certificate

4.2#	Form of Rights Certificate

5.1#	Form of Opinion of Debevoise & Plimpton LLP

8.1#	Form of Opinion of Debevoise & Plimpton LLP regarding certain tax matters

10.1*	Form of Separation Agreement between Sears Holdings and Sears Hometown and Outlet Stores, Inc.

10.2#	Form of Store License Agreement between Sears, Roebuck and Co. and Sears Authorized Hometown Stores, LLC

10.3#	Form of Store License Agreement between Sears, Roebuck and Co. and Sears Home Appliance Showrooms, LLC

10.4#	Form of Store License Agreement between Sears, Roebuck and Co. and Sears Outlet Stores, LLC

10.5#	Form of Trademark License Agreement between Sears, Roebuck and Co. and Sears Hometown and Outlet Stores, Inc.

10.6*†	Form of Merchandising Agreement between Sears, Roebuck and Co., Kmart Corporation and Sears Holdings Corporation and Sears Hometown and Outlet Stores, Inc., Sears Authorized Hometown Stores, LLC and Sears Outlet Stores, L.L.C.

10.7#	Form of Services Agreement between Sears Holdings Management Corporation and Sears Hometown and Outlet Stores, Inc.

10.8*†	Form of Retail Establishment Agreement between Sears Holdings Management Corporation and Sears Hometown and Outlet Stores, Inc.

10.9#	Form of Tax Sharing Agreement between Sears Holdings and Sears Hometown and Outlet Stores, Inc.

10.10*	Form of Employee Transition and Administrative Services Agreement between Sears, Roebuck and Co., Sears Hometown and Outlet Stores, Inc., Sears Authorized Hometown Stores, LLC and Sears Outlet Stores, L.L.C.

10.11***	Sears Holdings Corporation Umbrella Incentive Program, as amended

10.12**	Sears Hometown and Outlet Stores, Inc. Annual Incentive Plan

10.13**	Sears Hometown and Outlet Stores, Inc. Long Term Incentive Program

10.14**	Director Compensation Policy of Sears Hometown and Outlet Stores, Inc.

10.15**	Form of Executive Severance Agreement

10.16*	Offer letter between Sears Hometown and Outlet Stores, Inc. and W. Bruce Johnson dated August 20, 2012

10.17*	Offer letter between Sears Hometown and Outlet Stores, Inc. and William A. Powell dated August 20, 2012

Exhibits Number	Document Description

10.18*	Offer letter between Sears Hometown and Outlet Stores, Inc. and John E. Ethridge dated August 20, 2012

10.19*	Offer letter between Sears Hometown and Outlet Stores, Inc. and Charles J. Hansen, dated August 20, 2012

10.20*	Offer letter between Sears Hometown and Outlet Stores, Inc. and Steven D. Barnhart, dated August 20, 2012

10.21*	Offer letter between Sears Hometown and Outlet Stores, Inc. and Becky Iliff, dated August 20, 2012

21.1*	Subsidiaries of Sears Hometown and Outlet Stores, Inc.

23.1#	Consent of Debevoise & Plimpton LLP (included in Exhibits 5.1 and 8.1)

23.2*	Consent of BDO USA, LLP

23.3*	Consent of Duff & Phelps, LLC

24.1**	Powers of Attorney

99.1#	Form of Instruction for Use of Sears Hometown and Outlet Stores, Inc. Subscription Rights Certificates

99.2#	Form of Letter to Stockholders Who Are Record Holders

99.3#	Form of Letter to Nominee Holders Whose Clients Are Beneficial Holders

99.4#	Form of Letter to Clients of Nominee Holders

99.5#	Form of Nominee Holder Certification

99.6#	Form of Beneficial Owner Election

99.7*	Opinion of Duff & Phelps, LLC

99.8*	Consent of E.J. Bird

99.9*	Consent of Elizabeth Darst Leykum

99.10*	Consent of Jeffrey Flug

99.11*	Consent of Josephine Linden

*	Filed herewith.
#	Previously filed.
**	To be filed by amendment.
***	Incorporated by reference to Exhibit 10.5 to Sears Holdings Corporation’s Annual Report on Form 10-K for the fiscal year ended February 2, 2008 (File No. 000-51217).
†	Certain provisions of this exhibit have been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Item 13. Other Expenses of Issuance and Distribution.

SEC registration fee (1)	$45,840
Accounting and advisory fees and expenses (1)	2,175,000
Legal fees and expenses (1)	2,000,000
Printing and engraving expenses (1)	200,000
Subscription agent, information agent and registrar fees and expenses (1)	150,000
Miscellaneous (1)	429,160

Total (1)	$5,000,000

(1)	Sears Holdings Corporation is bearing all expenses incurred in connection with the issuance and distribution of the securities registered under this Registration Statement. All amounts are estimates other than the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Indemnification Under the Delaware General Corporation Law

Section 145 of the DGCL authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

(1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(4) for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under Our Certificate of Incorporation and Bylaws

Our proposed Certificate of Incorporation requires us to indemnify and hold harmless any current or former director or officer of SHO to the fullest extent permitted by Delaware law. Such indemnification rights include the right to be paid by SHO the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. However, except for proceedings to enforce indemnification or advancement rights, we will indemnify such a director or officer who initiates an action, suit or proceeding (or part thereof) only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of SHO.

The proposed Certificate of Incorporation also contains certain procedures and presumptions that will govern any action brought by a person granted advancement or indemnification rights in SHO’s Certificate of Incorporation to enforce those rights.

The indemnification and advancement rights conferred by SHO are not exclusive of any other right to which persons seeking indemnification or advancement may be entitled under any statute, our Certificate of Incorporation or Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

Our proposed Certificate of Incorporation also exculpates any director from being personally liable to SHO or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption is prohibited by Delaware law.

Indemnification Under Indemnification Agreements With Certain of SHO’s Directors and Executive Officers

We may enter into indemnification agreements with certain of our officers and directors. These indemnification agreements may provide contractual indemnification to officers and directors in addition to the indemnification provided in our proposed Certificate of Incorporation and Bylaws. We also expect to maintain directors and officers insurance to insure such persons against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

A list of exhibits filed with this registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hoffman Estates, State of Illinois, on August 23, 2012.

SEARS HOMETOWN AND OUTLET STORES, INC.

By:	/s/ W. Bruce Johnson
W. Bruce Johnson
Chief Executive Officer
(Title)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ W. Bruce Johnson W. Bruce Johnson	Chief Executive Officer, President and Director (Principal Executive Officer)	August 23, 2012

/s/ Robert A. Riecker Robert A. Riecker	Interim Financial Officer and Director (Interim Principal Financial Officer and Interim Principal Accounting Officer)	August 23, 2012

/s/ William R. Harker William R. Harker	Chairman of the Board and Director	August 23, 2012